Form 10-K, Exhibit 13
period 1996-12-31
IROQUOIS BANCORP INC
filed 1997-03-27
CIK 846753

                                                                      EXHIBIT 13


                   SECURING THE FUTURE OF COMMUNITY BANKING

                   IROQUOIS BANCORP, INC. 1996 ANNUAL REPORT
                MEMBERS: Cayuga Bank/The Homestead Savings (FA)

----------------------------------------------
             TABLE OF CONTENTS
----------------------------------------------

Financial Highlights.................This page
A Message to Our Shareholders............    1

Cayuga Bank..............................    2
The Homestead Savings (FA)...............    3

Selected Consolidated Financial Data.....    4
Management's Discussion and Analysis.....    5

Report of Management.....................   20
Report of Independent Auditors...........   20
Consolidated Financial Statements........   21

Quarterly Information....................   40
Directors and Officers...... Inside back cover
Corporate Data.............. Inside back cover


Stock Price*
($ at year-end)

Year      Stock Price  Increase/Decrease
----      -----------  -----------------

1992          6 1/8
1993          8 3/4          +43%
1994          8 1/4           -6%
1995         13              +58%
1996         17              +31%

* Restated for 1995 stock slit



FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
(dollars in thousands,                                                 Percent
except per share amounts)                        1996           1995    Change
--------------------------------------------------------------------------------
For The Year:
 Net interest income                       $   19,411         17,961      8.07%
 Provision for loan losses                      1,334            917     45.47
 Non-interest income                            1,735          2,461    (29.50)
 Non-interest expense                          13,586         12,650      7.40
 Net income                                     3,779          4,151     (8.96)

 Per Common Share:
 Net income                                $     1.43           1.60    (10.63)%
 Cash dividends declared                          .32            .30      6.67
 Book value                                     12.71          11.60      9.57

Ratios:
 Net interest margin                             4.42%          4.36      1.38%
 Interest rate spread                            4.12           4.07       .98
 Return on average assets                         .82            .97    (15.46)
 Return on average
  shareholders' equity                          11.51          14.05    (18.09)
 Equity as a percent of
  average assets                                 7.12           6.89      3.34
 Dividend payout ratio                          22.38          18.75     19.36

At year-end:
 Assets                                    $  472,908        437,803      8.02%
 Loans, net                                   345,074        325,707      5.95
 Borrowings                                    25,536         35,250    (27.56)
 Deposits                                     410,222        369,101     11.14
 Shareholders' equity                          34,802         31,846      9.28

 Number of:
 Common shares outstanding                  2,367,940      2,339,422      1.22
 Common shareholders of record                  1,206          1,229     (1.87)
 Employees (full-time equivalent)                 191            176      8.52
 Banking offices (full-service)                    12              9     33.33

--------------------------------------------------------------------------------
                         A MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------
                             [PHOTO APPEARS HERE]
--------------------------------------------------------------------------------


FOR IROQUOIS BANCORP, 1996 was a year in which a foundation to build the Iroquois confederation of banks was firmly established.

     The Iroquois strategy provides for an alliance of community banks willing to share resources, back office operations and expertise. This attractive alternative enables member banks to successfully compete with larger financial institutions by enhancing and strengthening community banking's competitive niche: knowledge of customers, responsive personal service, local decision-making and knowledge of the community.

     During the year, Iroquois took major steps to advance the Iroquois strategy and improve member bank performance:

     . The process of converting Iroquois to a Federal Reserve Board-regulated bank holding company was completed. At the same time, Cayuga Saving Bank's charter was converted to a state-charted commercial bank, now called Cayuga Bank. The regulatory change will enhance our ability to have both commercial banks and thrifts join the confederation.

     . Cayuga Bank acquired three former OnBank & Trust Co. branches, expanding our presence in Cayuga County and introducing our banking and financial services to Tompkins and Oswego counties.

     . Iroquois formed a new technology partnership with Fiserv, Inc. The benefits of the Vision System, a new technology, include: commercial loan origination and processing systems, upgraded teller systems, automation of platform systems, and customer information systems. All will lead to new products and better customer service.

     . A corporate marketing strategy was developed to support our focus on revenue growth. Using our knowledge and understanding of our customers, member banks will differentiate themselves from competitors by proactively serving customer needs and adding value to each customer contact.

     . A comprehensive risk management program was implemented at member banks to identify, measure, monitor and control risk. This initiative will assist in assuring future asset quality and will position member banks for future regulatory risk-based examinations.

     . In order to help prospective member banks fully understand the benefits of an alliance with Iroquois, a comprehensive package of valuable information was developed. This information introduces and explains the Iroquois strategy and answers many of the questions a prospective member may have. During the year, several financial highlights occurred:

 .    Net interest income increased $1.5 million, or 8.1%, over 1995. Net interest margin improved to 4.42% compared to 4.36% in 1995.

 .    Revenue from non-interest related services and fees increased 13.6%.

 .    Total assets grew 8.0% to $473 million at December 31, 1996.

 .    Non-performing assets declined 26% to end the year at less than 1% of total assets.

     In addition, two non-recurring events announced in the Third Quarter Report had an impact on short-term performance:

     . In September, legislation requiring recapitalization of the SAIF Deposit Insurance Fund created a one-time charge of $556,000 assessed against The Homestead Savings. This had a net after-tax effect of $350,000, or $.15 per share, on third-quarter results. Over the long-term, however, lower insurance premiums for Homestead will have a positive effect.

     . In order to improve asset quality, reduce the level of classified assets and lower the exposure to loss from declining commercial real estate market values, Cayuga sold sub-performing and performing commercial mortgages of $4.6 million, resulting in a third-quarter, pretax loss of $1.0 million. We considered this action in the best long-term interest of our shareholders.

     As we approach 1997, our initiatives include: a focus on revenue growth through proactive marketing and sales and service efforts; the pursuit of opportunities to expand the Iroquois franchise; investment in the technology necessary to keep our customer service and performance at the highest possible levels; and a continuing effort to improve productivity and asset quality.

     Reflected in all of our efforts will be our continued commitment to provide our customers with the personal service and customized products they need.

     In May, Russel C. Fielding retired from the Iroquois and Homestead Savings Boards of Directors. We miss his counsel. On behalf of the entire Iroquois family, I would like to thank Russ for his contributions and wish him the very best in retirement.

Very truly yours,



/s/ Richard D. Callahan
Richard D. Callahan
President and Chief Executive Officer


                                       1
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                             REPORT OF CAYUGA BANK
--------------------------------------------------------------------------------


In 1996, Cayuga Bank continued to play an important role in the growth and prosperity of the communities it serves. Cayuga's continued focus on actions to improve earnings and grow revenue, along with the expansion of its branch franchise, have contributed to sustained solid financial performance.

     Now seven branches strong in three counties, Cayuga expanded its market with the acquisition of branches in Lacona, Lansing and Moravia. The West Genesee Street Branch in Auburn celebrated its first anniversary in September, surpassing projected targets in deposit growth, loan origination and customer transactions.

     Strengthening our community bank culture by improving our ability to build and maintain customer relationships is well underway. Our emphasis on proactive marketing of products and services resulted in the development of a number of new personal and business banking products, which were introduced during the year.

     SUM Banking, a relationship product that rewards customers for their business and encourages them to do more of their banking with us, received an enthusiastic response from customers since its introduction in February.

     Our consumer lending products were expanded to include Visa Gold and a 5-year fixed-rate home equity line of credit that provides customers with the advantage of a line of credit with a fixed interest rate. Designation of Cayuga as a qualified FHA Mortgage Lender in the first quarter has increased our ability to serve the needs of first and second time home buyers. With the centralization of the loan underwriting function completed in the second quarter, Cayuga now has the service capability to provide customers with 30-Minute Consumer Loans and 24-Hour Mortgage approval.

     Our business checking product line was expanded with the introduction of Small Business Checking, designed to better meet the needs of the small business owner. Business Manager(R), an accounts receivable financing program, was introduced to help business customers maintain improved cash flow. Cayuga's participation in New York State's Linked Deposit Program is helping local companies grow by reducing their cost of borrowing.

     Cayuga Financial Services (CFS), a subsidiary of Cayuga Bank, laid the groundwork for entering the fee-based financial planning services market by applying to become a registered investment advisor. New state-of-the-art software supports full service financial planning needs.

     During 1996, Cayuga's Trust Department implemented new business development efforts with greater focus on targeting prospects and establishing referral support systems.

     Cayuga's leadership in the community included major sponsorships and active involvement in a variety of events. Cayuga's sponsorship of the Made in Auburn and Nearby trade show helped provide the opportunity for over 70 manufacturers in Cayuga County to showcase their businesses. Support of events such as TomatoFest, to benefit local food pantries, Big Brothers/Big Sisters annual Bowl for Kids Sake, and the Auburn Memorial Hospital Golf Tournament, to raise funds for a new birthing center, demonstrate our continuing commitment to improving the communities we serve.

                                       2
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                      REPORT OF THE HOMESTEAD SAVINGS (FA)
--------------------------------------------------------------------------------


The Homestead Savings, a strong community bank for more than 110 years and part of Iroquois Bancorp since 1991, continued to provide outstanding service to the people and businesses of Herkimer, Madison, and Oneida counties in 1996.

     Strengthened sales efforts drove a highly successful year in which our existing products flourished and several promising new ones were introduced. Among the products that performed especially well was our 15-month Accessible Certificate of Deposit, which continued to attract new money -- more than $12.5 million in 1996. The Accessible CD offered several value-added features, including a one-time rate increase. The Investors Money Market account also attracted new money, growing by more than $1.9 million last year. The account featured a high, variable rate with two rate tiers.

     In August, we introduced a value-added checking account for customers over
50. The interest-bearing account offers attractive features, including a low minimum balance requirement, no monthly service fees, canceled check return, free travelers checks, free ATM withdrawals, free telephone transfers, and a free first order of checks.

     To improve service to customers in the Waterville area, we installed an ATM in the Food King supermarket. Providing this opportunity to bank in a high-traffic location, outside of traditional business hours, has led to the creation of many new accounts.

     We added a 20-year fixed-rate loan product to our menu in 1996, and also entered the commercial loan arena with the introduction of a real estate secured commercial loan. Targeted to the professional business person, this loan incorporates the convenience of attractive rates and local decision-making.

     Mortgage production increased by more than 50 percent last year, moving from $9 million in 1995 to $14 million due largely to increased volume of construction and home acquisition loans. Construction loan volume doubled, thanks to growing contractor referrals. In the Old Forge market, mortgage production doubled, increasing from $.8 million in 1995 to $1.6 million last year as marketing efforts targeting vacation home loans proved successful. Mortgage production in Herkimer County increased by 80%, moving from $1 million in 1995 to $1.8 million in 1996. Real estate secured lending increased by 44%, from $.9 million to $1.3 million, in 1996 due to an aggressive home improvement loan campaign involving a joint marketing effort with Jay-K Lumber Corp.

     Total loan production across all categories increased significantly, to $24 million, from the previous year's $21 million. Of the more than 30 lenders in our market, Homestead ranks fourth in market share of residential and home equity loans. When numbers are adjusted for bank size, Homestead in fact ranks first.

     The benefits of our affiliation with Iroquois continue to accrue. Technology enhancements provided by Iroquois, including data processing support, allowed us to improve vital back office operations and customer service across the board. A variety of training programs provided by Iroquois have had a positive impact on sales, improved the quality of service, and led to the professional development of staff.

     In 1996, we were again privileged to play a lead role in community affairs, including service on the boards of several area organizations by a number of Homestead directors, officers and staff. And, for the sixteenth straight year, Homestead co-sponsored a Christmas gift-giving program for patients at the Mohawk Valley Psychiatric Center.


                                       3
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                               At or for the year ended December 31,
---------------------------------------------------------------------------------------------
(dollars in thousands, except
for per share amounts)                   1996        1995       1994       1993       1992
---------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total Assets                           $472,908     437,803    423,977    403,210    391,734
Securities                               98,287      84,105     81,991     57,910     65,586
Total loans, net                        345,074     325,707    316,432    317,805    291,991
Deposits                                410,222     369,101    358,876    362,967    357,251
Borrowings                               25,536      35,250     34,778     11,073      7,488
Shareholders' equity                     34,802      31,846     28,110     26,754     23,950
---------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income                        $ 35,763      33,713     30,639     30,842     32,043
Interest on deposits
 and borrowings                          16,352      15,752     12,521     12,945     15,572
Net interest income                      19,411      17,961     18,118     17,897     16,471
Provision for loan losses                 1,334         917        830      1,464      1,881
Non-interest income                       1,735       2,461      1,556      2,196      1,911
Non-interest expense                     13,586      12,650     13,138     13,169     12,535
Income tax expense                        2,447       2,704      2,283      2,186      1,488
---------------------------------------------------------------------------------------------
Income before extraordinary
 item and cumulative effect of
 change in accounting principle           3,779       4,151      3,423      3,274      2,478
Extraordinary item                         --          --         --         --           81
Cumulative effect of change
 in accounting principle                   --          --         --          200       --
---------------------------------------------------------------------------------------------
Net income                                3,779       4,151      3,423      3,474      2,559
Dividends on preferred stock                451         469        415        423        443
---------------------------------------------------------------------------------------------
Net income applicable to
 common shares                         $  3,328       3,682      3,008      3,051      2,116
---------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Income before extraordinary item
 and cumulative effect of
 change in accounting principle        $   1.43        1.60       1.32       1.23        .88
Extraordinary item                         --          --         --         --          .04
Cumulative effect of
 change in accounting principle            --          --         --          .09       --
Net income                                 1.43        1.60       1.32       1.32        .92
Cash dividends declared                     .32         .30        .28        .27        .25
Book value                                12.71       11.60      10.02       9.21       7.99
---------------------------------------------------------------------------------------------
RATIOS
Yield on interest-earning assets           8.15%       8.18       7.73       8.12       8.85
Cost of interest-bearing liabilities       4.03        4.11       3.37       3.59       4.51
Interest rate spread                       4.12        4.07       4.36       4.53       4.34
Net interest margin                        4.42        4.36       4.57       4.71       4.55
Return on average assets                    .82         .97        .83        .88        .67
Return on average
 shareholders' equity                     11.51       14.05      12.80      13.94      11.21
Equity as a percent of
 average assets                            7.12        6.89       6.49       6.28       6.02
Dividend payout ratio                     22.38       18.75      21.21      20.45      27.17
---------------------------------------------------------------------------------------------

Note: All share and per share data have been retroactively adjusted to reflect the stock split as of August 31, 1995.

                                       4
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


[ART APPEARS HERE] Iroquois Bancorp, Inc. ("Iroquois" or the "Company") is a New York Corporation and the bank holding company of two financial institutions:
Cayuga Bank ("Cayuga") of Auburn, New York, a New York state-chartered commercial bank and trust company, and The Homestead Savings(FA) ("Homestead") of Utica, New York, a federally chartered savings association. Prior to January 1, 1997, Iroquois was a thrift holding company and Cayuga was a state-chartered savings bank. Iroquois became a bank holding company in connection with the change in Cayuga's charter to a New York State commercial bank. Iroquois, through its member banks, Cayuga and Homestead (the "Banks"), provides banking services to individuals and businesses in upstate New York, primarily in Cayuga, Oswego, Tompkins, Oneida and Madison counties and surrounding areas. The Banks, catering to the particular needs of their market area, provide a varying range of financial services, including residential mortgage loans, consumer and commercial loans, credit cards, insurance and investment brokerage services, trust services and safe deposit facilities.

     The following discussion and analysis reviews the major components of the Company's business and presents an overview of the Company's consolidated results of operations for the years 1994 through 1996 and its consolidated financial position at December 31, 1996 and 1995. This discussion should be reviewed in conjunction with the consolidated financial statements and accompanying notes and other statistical information presented elsewhere in this 1996 Annual Report.


1996 SUMMARY

     In 1996, Iroquois recorded net income of $3.8 million, or $1.43 per share, compared to net income of $4.2 million, or $1.60 per share, in 1995. The return on average assets decreased from .97% in 1995 to .82% in 1996. The return on average equity also decreased from 14.05% in 1995 to 11.51% in 1996.

     The results for 1996 were negatively impacted by two third-quarter events. Legislation signed in September to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in a one-time charge of $556,000 assessed against the insured deposits of Homestead. The SAIF assessment had a net after-tax effect of $350,000, or $.15 per share, on annual earnings. In addition, Cayuga sold $4.6 million of certain performing and sub-performing commercial mortgages, which resulted in a pretax loss of $1.0 million. The after-tax loss on the sale of these loans impacted 1996 earnings by $630,000, or $.27 per share.


TABLE 1 -- NET INTEREST INCOME ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                   1996                               1995                         1994
-----------------------------------------------------------------------------------------------------------------------------------
                                     Average                  Average   Average                Average  Average            Average
                                     Balance     Interest       Rate    Balance     Interest     Rate   Balance    Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING
 ASSETS
Mortgage loans                       $232,907     19,378        8.32%    222,893     18,449        8.28  222,075     17,761    8.00
Other loans, net                      109,286     10,225        9.36      99,581      9,678        9.72   93,873      8,232    8.77
Securities                             91,924      5,838        6.35      82,659      5,118        6.19   74,665      4,333    5.80
Federal funds sold and
 other investments                      4,933        322        6.53       7,011        468        6.68    5,608        313    5.58
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets         439,050     35,763        8.15     412,144     33,713        8.18  396,221     30,639    7.73
Non-interest-earning assets            22,185                             16,445                          16,162
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $461,235                            428,589                         412,383
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
 LIABILITIES
Savings deposits                     $190,243      4,846        2.25     178,040      4,707       2.64   203,462      5,358    2.63
Time deposits                         184,401      9,852        5.34     169,394      9,022       5.33   143,006      6,112    4.27
Mortgage escrow                         3,854         61        1.58       5,405         85       1.56     5,494         87    1.58
Borrowings                             27,757      1,593        5.74      30,396      1,938       6.38    20,038        964    4.81
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities    406,255     16,352        4.03     383,235     15,752       4.11   372,000     12,521    3.37
Non-interest-bearing liabilities       22,130                             15,820                          13,631
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                     428,385                            399,055                         385,631
Shareholders equity                    32,850                             29,534                          26,752
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
 Shareholders Equity                 $461,235                            428,589                         412,383
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income and
 interest rate spread                           $ 19,411        4.12%                 17,961      4.07               18,118    4.36
Net interest margin
 on earning assets                                              4.42                              4.36                         4.57
Ratio of interest-earning assets
 to interest-bearing liabilities                              108.07                            107.54                       106.51
-----------------------------------------------------------------------------------------------------------------------------------

                                       5
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


     The Company generated net interest income of $19.4 million in 1996, an increase of $1.5 million, or 8.1%, over 1995. Non-interest income, excluding net losses on sales of loans and securities, increased $295,000, or 11.9%, in 1996 compared to 1995. Non-interest expenses, excluding the one-time SAIF assessment of $556,000, increased 3.0% in 1996 compared to 1995.

     Total assets grew 8.0% in 1996 to end the year at $473.0 million. Asset growth was fueled by Cayuga's acquisition in May of three branches of OnBank & Trust Co. having total deposits of $46.6 million and loans of $10.3 million. The acquisition allowed the Company to reduce higher cost borrowings and to grow the balance sheet through increased investments in loans and securities. Shareholders' equity increased to $34.8 million at December 31, 1996 and represented 7.36% of year-end assets.


NET INTEREST INCOME

     Net interest income is one of the principal sources of Iroquois' earnings. It represents the difference between the interest earned on assets, primarily loans and securities, and the interest paid on liabilities, primarily deposits and other borrowed funds. Several factors contribute to the determination of net interest income, including the volume and mix of interest-earning assets and funding sources, as well as related interest rates. Iroquois has the ability to control the effect of some of these factors through its asset and liability management and planning. External factors, such as overall economic conditions, the strength of customer demand for loan and deposit products, and Federal Reserve Board monetary policy, can also have an effect on changes in net interest income from one period to another.

     Two key ratios are used to measure relative profitability of net interest income. Net interest spread measures the difference between the yield on earning assets and the rate paid on interest-bearing liabilities. Net interest margin measures net interest income as a percentage of average total earning assets. Net interest margin, unlike net interest spread, takes into account the level of earning assets funded by interest-free sources, such as non-interest-bearing demand deposits and equity capital.

     Net interest income for 1996 was $19.4 million, an increase of 8.1% over net interest income in 1995 of $18.0 million. The increase of $1.4 million resulted from both a higher level of earning assets and a wider net interest spread. Average earning assets increased $27.0 million, reflecting primarily a $19.7 million increase in average loans and a $9.3 million increase in average securities. Net interest spread widened from 4.07% in 1995 to 4.12% in 1996. The higher net interest spread was attributable primarily to a reduction in the average cost of interest-bearing liabilities, which declined from 4.11% in 1995 to 4.03% in 1996. Cayuga's branch acquisition in May, which provided $46.6 million of primarily core retail and business deposits, allowed higher cost borrowings to be reduced and the overall cost of funds to decline. The yield on interest-earning


                                    ASSETS
                                ($ in millions)

                             [GRAPH APPEARS HERE]

                   92        93        94        95        96
                 ------    ------    ------    ------    ------
                 $391.7    $403.2    $424.0    $437.8    $472.9


                              NET INTEREST MARGIN
                                 (Percentages)

                             [GRAPH APPEARS HERE]

                   92        93        94        95        96
                 -----     ------    -----     -----     -----
                 4.55%     4.71%     4.57%     4.36%     4.42%


assets declined slightly from 8.18% in 1995 to 8.15% in 1996. The decline was driven by a decrease in the average yield on other loans from 9.72% in 1995 to 9.36% in 1996, primarily a reflection of the decline in the average prime rate in 1996 compared to 1995. This decline was offset partially by an increase in the yield of the securities portfolio from 6.19% in 1995 to 6.35% in 1996.

     Net interest margin was 4.42% in 1996 compared to 4.36% in 1995. The improved spread, along with a 21.2% increase in non-interest bearing sources of funds, contributed to the increase in net interest margin. The ratio of interest-earning assets to interest-bearing liabilities, a measure of the extent to which earning assets are funded by costing liabilities, improved to 108.1% from 107.5% in 1995.


                                       6
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


     In comparison, net interest income for 1995 was $18.0 million, a decrease of 0.9% compared to 1994 net interest income of $18.1 million. Average interest-earning assets increased 4.0% in 1995. The Company's net interest spread declined from 4.36% in 1994 to 4.07% in 1995, a decrease of 29 basis points, or 6.6%. Net interest margin declined from 4.57% in 1994 to 4.36% in 1995, a decrease of 21 basis points, or 4.6%. A 12.3% increase in the Company's interest-free funding sources in 1995 had a positive impact on net interest margin.

     The cost of interest-bearing liabilities increased to 4.11% in 1995 from 3.37% in 1994. This was primarily attributable to customers transferring deposits from lower costing savings and money market accounts into higher costing time deposits, and the effect of higher rates being paid on the renewal of maturing time deposits in 1995. The yield on interest-earning assets increased to 8.18% in 1995 from 7.73% in 1994. The growth in interest income and the corresponding yield on earning assets lagged in comparison to interest expense and the cost of interest-bearing liabilities.

     A summary of net interest income as well as average balances for interest-earning assets and interest-bearing liabilities for the years 1994 through 1996 is presented in Table 1. Table 2 provides the detail of changes in interest income, interest expense and net interest income due to changes in volumes and rates. A discussion of interest rate sensitivity is included in the interest rate risk management section of this Annual Report.

     Managing and maintaining net interest income and net interest margin levels is a primary focus for the Company, and is critical to maintaining and improving overall earnings performance. Management will continue to focus on generating growth in core retail and commercial deposits through its existing markets and branch network and through selected branch acquisitions. To the extent possible and within acceptable risk levels, the Company intends to manage its asset and liability mix to sustain present levels of net interest margin.


NON-INTEREST INCOME

[ART APPEARS HERE] Non-interest income includes service fee income from various sources, other income and the net gain or loss on sales of securities and loans. For 1996, non-interest income, excluding the net loss on loan and securities sales of $1.0 million, totaled $2.8 million, an increase of 11.9% compared to 1995.
     Service fee income increased $306,000, or 13.6%, in 1996 and represents revenue from various services provided to customers. Service charges on deposit accounts represented 49.0% of total service fee income in 1996 and increased $58,000, or 4.5%, during the year, principally as a result of the branch acquisition and continued growth in the number of deposit accounts. The business accounts receivable cash flow management program, Business Manager(R), which was introduced by Cayuga in 1996, generated service fees of $112,000. Fees generated by insurance and brokerage activities increased $61,000, or 33.3%, reflecting increased customer demand for financial products, such as mutual funds, stocks and bonds, and annuities. Fees for trust services increased $35,000, or 26.0%, in 1996 to $168,000. Total market value of assets managed by Cayuga's trust department, which began operations in 1993, was $30.3 million at December 31, 1996.

     The sale by Cayuga of $4.6 million in commercial mortgages in 1996 generated a net loss on the sale of $1.0 million and accounted for the bulk of the Company's net loss on sales of securities and loans for the year. Sales of securities generated


Table 2 -- RATE/VOLUME ANALYSIS

----------------------------------------------------------------------------------------------
                                Comparison of the                  Comparison of the
                                   Years Ended                        Years Ended
                            December 31, 1996 and 1995          December 31, 1995 and 1994
----------------------------------------------------------------------------------------------
                                Increase (Decrease)                Increase (Decrease)
                                 Due to Change In:                  Due to Change In:
                                                    Total                             Total
                          Average       Average    Increase     Average    Average   Increase
(dollars in thousands)    Balance        Rate     (Decrease)    Balance     Rate    (Decrease)
----------------------------------------------------------------------------------------------
Loans, net                $ 1,684        (208)      1,476         652      1,482       2,134
Securities                    612         108         720         482        303         785
Federal Funds sold and
 other investments           (101)        (45)       (146)         87         68         155
----------------------------------------------------------------------------------------------
Interest income             2,195        (145)      2,050       1,221      1,853       3,074
----------------------------------------------------------------------------------------------
Savings and time
 deposits and
 mortgage escrow            1,176        (231)        945         291      1,966       2,257
Borrowings                   (169)       (176)       (345)        622        352         974
----------------------------------------------------------------------------------------------
Interest expense            1,007        (407)        600         913      2,318       3,231
----------------------------------------------------------------------------------------------
Net interest income       $ 1,188         262       1,450         308       (285)       (157)
----------------------------------------------------------------------------------------------

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.


                                       7
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


a net gain of $23,000 and sales of mortgages to FHLMC produced a net gain of $6,000.

     Non-interest income increased in 1995 to $2.5 million from $2.3 million in 1994, exclusive of the net loss in 1994 of $789,000 realized on the sale of securities and loans. Service charges on deposits increased 3.2% due to growth in accounts and fees. Income related to credit card fees and processing increased $20,000, or 6.3%, in 1995. Income from insurance and brokerage activities declined in 1995 by $56,000 as customers exhibited caution in making investment changes in a more volatile market. Fees for trust services increased 104.1% in 1995 to $134,000 reflecting the continued growth of assets under management by Cayuga's trust department.


NON-INTEREST EXPENSE

[ART APPEARS HERE] In 1996, non-interest expense increased $936,000, or 7.4%. Included in non-interest expense for 1996 is the one-time special assessment of $556,000 paid by Homestead in connection with legislation passed to recapitalize the SAIF. Total non-interest expense as a percent of average assets (typically referred to as the overhead ratio) was 2.95% in 1996, unchanged from 1995. The Company's efficiency ratio, which measures non-interest expense as a percent of revenues (defined as net interest income plus total non-interest income excluding non-recurring items), was 61.3% compared to 61.9% in 1995.

     Salaries and benefits increased $431,000, or 6.9%, in 1996 and represented 49.3% of total non-interest expense. The increase in salaries and benefits was attributable to the increase in employees relating to the acquired branches, as well as general merit increases of approximately 4%. The number of employees measured on a full-time equivalent basis increased from 176 at December 31, 1995 to 191 at December 31, 1996, an increase of 8.5%.

     Deposit insurance totaled $742,000 in 1996, an increase of $224,000, or 43.2%, compared to 1995. The SAIF assessment of $556,000 represented 74.9% of the total deposit insurance expense for 1996. Deposit insurance for Cayuga, whose deposits are insured under the FDIC's Bank Insurance Fund ("BIF"), declined $320,000 in 1996 compared to 1995. Homestead, whose deposits are insured under the SAIF, paid deposit insurance premiums of $188,000 in 1996 in addition to the one-time assessment. The SAIF legislation provides for a reduction in Homestead's deposit insurance premiums for 1997.

     Computer and product service fees increased $167,000, or 19.0%, in 1996 compared to 1995. Computer servicing and correspondent bank service fees increased $69,000, primarily relating to the additional volume of transactions generated by the acquired branches. Trust servicing fees increased $11,000 compared to 1995 as a result of a full year under a new servicing agreement. Credit card service and processing fees increased $19,000 and were primarily volume related. Service fees relating to the Business Manager(R) accounts receivable financing program introduced in 1996 totaled $50,000.

     Other real estate expenses were $388,000 in 1996, an increase of $242,000, or 165.8%. The increase in expense in 1996 compared to 1995 reflects an increase in foreclosures on both residential and commercial mortgages along with the related costs to acquire and maintain the properties until their ultimate disposition.

     Other expenses totaled $2.7 million in 1996 compared to $2.8 million in 1995. Other expenses for 1996 included $295,000 in goodwill amortization and $77,000 in acquisition related expenses connected with the branches and related deposits acquired from OnBank & Trust Co. In addition, other expenses included a recovery of the $150,000 loss provision recorded in 1995 relating to possible losses in connection with the liquidation of Nationar, a trust company that had been providing correspondent banking and trust services prior to its seizure by the New York State Banking Dept. in February 1995. Full recovery of all outstanding claims, excluding those relating to the stock and debentures of Nationar, were received in 1996.

     In 1995, total non-interest expense was $12.7 million compared to $13.1 million in 1994. Non-interest expense as a percent of average assets was 2.95% in 1995 compared to 3.18% in 1994. Non-interest expense as a percent of total revenues generated an efficiency ratio of 61.9% compared to 64.2% in 1994.

     Salaries and benefits declined $376,000, or 5.7%, in 1995 compared to 1994. This decline reflected the result of workforce reductions that occurred at both Banks during the latter half of 1994 and early 1995 as part of an overall plan to improve operating efficiency and overall financial performance. Deposit insurance expense decreased $319,000, or 38.1%, in 1995 due to a significant reduction in the premiums assessed to Cayuga for insurance under the BIF compared to premium levels for 1994. Occupancy and equipment expense increased $39,000, or 2.4%, in 1995 compared to 1994. Computer and product service fees increased $130,000, or 17.4%, primarily related to trust and credit card processing. Promotion and marketing expenses increased $115,000, or 48.9%, in 1995 compared to 1994 as increased emphasis was placed on generating revenues through sales and marketing efforts. Other non-interest expenses declined $69,000, or 2.4%, in 1995 primarily as a result of reductions in expenses for consulting fees, insurance, seminars and travel. Other expenses, in 1995, also included severance plan payments of $280,000 related to workforce reductions, and $203,000 in loss provisions related to investments in and deposits held by Nationar, a correspondent bank placed in liquidation in February 1995.


PROVISION FOR INCOME TAXES

     The provision for income taxes as a percentage of pretax income was 39.3%, 39.4%, and 40.0% for 1996, 1995 and 1994, respectively.

     A more comprehensive analysis of Iroquois' income tax expense is included in Note 9 to Iroquois' consolidated financial statements included in this Annual Report.

     Under the Small Business Protection Act of 1996 ("1996


                                       8
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Act") signed into law in August 1996, the Company will no longer be able to use the percentage of taxable income method in computing its bad debt deduction for federal tax purposes. In addition, the 1996 Act requires the Company to recapture into taxable income the excess of the balance of its bad debt reserves at December 31, 1995 over the balance of such reserves at December 31, 1987. These tax law changes will not have a material impact on the Company's provision for income taxes.


FINANCIAL CONDITION
Summary Analysis of Changes in the Balance Sheet

     Total assets increased $35.1 million, or 8.0%, at December 31, 1996 compared to the prior year-end. Asset growth was driven by the acquisition by Cayuga of the three branches from OnBank & Trust Co., which included $46.6 million of deposits and $10.3 million in loans. The net proceeds from the branch acquisition were used to reduce approximately $10 million in borrowings, with the remainder being reinvested in loans and securities. Asset composition remained relatively comparable year over year, with earning assets comprising 95.0% of total assets at December 31, 1996. Securities represented 20.8% of total assets, while loans made up 73.0% of year-end assets.

     Total liabilities increased $32.1 million, or 7.9%, at year-end 1996. Total deposits increased 11.1% from December 31, 1995 to $410.2 million at year-end 1996, reflecting growth from the deposits acquired. Total deposits at December 31, 1996 funded 86.7% of ending assets, in comparison to 84.3% of assets at December 31, 1995. Borrowings at December 31, 1996 were 5.4% of assets, down from 8.4% at year-end 1995.

     Total shareholders' equity was $34.8 million, or 7.36% of assets, at December 31, 1996 compared to $31.8 million, or 7.27%, at the prior year-end.


LOAN PORTFOLIO

     Net loans increased $19.4 million, or 6.0%, from December 31, 1995 to end 1996 at $345.1 million. At December 31, 1996, net loans represented 76.8% of interest-earning assets and 73.0% of total assets. Loan growth in 1996 occurred across all portfolios, excluding credit card lending and commercial mortgage lending. The commercial mortgage portfolio was reduced in 1996 through the sale in the third quarter of $4.6 million of performing and sub-performing loans from that portfolio. As part of the branch acquisition in 1996, Cayuga acquired $10.3 million in loans from OnBank & Trust Co. The acquisition included $5.3 million in residential mortgages, $4.2 million in consumer loans and home equity lines of credit, and $850,000 in commercial mortgage and business loans. Table 3 provides a five-year summary of the loan portfolio.

     Mortgage loans continue to represent the largest portion of the Company's loan portfolio. At December 31, 1996, mortgage loans were 67.2% of total loans compared to 68.4% of total loans at December 31, 1995. Consumer lending consisting of installment loans, home equity lines of credit, credit cards and overdraft loans, and student loans comprise 21.3%, or $74.2


                             LOANS RECEIVABLE, NET
                                ($ in millions)

                             [GRAPH APPEARS HERE]

               92         93          94          95          96
            ------      ------      ------      ------      ------
            $292.0      $317.8      $316.4      $325.7      $345.1


million, of total loans at December 31, 1996 compared to 20.6%, or $67.9 million at year-end 1995. Commercial loans represents $40.0 million, or 11.5%, of total loans at year-end 1996 compared to $35.9 million, or 10.9% in 1995.

     Residential mortgage loans were 80.3% of the mortgage portfolio at year-end 1996, up from 76.3% of the portfolio at December 31, 1995. The residential mortgage portfolio at December 31, 1996 consisted of $131.1 million of fixed-rate mortgages and $57.1 million in adjustable rate mortgages on properties located primarily in and around the Banks' market areas. The Banks offer a variety of residential mortgage products through their branch offices and through loan originators employed by the Banks. The Banks' total residential mortgage originations were $36.1 million for 1996 compared to $23.6 million in 1995. Residential mortgage loans are generally underwritten and documented in accordance with secondary market standards. All conventional mortgage loans exceeding an 80% loan to value ratio require private mortgage insurance. Originations of fixed-rate mortgages with terms of 20 years or less and all adjustable rate mortgage loans are generally held for portfolio. Fixed-rate mortgages with terms exceeding 20 years are sold to the secondary market with servicing retained when possible. Adjustable rate mortgages are typically written at or near competitive market rates and are subject to repricing in a 1, 3, or 5 year time frame based on changes in a specified rate index, generally comparable term U.S. Treasuries.

     Commercial mortgages at December 31, 1996 represented 19.7% of the mortgage portfolio, compared to 23.7% at year-end 1995. Commercial mortgage lending is done primarily on variable rate terms using an index based on the prime rate or three-year Treasury bill. The majority of commercial mortgages are on properties located in and around Cayuga's market area. Commercial mortgages are originated at loan to value ratios of up to 75%. At December 31, 1996, commercial mortgages


                                       9
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


TABLE 3 -- SUMMARY OF THE LOAN PORTFOLIO

------------------------------------------------------------------------------------------
                                                    December 31,
------------------------------------------------------------------------------------------
(dollars in thousands)             1996        1995        1994        1993        1992
------------------------------------------------------------------------------------------
Mortgage loans
 Residential                    $188,187     171,883     169,518     164,471     143,957
 Commercial                       46,022      53,363      54,321      53,313      51,200
------------------------------------------------------------------------------------------
Total mortgage loans            $234,209     225,246     223,839     217,784     195,157
------------------------------------------------------------------------------------------

Other loans
 Home equity lines of credit      25,486      24,200      24,589      22,454      17,531
 Consumer                         46,551      40,974      32,499      26,028      26,968
 Mobile home                        --          --          --        12,125      15,122
 Commercial                       40,009      35,904      35,118      38,998      37,020
 Education                         2,208       2,763       3,651       3,240       2,795
------------------------------------------------------------------------------------------
Total other loans                114,254     103,841      95,857     102,845      99,436
------------------------------------------------------------------------------------------
Total loans receivable          $348,463     329,087     319,696     320,629     294,593
Allowance for loan losses          3,389       3,380       3,264       2,824       2,602
------------------------------------------------------------------------------------------
Loans receivable, net           $345,074     325,707     316,432     317,805     291,991
------------------------------------------------------------------------------------------

     The following table shows maturities of certain loan classifications at December 31, 1996 and an analysis of the rate structure for such loans due in over one year.


SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------------
                                                                             Rate Structure for Loans
                                       Maturity                               Maturing Over One Year
------------------------------------------------------------------------------------------------------
                           One       Over One Year  Over                   Predetermined    Floating or
                         Year or     Through Five   Five                     Interest       Adjustable
(dollars in thousands)     Less         Years      Years           Total       Rate            Rate
------------------------------------------------------------------------------------------------------
Commercial Loans        $  37,203       2,097      709            40,009      2,806             --
------------------------------------------------------------------------------------------------------

totaled $46.0 million and consisted of $9.1 million, or 19.7%, of loans on multifamily residential buildings, $8.9 million, or 19.4%, on office buildings, and the remainder of the portfolio diversified among various other types of commercial properties. Cayuga's sale of $4.6 million of its commercial mortgage loans in 1996 was intended to improve the Company's asset quality by reducing the level of classified assets and lowering the exposure to loss from declining commercial real estate market values being experienced in the Syracuse and Central New York area.

     Consumer loans, which include auto loans, fixed-rate home equity and home improvement loans, overdraft protection, credit cards, and other personal installment loans, increased $5.6 million, or 13.6%, in 1996. This growth was mostly attributable to $3.3 million of loans, primarily installment loans and overdraft protection lines of credit, acquired in the branch acquisition from OnBank & Trust Co. In addition, continued growth in home equity installment loans, a product that continues to be popular with consumers as a means of accessing equity in their homes for home improvement or other spending needs, contributed to the increase in consumer loans in 1996. Consumer installment loans are originated on a direct basis primarily through the Banks' branch offices, and generally have terms of three to five years, except for home equity loans which can have terms up to 15 years.

     Variable rate home equity lines of credit increased 5.2% during 1996, a portion of that growth was attributable to the purchase of $850,000 in outstanding lines as part of the branch acquisition. Home equity lines of credit are generally variable rate in nature, with the prime rate as their repricing index. They provide the customer with an open line of credit secured by a lien on residential real estate and accessible through check writing privileges. The line of credit, together with all loans collateralized by the underlying property, is limited to 75%-80% of the property's appraised value.

     Educational loans, which consist of loans originated under federal and state-sponsored student lending programs, declined $555,000, or 20.1%, in 1996 compared to 1995. This decline reflects the continued impact of federally sponsored direct student lending initiatives by local colleges.

     Commercial loans increased $4.1 million, or 11.4%, in 1996 and represented 11.5% of total loans at December 31, 1996. At December 31, 1995 commercial loans totaled $35.9 million and represented 10.9% of the total loan portfolio. Commercial loan growth in 1996 was concentrated in loans to new and existing customers in the communities served by Cayuga, with the emphasis on loans to small-to medium-sized businesses. In addition, Cayuga implemented in 1996 the Business Manager(R) program, an accounts receivable cash flow management program for businesses whereby the Bank purchases and manages a customer's accounts receivable on a full recourse


                                       10
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


basis. At December 31, 1996, there were $1.9 million in outstanding accounts receivable purchases under this program.

     Commercial business loans are generally considered to involve a higher degree of risk than residential mortgage loans. These loans tend to have larger balances, and repayment is typically dependent on the successful operations and income stream of the borrower. Underlying collateral for these loans is typically inventory and equipment of the business, which can be subject to market obsolescence. Such risks can be significantly affected by economic and competitive factors. Cayuga limits its lending to any one borrower or group of related borrowers to a maximum of 10% of its capital, or $2.8 million.

     Iroquois will continue to emphasize growth in all areas of its diversified loan portfolio. Maintaining a high quality loan portfolio is critical to the Company's profitability and will continue to be a priority. Iroquois' Banks will continue to make loans to customers in the communities they serve. At December 31, 1996, Iroquois had no significant concentration of loans in any single industry, nor did the loan portfolio contain any loans to finance highly speculative transactions. New lending volume in 1997 is expected to come primarily from increased residential mortgage lending, as well as continued increases in consumer installment lending and commercial loans.


ALLOWANCE FOR LOAN LOSSES

[ART APPEARS HERE] The adequacy of the allowance for loan losses is formally evaluated on a quarterly basis and is based on an analysis of the inherent risk of loss associated with the various segments of the loan portfolio. Management monitors the entire loan portfolio in an attempt to identify problem loans or risks in the portfolio in a timely manner and to maintain an appropriate allowance for loan losses.

     The primary responsibility and accountability for daily lending activities rests with the Banks. Loan personnel at each Bank have the authority to extend credit under board-approved lending policies. Each Bank maintains a continuous and comprehensive loan review program developed in conjunction with the type, level and risk of their particular loan portfolios. The loan review program is designed to evaluate credit quality, loan documentation, and the adequacy of the allowance for loan losses. Loan review procedures, including an internal grading system and independent external loan review of large loan relationships, are utilized to ensure that potential problem loans are identified early in order to lessen any potentially negative impact on earnings.

     Iroquois adopted as of January 1, 1995 the provisions of SFAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118. Under the provisions of this standard, management reviews for possible impairment all commercial mortgages and business loans in a non-accrual status. A loan is considered impaired if, based on current information and events, it is probable that all scheduled payments of principal or interest will not be collected in accordance with the contractual terms of the loan agreement. The Company estimates losses on impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or based on the fair value of underlying collateral if the loan is collateral dependent. Impairment losses are included as a component of the allowance for loan losses.

     The overall adequacy of the allowance for loan losses is evaluated based on recent loss experience, current economic conditions, delinquency trends, identified impairment losses and the risk characteristics and other factors relating to individual loans and/or loan portfolios. Projected loss ratios are applied against portfolio balances of residential mortgages, consumer loans, and non-classified commercial mortgages and business loans. These results are combined with loss ratios or estimated impairment losses on problem loans identified through the loan review process to assist management in evaluating the adequacy of the allowance.

     At December 31, 1996, the allowance for loan losses totaled $3.4 million and represented 1.0% of total loans and 93.3% of non-performing loans. Net charge-offs in 1996 amounted to $1.3 million, or .38% of total loans outstanding, compared to $801,000, or .24%, in 1995. Commercial mortgage charge-offs accounted for the majority of the increase in 1996, as several non-performing mortgage loans were settled through workout or foreclosure during the year. The provision for loan losses increased from $917,000 in 1995 to $1.3 million in 1996, reflecting additions to the allowance to maintain sufficient coverage ratios given increases in non-performing and classified loans as well as net charge-offs, particularly in the first half of 1996. Management believes the current allowance is adequate based on all currently available information.

     Table 4 summarizes activity in the allowance for loan losses for the years 1992 through 1996 and an allocation of the year-end balances, along with related statistics for the allowance and net charge-offs. The allowance for loan losses has been allocated according to the amount considered to be necessary to provide for the possibility of losses being incurred within the various loan categories. The allocation is based primarily on previous net charge-off experience, adjusted for changes in the risk profile of each category, as well as additional amounts allocated based on potential losses identified through the loan review process. The anticipated effect of economic conditions on both individual loans and loan categories is also considered in quantifying amounts allocated to each loan category. Because the allocation is based on management's judgement and estimates, it is not necessarily indicative of the charge-offs that may ultimately occur.


NON-PERFORMING ASSETS

     Non-performing assets include non-performing loans and real estate acquired by foreclosure. Non-performing loans include loans that have been placed on nonaccrual status and loans past due 90 days or more and still accruing interest. It is the general policy of the Banks to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due as to principal or interest, and the ultimate collection of either is in doubt.


                                       11
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Table 4 -- ALLOWANCE FOR LOAN LOSSES

----------------------------------------------------------------------------------------
                                                Year ended December 31,
----------------------------------------------------------------------------------------
(dollars in thousands)              1996       1995      1994      1993           1992
----------------------------------------------------------------------------------------
Balance at beginning of period   $ 3,380      3,264     2,824     2,602          1,955

Provision for loan losses          1,334        917       830     1,464          1,881

Charge-offs
 Residential mortgages              (247)      (225)     (103)      (30)           --
 Commercial mortgages               (634)      (205)       --      (140)           (34)
 Commercial loans                   (180)      (157)      (92)     (248)          (562)
 Mobile home loans                    --         --       (55)     (332)          (429)
 Consumer loans                     (345)      (353)     (263)     (569)          (348)
----------------------------------------------------------------------------------------
Total charge-offs                 (1,406)      (940)     (513)   (1,319)        (1,373)

Recoveries
 Residential mortgages                 2          7         7         1             --
 Commercial mortgages                 --         --        --        --             --
 Commercial loans                     11         33        35         4             77
 Mobile home loans                    --         --        11        --             35
 Consumer loans                       68         99        70        72             27
----------------------------------------------------------------------------------------
Total recoveries                      81        139       123        77            139
----------------------------------------------------------------------------------------
Net charge-offs                   (1,325)      (801)     (390)   (1,242)        (1,234)
----------------------------------------------------------------------------------------
Balance at end of period         $ 3,389      3,380     3,264     2,824          2,602
----------------------------------------------------------------------------------------
Ratio of charge-offs net
 of recoveries to loans
 outstanding                         .38%       .24       .13       .39            .42
Allowance for loan
 losses as a percent of:
 Total loans                         .97       1.03      1.02       .88            .88
 Non-performing loans              93.28      63.67     75.75    131.96         124.80
----------------------------------------------------------------------------------------


Allocation of Allowance for Loan Losses at December 31,

-------------------------------------------------------------------------------------------------------------------
                               1996                1995              1994              1993          1992
-------------------------------------------------------------------------------------------------------------------
                                % of Loans           % of Loans        % of Loans       % of Loans       % of Loans
                                 to Total             to Total          to Total         to Total          to Total
                        Amount    Loans    Amount      Loans   Amount     Loans   Amount   Loans    Amount   Loans
-------------------------------------------------------------------------------------------------------------------
Residential mortgages   $  471    54.00%     402       52.23      201     53.02     74      51.30     68     48.87
Commercial mortgages     1,677    13.21    1,452       16.22    1,201     16.99    582      16.63    536     17.38
Commercial loans           617    11.48      807       10.91    1,297     10.99    861      12.16    793     12.57
Mobile home loans           --       --       --         --        --        --    669       3.78    617      5.13
Consumer loans             624    21.31      719       20.64      565     19.00    638      16.13    588     16.05
-------------------------------------------------------------------------------------------------------------------
Total                   $3,389   100.00%   3,380      100.00    3,264    100.00  2,824     100.00  2,602    100.00
-------------------------------------------------------------------------------------------------------------------

     Non-performing assets as a percent of loans and other real estate decreased to 1.22% at December 31, 1996, compared to 1.74% at year-end 1995. Total non-performing assets at December 31, 1996 were $4.3 million of which $3.6 million, or 85.5%, were non-performing loans. Table 5 provides a five-year summary of non-performing assets.

     The decrease in non-performing loans of $1.7 million, or 31.2%, in 1996 is attributable to management's efforts to reduce the level of non-performing loans through increased collection and workout efforts, along with a portfolio review program designed to prevent new loans from becoming non-performing. At December 31, 1996, non-performing loans consisted of $1.5 million in residential mortgages, $1.6 million in commercial mortgages, $300,000 in commercial business loans, and $300,000 in other consumer loans. In comparison, non-performing loans at December 31, 1995, consisted of $1.6 million in residential mortgage loans, $2.8 million in commercial mortgage loans, $700,000 in commercial loans, and $200,000 in other retail loans. At December 31, 1995, non-performing loans represented 1.6% of total loans compared to 1.0% at December 31, 1996.

     During 1996, delinquency levels reflected a downward trend for all portfolios. In addition, the sale of $4.6 million in commercial mortgages was designed to prevent future additions to non-performing assets of loans that exhibited similar characteristics, such as property type and location and borrower profiles, to commercial mortgages that had recently been through workout or foreclosure.


                                      12
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                             NON-PERFORMING ASSETS
                       (as a percentage of total assets)

                             [GRAPH APPEARS HERE]

                    92       93       94       95        96
                   ----     ----     -----    -----     ----
                   .76%     .90%     1.04%    1.31%     .90%


     At December 31, 1996, other real estate acquired by foreclosure (ORE) totaled $618,000 and consisted of seven residential properties with a book value of $344,000 and four commercial properties with a book value of $274,000. All real estate carried in ORE is supported by current independent appraisals. During 1996, 16 properties with a value of $1.4 million were acquired as ORE and 14 properties were sold. At December 31, 1996, sales were pending on an additional three properties with a carrying value of $211,000.

     Management believes that, through its loan review program, it has taken a conservative approach in evaluating non-performing loans and the loan portfolio in general, both in acknowledging the general condition of the portfolio, and in establishing the allowance for loan loss. Non-performing and past due loans are monitored on a continual basis in order to guard against further deterioration in their condition. Management has identified through normal internal credit review procedures $6.7 million in "potential problem loans" at December 31, 1996. These problem loans are defined as loans not included as non-performing loans discussed above, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with present loan repayments. There were no loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been identified above or which cause management to have serious doubts as to the ability of the borrower to comply with the loan repayment terms. In addition, there were no material commitments at December 31, 1996 to lend additional funds to borrowers whose loans were classified as non-performing.

     Iroquois will continue to focus on improving asset quality through proactive management of problem assets, early detection of potential problem assets, consistent and adequate collection procedures, and timely charge-offs.

Securities

     The Company's investment strategy is to maintain securities portfolios at its Banks that provide a source of liquidity through maturities and selling opportunities, contribute to overall profitability, and provide a balance to interest rate and credit risk in other categories of the balance sheet. The Company does not engage in securities trading or derivatives activities in carrying out its investment strategies. Given the strong loan-to-asset ratios of the Banks, a conservative posture is taken in respect to the types of securities carried in the portfolio. Investment securities are primarily U.S. Treasuries, U.S. Government Agencies and Government-sponsored mortgage-backed securities providing high quality and low risk to the overall balance sheet mix. A portion of the portfolio is classified as available for sale

Table 5 -- SUMMARY OF NON-PERFORMING ASSETS
-----------------------------------------------------------------------
                                            December 31,
-----------------------------------------------------------------------
(dollars in thousands)           1996     1995    1994    1993    1992
-----------------------------------------------------------------------
Loans in non-accrual           $3,288    4,299   3,383     977     989
Loans past due 90 days or
  more and still accruing         345    1,010     813   1,163   1,096
-----------------------------------------------------------------------
Total non-performing loans      3,633    5,309   4,196   2,140   2,085
Other real estate                 618      427     193   1,503     882
-----------------------------------------------------------------------
Total non-performing assets    $4,251    5,736   4,389   3,643   2,967
-----------------------------------------------------------------------
Percent of:
 Total loans and real estate
 acquired by foreclosure         1.22%    1.74    1.37    1.14    1.01
 Total assets                     .90     1.31    1.04     .90     .76

Non-performing loans as a
 percent of total loans          1.04     1.61    1.31     .67     .71
-----------------------------------------------------------------------


                                      13
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Table 6 -- SECURITIES

--------------------------------------------------------------------------------------------
                                                        December 31,
--------------------------------------------------------------------------------------------
                                           1996             1995              1994
--------------------------------------------------------------------------------------------
                                   Amortized    Fair   Amortized   Fair  Amortized   Fair
(dollars in thousands)                Cost     Value     Cost     Value    Cost      Value
--------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  Agencies obligations               $33,654   33,784   29,444   29,683   19,463   19,015
 Corporate                               500      501    1,514    1,518       --       --
 Other                                 3,000    2,976    3,000    2,976    3,000    2,903
 Mortgage-backed securities            6,648    6,634    5,142    5,206       --       --
--------------------------------------------------------------------------------------------
                                      43,802   43,895   39,100   39,383   22,463   21,918
--------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
  Agencies obligations                    60       60       60       61   10,647   10,179
 State and municipal obligations       1,489    1,519    1,200    1,233      994      982
 Corporate                            27,638   27,723   22,918   23,175   23,778   23,092
 Mortgage-backed securities           25,205   25,316   20,544   20,883   24,654   24,124
--------------------------------------------------------------------------------------------
                                      54,392   54,618   44,722   45,352   60,073   58,377
--------------------------------------------------------------------------------------------
Total                                $98,194   98,513   83,822   84,735   82,536   80,295
--------------------------------------------------------------------------------------------

Table 7 -- MATURITY SCHEDULE OF SECURITIES

----------------------------------------------------------------------------------------------------------------
                                                                At December 31, 1996
----------------------------------------------------------------------------------------------------------------
                                                                       Maturing
                                            Within       After One But     After Five But          After
                                           One Year    Within Five Years  Within Ten Years       Ten Years
(dollars in thousands)               Amount      Yield   Amount   Yield   Amount   Yield     Amount      Yield
----------------------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  Agencies obligations             $   4,984      6.42%  23,111   6.31      --       --       5,559      6.25
 Corporate                               500      6.09       --     --      --       --          --        --
 Other                                 3,000      5.89       --     --      --       --          --        --
 Mortgage-backed securities             --          --       --     --     922     6.39       5,726      6.77
----------------------------------------------------------------------------------------------------------------
                                       8,484      6.21    23,111  6.31     922     6.39      11,285      6.51
----------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
  Agencies obligations                    --        --        60  7.38      --       --          --        --
 States and Municipal
  obligations                            100      4.25       985  5.06      404    4.92          --        --
 Corporate                             8,392      6.82    18,735  6.37       --      --         511      6.25
 Mortgage-backed securities              292      6.63     6,540  6.24    2,402    7.17      15,971      6.76
----------------------------------------------------------------------------------------------------------------
                                       8,784      6.78    26,320  6.29    2,806    6.85      16,482      6.74
----------------------------------------------------------------------------------------------------------------
Total                                 $7,268      6.50%   49,431  6.30    3,728    6.74      27,767      6.65
----------------------------------------------------------------------------------------------------------------

to provide flexibility in making adjustments to the portfolio based on changes in the economic or interest rate environment, unanticipated liquidity needs, or alternative investment opportunities. The available for sale portfolio is evaluated regularly against changes in interest rates to determine the appropriate degree of exposure and potential volatility. At December 31, 1996, securities represented 21.9% of total earning assets compared to 20.6% at year-end 1995.

     Securities available for sale, which are carried at fair value, increased from $39.4 million at December 31, 1995 to $43.9 million at year-end 1996. The available for sale portfolio represented 44.7% and 46.8% of total securities at December 31, 1996 and 1995, respectively. At December 31, 1996, the available for sale portfolio had a duration of 2.6 years and was invested 77.0% in U.S. Government and Agencies securities, including pools of SBA-guaranteed adjustable rate loans, 15.1% in short duration mortgage-backed securities, and the remainder in short-term corporate bonds and mutual funds. The available for sale portfolio at December 31, 1995 had a similar composition with an average duration of 1.9 years. At


                                      14
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                                   DEPOSITS
                                ($ in millions)

                             [GRAPH APPEARS HERE]

              92          93          94          95          96
            ------      ------      ------      ------      ------
            $357.3      $363.0      $358.9      $369.1      $410.2


December 1, 1995, the company reassessed the appropriateness of the classifications of its securities and transferred $8.1 million in securities from the held to maturity portfolio to the available for sale portfolio. The one-time transfer was allowed under the provisions of "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" published by FASB in November, 1995.

     Securities held to maturity at December 31, 1996 represented 55.3% of total securities and consisted primarily of corporate bonds and mortgage-backed securities. At December 31, 1995, the held to maturity portfolio totaled $44.7 million and represented 53.1% of total securities. A portion of the proceeds from the 1996 branch acquisition were invested in both held to maturity, and available for sale securities to achieve desired asset mix levels.

     Table 6 presents a three-year summary of the securities portfolio. Table 7 presents the maturity distribution of the securities portfolio, along with the weighted average yields thereon. Mortgage-backed securities are classified in this Table according to their final maturity date and do not project any forecasted amortization or prepayment.


DEPOSITS AND BORROWINGS

     Customer deposits, consisting of savings and money market accounts, time deposits, mortgage escrow deposits, and retail and commercial checking accounts, represent the primary source of asset funding for the Banks. Other sources of funds include overnight borrowings from other financial institutions and short-term borrowings or term advances under agreements with the Federal Home Loan Bank (FHLB). Table 8 provides a three-year summary of deposits.

     Total deposits increased $41.1 million, or 11.1%, from $369.1 million at December 31, 1995 to $410.2 million at December 31, 1996. Total deposits as a percent of total liabilities increased to an average of 93.0% in 1996 compared to 91.7% in 1995. The increase in deposits in 1996 was almost entirely attributable to Cayuga's acquisition in May of $46.6 million in deposits in connection with the three branches acquired from OnBank & Trust Co. The acquisition provided deposits across all categories, including $9.9 million in retail and commercial checking accounts, $12.6 million in time deposits, and $24.1 million in savings accounts. Excluding the branch acquisition, deposit trends reflected a reduction in savings and time deposits and an increase in money market and demand checking accounts. Management believes these trends reflect the competition for consumer savings, particularly from the mutual fund and brokerage industry given current stock market performance levels. The branch acquisition helped offset these trends by providing the Company with new market areas in which to generate deposits, a stable base of existing core deposits, and a reduction in its reliance on higher costing borrowings to fund asset growth.

     At December 31, 1996, savings accounts were $121.7 million, or 29.7% of total deposits, compared to $112.9 million, or 30.6% of deposits at December 31, 1995. Money market accounts increased from $26.1 million, or 7.1% of deposits, at year-end 1995 to $37.3 million, or 9.1% of deposits, at December 31, 1996. Checking and demand deposits were $60.7 million, or 14.8%, of total deposits at December 31, 1996 compared to $47.1 million, or 12.8%, at December 31, 1995. Mortgage escrow deposits declined 35.9% year over year as a result of a change in the payment timing of certain local tax bills.


TABLE 8 -- DEPOSITS
-------------------------------------------------------------------------
                                                 December 31,
-------------------------------------------------------------------------
(dollars in thousands)                  1996         1995       1994
-------------------------------------------------------------------------
Savings accounts                     $ 121,737     112,894     132,291

Time deposit accounts                  187,360     178,210     147,386

Money market accounts                   37,255      26,056      29,679

Mortgage escrow deposits                 3,131       4,881       5,590

Retail checking                         35,805      32,614      32,643

Commercial checking &
 other demand deposits                  24,934      14,446      11,287
-------------------------------------------------------------------------
Total                                $ 410,222     369,101     358,876
-------------------------------------------------------------------------


TABLE 9 -- MATURITIES OF TIME DEPOSITS
$100,000 AND OVER
----------------------------------------------------------------
(dollars in thousands)                         December 31, 1996
----------------------------------------------------------------
      Maturity                                        Amount
----------------------------------------------------------------
Three months or less                               $   4,352
Over three through six months                          4,190
Over six through twelve months                         4,938
Over twelve months                                     4,520
----------------------------------------------------------------
                                                   $  18,000
----------------------------------------------------------------


                                      15
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


                             SHAREHOLDERS' EQUITY
                                ($ in millions)

                             [GRAPH APPEARS HERE]

                 92         93        94          95         96
               -----      -----      -----      -----      -----
               $24.0      $26.8      $28.1      $31.8      $34.8


     At December 31, 1996, time deposits represented 45.7%, or $187.4 million, of deposits compared to 48.3%, or $178.2 million, at year-end 1995. Of the $187.4 million of time deposits at year-end 1996, $147.1 million, or 78.5%, mature within one year, $26.5 million, or 14.2%, mature within two years, and the remaining $13.8 million, or 7.3%, mature within three to five years. Time deposits of $100,000 or greater, all of which are from customers within the Banks' local market areas, totaled $18.0 million, or 4.4% of total deposits at December 31, 1996 compared to $15.7 million, or 4.3%, at year-end 1995. The Banks will continue to offer competitive time deposit rates combined with personal service to its customers in order to maintain its average historical renewal rate on time deposits of approximately 90%. Table 9 presents a maturity schedule of time deposits of $100,000 and over.

     Total borrowings at December 31, 1996 were $25.5 million, or 5.8% of total liabilities, compared to $35.3 million, or 8.7%, at December 31, 1995. Borrowings averaged 6.5% and 7.9% of total liabilities during 1996 and 1995, respectively, and consisted primarily of overnight and term advances from the FHLB.

     Iroquois anticipates that retail deposit growth will continue to be sluggish in 1997 if economic growth remains at its current levels and stock market performance remains positive. Cayuga's conversion to a state-chartered commercial bank in 1997 will, however, provide the opportunity to accept deposits from local municipalities, which is considered a primary deposit growth strategy for 1997. In addition, the Banks will continue to build upon existing relationships with retail and commercial customers through targeted marketing and personal sales efforts designed to attract additional accounts and deposits.


CAPITAL RESOURCES

     Shareholders' equity increased from $31.8 million at December 31, 1995 to $34.8 million at year-end 1996. Net income for 1996 of $3.8 million, along with increases from purchases under various Company stock programs, were offset by total cash dividends of $1.2 million, redemptions of $50,000 in preferred stock, and a decrease of $114,000 in the net unrealized gain on securities available for sale. Equity per common share, commonly referred to as book value, increased 9.6% from $11.60 at year-end 1995 to $12.71 at December 31, 1996.

     Iroquois paid total cash dividends of $1.2 million in 1996, of which $451,000 was paid to preferred shareholders. Common shareholders received $.32 per share for a total of $747,000, representing a payout ratio to earnings per share of 22.4%, compared to 18.8% in 1995. Cash dividends have been paid on the Company's common stock for ten consecutive years. The Company intends to continue the practice of regular payment of common stock dividends as long as its subsidiary Banks remain profitable and in compliance with regulatory capital requirements.

     Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against total assets, as well as against total assets that are weighted based on risk characteristics. Iroquois maintains an adequate capital position and exceeds all minimum regulatory capital requirements. At December 31, 1996, each Bank exceeded its minimum regulatory capital requirements and met the definition of a "well capitalized institution" as defined by the FDIC. On a consolidated basis at December 31, 1996, Iroquois had a total capital to total assets ratio of 7.36%, a tangible equity to tangible assets ratio of 6.80%. A more comprehensive analysis of regulatory capital requirements is included in Note 10 to Iroquois' consolidated financial statements included in this Annual Report. Commencing January 1, 1997, the Company itself will be independently subject to specific capital adequacy requirements under the Federal Reserve Board guidelines. As of December 31, 1996, the Company met these requirements.

     Maintaining a strong capital position is vital to the Company and its Banks in providing a foundation for future growth and promoting depositor and investor confidence. Iroquois, as the parent company, emphasizes the capital adequacy and earnings growth of its Banks as the foundation for their individual growth plans, liquidity, projected capital needs and regulatory requirements. While internally generated capital is the Company's primary strategy for capital growth, Iroquois retains the responsibility for providing the funds, if necessary, to strengthen the capital of its Banks, to acquire new subsidiaries, and to pay dividends to its shareholders. Iroquois, as parent company, serves as the vehicle for access to the capital markets to support its needs and those of its subsidiaries that cannot be met through internal capital growth.


LIQUIDITY MANAGEMENT

     Liquidity management involves the ability to meet the cash flow requirements of customers, such as depositors wanting to


                                      16
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


withdraw funds or borrowers wishing to obtain funds to meet their credit needs. Proper liquidity management provides the necessary access to funds to satisfy cash flow requirements. Failure to manage liquidity properly can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

     In the ordinary course of business, Iroquois' cash flows are generated from net operating income, as well as from loan repayments and the maturity or sale of other earning assets. In addition, liquidity is continuously provided through the acquisition of new deposits and borrowings, or the renewal of maturing deposits and borrowings.

     Funding is also available to each Bank through its membership in the Federal Home Loan Bank of New York. Through the FHLB, the Banks can borrow up to 25% of total assets at various terms and interest rates. In addition, securities with shorter maturities or held as available for sale provide a significant source of liquidity. At December 31, 1996, securities maturing in one year or less, excluding estimated payments from amortizing securities, totaled $17.3 million, or 17.6% of the total securities portfolio. Securities available for sale totaled $43.8 million, or 9.3% of total assets.

     The consolidated statements of cash flows included in the consolidated financial statements contained in this Annual Report identifies Iroquois' cash flows from operating, investing, and financing activities. During 1996, operating activities generated cash flows of $7.5 million, while financing activities provided $30.5 million. Investing activities, primarily net investments in loans and securities, used $39.7 million, resulting in a net decrease in cash and cash equivalents of $1.7 million in 1996. Generally, increases in deposits and borrowings are utilized to fund growth of loans and securities, while cash flows provided from operations provide cash for the payment of dividends and the purchase of premises and equipment.

     While many factors, such as economic and competitive factors, customer demand for loans and deposits, bank reputation and market share, affect the Banks' ability to manage their liquidity effectively, management is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.


INTEREST RATE RISK MANAGEMENT

     Managing interest rate risk is of primary importance to Iroquois. The Company's asset and liability management program utilizes a process for identifying and measuring potential risks to earnings and to the market value of equity due to changes in interest rates. Interest rate risk is measured and managed for each individual bank and monitored from an overall holding company perspective. The goal of interest rate


TABLE 10 -- INTEREST RATE SENSITIVITY TABLE

-------------------------------------------------------------------------------------------
                                                    At December 31, 1996
-------------------------------------------------------------------------------------------
                                        0 - 3       4 - 12      1 - 5    Over 5
(dollars in thousands)                  Months      Months      Years    Years    Total
-------------------------------------------------------------------------------------------
Interest-sensitive assets
 Mortgage loans:
  Residential:
   Fixed-rate                          $  5,636      15,907     65,006   54,041   140,590
   Adjustable rate                       12,549      32,108      2,940       --    47,597
  Commercial                             16,391       9,173     17,965    2,493    46,022
 Consumer and commercial loans           70,998      12,662     21,915    8,679   114,254
 Securities                              12,603       9,896     43,545      404    66,448
 Mortgage-backed securities               2,245       6,743     13,574    9,277    31,839
-------------------------------------------------------------------------------------------
Total interest-sensitive assets        $120,422      86,489    164,945   74,894   446,750
-------------------------------------------------------------------------------------------
Interest-sensitive liabilities
 Deposits:
  Savings and NOW accounts             $ 11,832      32,111     58,192   55,408   157,543
  Money market deposit accounts          37,255          --         --       --    37,255
  Certificates of deposit                36,607     110,447     40,290       16   187,360
 Borrowed funds                          17,045       6,000      2,000      491    25,536
-------------------------------------------------------------------------------------------
Total interest-sensitive liabilities   $102,739     148,558    100,482   55,915   407,694
-------------------------------------------------------------------------------------------
Interest rate sensitivity gap          $ 17,683     (62,069)    64,463   18,979    39,056
Cumulative interest rate
 sensitive gap                         $ 17,683     (44,386)    20,077   39,056
-------------------------------------------------------------------------------------------
Ratios
 Cumulative gap to total assets:
  at December 31, 1996                      3.7%       (9.4)      4.2       8.3
  at December 31, 1995                       .5%       (5.8)      6.6       7.4
-------------------------------------------------------------------------------------------


                                      17
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


risk analysis is to minimize the impact of changing rates on net interest income and market values. Iroquois' asset/liability management strategies emphasize balancing the mix and repricing characteristics of its loans, securities, deposits and borrowings to ensure that exposure to interest rate risk is limited within acceptable levels. Iroquois determines sensitivity of earnings and capital to changes in interest rates by utilizing various tools.

     An income simulation model is the primary tool used to assess the impact of changes in interest rates on net interest income. Key assumptions used in the model include prepayment speeds on loans and mortgage-backed securities, loan volumes and pricing, customer preferences and sensitivity to changing rates, and management's projected financial plans. These assumptions are compared to actual results and revised as necessary. The Company's guidelines provide that net interest income should not decrease by more than 5% when simulated against a twelve-month rising or declining rate scenario reflecting a gradual change in rates of up to 200 basis points. At December 31, 1996, based on simulation model results, the Company was within these guidelines. Actual results may differ from simulated results due to the inherent uncertainty of the assumptions, including the timing, magnitude and frequency of interest rate changes, customer buying patterns, economic conditions, and management strategies.

     The Company also utilizes duration analysis and measurement to assess the impact of changes in rates on the market value of its assets and liabilities and the resulting impact on the market value of its equity. Key assumptions used in duration analysis include the projected prepayment speeds on loans and mortgage-backed securities, and estimated cash flows on deposits without a stated maturity date. The Company's guidelines provide that a Bank's market value of equity should not decrease more than 25% under a plus or minus 200 basis point instantaneous rate shock. Duration analysis is performed quarterly and reviewed with the Bank's Asset/Liability Management Committee (ALCO) and Board of Directors.

     In addition, the Company uses an external consultant to perform an annual capital risk analysis that assesses the impact of up to 64 different rate scenarios on the Company's earnings, capital and performance ratios.

     Another tool used to measure interest rate sensitivity is the cumulative gap analysis which is presented in Table 10. The cumulative gap represents the net position of assets and liabilities subject to repricing in specified time periods. Deposit accounts without specified maturity dates, and which reprice infrequently, such as savings and retail checking accounts, are modeled based on historical run-off characteristics of these products in periods of rising rates. At December 31, 1996, the one year cumulative gap position was $44.4 million liability sensitive, representing 9.4% of total assets, compared to a $25.3 million, or 5.8%, net liability sensitive position at December 31, 1995. The increase in the Company's net one year cumulative gap position primarily reflects an increase in money market deposits, which are repriceable on a daily or weekly basis and a shorter average term on outstanding time deposits.

     Company guidelines provide for a cumulative one-year gap position to total assets of +/- 10%. Generally, a liability sensitive gap position indicates there would be a net negative impact on net interest income in a rising rate environment or a net positive impact in a declining rate environment because more liabilities than assets would be repricing. Management utilizes the gap analysis as a guide in assessing potential risks to its net interest margins from potential mismatches in the repricing timeframes of its asset and liabilities. Management believes that strategies to extend the average term on time deposits and borrowings, continue investments in adjustable rate securities, and emphasize growth in non-rate sensitive liabilities can effectively reduce the Company's net gap position, while maintaining net interest margins at or near present levels. The cumulative gap analysis is merely a snapshot at a particular date and does not fully reflect that certain assets and liabilities may have similar repricing periods, but may in fact reprice at different times within that period and at differing rate levels. Therefore, the interest rate sensitivity gap is only a general indicator of the potential effects of interest rate changes on net interest income. Management believes the gap analysis is a useful tool only when used in conjunction with its simulation model and other tools for analyzing and managing interest rate risk.


                                      18
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


OTHER ACCOUNTING STANDARDS

[ART APPEARS HERE] Iroquois adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," as of January 1, 1996 on a prospective basis. SFAS 122 requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired, and also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The adoption of SFAS 122 did not have a material impact on the Company's financial condition or results of operations because its historical level of sales of mortgages where servicing is retained is not significant.

     In accordance with the provisions of SFAS 123, "Accounting for Stock Based Compensation," the Company implemented SFAS 123 on January 1, 1996 by electing to continue accounting under the provisions of Accounting Principles Board ("APB") Opinion No. 25 and to provide the pro forma disclosures required by SFAS
123. A more thorough analysis of the Company's accounting for stock based compensation is included in Note 14 to the consolidated financial statements included in this Annual Report.

     In June 1996 the Financial Accounting Standards Board ("FASB") issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is based on consistent application of a "financial components approach" that focuses on control. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. In December 1996, FASB deferred for one year the effective date of SFAS 125 as it relates to transfers of financial assets and secured borrowings and collateral. Management does not believe the adoption of SFAS 125 will have a material impact on its financial condition or results of operations.


IMPACT OF INFLATION AND CHANGES IN MARKET VALUE

     Since most of the assets and liabilities of a financial institution are monetary in nature, changes in interest rates have a more significant impact on the Company's performance and the market or fair value of its assets and liabilities than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or of the same magnitude as the prices of goods and services. Accordingly, management will continue to emphasize its efforts to manage the Company's net interest margin, liquidity, and the rate sensitivity of its assets and liabilities in order to maintain and improve profitability.

     Inflation has an impact on the Company in terms of asset growth, as well as having an effect on the pricing of products and services both purchased and sold by the Banks. Asset growth tends to be affected by inflation primarily through increases in average loan balances needed by customers to fund purchases of new homes, businesses and consumer goods. Pricing of products and services is reviewed periodically and adjusted to reflect changes in current costs. Cost control and productivity initiatives are implemented to reduce the impact of the increased cost of goods and services on Company profitability.



                                      19
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                    IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
               REPORT OF MANAGEMENT/INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


REPORT OF MANAGEMENT

Management is responsible for preparation of the consolidated financial statements and related financial information contained in all sections of this annual report, including the determination of amounts that must necessarily be based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances, and that the financial information appearing throughout this annual report is consistent with the consolidated financial statements.

     Management depends upon the Company's system of internal accounting controls in meeting its responsibility for reliable financial statements. This system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded.

     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the Company's management, internal auditors and independent auditors, KPMG Peat Marwick LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and results of audit efforts. The internal auditors and independent auditors have unlimited access to the Audit Committee to discuss all such matters.


/s/ Richard D. Callahan
Richard D. Callahan
President and
  Chief Executive Officer


/s/ Marianne R. O'Connor
Marianne R. O'Connor
Treasurer and
  Chief Financial Officer



INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
IROQUOIS BANCORP, INC.

     We have audited the accompanying consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
January 17, 1997


                                      20
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             December 31,
--------------------------------------------------------------------------------
(dollars in thousands
except for per share amounts)                               1996         1995
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $  10,375       9,290
Federal funds sold and
 interest-bearing deposits with
 other financial institutions                                  300       3,100
Securities available for sale, at fair value                43,895      39,383
Securities held to maturity (fair value of
 $54,618 in 1996 and $45,352 in 1995)                       54,392      44,722
Loans receivable                                           348,463     329,087
 Less allowance for loan losses                              3,389       3,380
--------------------------------------------------------------------------------
  Loans receivable, net                                    345,074     325,707
Premises and equipment, net                                  7,114       6,623
Federal Home Loan Bank Stock, at cost                        2,279       2,194
Accrued interest receivable                                  3,571       3,591
Other assets                                                 5,908       3,193
--------------------------------------------------------------------------------
Total Assets                                             $ 472,908     437,803
--------------------------------------------------------------------------------

LIABILITIES
Savings and time deposits                                $ 385,288     354,655
Demand deposits                                             24,934      14,446
Borrowings                                                  25,536      35,250
Accrued expenses and other liabilities                       2,348       1,606
--------------------------------------------------------------------------------
Total Liabilities                                        $ 438,106     405,957
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred Stock, $1.00 par value,
  3,000,000 shares authorized:
 Series A - 30,957 and 31,355 shares issued
  and outstanding in 1996 and 1995
  respectively, liquidation value $3,096                 $      31          31
 Series B - 19,082 and 19,183 shares issued
  and outstanding in 1996 and 1995
  respectively, liquidation value $1,908                        19          19
 Common Stock, $1.00 par value; 6,000,000
  shares authorized; 2,367,940 and 2,339,422
  shares issued and outstanding in 1996
  and 1995 respectively.                                     2,368       2,339
Additional paid-in capital                                  13,520      13,230
Retained earnings                                           19,260      16,679
Net unrealized gain on securities
  available for sale, net of taxes                              56         170
Unallocated shares of Stock
  Ownership Plans                                             (452)       (622)
--------------------------------------------------------------------------------
Total Shareholders' Equity                               $  34,802      31,846
--------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity                                   $ 472,908     437,803
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


                                      21
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                    Year ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands, except
for per share amounts)                           1996        1995        1994
--------------------------------------------------------------------------------
Interest Income:
Loans                                         $ 29,603      28,127      25,993
Securities                                       5,838       5,118       4,333
Other                                              322         468         313
--------------------------------------------------------------------------------
                                                35,763      33,713      30,639
--------------------------------------------------------------------------------
Interest Expense:
Deposits                                        14,759      13,814      11,557
Borrowings                                       1,593       1,938         964
--------------------------------------------------------------------------------
                                                16,352      15,752      12,521
--------------------------------------------------------------------------------
Net Interest Income                             19,411      17,961      18,118

Provision for loan losses                        1,334         917         830
--------------------------------------------------------------------------------
Net Interest Income after Provision
 for Loan Losses                                18,077      17,044      17,288
--------------------------------------------------------------------------------
Non-Interest Income:
Service charges                                  2,557       2,251       2,182
Net loss on sales of
 securities and loans                           (1,021)       --          (789)
Other                                              199         210         163
--------------------------------------------------------------------------------
Total Non-Interest Income                        1,735       2,461       1,556
--------------------------------------------------------------------------------
Non-Interest Expense:
Salaries and employee benefits                   6,697       6,266       6,642
Occupancy and equipment                          1,671       1,668       1,629
Computer and product service fees                1,045         878         748
Promotion and marketing                            379         350         235
Other real estate expenses                         388         146         154
Deposit insurance                                  742         518         837
Other                                            2,664       2,824       2,893
--------------------------------------------------------------------------------
Total Non-Interest Expenses                     13,586      12,650      13,138
--------------------------------------------------------------------------------
Income Before Income Taxes                       6,226       6,855       5,706
Income taxes                                     2,447       2,704       2,283
--------------------------------------------------------------------------------
Net Income                                    $  3,779       4,151       3,423
--------------------------------------------------------------------------------

Preferred stock dividend                           451         469         415
--------------------------------------------------------------------------------
Net income applicable to common
 shareholders' equity                         $  3,328       3,682       3,008
--------------------------------------------------------------------------------
Net income per common share                   $   1.43        1.60        1.32
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


                                      22
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                      Year ended December 31,
-----------------------------------------------------------------------------------------------------
(dollars in thousands)                                    1996               1995              1994
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                              $ 3,779              4,151             3,423
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation and amortization expense,
 provision for loan losses,
 deferred taxes and other                                 2,225              1,491              1,685
Net loss on sales of
 securities and loans                                     1,021                 --                789
Increase in accrued interest
 receivable and other assets                               (135)              (777)
Increase(decrease) in accrued
 expenses and other liabilities                             620               (651)               549
------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                 7,510              4,214              6,267
------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds from sales of securities available for sale     10,038              5,962              3,954
Proceeds from maturities and redemptions of
 securities available for sale                            7,439              3,703             10,150
Proceeds from maturities and redemptions
 of securities held to maturity                          11,704             17,274             15,031
Purchases of securities available for sale              (23,240)           (18,297)           (20,383)
Purchases of securities held to maturity                (20,470)           (10,186)           (34,406)
Loans made to customers net of principal
 payments received                                      (18,610)          (114,119)           (15,732)
Loans of acquired branches                              (10,270)                --                 --
Proceeds from sales of loans                              8,461              4,612             15,730
Capital expenditures                                     (1,090)              (654)              (436)
Purchase of FHLB stock                                      (85)              (112)              (130)
Premium paid for deposits                                (3,138)                --                 --
Other - net                                                (462)               (35)               (59)
------------------------------------------------------------------------------------------------------
Net cash used by investing activities                   (39,723)           (11,852)           (26,281)
------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase(decrease) in savings
 accounts and demand deposits                            (2,120)           (20,599)            (5,684)
Net increase(decrease) in time deposits                  (3,410)            30,824              1,593
Deposits of acquired branches                            46,652                 --                 --
Net increase (decrease) in borrowings                    (9,714)               472             23,705
Purchases of common stock under Employee
 Stock Ownership Plan                                        --                 --               (302)
Proceeds from issuance of common stock                      338                134                 48
Dividends paid                                           (1,198)            (1,159)            (1,061)
Redemption of preferred stock                               (50)               (73)              (282)
------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                30,498              9,599             18,017
------------------------------------------------------------------------------------------------------
Net increase(decrease) in cash and
 cash equivalents                                        (1,715)             1,961             (1,997)
Cash and cash equivalents at beginning of year           12,390             10,429             12,426
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $10,675             12,390             10,429
------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest                                              $16,280             15,663             12,488
  Income taxes                                            2,134              2,431              1,662
Supplemental schedule of non-cash investing activities:
Loans to facilitate the sale of other real estate           530                129                903
Additions to other real estate                            1,675              1,160                418
Transfer of securities held to maturity
 to securities available for sale                            --              8,082                 --
------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                      23
                            ---------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                    IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                               Net
                                                                                           Unrealized
                                                                                               Gain   Unallocated
                                                                                            (Loss) on  Shares of
                                                                     Additional             Securities  Stock
(dollars in thousands,                         Preferred     Common    Paid-In     Retained  Available Ownership
except for per share amounts)                    Stock        Stock    Capital     Earnings  For Sale   Plans    Total
------------------------------------------------------------------------------------------------------------------------
                                          Series A  Series B
------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993               $  32     22      1,159     13,399       12,490     268    (616)    26,754
------------------------------------------------------------------------------------------------------------------------
Net Income                                     --     --         --         --        3,423      --      --      3,423
Stock Options Exercised                        --     --          5         43           --      --      --         48
Stock Purchased for ESOP                       --     --         --         --           --      --    (302)      (302)
Change in net unrealized loss on
 securities available for sale,
 net of taxes of $395                          --     --         --         --           --    (596)     --       (596)
Allocation of Common stock under:
 Employee Stock Ownership Plan                 --     --         --         --           --      --     111        111
 Director Stock Compensation Plan              --     --         --         --           --      --      15         15
Preferred Stock Redemption
 (2,822 shares)                                (1)    (2)        --       (279)          --      --      --       (282)
Cash dividends declared:
 Common stock ($.28 per share)                 --     --         --         --         (646)     --      --       (646)
 Series A Preferred stock ($8.19 per share)    --     --         --         --         (262)     --      --       (262)
 Series B Preferred stock ($7.56 per share)    --     --         --         --         (153)     --      --       (153)
------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994               $  31     20      1,164     13,163       14,852    (328)   (792)    28,110
------------------------------------------------------------------------------------------------------------------------
Net Income                                     --     --         --         --        4,151      --      --      4,151
Stock Options Exercised                        --     --          1         12           --      --      --         13
Change in net unrealized gain on
 securities available for sale,
 net of taxes of $332                          --     --         --         --           --     498      --        498
Allocation of Common stock under:
 Employee Stock Ownership Plan                 --     --         --         15           --      --     154        169
 Director Stock Compensation Plan              --     --         --         --           --      --      16         16
Preferred Stock Redemption
 (732 shares)                                  --     (1)        --        (72)          --      --      --        (73)
Stock Issued - Dividend
 Reinvestment Plan                             --     --          9        112           --      --      --        121
Stock Dividend                                 --     --      1,165         --       (1,165)     --      --         --
Cash dividends declared:
 Common stock ($.30 per share)                 --     --         --         --         (690)     --      --       (690)
 Series A Preferred stock ($9.63 per share)    --     --         --         --         (302)     --      --       (302)
 Series B Preferred stock ($8.63 per share)    --     --         --         --         (167)     --      --       (167)
------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995               $  31     19      2,339     13,230       16,679     170    (622)    31,846
------------------------------------------------------------------------------------------------------------------------
Net Income                                     --     --         --         --        3,779      --      --      3,779
Stock Options Exercised                        --     --         10         45           --      --      --         55
Change in net unrealized gain on
 securities available for sale,
 net of taxes of $76                           --     --         --         --           --    (114)     --       (114)
Allocation of Common stock under:
 Employee Stock Ownership Plan                 --     --         --         31           --      --     154        185
 Director Stock Compensation Plan              --     --         --         --           --      --      16         16
Preferred Stock Redemption
 (499 shares)                                  --     --         --        (50)          --      --      --        (50)
Stock Issued - Dividend
 Reinvestment Plan                             --     --         19        264           --      --      --        283
Cash dividends declared:
 Common stock ($.32 per share)                 --     --         --         --         (747)     --      --       (747)
 Series A Preferred stock
  ($9.38 per share)                            --     --         --         --         (291)     --      --       (291)
 Series B Preferred stock
  ($8.38 per share)                            --     --         --         --         (160)     --      --       (160)
------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996               $  31     19       2,368    13,520       19,260      56    (452)    34,802
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                      24
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


(1) BUSINESS

     Iroquois Bancorp, Inc. ("Iroquois"), organized under the laws of New York, commenced operations in 1990. Iroquois, through its principal banking subsidiaries, provides financial services primarily to individuals and small- to medium-sized businesses in a six-county area of upstate New York. Iroquois and its subsidiary financial institutions are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory agencies. Effective January 1, 1997, Iroquois became a bank holding company in connection with the change in charter of its subsidiary, Cayuga Bank, to a state-chartered commercial bank. Previously, Iroquois was a thrift holding company and the subsidiary a state-chartered savings bank operating under the name Cayuga Savings Bank.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Iroquois and its wholly-owned subsidiaries, Cayuga Bank and subsidiary ("Cayuga") and The Homestead Savings (FA) and its subsidiary ("Homestead") collectively referred to herein as the "Company." All significant intercompany accounts and transactions are eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

SECURITIES -- The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

LOANS -- Loans are carried at current unpaid principal balance less applicable unearned discounts and net deferred fees. The Company has the ability and intent to hold its loans to maturity except for education loans, which are sold to a third party from time to time upon reaching repayment status.

     Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. Accrual of interest on loans (including impaired loans) is generally discontinued when loan payments are 90 days or more past due or when, by judgement of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

     Loan origination fees and certain direct loan costs are deferred and amortized generally over the contractual life of the related loans as an adjustment of yield using the interest method. Amortization of loan fees is discontinued when a loan is placed on nonaccrual.

     The Company sells residential fixed-rate mortgages with terms exceeding 20 years in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held for sale and carried at the lower of net cost or fair value on an aggregate basis.


                                      25
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by the charge-off of loans, net of recoveries. Loans are charged off (including impaired loans) once the probability of loss has been determined, giving consideration to the customer's financial condition, underlying collateral and guarantees.

     The provision for loan losses is based on management's evaluation of the loan portfolio, considering such factors as historical loan loss experience, review of specific loans, estimated losses on impaired loans, current economic conditions and other such factors as management considers appropriate to estimate losses.

     The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All commercial mortgage loans and commercial loans in a non-accrual status are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogeneous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses.

     The allowance is maintained at a level believed by management to be sufficient to absorb future losses related to loans outstanding as of the balance sheet date. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors and requires material estimates including the amounts and timing of expected future cash flows on impaired loans. While management uses available information to identify estimated potential loan losses, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. In addition, various regulatory agencies, as part of their examination process, review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance at the time of their examination.

PREMISES AND EQUIPMENT -- Land is carried at cost; buildings, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (15 to 50 years for buildings and 3 to 10 years for furniture, fixtures, and equipment). Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

OTHER REAL ESTATE -- Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with the properties are charged to expense as incurred. Gains on the sale of other real estate are included in income when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

INTANGIBLE ASSET -- Intangible asset represents the premium paid in connection with the May 1996 acquisition of three branches from OnBank & Trust Co. The premium of $3,138,000, less accumulated amortization of $295,000, is being amortized over the expected useful life of seven years on a straight-line basis. The amortization period is monitored to determine if events and circumstances require the estimated useful life to be reduced. Periodically, the Company reviews the intangible asset for events or changes in circumstances that may indicate the carrying amount of the asset is impaired.

TRUST DEPARTMENT --Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method based on the fair value of assets administered.

RETIREMENT PLANS -- The Company's policy is to fund retirement plan contributions accrued.

POST-RETIREMENT BENEFITS -- In addition to pension benefits, the Company provides health care and life insurance benefits to retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits. The Company is amortizing the


                                      26
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


discounted present value of the accumulated post retirement benefit obligation at January 1, 1993 over a 20-year transition period.

STOCK-BASED COMPENSATION -- Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

INCOME TAXES -- The Company and its subsidiaries file a consolidated tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CASH AND CASH EQUIVALENTS -- For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand and in banks, interest-bearing deposits with other financial institutions and Federal funds sold.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK -- The Company does not engage in the use of derivative financial instruments and currently the Company's only financial instruments with off-balance sheet risk consist of commitments to originate loans and commitments under unused lines of credit.


(3) PER SHARE INFORMATION

Per common share information was calculated using the weighted average number of common shares outstanding of 2,324,847, 2,303,425, and 2,290,044 in 1996, 1995
and 1994, respectively. The exercise of outstanding stock options was not considered in the calculation because they would not materially affect it.

     In July 1995, the Company declared a two-for-one stock split, effected by means of a 100% stock dividend paid on August 31, 1995. All share and per share data included in the consolidated financial statements and in the related notes thereto have been retroactively adjusted to reflect the stock split.


(4) SECURITIES

     The amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 1996 and 1995 were as follows:

--------------------------------------------------------------------------------
                                               1996             1995
--------------------------------------------------------------------------------
                                        Amortized  Fair   Amortized  Fair
(dollars in thousands)                     Cost    Value     Cost    Value
--------------------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury and other U.S.
  Government agencies and corporations   $33,654   33,784   29,444   29,683
 Corporate                                   500      501    1,514    1,518
 Other                                     3,000    2,976    3,000    2,976
 Mortgage-backed securities                6,648    6,634    5,142    5,206
--------------------------------------------------------------------------------
                                         $43,802   43,895   39,100   39,383
--------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Treasury and other U.S.
  Government agencies and corporations   $    60       60       60       61
 States and political subdivisions         1,489    1,519    1,200    1,233
 Corporate                                27,638   27,723   22,918   23,175
 Mortgage-backed securities               25,205   25,316   20,544   20,883
--------------------------------------------------------------------------------
                                         $54,392   54,618   44,722   45,352
--------------------------------------------------------------------------------

                                      27
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     Iroquois Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     Securities with an amortized cost of $1,520,000 (fair value of $1,498,000) at December 31, 1996 were pledged for borrowings. Gross unrealized gains and gross unrealized losses on the securities portfolio at December 31, 1996 and 1995 were as follows:

---------------------------------------------------------------------------------------
                                                 1996                    1995
---------------------------------------------------------------------------------------
                                        Unrealized  Unrealized   Unrealized  Unrealized
(dollars in thousands)                     Gains      Losses       Gains       Losses
---------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury and other U.S.
  Government agencies and corporations      $233        103         303         64
 Corporate                                     1         --           7          3
 Other                                        --         24          --         24
 Mortgage-backed securities                   15         29          64         --
---------------------------------------------------------------------------------------
                                            $249        156         374         91
---------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Treasury and other U.S.
  Government agencies and corporations      $ --         --           1         --
 States and political subdivisions            30         --          33         --
 Corporate                                   122         37         290         33
 Mortgage-backed securities                  288        177         424         85
---------------------------------------------------------------------------------------
                                            $440        214         748        118
---------------------------------------------------------------------------------------

     Maturities of securities classified as available for sale and held to maturity were as follows:

-----------------------------------------------------------------------------
                                                      December 31, 1996
-----------------------------------------------------------------------------
                                                     Amortized        Fair
(dollars in thousands)                                  Cost          Value
-----------------------------------------------------------------------------
Securities available for sale:
 Maturing within one year                             $ 8,484         8,489
 Maturing after one but within five years              23,111        23,255
 Maturing after five but within ten years                  --            --
 Maturing after ten years                               5,559         5,517
-----------------------------------------------------------------------------
 Mortgage backed securities                             6,648         6,634
-----------------------------------------------------------------------------
                                                      $43,802        43,895
-----------------------------------------------------------------------------
Securities held to maturity:
 Maturing within one year                             $ 8,492         8,537
 Maturing after one but within five years              19,780        19,834
 Maturing after five but within ten years                 404           412
 Maturing after ten years                                 511           519
-----------------------------------------------------------------------------
 Mortgage-backed securities                            25,205        25,316
-----------------------------------------------------------------------------
                                                      $54,392        54,618
-----------------------------------------------------------------------------

     Proceeds from sales of available for sale securities were $10,038,000 in 1996, $5,962,000 in 1995, and $3,954,000 in 1994. The gross realized gains and gross realized losses on those sales were $33,000 and $11,000 in 1996, and $36,000 and $47,000 in 1995, respectively. In 1994, gross gains realized on sales of securities were $154,000.

     In November, 1995, the Financial Accounting Standards Board published "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). Concurrent with the initial adoption of the Guide but no later than December 31, 1995, the Company was permitted to reassess the appropriateness of the classifications of all securities held at that time and implement reclassifications without calling into question the intent of the Company to hold other debt securities to maturity in the future. Effective December 1, 1995, the Company transferred securities with amortized costs of $8,082,000, having fair values of $8,038,000 from the held to maturity portfolio to the available for sale portfolio. The net unrealized losses were $44,000. The transferred securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related taxes. As required by the Guide, financial statements prior to adoption were not restated.


                                      28
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


(5) LOANS RECEIVABLE

     Loans at December 31, 1996 and 1995 were as follows:

----------------------------------------------------------------------
(dollars in thousands)                            1996         1995
----------------------------------------------------------------------
Loans secured by first
 mortgages on real estate:
 Residential (1-4 Family):
  Conventional                                  $ 185,510     168,679
  VA insured                                        1,482       1,737
  FHA insured                                       1,355       1,680
 Commercial                                        46,022      53,363
----------------------------------------------------------------------
                                                  234,369     225,459
----------------------------------------------------------------------
Other loans:

 Consumer loans                                    46,009      40,442
 Home equity lines of credit                       25,309      24,060
 Education loans                                    2,208       2,763
 Commercial business loans                         40,009      35,901
----------------------------------------------------------------------
                                                  113,535     103,166
----------------------------------------------------------------------
Total Loans                                       347,904     328,625
Unearned discount and net deferred costs              559         462
Allowance for loan losses                          (3,389)     (3,380)
----------------------------------------------------------------------
                                                $ 345,074     325,707
----------------------------------------------------------------------

     During 1996, 1995, and 1994, the Company sold $1,852,000, $2,356,000 and
$2,097,000 respectively, of education loans at par to the Student Loan Marketing Association (SLMA). During 1996, 1995 and 1994, the Company sold $367,000, $1,135,000, and $1,505,000 mortgage loans at par to the State of New York Mortgage Agency (SONYMA). During l996, the Company sold $4,666,000 in commercial mortgages to a third party and realized a loss of $1,050,000. During 1996, 1995 and 1994, the Company sold $1,576,000, $1,121,000 and $1,515,000, respectively, of mortgage loans to FHLMC and realized $7,000, $11,000 and $8,000, respectively, of gains on the sales.

     The Company serviced mortgage loans for others, aggregating approximately $10,857,000 and $10,441,000 at December 31, 1996 and 1995. Transactions in the
allowance for loan losses were as follows:

--------------------------------------------------------------------
                                         Years ended December 31,
--------------------------------------------------------------------
(dollars in thousands)                    1996      1995      1994
--------------------------------------------------------------------
Balance at January 1                   $ 3,380     3,264     2,824
Provision for loan losses                1,334       917       830
Charge-offs                             (1,406)     (940)     (513)
Recoveries                                  81       139       123
--------------------------------------------------------------------
Balance at December 31                 $ 3,389     3,380     3,264
--------------------------------------------------------------------

     Impaired loans were $1,751,000 and $2,733,000 at December 31, 1996, and 1995, respectively. At December 31, 1996, impaired loans included $1,233,000 of loans for which the related allowance for loan losses was $824,000 and $518,000 of impaired loans, with no related allowance for loan losses. At December 31, 1995, impaired loans included $1,072,000 of loans for which the related allowance for loan losses was $241,000 and $1,661,000 of impaired loans, with no related allowance for loan losses. The impairment loss at December 31, 1996 and 1995 was based on the collateral value method. The average recorded investment in impaired loans was $2,416,000 and $1,700,000 for the years ended December 31, 1996 and 1995, respectively. The effect on interest income for impaired loans was not material to the accompanying consolidated financial statements for the years ended December 31, 1996 and 1995.

     Loans on nonaccrual status amounted to $3,288,000 at December 31, 1996, and $4,299,000 at December 31, 1995. There were no restructured loans at December 31, 1996 or 1995. The effect of nonaccrual loans on interest income for the years ended December 31, 1996, 1995 and 1994 is not material to the accompanying consolidated financial statements. Other real estate owned amounted to $618,000 at December 31, 1996, and $427,000 at December 31, 1995, and is included in other assets in the accompanying consolidated balance sheets.


                                      29
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


(6) PREMISES AND EQUIPMENT
     A summary of premises and equipment follows:

---------------------------------------------------------------------------------------------
                                 December 31, 1996                   December 31, 1995
---------------------------------------------------------------------------------------------
                                   Accumulated                          Accumulated
                                   Depreciation                         Depreciation
(dollars in thousands)     Cost   & Amortization    Net         Cost   & Amortization   Net
---------------------------------------------------------------------------------------------
Land                     $ 1,008          --       1,008         948          --         948
Bank premises              7,664       2,624       5,040       7,194       2,411       4,783
Furniture, fixtures
 & equipment               4,434       3,368       1,066       3,875       2,983         892
---------------------------------------------------------------------------------------------
Total                    $13,106       5,992       7,114      12,017       5,394       6,623
---------------------------------------------------------------------------------------------

     Depreciation and amortization expense amounted to $598,000, $654,000, and $611,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


(7) SAVINGS AND TIME DEPOSITS

     A summary of savings and time deposits at December 31, 1996 and 1995 follows:

--------------------------------------------------------------------------------------
                                                       1996                     1995
--------------------------------------------------------------------------------------
(dollars in thousands)                                 Amount                  Amount
--------------------------------------------------------------------------------------
Savings accounts                                     $121,737                 112,894
Time deposits                                         187,360                 178,210
Money Market accounts                                  37,225                  26,056
Advance payments by borrowers for
 property taxes and insurance                           3,131                   4,881
Retail checking                                        35,805                  32,614
--------------------------------------------------------------------------------------
                                                     $385,288                 354,655
--------------------------------------------------------------------------------------

     Contractual maturities of time deposits at December 31, 1996 and 1995 were as follows:

-----------------------------------------------------------------------------------
                                         1996                         1995
-----------------------------------------------------------------------------------
(dollars in thousands)             Amount        %              Amount        %
-----------------------------------------------------------------------------------
Under 12 months                   $147,054     78.5             132,271      74.2
12 months to 24 months              26,516     14.2              29,284      16.5
24 months to 36 months               7,583      4.0               8,026       4.5
36 months to 48 months               4,152      2.2               5,569       3.1
48 months to 60 months               2,039      1.1               3,060       1.7
Thereafter                              16       --                  --        --
-----------------------------------------------------------------------------------
                                  $187,360    100.0%            178,210     100.0
-----------------------------------------------------------------------------------

     Interest expense by depositor account type for the years ended December 31, 1996, 1995 and 1994 was as follows:

-----------------------------------------------------------------------------------
(dollars in thousands)                       1996            1995           1994
-----------------------------------------------------------------------------------
Savings accounts                           $  3,286          3,361          3,982
Time deposits                                 9,852          9,022          6,112
Money market accounts                         1,166            954            974
Advance payments by borrowers
 for property taxes & insurance                  61             85             87
Retail checking                                 394            392            402
-----------------------------------------------------------------------------------
                                           $ 14,759         13,814         11,557
-----------------------------------------------------------------------------------

     Time deposits issued in amounts of $100,000 or more were approximately $18,000,000 and $15,709,000 at December 31, 1996 and 1995, respectively.
Interest expense on time deposits of $100,000 or more amounted to $999,000, $818,000, and $465,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


                                      30
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     Iroquois Bancorp, Inc. and Subsidiaries
--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


(8) BORROWINGS

     Borrowings consisted of the following at December 31, 1996 and 1995:

--------------------------------------------------------------------
(dollars in thousands)                          1996          1995
--------------------------------------------------------------------
Federal Home Loan Bank Line of Credit          $11,600       10,100
Federal Home Loan Bank Term Advances            13,491       24,504
Employee Stock Ownership Plan Notes                445          646
--------------------------------------------------------------------
                                               $25,536       35,250
--------------------------------------------------------------------

     Information related to short-term borrowings at December 31, 1996 and 1995 was as follows:

--------------------------------------------------------------------
                                                 1996         1995
--------------------------------------------------------------------
Outstanding balance at end of year             $22,758       22,258
Average interest rate                             5.54%        6.14
Maximum outstanding at any month end           $47,103       36,375
Average amount outstanding during year         $27,757       30,396
Average interest rate during year                 5.66%       6.23


LINE OF CREDIT AND TERM ADVANCES

     The Company maintains a $25,900,000 overnight line of credit with the Federal Home Loan Bank of New York (FHLBNY). Advances are payable on demand and bear interest at the Federal Funds Rate plus 1/8%. The Company has access to the FHLB's Term Advance Program and can borrow up to 25% of total assets at various terms and interest rates. Term advances of $11,000,000 mature in 1997, $2,000,000 in 1998, and $491,000 in 2014 at interest rates ranging from 4.79% to 7.47%. Under the terms of a blanket collateral agreement with the Federal Home Loan Bank of New York (FHLBNY), these outstanding balances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans).


EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) NOTES

     In 1988, the Company's ESOP Plan borrowed $1,147,000 from a third-party lender (note 16) to acquire, in the open market, common stock of the Company. The note is payable in annual principal payments of $115,000 plus interest at 83% of the prime rate through 1998. In 1994, the Company's ESOP Plan entered an agreement with a third party lender to borrow up to $500,000 to acquire additional common stock of the Company. The note is payable in annual principal payments plus interest at the Federal Funds Rate plus 250 basis points through 2001. The notes are guaranteed by the Company and are secured by the unallocated shares of the Company's stock held by the ESOP and a $500,000 U.S. Treasury Note owned by Cayuga with an amortized cost of $501,000 (fair value of $492,000) at December 31, 1996. Payment of the notes is derived from the Company's contributions to the plan. Because the Company has committed to make future contributions to the ESOP sufficient to meet the debt service requirements of the promissory notes, the outstanding principal balance of the notes is included in borrowings, and shareholders' equity outstanding has been reduced by the same amount in the accompanying financial statements.


(9) INCOME TAXES

     Total income taxes for the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

---------------------------------------------------------------------
(dollars in thousands)                1996         1995       1994
---------------------------------------------------------------------
Income before income taxes,          $2,447        2,704      2,283
Change in shareholders' equity,
 for unrealized gain(loss) on
 securities                              (76)        332       (395)
---------------------------------------------------------------------
                                      $2,371       3,036      1,888
---------------------------------------------------------------------

                                      31
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     For the years ended December 31, 1996, 1995 and 1994, income tax expense (benefit) attributable to income before income taxes consisted of:

-------------------------------------------------------------------
(dollars in thousands)            1996          1995           1994
-------------------------------------------------------------------
Current:
 State                         $   578           647            538
 Federal                         1,934         2,468          1,964
-------------------------------------------------------------------
                                 2,512         3,115          2,502
-------------------------------------------------------------------
Deferred:
 State                             (16)          (93)           (48)
 Federal                           (49)         (318)          (171)
-------------------------------------------------------------------
                                   (65)         (411)          (219)
-------------------------------------------------------------------
                               $ 2,447         2,704          2,283
-------------------------------------------------------------------

     Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. federal statutory income tax rate to pretax income as a result of the following:

-------------------------------------------------------------------------
(dollars in thousands)                   1996         1995           1994
-------------------------------------------------------------------------
Tax expense at statutory rate          $ 2,117       2,331          1,940
State taxes, net of Federal benefit        371         366            323
Other                                      (41)          7             20
-------------------------------------------------------------------------
Actual income tax expense              $ 2,447       2,704          2,283
-------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are:

--------------------------------------------------------------------
(dollars in thousands)                          1996            1995
--------------------------------------------------------------------
Deferred tax assets:
 Financial statement allowance
  for loan losses                             $ 1,354          1,365
 Post-retirement benefits other than pension      120             93
 Other                                            242            255
--------------------------------------------------------------------
Total gross deferred tax assets                 1,716          1,713
--------------------------------------------------------------------
Deferred tax liabilities:
 Bond discount                                $   112             75
 Premises and equipment, principally due to
  differences in depreciation                      41             48
 Net unrealized gain on securities
  available for sale                               39            115
 Deferred origination fees and expenses            --             26
 Tax loan loss reserve in excess of base
  year reserve                                    222            288
--------------------------------------------------------------------
 Total gross deferred liabilities                 414            552
--------------------------------------------------------------------
 Net deferred tax asset                       $ 1,302          1,161
--------------------------------------------------------------------

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

     Included in retained earnings at December 31, 1996 is approximately $2,038,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Company.


                                      32
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


(10) REGULATORY CAPITAL MATTERS

     The Company's subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies which regulate them. Failure to meet minimum capital requirements can initiate certain mandatory- and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Cayuga and Homestead must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS) categorized Cayuga and Homestead respectively as well capitalized under the regulatory framework for prompt corrective actions. To be categorized well capitalized, Cayuga and Homestead must maintain the minimum ratios as set forth in the table. There were no conditions or events since that notification that management believes have changed either bank's category.

     The Company's actual capital amounts and ratios are presented in the following table:

-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         As of December 31, 1996:
-------------------------------------------------------------------------------------------------------------
                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                        For Capital        Prompt Corrective
                                                   Actual            Adequacy Purposes     Action Provisions
-------------------------------------------------------------------------------------------------------------
                                               Amount    Ratio      Amount    Ratio        Amount       Ratio
-------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------------
Consolidated                                $34,365      11.23%       N/A        --           N/A          --
Cayuga                                       28,144      11.47     19,634      >8.0        24,542       >10.0
Homestead                                     6,221      10.25      4,855      >8.0         6,069       >10.0

Tier 1 Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------------
Consolidated                                $31,068      10.15%       N/A        --           N/A          --
Cayuga                                       25,075      10.22      9,817      >4.0        14,725        >6.0
Homestead                                     5,993       9.87      2,428      >4.0         3,641        >6.0

Tier 1 Capital (to Average Assets):
-------------------------------------------------------------------------------------------------------------
Consolidated                                $31,068       6.62%       N/A        --           N/A          --
Cayuga                                       25,075       6.94     14,453      >4.0        18,067        >5.0
Homestead                                     5,993       5.56      4,312      >4.0         5,390        >5.0

Tangible Capital
-------------------------------------------------------------------------------------------------------------
Consolidated                                    N/A         --        N/A        --           N/A          --
Cayuga                                          N/A         --        N/A        --           N/A          --
Homestead                                   $ 5,993       5.56%     1,617      >1.5           N/A          --


                                      33
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                        As of December 31, 1995:
-----------------------------------------------------------------------------------------------------------------
                                                                                                  To Be Well
                                                                                              Capitalized Under
                                                                       For Capital            Prompt Corrective
                                               Actual               Adequacy Purposes         Action Provisions
-----------------------------------------------------------------------------------------------------------------
                                       Amount            Ratio       Amount      Ratio        Amount       Ratio
-----------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
-----------------------------------------------------------------------------------------------------------------
Consolidated                          $34,377           12.28%         N/A          --           N/A           --
Cayuga                                 28,311           12.68       17,857     >/= 8.0        22,322     >/= 10.0
Homestead                               6,066           10.71        4,530     >/= 8.0         5,663     >/= 10.0

Tier 1 Capital (to Risk Weighted Assets):
-----------------------------------------------------------------------------------------------------------------
 Consolidated                         $31,327           11.19%         N/A          --          N/A           --
 Cayuga                                25,517           11.43        8,929     >/= 4.0       13,393      >/= 6.0
 Homestead                              5,810           10.26        2,265     >/= 4.0        3,398      >/= 6.0

Tier 1 Capital (to Average Assets):
-----------------------------------------------------------------------------------------------------------------
 Consolidated                         $31,327            7.18%         N/A          --          N/A           --
 Cayuga                                25,517            7.66       13,327     >/= 4.0       16,659      >/= 5.0
 Homestead                              5,810            5.64        4,120     >/= 4.0        5,149      >/= 5.0

Tangible Capital
-----------------------------------------------------------------------------------------------------------------
 Consolidated                             N/A               --         N/A          --          N/A           --
 Cayuga                                   N/A               --         N/A          --          N/A           --
 Homestead                            $ 5,810            5.64%       1,545     >/= 1.5          N/A           --

N/A - Not Applicable


(11) SHAREHOLDERS' EQUITY

     Series A Preferred Stock -- Dividends are cumulative from the date of issuance and are payable quarterly at prime plus 1%, not to exceed 12% or fall below 8% (9.25% at December 31, 1996). The preferred stock is redeemable at the Company's sole discretion for $100 per share. During 1996 and 1995, the Company redeemed 398 and 58 shares, respectively, of the Series A preferred stock.

     Series B Preferred Stock -- In connection with the acquisition of Homestead, the Company issued 21,700 shares of floating-rate non-cumulative preferred stock. Dividends are payable quarterly at prime, not to exceed 10.5% or fall below 7.5% (8.25% at December 31, 1996). The preferred stock is redeemable at the Company's sole discretion at $100 per share. During 1996 and 1995, the Company redeemed 101 and 674 shares, respectively, of the Series B preferred stock.

     The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary banks to pay dividends to the Parent Company. The payment of dividends by Cayuga and Homestead is subject to being in compliance with minimum regulatory capital requirements.


(12) RETIREMENT PLANS

     The Company's pension plans cover substantially all of its full-time employees who have been employed by the Company for more than one year.

     The Company has a non-contributory defined contribution retirement plan and a 401(k) plan. Contributions to the retirement plan are based on the participant's age and compensation, generally 2.5% of each covered employee's wages. Contributions to the 401(k) plan amount to 50% of participant contributions up to 6% of employee compensation. Expense for these plans for the years ended December 31, 1996, 1995 and 1994 was $193,000, $261,000, and
$242,000, respectively.


(13) OTHER POST-RETIREMENT BENEFIT PLANS

     The Company sponsors a defined contribution Post-retirement Medical Spending Account Plan that provides funds for medical expenditures for retired full-time employees who meet minimum age and service requirements. In addition, the Company sponsors a life insurance benefit of $10,000 for retired full time employees meeting minimum age and service requirements.


                                      34
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     The following table presents the plan's funded status reconciled with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995:

-------------------------------------------------------------------------
(dollars in thousands)                                1996    1995
-------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
 Retirees                                           $ (673)   (711)
 Active plan participants                             (139)   (119)
-------------------------------------------------------------------------
                                                      (812)   (830)
Plan assets at fair value                               --      --
-------------------------------------------------------------------------
Accumulated post-retirement benefit
 obligation in excess of plan assets                  (812)   (830)
Unrecognized transition obligation                     690     734
Unrecognized net gain                                 (149)   (106)
-------------------------------------------------------------------------
Accrued post-retirement benefit cost
 included in other liabilities                       $(271)   (202)
-------------------------------------------------------------------------

     Net periodic post-retirement benefit cost for 1996 and 1995 includes the following components:

-------------------------------------------------------------------------
(dollars in thousands)                                1996    1995
-------------------------------------------------------------------------
Service cost                                         $  16       8
Interest cost                                           57      60
Amortization of transition obligation                   40      37
-------------------------------------------------------------------------
Net periodic post-retirement benefit cost            $ 113     105
-------------------------------------------------------------------------

     The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 10.0% in 1996, decreasing 0.5% in each year until attaining the ultimate level of 5.0% per year. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% in 1996 and 7.5% in 1995.


(14) STOCK OPTION PLAN

     The Company's stock option plans include the 1996 Stock Option Plan (1996
Plan) and the 1988 Stock Option Plan (1988 Plan). The 1996 Plan provides for the award of incentive stock options or nonstatutory stock options to key employees of the Company. Awards may be made under the Plan until May 2001. During 1995, an additional 21,600 shares were authorized for issuance under the 1988 plan. No additional grants may be made under the 1988 Plan. Shares issued under these plans may be authorized but unissued shares or treasury shares.

     Options are granted at prices equal to the fair market value of the common stock on the date of grant. Options granted under the 1996 Plan are exercisable in full two years after the date of grant and expire not later than seven years after the date of grant. Options under the 1988 Plan are fully vested and expire not later than ten years after the date of grant.

     A total of 190,100 shares of common stock were reserved for issuance under the above plans at December 31, 1996. Options outstanding at December 31, 1996 were at prices ranging from $4.50 to $15.35 per share.

     The following is a summary of the changes in options outstanding:

-------------------------------------------------------------------------------------------------------------------------------
                                                 1996                              1995                          1994
-------------------------------------------------------------------------------------------------------------------------------
                                                       Weighted                         Weighted                    Weighted
                                         #            Average Price       #           Average Price      #        Average Price
-------------------------------------------------------------------------------------------------------------------------------
Options outstanding, January 1         96,000         $  10.76          42,800            7.51          53,500           4.50
Granted                                39,900            15.35          57,700           12.68          30,000           8.80
Exercised                              (9,850)            5.59          (3,000)           4.50         (30,000)          4.50
Expired                                    --               --          (1,500)           4.50         (10,700)          4.50
-------------------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31      126,050            12.62          96,000           10.76          42,800           7.51
-------------------------------------------------------------------------------------------------------------------------------
Options exercisable, December 31       86,150            11.35          96,000           10.76          42,800           7.51
-------------------------------------------------------------------------------------------------------------------------------
Shares available for future grants    190,100               --              --              --          34,600             --
-------------------------------------------------------------------------------------------------------------------------------

                                      35
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


The following summarizes outstanding and exercisable options at December 31, 1996:

----------------------------------------------------------------------------------------------
                           Options Outstanding                     Options Exercisable
----------------------------------------------------------------------------------------------
Range of                     Weighted Average     Weighted                       Weighted
Exercise       Number          Remaining          Average        Number          Average
Prices      Outstanding     Contractual Life   Exercise Price  Exercisable    Exercise Price
----------------------------------------------------------------------------------------------
$4 - $9       28,450            7.3 years       $  8.66         28,450          $  8.66
$9 - $16      97,600            7.7 years         13.77         57,700            12.68
----------------------------------------------------------------------------------------------
             126,050                                            86,150
----------------------------------------------------------------------------------------------

     The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements.

     Had compensation cost been determined based on the fair value at the grant dates for awards under the plans, consistent with the method of the Financial Accounting Standards Board's Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)     1996        1995
-------------------------------------------------------------------------------
Net Income:
 As reported                                          $  3,779      4,151
 Pro forma                                            $  3,738      3,949
-------------------------------------------------------------------------------
Earnings per share:
 As reported                                          $   1.43       1.60
 Pro forma                                            $   1.41       1.51
-------------------------------------------------------------------------------

     The per share weighted average fair value of stock options granted during 1996 and 1995 of $5.83 and $5.68 on the date of grant was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

--------------------------------------------------------------------------------
                                                          1996         1995
--------------------------------------------------------------------------------
Expected dividend yield                                   2.0%         2.0
Risk free interest rate                                   6.6%         6.4
Expected life                                           5 years     7 years
Volatility                                               39.9%        42.8
--------------------------------------------------------------------------------


(15) LEASES

     The Company leases certain property and equipment under operating lease arrangements. Rent expense under these arrangements amounted to $117,000 in 1996, $148,000 in 1995 and $137,000 in 1994. Real estate taxes, insurance, maintenance and other operating expenses associated with leased property are generally paid by the Company.


(16) EMPLOYEE STOCK OWNERSHIP PLAN

     The Company has a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. The number of shares allocable to Plan participants is determined by the Board of Directors. Allocations to individual participant accounts are based on participant compensation.

     In connection with establishing the ESOP, the ESOP borrowed $1,147,000 (see note 8) and utilized a Company contribution of $70,000 to acquire 188,260 shares of the Company's common stock. In 1994, the ESOP borrowed $302,000 and used the proceeds to purchase 34,188 shares of the Company's common stock.

     As of December 31, 1996 and 1995, shares allocated to employees were 146,462 and 137,863 respectively, with remaining shares at December 31, 1996 held in trust. Interest incurred by the ESOP on debt applicable to unallocated shares was $45,000, $60,000 and $44,000 in 1996, 1995 and 1994, respectively.
Expense for the ESOP for the years ended December 31, 1996, 1995 and 1994 was $173,000, $90,000 and $77,000, respectively.


                                      36
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     The Company accounts for shares purchased subsequent to December 31, 1992 in accordance with Statement of Position 93-6. Accordingly, as shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. ESOP compensation expense for 1996, applicable to shares purchased subsequent to 1992, was $74,000. At December 31, 1996, there were 9,768 of these ESOP shares allocated and 24,420 shares unreleased. The fair value at December 31, 1996 of unreleased ESOP shares purchased subsequent to 1992 was $415,000.


(17) COMMITMENTS AND CONTINGENCIES

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as standby letters of credit and commitments to extend credit that are not reflected in the consolidated financial statements. Financial instruments with off-balance sheet risk involve elements of credit risk, interest rate risk, liquidity risk and market risk. Management does not anticipate any significant losses as a result of these transactions.

     Commitments to originate mortgages and other loans were approximately $7,722,000 and $7,184,000 at December 31, 1996 and 1995, respectively.
Commitments under unused lines of credit were approximately $42,743,000 and $35,788,000 at December 31, 1996 and 1995, respectively. The majority of these commitments were at a variable rate of interest.

     Primarily all of the Company's loans are to borrowers in Cayuga and Oneida, New York, counties and surrounding areas. The ability and willingness of borrowers to repay their loans is dependent on the overall economic health of the Company's market area, current real estate values and the general economy. A majority of the Company's loans are secured by real estate collateral.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management based on review with counsel, the aggregate amount involved in such proceedings is not material to the financial condition, liquidity or results of operations of the Company.


(18) LOANS TO DIRECTORS AND OFFICERS

  A summary of the changes in outstanding loans to members of the board of directors and officers of the Company, or their interests, follows:


--------------------------------------------------------------------------------
                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                               1996             1995
--------------------------------------------------------------------------------
Balance of loans outstanding at
 beginning of year                                 $ 5,638           5,920
New loans and increase in existing loans               592           3,066
Loan principal repayments                           (1,014)         (3,348)
--------------------------------------------------------------------------------
Balance at end of year                             $ 5,216           5,638
--------------------------------------------------------------------------------

     These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties.


(19) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


CASH AND CASH EQUIVALENTS

     For these short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.


SECURITIES

     Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.


LOANS RECEIVABLE

     For variable-rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. Fair values for fixed-rate residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market, adjusted for differences in loan characteristics. The fair values for


                                      37
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


other loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

     Delinquent loans are valued using the methods noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days are reduced by an allocated amount of the general allowance for loan losses.


FHLB STOCK

     The carrying value of this instrument, which is redeemable at par, approximates fair value.


DEPOSITS

     The fair values disclosed for demand deposits, mortgage escrow accounts, savings accounts and money market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e. their carrying values). The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow approach that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.


BORROWINGS

     The carrying value and fair value of borrowings with fixed-rates were not materially different due to the short-term nature of the borrowings.


COMMITMENTS TO EXTEND CREDIT

     The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1996 and 1995.

     The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
                                               1996                 1995
--------------------------------------------------------------------------------
                                      Carrying      Fair     Carrying   Fair
(dollars in thousands)                 Amount      Value(1)    Gains   Value(1)
--------------------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents           $ 10,675    $ 10,675     9,290     9,290
 Securities available for sale         43,895      43,895    39,383    39,383
 Securities held to maturity           54,392      54,618    44,722    45,352
 Loans Receivable:
  Adjustable-rate residential          47,597      47,556    47,851    47,960
  Fixed-rate residential              140,590     143,086   123,970   129,194
  Commercial mortgages                 46,022      46,143    53,425    53,099
  Commercial loans                     40,009      40,012    35,904    35,002
  Consumer loans and other             74,245      74,066    67,938    66,830
  Allowance for loan losses             3,389       3,389     3,380        --
 FHLB stock                             2,279       2,279     2,194     2,194
--------------------------------------------------------------------------------
Financial Liabilities:
 Deposits:
  Demand accounts, savings and
   money market accounts             $219,731    $219,731   186,010   186,010
  Certificates of Deposit             187,360     187,446   178,210   179,087
  Advance payments by borrowers for
      insurance and taxes               3,131       3,131     4,881     4,881
 Borrowings                            25,536      25,536    35,250    35,250
--------------------------------------------------------------------------------

     (1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


                                      38
                            ---------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


(20) PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following presents the financial position of the parent company as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years ended December 31, 1996, 1995 and 1994:


CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------
                                                           December 31,
--------------------------------------------------------------------------------
dollars in thousands                                 1996             1995
--------------------------------------------------------------------------------
Assets
Cash and Due from Banks $                             858              684
Other assets                                          190              142
Investment in subsidiaries                         33,983           31,497
--------------------------------------------------------------------------------
                                                 $ 35,031           32,323
--------------------------------------------------------------------------------
Liabilities and Shareholders' equity
Other Liabilities                                $     14              145
Due to subsidiaries                                    --               30
Borrowings                                            215              302
Shareholders' equity                               34,802           31,846
--------------------------------------------------------------------------------
                                                 $ 35,031           32,323
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
                                                  Year ended December 31,
--------------------------------------------------------------------------------
                                                 1996       1995        1994
--------------------------------------------------------------------------------
Income from subsidiaries                      $   632        679         639
Dividends from subsidiaries                     1,200      1,250       1,310
Equity in undistributed income
 of subsidiaries                                2,600      2,940       2,199
Operating expenses                               (632)      (692)       (715)
Interest Expense                                  (21)       (26)        (10)
--------------------------------------------------------------------------------
Net Income                                    $ 3,779      4,151       3,423
--------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
                                                      Year ended December 31,
--------------------------------------------------------------------------------
                                                  1996         1995       1994
--------------------------------------------------------------------------------
Operating activities:
 Net income                                     $ 3,779        4,151      3,423
 Adjustments to reconcile net income to net
  cash provided(used) by operating activities:
  Equity in undistributed income
    of subsidiaries                              (2,600)      (2,940)    (2,199)
  Amortization                                       --           14         41
  (Increase) decrease in other assets               (47)         (91)        35
  Increase (decrease) in other liabilities
   and due to subsidiaries                         (161)          62          8
--------------------------------------------------------------------------------
Net cash provided by operating activities           971        1,196      1,308
--------------------------------------------------------------------------------
Financing activities:
 Net proceeds from issuance of common
  and preferred stock                               338          134         48
 Director Stock Plan distributions                   16           16         15
 Employee Stock Ownership Plan distributions        185          169        111
 Cash dividends paid to shareholders             (1,198)      (1,158)    (1,061)
 Redemption of Preferred stock                      (50)         (73)      (282)
 Decrease in borrowings                             (86)          --        302
 Stock Purchased for ESOP                            --           --       (302)
--------------------------------------------------------------------------------
Net cash used by financing activities              (797)        (914)    (1,169)
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents           174          282        139
Cash and cash equivalents at beginning of year      684          402        263
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year         $  858          684        402
--------------------------------------------------------------------------------


                                      39
                            ---------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                  QUARTERLY SUMMARIZED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
                                  (UNAUDITED)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                             1996                                           1995
-----------------------------------------------------------------------------------------------------------------
By Quarter                1       2        3        4        Year       1        2        3        4       Year
-----------------------------------------------------------------------------------------------------------------
Interest income      $  8,518   8,986    9,136     9,123     35,763     8,199  8,374     8,536    8,604    33,713
Interest expense        4,075   4,111    4,066     4,100     16,352     3,606  3,906     4,072    4,168    15,752
-----------------------------------------------------------------------------------------------------------------
Net interest income     4,443   4,875    5,070     5,023     19,411     4,593  4,468     4,464    4,436    17,961
Provision for
 loan losses              296     446      227       365      1,334       242    224       204      247       917
-----------------------------------------------------------------------------------------------------------------
                        4,147   4,429    4,843     4,658     18,077     4,351  4,244     4,260    4,189    17,044
-----------------------------------------------------------------------------------------------------------------
Non-interest income       587     691     (309)(a)   766      1,735       517    672       642      630     2,461
Non-interest
 expenses               3,102   3,232    4,051(b)  3,201     13,586     3,343  3,037     3,031    3,239    12,650
-----------------------------------------------------------------------------------------------------------------
Income before
 income taxes           1,632   1,888      483     2,223      6,226     1,525  1,879     1,871    1,580     6,855
Income taxes              640     737      193       877      2,447       619    741       736      608     2,704
-----------------------------------------------------------------------------------------------------------------
Net Income           $    992   1,151      290     1,346      3,779       906  1,138     1,135      972     4,151
Preferred stock
 dividend                 118     111      111       111        451       107    122       122      118       469
-----------------------------------------------------------------------------------------------------------------
Net Income
 attributable to
 common shares       $    874   1,040      179     1,235      3,328       799  1,016     1,013      854     3,682
-----------------------------------------------------------------------------------------------------------------
Per common share:
Net income           $    .38     .45      .08       .52       1.43       .35    .44       .44      .37      1.60
-----------------------------------------------------------------------------------------------------------------

(a) Includes $1.0 million loss on sale of commercial mortgage loans.
(b) Includes $556,000 SAIF Assessment.


--------------------------------------------------------------------------------
            COMMON STOCK PRICE AND DIVIDEND INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------
                                  (UNAUDITED)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                             1996                                       1995
-----------------------------------------------------------------------------------------------------------------
By Quarter               1         2        3        4     Year      1        2         3          4        Year
-----------------------------------------------------------------------------------------------------------------
Stock price
 High                  15 1/4     16       16 1/4    17     17      9 3/4    11 7/8    15 1/2    14 1/2    15 1/2
 Low                   13         14 1/2   14 3/4    16     13      8 1/4     9 3/8    11 1/2    12 3/4     8 1/4
-----------------------------------------------------------------------------------------------------------------
Dividends             .08        .08      .08       .08    .32    .07       .07       .08       .08       .30
-----------------------------------------------------------------------------------------------------------------

     The common stock of the Company is presently traded on the Nasdaq Stock Market under the symbol "IROQ." The above table indicates the high and low closing prices as reported in the Nasdaq National Market listings for the Iroquois Bancorp, Inc. common stock, and dividend information for each quarter in the last two calendar years. The prices may represent inter-dealer transactions, without retail markups, markdowns, or commissions. The number of registered shareholders of Iroquois Bancorp, Inc. stock as of December 31, 1996, was 1206.


                                      40
                            ----------------------
                            IROQUOIS BANCORP, INC.

--------------------------------------------------------------------------------
                     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                     DIRECTORS AND OFFICERS / CORPORATE DATA
--------------------------------------------------------------------------------


IROQUOIS
BANCORP, INC.

Directors:

Joseph P. Ganey
Chairman

Brian D. Baird
Attorney, Kavinoky & Cook

John Bisgrove, Jr.
President & Owner of
Sunrise Farms

Richard D. Callahan
President & Chief
Executive Officer

Peter J. Emerson
President, Fred L. Emerson
Foundation, Inc.

William J. Humes, Jr.
Retired President
Auburn Steel Company

Dr. Arthur A. Karpinski
Retired Periodontist

Henry D. Morehouse
Owner, Morehouse Appliances

Edward D. Peterson
Retired Manager, Human
Resources, General Electric
Aerospace Operations Dept.;
Management Consultant

Lewis E. Springer, II
President, Creative Electric, Inc;
Chairman, Andersen
Laboratories, Inc.

CORPORATE DATA

Corporate Offices

Iroquois Bancorp, Inc.
115 Genesee Street
Auburn, New York 13021
(315) 252-9521

Annual Meeting

The annual meeting of Iroquois Bancorp, Inc. will be held at 10:00 a.m., Thursday, May 8, 1997, at the Holiday Inn, 75 North Street, Auburn, New York 13021.

Officers:

Richard D. Callahan,
President & Chief
Executive Officer

James H. Paul
Executive Vice President &
Secretary, & Chief Operating
Officer

Marianne R. O'Connor, CPA
Treasurer & Chief Financial
Officer

Maureen D. Charland
Vice President-Marketing

Melissa A. Komanecky
Vice President-Human Resources

Richard J. Notebaert, Jr.
Vice President
President & Chief Executive
Officer, The Homestead
Savings (FA)

Henry M. O'Reilly
Director of Internal Audit

W. Anthony Shay, Jr.
Vice President-Operations

Request for Financial
Information

Shareholders and others seeking information about Iroquois Bancorp, Inc., including copies of the annual and quarterly reports, as well as Form 10-K, as filed with the Securities Exchange Commission, are invited to contact:

Marianne R. O'Connor, CFO
(315) 252-9521

Transfer Agent & Registrar:
American Stock Transfer & Trust Co.
40 Wall Street
New York, NY  10005
(800) 937-5449

CAYUGA
BANK

Directors:

Joseph P. Ganey, Chairman
John Bisgrove, Jr.
Richard D. Callahan
Carol I. Contiguglia
Peter J. Emerson
William J. Humes, Jr.
Dr. Arthur A. Karpinski
Martha S. MacKay
Lawrence H. Poole, Ph.D.
Frederick N. Richardson
Lewis E. Springer, II
Donald E. Staples

Offices:

Main Office
115 Genesee Street
Auburn, NY  13021
(315) 252-9521

Grant Avenue Office
Auburn, NY  13021

Loop Road Office
Auburn, NY  13021

West Genesee Street Office
351 West Genesee Street
Auburn, NY  13021

Weedsport Office
9015 North Seneca Street
Weedsport, NY  13166

Moravia Office
31-33 Main Street
Moravia, NY  13118

Lansing Office
1935 E. Shore Drive
Lansing, NY  14882

Lacona Office
1897 Harwood Drive
Lacona, NY  13083

Counsel

Harris Beach & Wilcox, LLP
The Granite Building
130 East Main Street
Rochester, NY  14604

Independent Auditors

KPMG Peat Marwick LLP
113 South Salina Street
Syracuse, NY  13202

Market Makers
(as of year-end)

Arthur W. Wood Co.
First Albany Corp.
F. J. Morrissey & Co., Inc.
Herzog, Heine, Geduld, Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners

THE HOMESTEAD
SAVINGS (FA)

Directors:

Annette M. Dimon
David A. Engelbert
James H. Gilroy, Jr.
William E. Jakes
Henry D. Morehouse
Richard J. Notebaert, Jr.
Edward D. Peterson

Offices:

Main Office
283 Genesee Street
Utica, NY  13501
(315) 797-1350

South Utica Office
1930 Genesee Street
Utica, NY  13502

Rome Office
Freedom Mall
Rome, NY  13440

Waterville Office
129 Main Street
Waterville, NY  13480

Clinton Office
Homestead Plaza
Clinton, NY  13323

Automatic Dividend
Reinvestment Plan

A convenient, no-cost means for Iroquois Bancorp, Inc. shareholders to increase their holdings is available through the Automatic Dividend Reinvestment Plan. This plan is administered by American Stock Transfer & Trust Co. acting as your Agent.

Quarterly dividends and optional additional cash investments may be used to purchase additional shares.

For further information:
American Stock
Transfer & Trust Co.
40 Wall Street
New York, NY  10005
(800) 937-5449