Form 10-K405, Exhibit 13
period 1997-12-31
IROQUOIS BANCORP INC
filed 1998-03-30
CIK 846753

                                                                  IROQUOIS
                                                                  BANCORP [LOGO]


                                       Applying Technology With A Personal Touch




                                       1997 IROQUOIS BANCORP, INC. ANNUAL REPORT

================================================================================

Table of Contents

Financial Highlights
This page

A Message to Our
Shareholders
1

Cayuga Bank
2

The Homestead
Savings (FA)
3

Selected Consolidated
Financial Data
4

Management's
Discussion and Analysis
5

Report of Management
24

Report of Independent
Auditors
24

Consolidated Financial
Statements
25

Quarterly Information
46

Directors and Officers
47

Corporate Data
47

=========================
Stock Price*
-------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                        ($ at year-end)       Percent of Change
                                        ---------------       -----------------
1993 .................................       8 3/4
1994 .................................       8 1/4                    -6%
1995 .................................      13                       +58%
1996 .................................      17                       +31%
1997 .................................      25 3/4                   +51%

*Restated for 1995 stock split

FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
(dollars in thousands,                         ====                     Percent
except per share amounts)                      1997           1996      Change
-----------------------------------------------====-----------------------------
For The Year:
 Net interest income                        $   20,305         19,411     4.61%
 Provision for loan losses                       1,520          1,334    13.94
 Non-interest income                             3,227          1,735    85.99
 Non-interest expense                           14,121         13,586     3.94
 Net income                                      4,897          3,779    29.58

Per Common Share:
 Net income
  Basic                                     $     1.89           1.43    32.17%
  Diluted                                         1.85           1.41    31.21
 Cash dividends declared                           .36            .32    12.50
 Book value                                      14.42          12.71    13.45

Ratios:
 Net interest margin                              4.37%          4.42    (1.13)%
 Interest rate spread                             4.01           4.12    (2.67)
 Return on average assets                         1.00            .82    21.95
 Return on average
  shareholders' equity                           13.54          11.51    17.64
 Equity as a percent of
  average assets                                  7.39           7.12     3.79
 Dividend payout ratio                           19.05          22.38    (14.88)

At Year-End:
 Assets                                     $  509,778        472,908     7.80%
 Loans, net                                    369,984        345,074     7.22
 Borrowings                                     50,164         25,536    96.44
 Deposits                                      417,011        410,222     1.65
 Shareholders' equity                           39,029         34,802    12.15

 Number of:
 Common shares outstanding                   2,388,936      2,367,940      .89
 Common shareholders of record                   1,365          1,206    13.18
 Employees (full time equivalent)                  200            191     4.71
 Banking offices (full service)                     11             12    (8.33)

================================================================================

     The appropriate application of technology increases efficiency, improves our competitive position, and most importantly, further enhances our ability to be responsive to customer needs.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                                   A Message To Our Shareholders


                                                             [PHOTO]
                                                             Richard D. Callahan
                                                             President and Chief
                                                               Executive Officer


     During 1997 we remained true to our mission of preserving the independence and close community ties of each member bank, while promoting the sharing of resources to make Iroquois member banks more competitive, responsive to customers, and profitable to our shareholders. Significant technology enhancements enabled us to both improve customer service and streamline corporate support functions such as human resources, marketing, computer systems, audit, finance and accounting.

     The Iroquois strategy is founded in a commitment to use technology as a tool to know more about each customer, deliver better products and services, and anticipate customers' future needs. With the appropriate application of technology -- one which makes personal service a priority -- we are confident we can increase efficiency and enhance our ability to meet each customer's unique needs. Our technology enhancements in 1997 included:

     o Implementation of a new technology platform -- A comprehensive system conversion was made with FISERV, our new technology partner, to provide customers with enhanced products and services and to support Iroquois' strategic operating plan.

     o Introduction of Database Marketing -- A personalized customer contact program using our Marketing Customer Information Files (MCIF) to sustain our competitive difference by leveraging knowledge of our customers and delivering value through strong, active, one-on-one business relationships.

     o Initiation of preparation for the Year 2000 -- A proactive plan to insure all Iroquois computer hardware, software, and network systems are programmed to recognize Year 2000 dates, avoiding service disruptions at member banks as we enter the new millennium.

     The benefits of these efforts are reflected in the following financial highlights of 1997. Iroquois generated a return on average total equity of 13.54% and a return of 14.24% on common shareholders' equity. Net interest income increased $894,000, or 4.6%, over 1996. This was driven by a 5.8% increase in average interest-earning assets and a 20.2% increase in average non-interest bearing funding sources. In addition, service fee income increased $341,000, or 13.0% in 1997.

     Residential mortgage loans increased 14.4% as a result of expanded product and service offerings by our member banks. Average total deposits increased $21.2 million in 1997. This included those deposits resulting from the introduction of municipal banking services at Cayuga.

     Looking forward, we will continue to match our advancements in operating efficiency with the high level of service and attention our customers deserve.

     We thank our staff for their outstanding teamwork throughout the comprehensive, year-long conversion of systems and applications. We also appreciate our customers' patience and support as we transition to a new way of serving their banking needs, now and into the future.

     In January 1998, William J. Humes, a founding director of Iroquois and a director of Cayuga Bank since 1987, died. We will miss his counsel, and extend our deepest sympathy to his wife and their family.

                                        Very truly yours,

                                        /s/  Richard D. Callahan

                                        Richard D. Callahan
                                        President and Chief Executive Officer

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Report of Cayuga Bank


      "...Cayuga Bank's
     service philosophy
extends to anticipating
      customer needs at
various stages of their
           personal and
   professional lives."

     Cayuga Bank reached new service levels in 1997 by listening to customer needs and significantly improving technology.

     Thanks to upgraded teller and platform software systems, our customers experienced quicker, more streamlined transactions, along with the personal service and expert assistance to which they've become accustomed.

     A 24-hour Mortgage Approval Program was also introduced, made possible through new software that enables us to provide our mortgage customers with fast and efficient application processing.

     Another important aspect of service is convenience. Once again, we've put technology in the hands of the customer with a new 24-hour drive-up ATM at our Loop Road office.

     Beyond daily transactions, Cayuga Bank's service philosophy extends to anticipating customer needs at various stages of their personal and professional lives. This is where technology plays a critical role, helping us understand who our customers are, and how to best craft the products and services they need. In 1997, Cayuga Bank's database marketing program helped strengthen and expand customer relationships while making our commitment to "high-touch" personal service more visible.

     In addition, a new Customer Tracking System was installed, providing us with a tool to profile, track, and follow-up on each customer contact. This system enables us to capture and build on the important information received from each customer contact.

     In summary, Cayuga Bank has taken several major steps forward in our technology plan for the future. Most importantly, we continue to deliver a blend of high-quality personal service and products that our customers have come to rely on from our community bank for over 130 years.

--------------------------------------------------------------------------------

                        1997 Highlights for Cayuga Bank

--------------------------------------------------------------------------------

Introduced a home affordability program and FHA "203K" home rehabilitation loan.

Established the Auburn Housing Partnership, a public/private sector community housing rehabilitation program.

Cayuga Financial Services became designated by the State of New York as a Registered Financial Investment Advisor.

Announced new Money Market investment options with tiered pricing and rates.

Improved customer service and efficiency with major renovations at our main office and corporate headquarters in Auburn, the introduction of saturday banking hours at our Moravia Branch, and the expansion of the teller line and parking facilities at our West Genesee Street Branch.

Introduced municipal loans, and deposit services to the school districts and towns in the markets we serve.

Supported the Cayuga Home for Children Fund Drive for the purchase of new beds.

Assisted in strengthening economic development in Cayuga County through staff participation with city and county agencies and by providing commercial loan services in support of area business expansion.

--------------------------------------------------------------------------------

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Report of The Homestead Savings (FA)

     Homestead Savings strengthened its competitive position in 1997 by improving operations at all bank locations.

     While continuing to market our specialized loan products and flexible savings plans, technology made its mark in both back office and customer service areas.

     Dramatic improvements in efficiency were realized with the installation of a Wide Area Network. This high speed communication system connects all our branches and provides electronic mail, centralized loan processing and underwriting, and improved network management capabilities.

     Back office PCs and an enhanced digital communication line and equipment were also part of Homestead's 1997 technology program.

     While many of these enhancements were not immediately evident to customers, the resulting smoothness and efficiency of daily operations is reflected in the improved service we can now provide.

     A more visible improvement for customers was the introduction of new teller and platform PCs, helping us streamline the new account process and numerous other daily transactions.

     Homestead continued in 1997 to enhance service at the branch level, particularly the use of technology to improve customer access and convenience. The most significant enhancement took place at the Clinton Office with the installation of a 24-hour drive-up ATM. Plans have been developed for a variety of other service and operational improvements which will be pursued in the coming year.

     In 1998, Homestead looks forward to tapping into Iroquois' database marketing capabilities, and further automation of our consumer lending area. Above all, we are dedicated to making personal service a top priority while we build a more efficient, more competitive organization.

"...We are dedicated
to making personal
service a top priority
while we build a more
efficient, more compet-
itive organization."

--------------------------------------------------------------------------------

                             & The Homestead Savings

--------------------------------------------------------------------------------

First in the market to offer a new vacation home lending program in the Adirondack north country.

Improved customer access and convenience with the installation of a 24-hour drive-up ATM at the Clinton office.

Participated in a tutoring program with the Utica City School District.

All Homestead branches generously participated in collecting contributions for the local community food bank drives.

Opened a new loan origination office in Old Forge.

Provided support for several local fund drives, via employee participation, including United Way, Muscular Dystrophy, Cystic Fibrosis and the Cancer Society.

Introduced the reverse mortgage, a new retirement planning option for senior homeowners.

Sponsored the 17th annual "Spirit of the Season" gift drive for a local psychiatric center.

--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Selected Consolidated Financial Data

------------------------------------------------------------------------------------------------------------------------------------
                                                                            At, or for the year ended, December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except                                ====
for per share amounts)                                       1997             1996            1995            1994            1993
-------------------------------------------------------------====-------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                               $509,778          472,908         437,803         423,977         403,210
Securities                                                  103,620           98,287          84,105          81,991          57,910
Total loans, net                                            369,984          345,074         325,707         316,432         317,805
Deposits                                                    417,011          410,222         369,101         358,876         362,967
Borrowings                                                   50,164           25,536          35,250          34,778          11,073
Shareholders' equity                                         39,029           34,802          31,846          28,110          26,754
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income                                            $ 37,522           35,763          33,713          30,639          30,842
Interest expense                                             17,217           16,352          15,752          12,521          12,945
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                          20,305           19,411          17,961          18,118          17,897
Provision for loan losses                                     1,520            1,334             917             830           1,464
Non-interest income                                           3,227            1,735           2,461           1,556           2,196
Non-interest expense                                         14,121           13,586          12,650          13,138          13,169
Income tax expense                                            2,994            2,447           2,704           2,283           2,186
------------------------------------------------------------------------------------------------------------------------------------
Income before and cumulative effect
 of change in accounting principle                            4,897            3,779           4,151           3,423           3,274
Cumulative effect of change
 in accounting principle                                         --               --              --              --             200
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                    4,897            3,779           4,151           3,423           3,474
Dividends on preferred stock                                    441              451             469             415             423
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
 common shares                                             $  4,456            3,328           3,682           3,008           3,051
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Income before cumulative effect
 of change in accounting principle                         $   1.89             1.43            1.60            1.32            1.23
Cumulative effect of change
  in accounting principle                                        --               --              --              --             .09
Net income per common share:
 Basic                                                         1.89             1.43            1.60            1.32            1.32
 Diluted                                                       1.85             1.41            1.59            1.31            1.31
Cash dividends declared                                         .36              .32             .30             .28             .27
Book value                                                    14.42            12.71           11.60           10.02            9.21
------------------------------------------------------------------------------------------------------------------------------------
RATIOS
Yield on interest-earning assets                               8.08%            8.15            8.18            7.73            8.12
Cost of interest-bearing liabilities                           4.07             4.03            4.11            3.37            3.59
Interest rate spread                                           4.01             4.12            4.07            4.36            4.53
Net interest margin                                            4.37             4.42            4.36            4.57            4.71
Return on average assets                                       1.00              .82             .97             .83             .88
Return on average shareholders' equity                        13.54            11.51           14.05           12.80           13.94
Equity as a percent of average assets                          7.39             7.12            6.89            6.49            6.28
Dividend payout ratio                                         19.05            22.38           18.75           21.21           20.45
------------------------------------------------------------------------------------------------------------------------------------

Note: All share and per share data have been retroactively adjusted to reflect the stock split as of 8/31/95.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

INTRODUCTION

     Iroquois Bancorp, Inc. ("Iroquois" or the "Company") is a New York Corporation and the bank holding company of two financial institutions: Cayuga Bank ("Cayuga") of Auburn, New York, a New York state-chartered commercial bank and trust company, and The Homestead Savings (FA) ("Homestead") of Utica, New York, a federally-chartered savings association. Iroquois, through these two member banks and their subsidiaries (together, "the Banks"), provides banking services to individuals and businesses in upstate New York, primarily in Cayuga, Oswego, Oneida and Madison counties and surrounding areas. The Banks provide a varying range of financial services reflecting the needs of their market area, including residential mortgage loans, consumer and commercial loans, credit cards, insurance and investment brokerage services, trust services and safe deposit facilities.

     The following discussion and analysis reviews the Company's business and provides information about the financial condition and results of operations of the Company. It should be read in conjunction with the consolidated financial statements and accompanying notes and other statistical information included elsewhere in this 1997 Annual Report.

OVERVIEW OF 1997

     Iroquois reported net income for 1997 of $4.9 million, or $1.89 basic earnings per share, compared to $3.8 million, or $1.43 per share, reported in 1996. Return on assets improved from .82% in 1996 to 1.00% in 1997. Return on average equity improved from 11.51% in 1996 to 13.54% in 1997, while the return on common shareholders' equity improved from 11.96% in 1996 to 14.24% in 1997. Increases in net interest income and non-interest income contributed to growth in net income and earnings per share in 1997. In 1996, earnings were unfavorably affected by a $1.1 million loss on the sale of certain classified commercial mortgage loans and a $556,000 assessment for the recapitalization of the SAIF Deposit Insurance Fund.

     Net interest income totaled $20.3 million for 1997 compared to $19.4 million for 1996, an increase of $.9 million, or 4.6%. Non-interest income, excluding net losses on sales of loans and securities, increased $372,000, or 13.5%, for 1997. Non-interest expenses, increased $535,000, or 3.9%, for 1997 compared to 1996.

     Total assets grew 7.8% in 1997 to end the year at $509.8 million. Net loans were $370.0 million at December 31, 1997, compared to $345.1 million at December 31, 1996. Total deposits increased $6.8 million to $417.0 million at December 31, 1997. Shareholders' equity increased to $39.0 million at December 31, 1997 and represented 7.66% of year-end assets.

RESULTS OF OPERATIONS

Net Interest Income

     Net interest income is one of the principal sources of Iroquois' earnings. It represents the difference between the interest earned on assets, primarily loans and securities, and the interest paid on liabilities, primarily deposits and other borrowed funds. Several factors contribute to the determination of net interest income, including the volume and mix of interest-earning assets and funding sources, as well as related interest rates and cost of funds. Iroquois has the ability to control the effect of some of these factors through its asset and liability management and planning. External factors, such as overall economic conditions, the strength of customer demand for loan

================================================================================
Assets
--------------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                                                 ($ in millions)
1993 ...........................................................      403.2
1994 ...........................................................      424.0
1995 ...........................................................      437.8
1996 ...........................................................      472.9
1997 ...........................................................      509.8

================================================================================
Net Interest Margin
--------------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                                                  (Percentages)
1993 ...........................................................      4.71
1994 ...........................................................      4.57
1995 ...........................................................      4.36
1996 ...........................................................      4.42
1997 ...........................................................      4.37

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

and deposit products and Federal Reserve Board monetary policy can also have an effect on changes in net interest income from one period to another.

     Net interest income totaled $20.3 million for the year ended December 31, 1997, compared to $19.4 million for 1996. The $894,000, or 4.6%, increase was principally the result of a 5.8% increase in average interest-earning assets in 1997 and a 20.2% increase in non-interest bearing funding sources, including demand deposits, other liabilities and shareholders' equity.

     Two key ratios are used to measure relative profitability of net interest income. Net interest spread measures the difference between the yield on earning assets and the rate paid on interest-bearing liabilities. Net interest margin measures net interest income as a percentage of average total earning assets. Net interest margin, unlike net interest spread, takes into account the level of earning assets funded by interest-free sources such as non-interest-bearing demand deposits and equity capital.

     Net interest margin for 1997 decreased to 4.37% from 4.42% in 1996 primarily because of the decrease in net interest spread from 4.12% in 1996 to 4.01% in 1997. The decrease is attributable to the average yield on interest-earning assets declining 7 basis points in 1997, to 8.08%, and the average cost of interest-bearing liabilities increasing 4 basis points, to 4.07%, for 1997.

     Average securities increased from $91.9 million, or 20.9% of average interest-earning assets in 1996, to $103.2 million, or 22.2%, in 1997 as a result of lower loan demand for commercial mortgages and consumer installment loans.

     Average loans increased $14.3 million to $356.5 million in 1997, from $342.2 million in 1996. As a percentage of average interest-earning assets, however, average loans declined to 76.7% in 1997, from 77.9% in 1996. Average mortgage loans increased $8.5 million in 1997, to $241.4 million, and accounted for 59.1% of the average loan growth in 1997. As a percentage of average assets, however, average mortgage loans declined to 51.9% in 1997 from 53.0% in 1996, resulting primarily from a continuing decline in commercial mortgage loans. The decrease in yield on mortgage loans from 8.32% in 1996 to 8.17% in 1997 was principally a result of the increase in residential mortgages, including lower-yielding adjustable-rate mortgages, as a percentage of the portfolio in 1997. In addition, the lower mortgage portfolio yield tracks the general decline in residential mortgage rates that occurred in 1997. Other loans in 1997 continued to represent approximately 25% of average interest-earning assets. The yield on other loans increased from 9.36% in 1996 to 9.44% in 1997 and corresponds primarily to the increase in the average prime rate from 1996 to 1997.

     Average interest-bearing deposits increased $15.0 million to $393.5 million in 1997, from $378.5 million in 1996. The increase in average interest-bearing deposits was concentrated in the $15.6 million increase in time deposits in 1997 of which the majority was attributable to the growth in public fund deposits at Cayuga. Cayuga was not able to accept public fund deposits prior to its conversion to a commercial bank charter in January 1997. The interest rate paid on average interest-bearing deposits increased to 3.93% in 1997, from 3.90% in 1996, due to the increase in higher-costing time deposits as a percentage of average interest-bearing deposits. In 1997, time deposits represented 47.2% of average interest-bearing deposits, compared to 45.4% in 1996.

     Average borrowings in 1997 increased $2.1 million to $29.9 million, and represented 7.1% of average interest-bearing liabilities for the year. This increase includes the use of Federal Home Loan Bank ("FHLB") borrowings to supplement deposit growth. The average cost of borrowings in

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

1997 increased to 5.89%, from 5.74% in 1996, and primarily corresponds to the increase in the average federal funds rate from 1996 to 1997.

     An increase in average non-interest-bearing sources of funds during 1997 contributed 36 basis points to net interest margin, compared to only 30 basis points in 1996. The growth in shareholders' equity along with an increase in average commercial and retail demand deposits in 1997 were the primary reason for the higher level of interest-free sources of funds.

     A summary of net interest income, as well as average balances for interest-earning assets and interest-bearing liabilities for the years 1995 through 1997, is presented in Table 1. Table 2 shows changes in interest income, interest expense and net interest income due to changes in volumes and rates during that time period. A discussion of interest rate sensitivity is included in the section on Market Risk and Interest Rate Risk Management in this Annual Report.

Table 1 -- NET INTEREST INCOME ANALYSIS

------------------------------------------------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
------------------------------------------------====--------------------------------------------------------------------------------
                                                1997                             1996                           1995
------------------------------------------------====--------------------------------------------------------------------------------
                                   Average                  Average   Average              Average    Average                Average
(dollars in thousands)             Balance     Interest      Rate     Balance   Interest     Rate     Balance   Interest       Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Mortgage loans(1)                 $ 241,355     19,713       8.17%    232,907    19,378      8.32     222,893    18,449        8.28
Other loans, net(1)                 115,135     10,866       9.44     109,286    10,225      9.36      99,581     9,678        9.72
Securities                          103,218      6,606       6.40      91,924     5,838      6.35      82,659     5,118        6.19
Federal funds sold and
 other investments                    4,883        337       6.90       4,933       322      6.53       7,011       468        6.68
------------------------------------------------------------------------------------------------------------------------------------
Total interest-
 earning assets                     464,591     37,522       8.08     439,050    35,763      8.15     412,144    33,713        8.18
Non-interest-earning
 assets                              24,803                            22,185                          16,445
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                      $ 489,394                           461,235                         428,589
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Savings deposits                  $ 189,960      4,807       2.53%    190,243     4,846      2.54     178,040     4,707        2.64
Time deposits                       200,010     10,591       5.30     184,401     9,852      5.34     169,394     9,022        5.33
Mortgage escrow                       3,491         59       1.69       3,854        61      1.58       5,405        85        1.56
Borrowings                           29,869      1,760       5.89      27,757     1,593      5.74      30,396     1,938        6.38
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                        423,330     17,217       4.07     406,255    16,352      4.03     383,235    15,752        4.11
Non-interest-bearing
 liabilities                         29,879                            22,130                          15,820
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                   453,209                           428,385                         399,055
Shareholders Equity                  36,185                            32,850                          29,534
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
 Shareholders Equity              $ 489,394                           461,235                         428,589
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
 and interest rate spread         $  20,305                  4.01%     19,411                4.12      17,961                  4.07
Net interest margin
 on earning assets                                           4.37                            4.42                              4.36
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                               109.75                          108.07                            107.54
------------------------------------------------------------------------------------------------------------------------------------

(1) Non-accrual loans are included in the average asset totals presented above.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

================================================================================
Operating Revenues
--------------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                             [PLOT POINTS TO COME]

                                                                ($ in thousands)
                                                                ----------------
Net Interest Income
1993
1994
1995
1996
1997

Non-Interest Income
1993
1994
1995
1996
1997

================================================================================
Efficiency Ratio
--------------------------------------------------------------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                                                  (Percentages)
                                                                  -------------
1993                                                                  65.8
1994                                                                  64.2
1995                                                                  61.9
1996                                                                  61.3
1997                                                                  60.3

------------------------------------------------------------------------------------------------------------------
                                                Comparison of the                      Comparison of the
                                                   Years Ended                            Years Ended
                                           December 31, 1997 and 1996             December 31, 1996 and 1995
------------------------------------------------------------------------------------------------------------------
                                               Increase (Decrease)                    Increase (Decrease)
                                                Due to Change In:                      Due to Change In:
                                                                  Total                                   Total
                                       Average       Average     Increase        Average      Average    Increase
(dollars in thousands)                 Balance         Rate     (Decrease)       Balance        Rate    (Decrease)
------------------------------------------------------------------------------------------------------------------
Loans, net                            $   1,210        (234)        976           1,684         (208)      1,476
Securities                                  722          46         768             612          108         720
Federal funds sold and
 other investments                           (3)         18          15            (101)         (45)       (146)
------------------------------------------------------------------------------------------------------------------
Interest income                           1,929        (170)      1,759           2,195         (145)      2,050
------------------------------------------------------------------------------------------------------------------
Savings and time deposits
 and mortgage escrow                        554         144         698           1,176         (231)        945
Borrowings                                  124          43         167            (169)        (176)       (345)
------------------------------------------------------------------------------------------------------------------
Interest expense                            678         187         865           1,007         (407)        600
------------------------------------------------------------------------------------------------------------------
Net interest income                   $   1,251        (357)        894           1,188          262       1,450
------------------------------------------------------------------------------------------------------------------

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

Non-Interest Income

     Non-interest income, excluding the net gain or loss on the sale of securities and loans, totaled $3.1 million for 1997, up 13.5% compared to $2.8 million in 1996. The Company reported a net loss of $1.0 million on the sale of loans and securities in 1996 compared to a net gain of $99,000 in 1997.

     Service charges, the Company's primary source of non-interest income, represents revenue from various sources including service charges on deposits and loans, fees relating to trust and investment brokerage services, and electronic banking and credit card processing fees. Revenue from service charges for 1997 increased $341,000, to $3.0 million, compared to $2.6 million in 1996. Fees earned on the Business Manager(R) accounts receivable management program, as well as increases in retail loan fees and trust services revenue, accounted for a significant portion of the increase in non-interest income.

Non-Interest Expense

     Non-interest expense for 1997 totaled $14.1 million, compared to $13.6 million for 1996. Increases in 1997 for salaries and benefits, computer and product service fee expenses, and other expenses were offset by a $645,000 decrease in deposit insurance expense. Deposit insurance expense in 1996 included an assessment of $556,000 related to the government's plan for recapitalizing the SAIF Deposit Insurance Fund and lowering premiums for federally insured savings and loans.

     The Company's overhead ratio, its non-interest expense as a percentage of average assets, was 2.89% for 1997, compared to 2.95% for 1996. The Company's efficiency ratio, which measures non-interest expense as a percentage of revenues, was 60.3% for 1997, compared to 61.3% for 1996. Revenues for this analysis include net interest income and non-interest income excluding non-recurring items.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

     Salaries and benefits for 1997 increased $631,000 to $7.3 million, compared to $6.7 million for 1996. The increase was attributable to an increase in the average number of full-time equivalent employees ("FTEs") in 1997, general merit increases of approximately 4%, and the full implementation of a Company-wide incentive compensation plan designed to focus all employees on performance measurements and objectives. Salaries and benefits represented 51.9% of total non-interest expense for 1997, compared to 49.3% for 1996.

     Computer and product service fees for 1997 increased by $283,000, or 27.1%, to $1.3 million, compared to $1.0 million for 1996. Service fees relating to the Business Manager(R) product increased $116,000 in 1997 due to higher volume levels of customer usage. Computer service fees increased by $120,000 in 1997 as a result of the outsourcing of item processing services. The costs associated with outsourcing, however, were mostly offset by reductions in internal staffing and equipment costs. Computer service fees for 1997 also included expenses relating to the Company's conversion to Fiserv, Inc. as its primary data processing provider.

     Other real estate ("ORE") expenses decreased $55,000 to $333,000 for 1997, compared to $388,000 for 1996. The decrease represents a decline in the number of properties held in ORE during 1997, the length of time the properties were held prior to sale, and related losses.

     Other non-interest expenses for 1997 increased $290,000 to $3.0 million for 1997, compared to $2.7 million for 1996. Other expenses included a $154,000 increase for a full year of amortization of the intangible asset recognized in the acquisition of branches and related deposits from OnBank & Trust Co. in May 1996. In addition, legal and consulting fees increased $148,000 relating to Cayuga's costs in defending a civil suit. Consulting fees incurred in 1997 for corporate and employee benefit plan analyses also contributed to the increase.

Provision for Income Taxes

     For 1997, the provision for income taxes was $3.0 million with an effective tax rate of 37.9%. The provision for income taxes for 1996 was $2.4 million with an effective tax rate of 39.3%.

     A more comprehensive analysis of income tax expense is included in Note 8 to the consolidated financial statements included in this Annual Report.

FINANCIAL CONDITION

Loans

     Loans represent the largest component of the Company's earning assets. Total loans increased $24.8 million for the year, from $348.5 million at December 31, 1996, to $373.3 million at December 31, 1997. This increase was due primarily to the 14.4% growth in residential mortgage loans attributable to Cayuga's expansion of its mortgage lending program during 1997. Table 3 provides a five-year summary of the loan portfolio.

     Mortgage loans continue to represent the largest portion of the Company's loan portfolio. At December 31, 1997, mortgage loans represented 68.8% of total loans, compared to 67.2% at December 31, 1996. The mortgage portfolio consists of loans secured by first or second liens on residential or commercial properties located principally in upstate New York. Residential mortgage loans are generally underwritten and documented in accordance with secondary market standards, and fixed-rate residential mortgage loans with terms exceeding 20 years are sold at the time of origination. Commercial mortgage loans have generally been originated on properties in and around Cayuga's market area.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Table 3 -- SUMMARY OF THE LOAN PORTFOLIO

---------------------------------------------------------------------------------------------------------------------
                                                                       December 31,
---------------------------------------====--------------------------------------------------------------------------
(dollars in thousands)                 1997              1996              1995              1994             1993
---------------------------------------====--------------------------------------------------------------------------
Mortgage loans
  Residential                      $  215,255           188,187           171,883           169,518           164,471
  Commercial                           41,678            46,022            53,363            54,321            53,313
---------------------------------------------------------------------------------------------------------------------
Total mortgage loans               $  256,933           234,209           225,246           223,839           217,784
---------------------------------------------------------------------------------------------------------------------
Other loans
  Home equity lines
   of credit                           27,110            25,486            24,200            24,589            22,454
  Consumer                             45,401            46,551            40,974            32,499            26,028
  Mobile home                              --                --                --                --            12,125
  Commercial                           41,920            40,009            35,904            35,118            38,998
  Education                             1,905             2,208             2,763             3,651             3,240
---------------------------------------------------------------------------------------------------------------------
Total other loans                  $  116,336           114,254           103,841            95,857           102,845
---------------------------------------------------------------------------------------------------------------------
Total loans receivable             $  373,269           348,463           329,087           319,696           320,629
Allowance for loan losses               3,285             3,389             3,380             3,264             2,824
---------------------------------------------------------------------------------------------------------------------
Loans receivable, net              $  369,984           345,074           325,707           316,432           317,805
---------------------------------------------------------------------------------------------------------------------

     The following table shows maturities of certain loan classifications at December 31, 1997 and an analysis of the rate structure for such loans due in over one year.

SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Rate Structure for Loans
                                                Maturity                                              Maturing Over One Year
----------------------------------------------------------------------------------------------------------------------------------
                                One          Over One Year           Over                           Predetermined     Floating or
                              Year or         Through Five            Five                             Interest       Adjustable
(dollars in thousands)         Less              Years               Years           Total               Rate             Rate
----------------------------------------------------------------------------------------------------------------------------------
Commercial Loans            $  38,847             2,267               806            41,920              3,073              --
----------------------------------------------------------------------------------------------------------------------------------

     Residential mortgage loans increased to $215.3 million, or 57.7% of total loans, at December 31, 1997, compared to $188.2 million, or 54.0%, at December 31, 1996. The increase in residential mortgage loans came principally from loans originated through mortgage brokers in the greater Rochester area. Cayuga added approximately $31.3 million in broker originated loans to its residential mortgage loan portfolio, compared to $15.7 million in mortgages originated in its primary market area. Homestead generated mortgage loans in its market area of $7.2 million in 1997 including loans generated through its new loan production office opened in Old Forge, NY. Cayuga's expansion of its mortgage origination network allowed the Bank to take advantage of the full variety of its products, its fast turnaround times and highly personal service to meet the needs of one of the faster growing markets in upstate New York. Experienced staff, expanded quality control procedures, and extensive monitoring and reporting programs were added by the Bank to ensure broker loan originations meet the standards of the Company's lending policies.

     Commercial mortgage loans continued to decrease in 1997 and represented 11.1% of total loans, or $41.7 million, at December 31, 1997, compared to 13.2% of loans, or $46.0 million at year-end 1996. High rates of amortization and prepayment along with slow demand and increased competition caused the commercial mortgage loan portfolio to decline for the third straight year.

     Consumer loans, which include auto loans, fixed-rate home equity and home improvement loans, overdraft protection, credit cards, and other personal installment loans, decreased $1.2 million,

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

or 2.5%, in 1997. The decrease was marked by a decline in personal installment loans reflecting the consumer's increasing use of non-bank leasing and dealer financing programs.

     Home equity lines of credit increased $1.6 million, or 6.4%, during 1997. These loans are generally made at variable interest rates with the prime rate as the repricing index. This product provides the customer with an open line of credit, secured by a lien on residential real estate, and accessible through check writing privileges. The line of credit, together with all loans collateralized by the underlying property, is generally limited to 75%-80% of the property's appraised value.

     Educational loans, which consist of loans originated under federal and state sponsored student lending programs, declined $303,000, or 13.7%, at December 31, 1997. This decrease from 1996 reflects the continued impact of federally sponsored direct student lending initiatives.

     Commercial loans increased $1.9 million to $41.9 million at December 31, 1997, compared to $40.0 million at December 31, 1996. Commercial loans represented 11.2% of total loans at year end 1997, compared to 11.5% at year end 1996. Cayuga, presently, is the only member bank in the holding company to offer commercial business lending. The Bank offers a variety of loan products to its commercial customers including notes, lines of credit, installment loans and the Business Manager(R) program, an accounts receivable cash flow management program in which the Bank purchases and manages a customer's accounts receivable on a full recourse basis. The program was first offered by Cayuga in 1996 and at year end 1997 and 1996 there were $3.7 million and $1.9 million, respectively, in outstanding accounts receivable purchases under the program.

     Commercial lending is generally considered to involve a higher degree of risk than the Banks' other lending products. These loans tend to have larger balances, and repayment is typically dependent on the successful operations and income stream of the borrower. Underlying collateral for these loans typically consists of assets of the business, which may be subject to market obsolescence. Because such risks can be significantly affected by economic and competitive factors, the Company attempts to control the risk by limiting lending to any one borrower, or group of related borrowers, to a maximum of 10% of its capital.

     At December 31, 1997, Iroquois had no significant concentration of loans in any single industry, nor did the loan portfolio contain any loans to finance highly speculative transactions. Iroquois will continue to emphasize a high quality diversified loan portfolio. New lending volume in 1998 is expected to continue to come from residential mortgage lending and home equity financing, as well as targeted growth in commercial lending.

Allowance for Loan Losses

     The allowance for loan losses represents amounts available for future loan losses and is based on management's ongoing evaluation of the loan portfolio, taking into consideration such factors as historical loan loss experience, the detailed review of specific loans identified under the Company's internal review processes, estimated losses on impaired loans, current economic conditions and other pertinent factors. Management monitors the entire loan portfolio to identify problem loans or risks in the portfolio in a timely manner and to maintain an appropriate allowance for loan losses.

     The primary responsibility and accountability for daily lending activities rests with the Banks. Loan personnel at each Bank have the authority to extend credit under board approved lending policies. Each Bank maintains a continuous and comprehensive loan review program

================================================================================
Loans Receivable, Net
--------------------------------------------------------------------------------

                                                                 ($ in millions)
                                                                 ---------------
1993                                                                  317.5
1994                                                                  316.4
1995                                                                  325.7
1996                                                                  345.1
1997                                                                  370.0
--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

developed in conjunction with the type, level and risk of its particular loan portfolio. The loan review program is designed to evaluate credit quality, loan documentation, and the adequacy of the allowance for loan losses. Loan review procedures, including a grading system and independent loan review of large loan relationships, are utilized to ensure that potential problem loans are identified early in order to lessen any potentially negative impact on earnings.

     At December 31, 1997, the allowance for loan losses totaled $3.3 million, compared to $3.4 million at year end 1996. The 1997 provision for loan losses increased $186,000 to $1.5 million, compared to $1.3 million in 1996. The increase in the provision reflects additions to the allowance to maintain a sufficient coverage level given increases in net charge-offs and non-performing loans.

     Net charge-offs of $1.6 million increased by $299,000 in 1997 over the previous year. Net charge-offs of residential mortgages and commercial loans declined in 1997 compared to 1996, while net charge-offs of consumer loans increased only slightly. Net charge-offs of commercial mortgage loans increased $406,000 and was driven primarily by a $667,000 charge-off of a particular commercial mortgage loan. Management believes that the conditions relating to this loan's underlying collateral make it uncharacteristic of the loans in the commercial mortgage portfolio.

     The allowance for loan losses as a percent of total loans was .88% at December 31, 1997, compared to .97% at year end 1996. The decrease in the allowance as a percentage of total loans reflects the changing mix of the loan portfolio toward a greater proportion of residential mortgages. Residential mortgage loans, compared to consumer and commercial loans, generally carry a lower risk of loss or net charge-off. Management believes that the allowance for loan losses at December 31, 1997 is adequate based on all currently available information.

     Table 4 summarizes activity in the allowance for loan losses for the years 1993 through 1997 and an allocation of the year end balances, with related statistics for the allowance and net charge-offs. The allowance for loan losses has been allocated according to the amount considered to be necessary to provide for the possibility of losses being incurred within the various loan categories. The allocation is based primarily on previous net charge-off experience, adjusted for changes in the risk profile of each category, as well as additional amounts allocated based on potential losses identified through the loan review process. The anticipated effect of economic conditions on both individual loans and loan categories is also considered in quantifying amounts allocated to each loan category. Because the allocation is based on management's judgement and estimates, it is not necessarily indicative of the charge-offs that may ultimately occur.

Non-Performing Assets

     Non-performing assets include non-performing loans and real estate acquired by foreclosure. Non-performing loans include loans that have been placed on nonaccrual status and loans past due ninety days or more and still accruing interest. Table 5 provides a five-year summary of non-performing assets.

     Non-performing assets increased $2.5 million, or 58.5%, from December 31, 1996 to December 31, 1997. At December 31, 1997, non-performing assets represented 1.8% of total loans and other real estate ("ORE") and 1.3% of total assets, compared to 1.2% and .9%, respectively, at year end 1996. The increase in non-performing assets was due to the increase in non-performing loans from $3.6 million, or 1.0% of total loans, at December 31, 1996 to $6.2 million, or 1.7% of total loans, at December 31, 1997.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

Table 4 -- ALLOWANCE FOR LOAN LOSSES

------------------------------------------------------------------------------------------------------------------------------------
                                                                               Year ended December 31,
----------------------------------------------------====----------------------------------------------------------------------------
(dollars in thousands)                              1997              1996              1995               1994             1993
----------------------------------------------------====----------------------------------------------------------------------------
Balance at beginning of period                    $  3,389             3,380             3,264             2,824             2,602

Provision for loan losses                            1,520             1,334               917               830             1,464

Charge-offs
 Residential mortgages                                (216)             (247)             (225)             (103)              (30)
 Commercial mortgages                               (1,065)             (634)             (205)               --              (140)
 Commercial loans                                     (140)             (180)             (157)              (92)             (248)
 Mobile home loans                                      --                --                --               (55)             (332)
 Consumer loans                                       (387)             (345)             (353)             (263)             (569)
------------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                   (1,808)           (1,406)             (940)             (513)           (1,319)

Recoveries
  Residential mortgages                                 57                 2                 7                 7                 1
  Commercial mortgages                                  25                --                --                --                --
  Commercial loans                                      22                11                33                35                 4
  Mobile home loans                                     --                --                --                11                --
  Consumer loans                                        80                68                99                70                72
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                       184                81               139               123                77
------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                     (1,624)           (1,325)             (801)             (390)           (1,242)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                          $  3,285             3,389          $  3,380             3,264             2,824
------------------------------------------------------------------------------------------------------------------------------------
Ratio of charge-offs net of
 recoveries to loans outstanding                       .44%              .38               .24               .13               .39
Allowance for loan losses as a percent of:
  Total loans                                          .88               .97              1.03              1.02               .88
  Non-performing loans                               53.21             93.28             63.67             75.75            131.96
------------------------------------------------------------------------------------------------------------------------------------

Allocation of Allowance for Loan Losses at December 31,
--------------------------------====------------------------------------------------------------------------------------------------
                                1997                  1996                 1995                  1994                  1993
--------------------------------====------------------------------------------------------------------------------------------------
                                     % of                  % of                 % of                   % of                  % of
                                     Loans                 Loans                Loans                  Loans                 Loans
                                   to Total              to Total             to Total               to Total              to Total
                           Amt       Loans       Amt       Loans      Amt       Loans        Amt       Loans       Amt       Loans
------------------------------------------------------------------------------------------------------------------------------------
Residential mortgages    $   585     57.67%       471      54.00       402      52.23         201      53.02         74      51.30
Commercial mortgages       1,246     11.16      1,677      13.21     1,452      16.22       1,201      16.99        582      16.63
Commercial loans             826     11.23        617      11.48       807      10.91       1,297      10.99        861      12.16
Mobile home loans             --        --         --         --        --         --          --         --        669       3.78
Consumer loans               628     19.94        624      21.31       719      20.64         565      19.00        638      16.13
------------------------------------------------------------------------------------------------------------------------------------
Total                    $ 3,285     99.88%     3,389     100.00     3,380     100.00       3,264     100.00      2,824     100.00
------------------------------------------------------------------------------------------------------------------------------------

     Non-performing residential mortgage loans increased $1.4 million to $3.0 million at December 31, 1997, compared to $1.5 million at December 31, 1996. Based on recent analyses of delinquency trends, the increase in non-performing loans within the residential mortgage portfolio appears to be a result of such factors as job loss, illness, marital difficulties, and bankruptcy. Property values in the Company's market areas are fairly stable, although the resale market has been sluggish. Management has committed additional resources toward collection and workout efforts in the residential mortgage portfolio.

     Non-performing commercial mortgages accounted for $2.4 million, or 39.5%, of non-performing loans at December 31, 1997, compared to $1.6 million, or 43.2%, at year-end 1996. All non-performing commercial mortgages at December 31, 1997 are either in the process of foreclosure

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Table 5 -- SUMMARY OF NON-PERFORMING ASSETS

---------------------------------------------------------------------------------------------------------
                                                                     December 31,
---------------------------------------------====--------------------------------------------------------
(dollars in thousands)                       1997         1996          1995          1994          1993
---------------------------------------------====--------------------------------------------------------
Loans in nonaccrual                        $ 5,902        3,288         4,299         3,383           977
Loans past due 90 days or
 more and still accruing                       272          345         1,010           813         1,163
---------------------------------------------------------------------------------------------------------
Total non-performing loans                   6,174        3,633         5,309         4,196         2,140
Other real estate                              565          618           427           193         1,503
---------------------------------------------------------------------------------------------------------
Total non-performing assets                $ 6,739        4,251         5,736         4,389         3,643
---------------------------------------------------------------------------------------------------------
Percent of:
 Total loans and real estate
 acquired by foreclosure                      1.80%        1.22          1.74          1.37          1.14
 Total assets                                 1.32          .90          1.31          1.04           .90

Non-performing loans as a
 percent of total loans                       1.65         1.04          1.61          1.31           .67
---------------------------------------------------------------------------------------------------------

or operating under an agreed upon workout plan. One loan, previously classified as a potential problem loan, represents 50% of the non-performing commercial mortgage balance at December 31, 1997. The loan, as of year-end 1997, was in a workout status with an established payment plan. In addition, management believes there to be adequate collateral supporting the loan.

     Management believes that, through its loan review program, it has taken a conservative approach to evaluating non-performing loans and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan loss. Non-performing and past due loans are monitored on a continual basis in order to guard against further deterioration in their condition. Management has identified, through normal internal credit review procedures, $3.0 million in "potential problem loans" at December 31, 1997. These problem loans are defined as loans not included as non-performing loans above, but about which management has developed information regarding possible credit problems which may cause the borrowers future difficulties in complying with present loan repayments. There were no loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been identified as impaired or non-performing or which cause management to have serious doubts as to the ability of the borrower to comply with the loan repayment terms. In addition, there were no material commitments at December 31, 1997 to lend additional funds to borrowers whose loans were classified as non-performing.

     Iroquois will continue to focus on improving asset quality through active management of problem assets, early detection of potential problem assets, consistent and adequate collection procedures, and timely charge-offs.

 Securities

     The Company's investment strategy continues to focus on maintaining a securities portfolio that provides a source of liquidity through maturities and selling opportunities, contributes to overall profitability, and provides a balance to interest rate and credit risk in other categories of the balance sheet. The Company does not engage in securities trading or derivatives activities in carrying out its investment strategies. Given the strong loan to asset ratios of the Banks, a conservative posture is taken in respect to the types of securities carried in the portfolio. Investment securities are primarily US Treasuries, US Government agencies and Government sponsored mortgage-backed

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

securities providing high quality and low risk to the overall composition of the balance sheet. A portion of the portfolio is classified as available for sale to provide flexibility in making adjustments to the portfolio based on changes in the economic or interest rate environment, unanticipated liquidity needs, or alternative investment opportunities. The available for sale portfolio is evaluated regularly with respect to changes in interest rates to determine the appropriate degree of exposure and potential volatility. At December 31, 1997, securities represented 20.3% of total assets, compared to 20.8% at year-end 1996.

     Securities available for sale, which are carried at fair value, increased from $43.9 million at December 31, 1996 to $51.9 million at year-end 1997, and consisted primarily of US Government and agencies obligations including pools of SBA-guaranteed adjustable rate loans. The available for sale portfolio represented 50.1% and 44.7% of total securities at December 31, 1997 and 1996, respectively. Securities held to maturity at December 31, 1997 represented 49.9% of total securities and consisted primarily of corporate bonds and mortgage-backed securities. At December 31, 1996, the held to maturity portfolio totaled $54.4 million and represented 55.3% of total securities.

     Table 6 presents a three-year summary of the securities portfolio. Table 7 presents the maturity distribution of the securities portfolio along with the weighted average yields. Mortgage-backed securities are classified in this Table according to their final maturity date and do not project any forecasted amortization or prepayment.

Table 6 -- SECURITIES

-------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
-------------------------------------------------====--------------------------------------------------------------------------
(dollars in thousands)                           1997                           1996                            1995
-------------------------------------------------====--------------------------------------------------------------------------
                                      Amortized         Fair           Amortized         Fair          Amortized        Fair
                                        Cost            Value            Cost            Value           Cost           Value
-------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  agencies obligations                $  42,187          42,537          33,654          33,784          29,444         29,683
 State and municipal
  obligations                               231             232              --              --              --              --
 Corporate                                1,507           1,517             500             501           1,514           1,518
 Other                                    3,000           2,983           3,000           2,976           3,000           2,976
 Mortgage-backed securities               4,664           4,675           6,648           6,634           5,142           5,206
-------------------------------------------------------------------------------------------------------------------------------
                                         51,589          51,944          43,802          43,895          39,100          39,383
-------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
   agencies obligations                      25              25              60              60              60             61
  State and municipal
  obligations                             3,729           3,795           1,489           1,519           1,200           1,233
 Corporate                               27,717          27,887          27,638          27,723          22,918          23,175
 Mortgage-backed securities              20,205          20,475          25,205          25,316          20,544          20,883
-------------------------------------------------------------------------------------------------------------------------------
                                         51,676          52,182          54,392          54,618          44,722          45,352
-------------------------------------------------------------------------------------------------------------------------------
Total                                 $ 103,265         104,126          98,194          98,513          83,822          84,735
-------------------------------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Table 7 -- MATURITY SCHEDULE OF SECURITIES

------------------------------------------------------------------------------------------------------------------------------------
                                                                             at December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Maturing
                                                 Within               After One But         After Five But              After
                                                One Year            Within Five Years      Within Ten Years           Ten Years
(dollars in thousands)                     Amount         Yield     Amount      Yield      Amount      Yield       Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  agencies obligations                   $  7,024          5.87%     30,500      6.37          --        --         4,663      6.54
 State and municipal
  obligations                                  --            --          --        --         231      4.35            --        --
 Corporate                                     --            --       1,507      6.39          --        --            --        --
 Other                                      3,000          5.99          --        --          --        --            --        --
 Mortgage-backed securities                    --            --          --        --          --        --         4,664      6.20
------------------------------------------------------------------------------------------------------------------------------------
                                           10,024          5.91      32,007      6.37         231      4.35         9,327      6.37
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
  agencies obligations                         25          7.38          --        --          --        --            --        --
 State and municipal
  obligations                                 861          4.24         818      5.23       2,050      4.72            --        --
 Corporate                                  8,719          6.24      18,495      6.45          --        --           503      7.42
 Mortgage-backed securities                   400          4.66       5,014      6.37       1,807      6.98        12,984      6.94
------------------------------------------------------------------------------------------------------------------------------------
                                           10,005          6.01      24,327      6.39       3,857      5.78        13,487      6.96
------------------------------------------------------------------------------------------------------------------------------------
Total                                    $ 20,029          5.96%     56,334      6.38       4,088      5.70        22,814      6.71
------------------------------------------------------------------------------------------------------------------------------------

Funding Sources

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

     Total deposits increased $6.8 million, or 1.7%, from $410.2 million at December 31, 1996 to $417.0 million at December 31, 1997. Average total deposits for 1997 were $419.9 million compared to $398.7 million for 1996. The growth in public fund (municipal) deposits held at Cayuga was primarily responsible for the increase in deposits in 1997. Municipal deposits at December 31, 1997 totaled $27.1 million, belonging to a diversified customer base of local municipalities and school districts. Overall deposit trends for 1997 demonstrated a continued reduction in savings accounts, growth in retail money market accounts, outflows of retail time deposits offset by growth in municipal time deposits, and growth in interest-bearing checking and demand deposit accounts.

     At December 31, 1997, savings accounts were $105.1 million, or 25.2% of total deposits, compared to $121.7 million, or 29.7% of deposits at December 31, 1996. Money market accounts increased from $37.3 million, or 9.1% of deposits, at year-end 1996 to $41.0 million, or 9.8% of deposits, at December 31, 1997. Checking and demand deposits accounted for $66.3 million, or 15.9%, of total deposits, at December 31, 1997, compared to $60.7 million, or 14.8%, at December 31, 1996. At December 31, 1997, time deposits represented 48.2%, or $201.1 million, of deposits compared to 45.7%, or $187.4 million, at year-end 1996. Time deposits of $100,000 or greater, all of which are from customers within the Banks' local market areas, totaled $41.0 million, or 9.8% of total deposits, at December 31, 1997, compared to $18.0 million, or 4.4%, at year-end 1996. The increase in time deposits of $100,000 or greater is principally due to the addition of $20.1 million in

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

municipal time deposits during 1997. Table 9 presents a maturity schedule of time deposits of $100,000 and over.

     Total borrowings at December 31, 1997 were $50.2 million, or 10.7% of total liabilities, compared to $25.5 million, or 5.8%, at December 31, 1996. Borrowings averaged 6.6% and 6.5% of total liabilities during 1997 and 1996, respectively, and consisted primarily of overnight and term advances from the FHLB.

     Iroquois anticipates that retail deposit growth will continue to be challenging in 1998 given local economic and demographic trends in the Banks' market areas and recent declines in interest rates. Changes in Individual Retirement Account ("IRA") laws may generate retirement savings growth opportunities during 1998 as customers take advantage of favorable tax treatment for IRA contributions and rollovers. In addition, the Banks will continue to focus on building upon existing relationships with their customers through targeted marketing and personal sales efforts designed to attract additional accounts and deposits.

Table 8 -- DEPOSITS

--------------------------------------------------------------------------------
                                                 December 31,
----------------------------------====------------------------------------------
(dollars in thousands)            1997                1996              1995
----------------------------------====------------------------------------------
Savings accounts               $  105,132            121,737            112,894

Time deposit accounts             201,056            187,360            178,210

Money market accounts              41,033             37,255             26,056

Mortgage escrow deposits            3,446              3,131              4,881

Interest checking                  38,781             35,805             32,614

Commercial checking &
 other demand deposits             27,563             24,934             14,446
--------------------------------------------------------------------------------
Total                          $  417,011            410,222            369,101
--------------------------------------------------------------------------------

Table 9 -- MATURITIES OF TIME DEPOSITS-$100,000 AND OVER

--------------------------------------------------------------------------------
(dollars in thousands)                                         December 31, 1997
--------------------------------------------------------------------------------
Maturity                                                            Amount
--------------------------------------------------------------------------------
Three months or less                                              $   26,874
Over three through six months                                          4,168
Over six through twelve months                                         4,417
Over twelve months                                                     5,530
--------------------------------------------------------------------------------
                                                                  $   40,989
--------------------------------------------------------------------------------

CAPITAL RESOURCES

     Shareholders' equity increased from $34.8 million at December 31, 1996 to $39.0 million at year-end 1997. Equity per common share, commonly referred to as book value, increased 13.5%, from $12.71 at year-end 1996 to $14.42 at December 31, 1997.

     Iroquois paid total cash dividends of $1.3 million in 1997, of which $441,000 was paid to preferred shareholders. Common shareholders received $.36 per share, for a total of $848,000 and a payout ratio to earnings per share of 19.1%, compared to 22.4% in 1996. Cash dividends have

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

been paid on the Company's common stock for eleven consecutive years. The Company intends to continue the practice of regular payment of common stock dividends as long as its subsidiary Banks remain profitable and in compliance with regulatory capital requirements.

     Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against total assets, as well as against total assets, that are weighted based on risk characteristics. At December 31, 1997, Iroquois exceeded all regulatory required minimum capital ratios and each of the Banks met the definition of a "well capitalized institution" as defined by applicable regulation. On a consolidated basis at December 31, 1997, Iroquois had a total capital to assets ratio (leverage ratio) of 7.66%, a common equity to assets ratio of 6.70%, a tangible common equity to assets ratio of 6.23% and a total capital to risk-weighted assets ratio of 11.75%. A more comprehensive analysis of regulatory capital requirements is included in Note 16 to Iroquois' consolidated financial statements included in this Annual Report.

     The Company emphasizes the capital adequacy of its Banks as an important foundation for their individual growth plans, liquidity, and projected capital needs, as well as for meeting regulatory requirements. Iroquois, as the parent company, also serves as the vehicle for access to capital markets that cannot be met through internal capital growth. While internally generated capital is the Company's primary strategy for capital growth of the Banks, Iroquois remains the source of funds, if necessary, to strengthen the capital position of its subsidiaries. For its own capital needs, Iroquois also looks to the Banks as a primary source of funds, and to capital markets for capital needs that cannot be met by earnings from its subsidiaries, such as for the acquisition of new subsidiaries.

     The Company strives to maintain optimal capital levels that are commensurate with the risk profiles of its subsidiary Banks. The Company regularly reviews its capital position and monitors adherence to regulatory requirements.

LIQUIDITY MANAGEMENT

     Liquidity management involves the ability to meet the cash flow requirements of customers, such as depositors wanting to withdraw funds or borrowers wishing to obtain funds to meet their credit needs. Proper liquidity management provides the necessary access to funds to satisfy cash flow requirements. Failure to manage liquidity properly can result in the need to satisfy customer withdrawals and other obligations on less than desirable terms.

     In the ordinary course of business, Iroquois' cash flows are generated from net operating income, loan repayments and the maturity or sale of other earning assets. In addition, liquidity is continuously provided through the acquisition of new deposits and borrowings, or the renewal of maturing deposits and borrowings. Liquidity management at the Banks is based on maintaining a strong base of core customer deposits, an adequate level of short-term and available for sale securities, and the availability of dependable borrowing sources.

     At December 31, 1997, the Company held securities maturing in one year or less, excluding estimated payments from amortizing securities, of $20 million, or 19.3% of the total securities portfolio. Securities available for sale at December 31, 1997 totaled $51.9 million, or 10.2% of total assets. In addition, funding is currently available to each Bank through its membership in the Federal Home Loan Bank of New York ("FHLB"). Through the FHLB, each Bank can borrow up to 25% of total assets at various terms and interest rates.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

     The consolidated statements of cash flows included in the consolidated financial statements contained in this Annual Report identify Iroquois' cash flows from operating, investing, and financing activities. During 1997, operating activities generated cash flows of $7.3 million, while financing activities provided $30.4 million. Investing activities, primarily net investments in loans and securities, used $34.9 million, resulting in a net increase in cash and cash equivalents of $2.8 million in 1997.

     While many factors, such as economic and competitive factors, customer demand for loans and deposits, bank reputation and market share, affect the Banks' ability to effectively manage their liquidity, management is not aware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

MARKET RISK AND INTEREST RATE RISK MANAGEMENT

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit activities. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

     Managing interest rate risk is of primary importance to Iroquois. The Company's asset and liability management program includes a process for identifying and measuring potential risks to earnings and to the market value of equity due to changes in interest rates. Interest rate risk is measured and managed for each bank and monitored from a holding company perspective. The goal of interest rate risk analysis is to minimize the potential loss in net interest income and net portfolio value that could arise from changes in interest rates. Iroquois' asset/liability management strategies emphasize balancing the mix and repricing characteristics of its loans, securities, deposits and borrowings to ensure that exposure to interest rate risk is limited within acceptable levels. Iroquois determines sensitivity of earnings and capital to changes in interest rates by utilizing various tools.

     A simulation model is the primary tool used to assess the impact of changes in interest rates on net interest income. Key assumptions used in the model include prepayment speeds on loans and mortgage-backed securities, loan volumes and pricing, customer preferences and sensitivity to changing rates and management's projected financial plans. These assumptions are compared to actual results and revised as necessary. The Company's guidelines provide that net interest income should not decrease by more than 5% when simulated against a twelve-month rising or declining rate scenario that reflects a gradual change in rates of up to 200 basis points. At December 31, 1997, based on simulation model results, the Company was within these guidelines. Actual results may differ from simulated results due to the inherent uncertainty of the assumptions, including the timing, magnitude and frequency of rate changes, customer buying patterns, economic conditions and management strategies.

     The Company also uses a net portfolio value ("NPV") analysis as another means of measuring and monitoring its interest rate risk. NPV (also referred to as the "market value of equity") represents the difference between the present value of the Company's liabilities and the present value of the expected cash flows from its assets. Table 10 sets forth, at December 31, 1997, an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the interest rate yield curve.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Table 10 -- NET PORTFOLIO VALUE ANALYSIS

--------------------------------------------------------------------------------
(dollars in thousands)             at December 31, 1997
--------------------------------------------------------------------------------
     Change in interest rate      Estimated                  Change in NPV
         (basis points)              NPV                 Amount            %
--------------------------------------------------------------------------------
              +200                $41,260               $(11,778)        (22.2)%
              +100                 47,135                 (5,903)        (11.1)
                0                  53,038                     --            --
              -100                 58,768                  5,730          10.8
              -200                 62,614                  9,576          18.1
--------------------------------------------------------------------------------

     The NPV analysis incorporates assumptions regarding the projected prepayment speeds on loans and mortgage-backed securities and estimated cash flows on deposits without a stated maturity date. The assumptions are primarily based on the Company's historical prepayment and/or runoff speeds of assets and liabilities when interest rates increase or decrease by 200 basis points or greater. The Company's guidelines provide that a Bank's NPV should not decrease more than 25% as a result of a sudden rate change of plus or minus 200 basis points.

     Another tool used to measure interest rate sensitivity is the cumulative gap analysis which is presented in Table 11. The cumulative gap represents the net position of assets and liabilities subject to repricing in specified time periods. Deposit accounts without specified maturity dates are modeled based on historical run-off characteristics of these products in periods of rising rates. At December 31, 1997, the Company had a virtually neutral one year cumulative gap position.

Table 11 -- INTEREST RATE SENSITIVITY TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  At December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                       0 - 3           4 - 12             1 - 5            Over 5
(dollars in thousands)                                Months           Months             Years             Years             Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets
Mortgage loans:
 Residential                                      $   21,038            62,934            82,376            48,907           215,255
 Commercial                                           10,668             9,975            19,506             1,529            41,678
Consumer and commercial loans                         66,447            14,276            28,807             6,806           116,336
Securities                                             9,375            14,927            51,319             3,119            78,740
Mortgage-backed securities                             1,785             7,377            11,723             3,995            24,880
------------------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets                   $  109,313           109,489           193,731            64,356           476,889
------------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities
Deposits:
 Savings and NOW accounts                         $    6,020            17,886            53,335            66,672           143,913
 Money market deposit accounts                         1,950             5,847            14,772            18,464            41,033
 Certificates of deposit                              56,055            90,294            54,705                 2           201,056
Borrowed funds                                        23,687            17,000             9,000               477            50,164
------------------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities              $   87,712           131,027           131,812            85,615           436,166
------------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                     $   21,601           (21,538)           61,919           (21,259)           40,723
Cumulative interest rate
 sensitive gap                                    $   21,601                63            61,982            40,723
------------------------------------------------------------------------------------------------------------------------------------
Ratios
Cumulative gap to total assets:
 at 12/31/97                                             4.2%                0              12.2               8.0
 at 12/31/96                                            11.2%             (3.0)              7.8               8.3
------------------------------------------------------------------------------------------------------------------------------------

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

     The cumulative gap analysis is merely a snapshot at a particular date and does not fully reflect that certain assets and liabilities may have similar repricing periods, but may in fact reprice at different times within that period and at differing rate levels. Management, therefore, uses the interest rate sensitivity gap only as a general indicator of the potential effects of interest rate changes on net interest income. Management believes that the gap analysis is a useful tool only when used in conjunction with its simulation model, NPV analysis and other tools for analyzing and managing interest rate risk.

     The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

COMPARISON OF 1996 WITH 1995

     Iroquois reported net income for 1996 of $3.8 million, or $1.43 basic earnings per share, compared to $4.2 million, or $1.60 per share, reported for 1995. The return on average assets and return on average equity for 1996 were
 .82% and 11.51%, respectively, compared to .97% and 14.05%, respectively, for 1995. The results for 1996 were negatively affected by a one-time charge of $556,000 assessed against the insured deposits of Homestead as part of federal legislation to recapitalize the SAIF Deposit Insurance Fund. In addition, during 1996 Cayuga sold $4.6 million of classified commercial mortgage loans which resulted in a pretax loss of $1.0 million.

     Net interest income for 1996 was $19.4 million, an increase of 8.1% over net interest income in 1995 of $18.0 million. The increase of $1.4 million resulted from both a higher level of earning assets and wider net interest spread. Average interest-earning assets increased $27.0 million in 1996. Net interest spread widened from 4.07% in 1995 to 4.12% in 1996, due primarily to a decline in the average cost of interest-bearing liabilities, from 4.11% in 1995 to 4.03% in 1996. The May 1996 branch acquisition by Cayuga, which provided $46.6 million of primarily core retail and business deposits, allowed higher cost borrowings to be reduced and the overall cost of funds to decline for 1996. Net interest margin was 4.42% in 1996 compared to 4.36% in 1995. The improved spread, along with a 21.2% increase in non-interest bearing sources of funds, contributed to the increase in net interest margin.

     The provision for loan losses was $1.3 million for 1996, compared to $917,000 for 1995. The increase in the provision for 1996 reflected additions to the allowance for loan losses to maintain sufficient coverage ratios given increases in non-performing and classified loans as well as net charge-offs in 1996.

     Non-interest income for 1996, excluding the $1.0 million net loss on sales of loans and securities, totaled $2.8 million, an increase of $295,000, or 11.9%, compared to 1995. Service fee income increased $252,000, or 10.7%, compared to 1995 and included increases in fees generated by deposit service charges, Business Manager(R) fees, insurance and brokerage activities, and trust services.

     Non-interest expense for 1996 increased $936,000, or 7.4%, including the one-time special SAIF assessment of $556,000. Non-interest expense as a percentage of average assets was 2.95% for 1996, unchanged from 1995. The Company generated an efficiency ratio of 61.3% for 1996, compared to 61.9% for 1995. Salaries and benefits increased $431,000, or 6.9%, over 1995 as a result of staffing changes and general merit increases. Computer and product service fees increased $167,000, or 19.0%, in 1996 compared to 1995 as a result of higher service fees for correspondent

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

banking services, trust and credit card processing and Business Manager(R) accounts. Other real estate expenses increased $242,000, or 165.8%, for 1996 and reflected an increase in foreclosures on both residential and commercial mortgages.

     The provision for income taxes for 1996 was $2.5 million with an effective tax rate of 39.3%, compared to $2.7 million for 1995 with an effective rate of 39.4%.

IMPACT OF THE YEAR 2000

     The financial services industry relies extensively on computer programs with dates. Many existing computer programs were written using only the last two digits to identify the applicable year. These programs were designed and developed without considering the impact of the upcoming change to a new century. Computer programs that have date-sensitive software may, therefore, recognize a date using "00" as the year 1900 rather than the year 2000. The potential exists that such a mistake could result in system failures or miscalculations causing disruptions of operations, not only for the Company, but for its commercial customers who rely on computer software in managing their businesses.

     A committee comprised of representatives from both Banks has been formed to direct Iroquois' Year 2000 activities. The Committee has contacted all of the Company's hardware and software vendors regarding their individual Year 2000 compliance initiatives. The Company is working closely with Fiserv, Inc., its data services and item processing provider, regarding Year 2000 compliance. Fiserv has set a schedule which anticipates testing to be completed by December 31, 1998. In addition, the Banks will initiate formal communications with their larger commercial borrowers, during 1998, to determine the extent to which they may be vulnerable to the Year 2000 issue.

     The Company presently believes that the Year 2000 problem will not pose significant operational problems or have significant impact on its financial condition, results of operations or cash flows. However, if third party modification plans are not completed and tested on a timely basis, the Year 2000 may have a material impact on the operations of the Company.

RECENT ACCOUNTING DEVELOPMENTS

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," except for those transactions governed by SFAS 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is based on consistent application of a "financial components approach" that focuses on control. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 127 deferred for one year the effective date of SFAS 125 as it relates to transfers of financial assets and secured borrowings and collateral. The adoption of SFAS 125, as amended by SFAS 127, did not have a material effect on the Company's 1997 financial statements.

     On December 31, 1997, the Company adopted the provisions of SFAS 128, "Earnings Per Share." SFAS 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share," establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock and common stock equivalents. All prior

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

period EPS amounts included in the consolidated financial statements and in the Company's 1997 Annual Report have been restated to conform with the computational provisions of SFAS 128.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. SFAS 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has not yet determined the impact of SFAS 130 on its financial statements.

     In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The Company has not yet determined the impact of SFAS 131 on its financial statements.

IMPACT OF INFLATION

     Since most of the assets and liabilities of a financial institution are monetary in nature, changes in interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. Inflation has an impact on the Company in terms of asset growth, as well as having an effect on the pricing of products and services both purchased and sold by the Banks. Asset growth tends to be affected by inflation primarily through increases in average loan balances needed by customers to fund purchases of new homes, businesses, consumer goods. Pricing of products and services is reviewed periodically and adjusted to reflect changes in current costs. Cost control and productivity initiatives are implemented to reduce the impact of increased costs of goods and services on Company profitability.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

     In addition to historical information, this Annual Report includes certain forward-looking statements with respect to the financial condition, results of operations and business of the Company and its subsidiaries based on current management expectations. The Company's ability to predict results or the effect of future plans and strategies is inherently uncertain and actual results, performance or achievements could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state, and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Banks' loan and securities portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Report of Management/Independent Auditors' Report

Report of Management

     Management is responsible for preparation of the consolidated financial statements and related financial information contained in all sections of this annual report, including the determination of amounts that must necessarily be based on judgments and estimates. It is the belief of management that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and that the financial information appearing throughout this annual report is consistent with the consolidated financial statements.

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

/s/  Richard D. Callahan                              /s/  Marianne R. O'Connor

Richard D. Callahan                                   Marianne R. O'Connor
President and                                         Treasurer and
  Chief Executive Officer                               Chief Financial Officer

Independent Auditors' Report

     The Board of Directors and Shareholders Iroquois Bancorp, Inc.

     We have audited the accompanying consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Syracuse, New York
January 16, 1998

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                                     Consolidated Balance Sheets

                                                            December 31,
--------------------------------------------------------------------------------
(dollars in thousands                                  ====
except for per share amounts)                          1997              1996
-------------------------------------------------------====---------------------
ASSETS
Cash and due from banks                           $   12,778             10,375
Federal funds sold and
 interest-bearing deposits with
 other financial institutions                            705                300
Securities available for sale, at fair value          51,944             43,895
Securities held to maturity (fair value of
 $52,182 in 1997 and $54,618 in 1996)                 51,676             54,392
Loans receivable                                     373,269            348,463
 Less allowance for loan losses                        3,285              3,389
--------------------------------------------------------------------------------
  Loans receivable, net                              369,984            345,074
Premises and equipment, net                            8,170              7,114
Federal Home Loan Bank Stock, at cost                  3,629              2,279
Accrued interest receivable                            3,855              3,571
Other assets                                           7,037              5,908
--------------------------------------------------------------------------------
Total Assets                                      $  509,778            472,908
--------------------------------------------------------------------------------

LIABILITIES
Savings and time deposits                         $  389,448            385,288
Demand deposits                                       27,563             24,934
Borrowings                                            50,164             25,536
Accrued expenses and other liabilities                 3,574              2,348
--------------------------------------------------------------------------------
Total Liabilities                                 $  470,749            438,106
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred Stock, $1.00 par value,
  3,000,000 shares authorized:
 Series A - 29,999 and 30,957 shares issued
  and outstanding in 1997 and 1996
  respectively, liquidation value $3,000          $       30                 31
 Series B - 18,632 and 19,082 shares issued
  and outstanding in 1997 and 1996
  respectively, liquidation value $1,863                  19                 19
 Common Stock, $1.00 par value; 6,000,000
  shares authorized; 2,388,936 and 2,367,940
  shares issued and outstanding in 1997
  and 1996 respectively                                2,389              2,368
Additional paid-in capital                            13,793             13,520
Retained earnings                                     22,868             19,260
Net unrealized gain on securities
 available for sale, net of taxes                        213                 56
Unallocated shares of Stock
 Ownership Plans                                        (283)              (452)
--------------------------------------------------------------------------------
Total Shareholders' Equity                        $   39,029             34,802
--------------------------------------------------------------------------------
Total Liabilities and
 Shareholders' Equity                             $  509,778            472,908
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Income

------------------------------------------------------------------------------------------------
                                                             Year ended December 31,
------------------------------------------------------------------------------------------------
(dollars in thousands, except                          ====
for per share amounts)                                 1997              1996             1995
-------------------------------------------------------====-------------------------------------
Interest Income:
Loans                                             $   30,579            29,603            28,127
Securities                                             6,606             5,838             5,118
Other                                                    337               322               468
------------------------------------------------------------------------------------------------
                                                      37,522            35,763            33,713
------------------------------------------------------------------------------------------------
Interest Expense:
Deposits                                              15,457            14,759            13,814
Borrowings                                             1,760             1,593             1,938
------------------------------------------------------------------------------------------------
                                                      17,217            16,352            15,752
------------------------------------------------------------------------------------------------
Net Interest Income                                   20,305            19,411            17,961

Provision for loan losses                              1,520             1,334               917
------------------------------------------------------------------------------------------------
Net Interest Income after Provision
 for Loan Losses                                      18,785            18,077            17,044
------------------------------------------------------------------------------------------------
Non-Interest Income:
Service charges                                        2,958             2,617             2,365
Net gain(loss) on sales of
 securities and loans                                     99            (1,021)               --
Other                                                    170               139                96
------------------------------------------------------------------------------------------------
Total Non-Interest Income                              3,227             1,735             2,461
------------------------------------------------------------------------------------------------
Non-Interest Expense:
Salaries and employee benefits                         7,328             6,697             6,266
Occupancy and equipment                                1,725             1,671             1,668
Computer and product service fees                      1,328             1,045               878
Promotion and marketing                                  356               379               350
Other real estate expenses                               333               388               146
Deposit insurance                                         97               742               518
Other                                                  2,954             2,664             2,824
------------------------------------------------------------------------------------------------
Total Non-Interest Expenses                           14,121            13,586            12,650
------------------------------------------------------------------------------------------------
Income Before Income Taxes                             7,891             6,226             6,855
Income taxes                                           2,994             2,447             2,704
------------------------------------------------------------------------------------------------
Net Income                                        $    4,897             3,779             4,151
------------------------------------------------------------------------------------------------

Preferred stock dividend                                 441               451               469
------------------------------------------------------------------------------------------------
Net income applicable to common shares            $    4,456             3,328             3,682
------------------------------------------------------------------------------------------------

Net income per common share:
 Basic                                            $     1.89              1.43              1.60
 Diluted                                          $     1.85              1.41              1.59
------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                           Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------------
                                                                                      Year ended December 31,
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1997               1996                1995
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                                 $  4,897              3,779              4,151
Adjustments to reconcile net income to net
 cash provided by operating activities:
Depreciation and amortization expense,
 provision for loan losses,
 deferred taxes and other                                                     2,195              2,225              1,491
Net (gain)loss on sales of
 securities and loans                                                           (99)             1,021                 --
Increase in accrued interest
 receivable and other assets                                                   (394)              (135)              (777)
Increase(decrease) in accrued
 expenses and other liabilities                                                 716                620               (651)
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     7,315              7,510              4,214
-------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds from sales of securities
 available for sale                                                          10,637             10,038              5,962
Proceeds from maturities and redemptions of
 securities available for sale                                                6,121              7,439              3,703
Proceeds from maturities and redemptions
 of securities held to maturity                                              12,732             11,704             17,274
Purchases of securities available for sale                                  (23,669)           (23,240)           (18,297)
Purchases of securities held to maturity                                    (10,896)           (20,470)           (10,186)
Loans made to customers net of principal
 payments received                                                          (27,636)           (18,610)           (14,119)
Loans of acquired branches                                                       --            (10,270)                --
Proceeds from sales of loans                                                  2,835              8,461              4,612
Capital expenditures                                                         (1,250)            (1,090)              (654)
Purchase of FHLB stock                                                       (1,350)               (85)              (112)
Premium paid for deposits                                                        --             (3,138)                --
Other - net                                                                  (2,385)              (462)               (35)
-------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                       (34,861)           (39,723)           (11,852)
-------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase(decrease) in savings
 accounts and demand deposits                                                (6,907)            (2,120)           (20,599)
Net increase(decrease) in time deposits                                      13,696             (3,410)            30,824
Deposits of acquired branches                                                    --             46,652                 --
Net increase(decrease) in borrowings                                         24,628             (9,714)               472
Proceeds from issuance of common stock                                          366                338                134
Dividends paid                                                               (1,289)            (1,198)            (1,159)
Redemption of preferred stock                                                  (140)               (50)               (73)
-------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    30,354             30,498              9,599
-------------------------------------------------------------------------------------------------------------------------
Net increase(decrease) in cash and
 cash equivalents                                                             2,808             (1,715)             1,961
Cash and cash equivalents at beginning of year                               10,675             12,390             10,429
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                   $ 13,483             10,675             12,390
-------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                 $ 17,071             16,280             15,663
  Income taxes                                                                1,623              2,134              2,431
Supplemental schedule of non-cash investing activities:
Loans to facilitate the sale of other real estate                               422                530                129
Additions to other real estate                                                  842              1,675              1,160
Transfer of securities held to maturity
 to securities available for sale                                                --                 --              8,082
-------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Net Unrealized
                                                                                                        Gain     Unallocated
                                                                                                     (Loss) on    Shares of
                                                                             Additional              Securities     Stock
(dollars in thousands,                              Preferred         Common   Paid-In    Retained   Available    Ownership
except for per share amounts)                         Stock            Stock   Capital    Earnings    For Sale      Plans    Total
-----------------------------------------------------------------------------------------------------------------------------------
                                              Series A      Series B
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994                  $    31         20      1,164    13,163     14,852       (328)       (792)    28,110
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                          --         --         --        --      4,151         --          --      4,151
Stock Options Exercised                             --         --          1        12         --         --          --         13
Change in net unrealized gain on
 securities available for sale,
 net of taxes of $332                               --         --         --        --         --        498          --        498
Allocation of Common stock under:
 Employee Stock Ownership Plan                      --         --         --        15         --         --         154        169
 Director Stock Compensation Plan                   --         --         --        --         --         --          16         16
Preferred Stock Redemption
  (732 shares)                                      --         (1)        --       (72)        --         --          --        (73)
Stock Issued - Dividend
 Reinvestment Plan                                  --         --          9       112         --         --          --        121
Stock Dividend                                      --         --      1,165        --     (1,165)        --          --         --
Cash dividends declared:
 Common stock ($.30 per share)                      --         --         --        --       (690)        --          --       (690)
 Series A Preferred stock ($9.63 per share)         --         --         --        --       (302)        --          --       (302)
 Series B Preferred stock ($8.63 per share)         --         --         --        --       (167)        --          --       (167)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                  $    31         19      2,339    13,230     16,679        170        (622)    31,846
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                          --         --         --        --      3,779         --          --      3,779
Stock Options Exercised                             --         --         10        45         --         --          --         55
Change in net unrealized gain on
 securities available for sale,
 net of taxes of $76                                --         --         --        --         --       (114)         --       (114)
Allocation of Common stock under:
 Employee Stock Ownership Plan                      --         --         --        31         --         --         154        185
 Director Stock Compensation Plan                   --         --         --        --         --         --          16         16
Preferred Stock Redemption
 (499 shares)                                       --         --         --       (50)        --         --          --        (50)
Stock Issued - Dividend
 Reinvestment Plan                                  --         --         19       264         --         --          --        283
Cash dividends declared:
 Common stock ($.32 per share)                      --         --         --        --       (747)        --          --       (747)
 Series A Preferred stock ($9.38 per share)         --         --         --        --       (291)        --          --       (291)
 Series B Preferred stock ($8.38 per share)         --         --         --        --       (160)        --          --       (160)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                  $    31         19      2,368    13,520     19,260         56        (452)    34,802
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                          --         --         --        --      4,897         --          --      4,897
Stock Options Exercised                             --         --          9        93         --         --          --        102
Change in net unrealized gain on
 securities available for sale,
 net of taxes of $103                               --         --         --        --         --        157          --        157
Allocation of Common stock under:
 Employee Stock Ownership Plan                      --         --         --        67         --         --         154        221
 Director Stock Compensation Plan                   --         --         --        --         --         --          15         15
Preferred Stock Redemption
 (1,408 shares)                                     (1)        --         --      (139)        --         --          --       (140)
Stock Issued - Dividend
 Reinvestment Plan                                  --         --         12       252         --         --          --        264
Cash dividends declared:
 Common stock ($.36 per share)                      --         --         --        --       (848)        --          --       (848)
 Series A Preferred stock ($9.44 per share)         --         --         --        --       (284)        --          --       (284)
 Series B Preferred stock ($8.44 per share)         --         --         --        --       (157)        --          --       (157)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                  $    30         19      2,389    13,793     22,868        213        (283)    39,029
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

(1)  Business

     Iroquois Bancorp, Inc. ("Iroquois"), organized under the laws of New York, commenced operations in 1990. Iroquois, through its principal banking subsidiaries, provides financial services primarily to individuals and small- to medium-sized businesses in a six county area of upstate New York. Iroquois and its subsidiary financial institutions are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies. Effective January 1, 1997 Iroquois became a bank holding company in connection with the change in charter of its subsidiary, Cayuga Bank, to a state chartered commercial bank. Previously, Iroquois was a thrift holding company and the subsidiary a state-chartered savings bank operating under the name Cayuga Savings Bank.

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

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

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

Loans -- Loans are carried at current unpaid principal balance less applicable unearned discounts and net deferred fees. The Company has the ability and intent to hold its loans to maturity, except for education loans which are sold to a third party, from time to time, upon reaching repayment status.

     The Company sells residential fixed-rate mortgages with terms exceeding 20 years in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held for sale and carried at the lower of net cost or fair value on an aggregate basis.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. Accrual of interest on loans (including impaired loans) is generally discontinued when loan payments are 90 days or more past due or when, by judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

     Loan origination fees and certain direct loan costs are deferred and amortized generally over the contractual life of the related loans as an adjustment of yield using the interest method. Amortization of loan fees is discontinued when a loan is placed on nonaccrual.

Allowance for Loan Losses -- The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by the charge-off of loans, net of recoveries. Loans are charged off (including impaired loans) once the probability of loss has been determined giving consideration to the customer's financial condition, underlying collateral and guarantees.

     The provision for loan losses is based on management's evaluation of the loan portfolio considering such factors as historical loan loss experience, review of specific loans, estimated losses on impaired loans, current economic conditions and such other factors as management considers appropriate to estimate losses.

     The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All commercial mortgage loans and commercial loans in a nonaccrual status are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogeneous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses.

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

Premises and Equipment -- Land is carried at cost; buildings, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (15 to 50 years for buildings and 3 to 10 years for furniture, fixtures, and equipment). Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term, or the estimated useful life of the improvements.

Other Real Estate -- Real estate acquired through foreclosure, or deed in lieu of foreclosure, is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating costs associated with

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

the properties are charged to expense as incurred. Gains on the sale of other real estate are included in income when title has passed and the sale has met the minimum down payment and other requirements prescribed by generally accepted accounting principles.

Intangible Asset -- Intangible asset represents the premium paid in connection with the May 1996 acquisition of three branches from OnBank & Trust Co. The premium of $3,138,000, less accumulated amortization of $744,000 is being amortized over the expected useful life of seven years on a straight-line basis. The amortization period is monitored to determine if events and circumstances require the estimated useful life to be reduced. Periodically, the Company reviews the intangible asset for events or changes in circumstances that may indicate the carrying amount of the asset is impaired.

Trust Department -- Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method based on the fair value of assets administered.

Retirement Plans -- The Company's policy is to fund retirement plan contributions accrued.

Postretirement Benefits -- In addition to pension benefits, the Company provides health care and life insurance benefits to retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits. The Company is amortizing the discounted present value of the accumulated postretirement benefit obligation at January 1, 1993 over a 20 year transition period.

Stock-Based Compensation -- Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No.25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Income Taxes -- The Company and its subsidiaries file a consolidated tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Per Share Amounts -- On December 31, 1997 the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock. All prior period EPS amounts included in the consolidated financial statements and in the related notes thereto have been restated to conform with the computational provisions of this statement.

     Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

(3)  Securities

     The amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 1997 and 1996 were as follows:

-----------------------------------------------------------====--------------------------------------
                                                           1997                         1996
-----------------------------------------------------------====--------------------------------------
                                                    Amortized     Fair            Amortized     Fair
(dollars in thousands)                                Cost        Value             Cost       Value
-----------------------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government &
 agencies obligations                             $  42,187      42,537            33,654      33,784
State and municipal obligations                         231         232
Corporate                                             1,507       1,517               500         501
Other                                                 3,000       2,983             3,000       2,976
Mortgage-backed securities                            4,664       4,675             6,648       6,634
-----------------------------------------------------------------------------------------------------
                                                  $  51,589      51,944            43,802      43,895
-----------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government &
 agencies obligations                             $      25          25                60          60
State and municipal obligations                       3,729       3,795             1,489       1,519
Corporate                                            27,717      27,887            27,638      27,723
Mortgage-backed securities                           20,205      20,475            25,205      25,316
-----------------------------------------------------------------------------------------------------
                                                  $  51,676      52,182            54,392      54,618
-----------------------------------------------------------------------------------------------------

     Securities with an amortized cost of $1,508,000 (fair value of $1,501,000) at December 31, 1997 were pledged to secure public deposits, borrowings and for other purposes. Gross unrealized gains and gross unrealized losses on the securities portfolio at December 31, 1997 and 1996 were as follows:

--------------------------------------------------------------====----------------------------------------
                                                              1997                          1996
--------------------------------------------------------------====----------------------------------------
                                                    Unrealized   Unrealized        Unrealized   Unrealized
(dollars in thousands)                                 Gains       Losses             Gains       Losses
----------------------------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government &
 agencies obligations                             $      421          71               233          103
State and municipal obligations                            1          --                --           --
Corporate                                                 10          --                 1           --
Other                                                     --          17                --           24
Mortgage-backed securities                                12           1                15           29
----------------------------------------------------------------------------------------------------------
                                                  $      444          89               249          156
----------------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government &
 agencies obligations                             $       --          --                --           --
State and municipal obligations                           66          --                30           --
Corporate                                                172           2               122           37
Mortgage-backed securities                               348          78               288          177
----------------------------------------------------------------------------------------------------------
                                                  $      586          80               440          214
----------------------------------------------------------------------------------------------------------

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

     Maturities of securities classified as available for sale and held to maturity were as follows:

---------------------------------------------------------------------------------------------------
                                                                        December 31, 1997
---------------------------------------------------------------------------------------------------
                                                               Amortized                      Fair
(dollars in thousands)                                           Cost                        Value
---------------------------------------------------------------------------------------------------
Securities available for sale:
Maturing within one year                                   $    10,024                        9,999
Maturing after one but within five years                        32,007                       32,368
Maturing after five but within ten years                           231                          232
Maturing after ten years                                         4,663                        4,670
---------------------------------------------------------------------------------------------------
                                                                46,925                       47,269
Mortgage backed securities                                       4,664                        4,675
---------------------------------------------------------------------------------------------------
                                                           $    51,589                       51,944
---------------------------------------------------------------------------------------------------
Securities held to maturity:
Maturing within one year                                   $     9,605                        9,618
Maturing after one but within five years                        19,313                       19,489
Maturing after five but within ten years                         2,050                        2,095
Maturing after ten years                                           503                          505
---------------------------------------------------------------------------------------------------
                                                                31,471                       31,707
Mortgage-backed securities                                      20,205                       20,475
---------------------------------------------------------------------------------------------------
                                                           $    51,676                       52,182
---------------------------------------------------------------------------------------------------

     Proceeds from sales of available for sale securities were $10,637,000 in 1997, $10,038,000 in 1996, and $5,962,000 in 1995. The gross realized gains and gross realized losses on those sales were $105,000 and $12,000 in 1997, $33,000 and $11,000 in 1996, respectively. In 1995, gross gains realized on sales of securities were $36,000.

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

(4)  Loans Receivable

     Loans at December 31, 1997 and 1996 were as follows:

----------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1997                          1996
----------------------------------------------------------------------------------------------------
Loans secured by first mortgages on real estate:
  Residential (1-4 Family):
  Conventional                                             $   212,680                      185,510
  VA insured                                                     1,201                        1,482
  FHA insured                                                    1,089                        1,355
 Commercial                                                     41,678                       46,022
----------------------------------------------------------------------------------------------------
                                                               256,648                      234,369
----------------------------------------------------------------------------------------------------
Other loans:
 Consumer loans                                                 44,881                       46,009
 Home equity lines of credit                                    26,877                       25,309
 Education loans                                                 1,905                        2,208
 Commercial business loans                                      41,920                       40,009
----------------------------------------------------------------------------------------------------
                                                               115,583                      113,535
----------------------------------------------------------------------------------------------------
Total Loans                                                    372,231                      347,904
 Unearned discount and net deferred costs                        1,038                          559
 Allowance for loan losses                                      (3,285)                      (3,389)
----------------------------------------------------------------------------------------------------
                                                           $   369,984                      345,074
----------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     During 1997, 1996 and 1995, the Company sold $1,527,000, $1,852,000, and
$2,356,000, respectively, of education loans at par to the Student Loan Marketing Association (SLMA). During 1997, 1996 and 1995, the Company sold $338,000, $367,000 and $1,135,000, respectively, of mortgage loans at par to the State of New York Mortgage Agency (SONYMA). During 1996, the Company sold $4,666,000 in commercial mortgages to a third party and realized a loss of $1,050,000. During 1997, 1996 and 1995, the Company sold $970,000, $1,576,000, and $1,121,000, respectively, of mortgage loans to FHLMC and realized $6,000, $7,000 and $11,000, respectively, of gains on the sales.

     The Company serviced mortgage loans for others aggregating approximately $11,246,000 and $10,857,000 at December 31, 1997 and 1996.

     Transactions in the allowance for loan losses were as follows:

--------------------------------------------------------------------------------
                                               Years ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                    1997            1996            1995
--------------------------------------------------------------------------------
Balance at January 1                  $  3,389            3,380           3,264
Provision for loan losses                1,520            1,334             917
Charge-offs                             (1,808)          (1,406)           (940)
Recoveries                                 184               81             139
--------------------------------------------------------------------------------
Balance at December 31                $  3,285            3,389           3,380
--------------------------------------------------------------------------------

     Impaired loans were $2,632,000 and $1,751,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, impaired loans included $202,000 of loans for which the related allowance for loan losses was $125,000 and $2,430,000 of impaired loans with no related allowance for loan loss. At December 31, 1996, impaired loans included $1,233,000 of loans for which the related allowance for loan losses was $824,000 and $518,000 of impaired loans with no related allowance for loan losses. The impairment loss at December 31, 1997 and 1996 was based on the collateral value method. The average recorded investment in impaired loans was $2,256,000, $2,416,000 and $1,700,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The effect on interest income for impaired loans was not material to the accompanying consolidated financial statements for the years ended December 31, 1997, 1996 and 1995.

     Loans on nonaccrual status amounted to $5,902,000 at December 31, 1997, and $3,288,000 at December 31, 1996. There were no restructured loans at December 31, 1997 or 1996. The effect of nonaccrual loans on interest income for the years ended December 31, 1997, 1996 and 1995 is not material to the accompanying consolidated financial statements. Other real estate owned amounted to $565,000 at December 31, 1997 and $618,000 at December 31, 1996, and is included in other assets in the accompanying consolidated balance sheets.

(5)  Premises and Equipment

     A summary of premises and equipment follows:

-------------------------------------------------------------------------------------------------------------
                                                December 31, 1997                      December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                   Accumulated                           Accumulated
                                                  Depreciation                           Depreciation
(dollars in thousands)                    Cost   & Amortization    Net            Cost  & Amortization   Net
-------------------------------------------------------------------------------------------------------------
Land                                 $    1,008         --       1,008           1,008         --       1,008
Bank premises                             8,108      2,350       5,758           7,664      2,624       5,040
Furniture, fixtures
 & equipment                              4,930      3,526       1,404           4,434      3,368       1,066
-------------------------------------------------------------------------------------------------------------
Total                                $   14,046      5,876       8,170          13,106      5,992       7,114
-------------------------------------------------------------------------------------------------------------

     Depreciation and amortization expense amounted to $673,000, $598,000, and $654,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

(6)  Savings and Time Deposits

     A summary of savings and time deposits at December 31, 1997 and 1996 follows:

----------------------------------------------------====------------------------
                                                    1997                  1996
----------------------------------------------------====------------------------
(dollars in thousands)                             Amount                Amount
--------------------------------------------------------------------------------
Savings accounts                                 $  105,132              121,737
Time deposits                                       201,056              187,360
Money market accounts                                41,033               37,225
Advance payments by borrowers for
 property taxes and insurance                         3,446                3,131
Interest checking                                    38,781               35,805
--------------------------------------------------------------------------------
                                                 $  389,448              385,288
--------------------------------------------------------------------------------

     Contractual maturities of time deposits at December 31, 1997 and 1996 were as follows:

--------------------------------------====--------------------------------------
                                      1997                      1996
--------------------------------------====--------------------------------------
(dollars in thousands)               Amount         %          Amount       %
--------------------------------------------------------------------------------
Under 12 months                     $ 146,405      72.8        147,054     78.5
12 months to 24 months                 39,531      19.7         26,516     14.2
24 months to 36 months                  5,259       2.6          7,583      4.0
36 months to 48 months                  4,557       2.3          4,152      2.2
48 months to 60 months                  5,304       2.6          2,039      1.1
Thereafter                                 --        --             16       --
--------------------------------------------------------------------------------
                                    $ 201,056     100.0%       187,360    100.0%
--------------------------------------------------------------------------------

     Time deposits issued in amounts of $100,000 or more were approximately $41,000,000 and $18,000,000 at December 31, 1997 and 1996, respectively.
Interest expense by depositor account type for the years ended December 31, 1997, 1996 and 1995 was as follows:

----------------------------------------------------====------------------------
(dollars in thousands)                              1997        1996       1995
----------------------------------------------------====------------------------
Savings accounts                                 $  2,852       3,286      3,361
Time deposits                                      10,591       9,852      9,022
Money market accounts                               1,446       1,166        954
Advance payments by borrowers for
 property taxes & insurance                            59          61         85
Retail checking                                       509         394        392
--------------------------------------------------------------------------------
                                                 $ 15,457      14,759     13,814
--------------------------------------------------------------------------------

     Interest expense on time deposits of $100,000 or more amounted to $2,272,000, $999,000, and $818,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(7)  Borrowings

     Borrowings consisted of the following at December 31, 1997 and 1996:

-----------------------------------------------------------====-----------------
(dollars in thousands)                                     1997            1996
-----------------------------------------------------------====-----------------
Federal Home Loan Bank Line of Credit                    $ 13,400         11,600
Federal Home Loan Bank Term Advances                       36,477         13,491
Employee Stock Ownership Plan Notes                           287            445
--------------------------------------------------------------------------------
                                                         $ 50,164         25,536
--------------------------------------------------------------------------------

     Information related to the Federal Home Loan Bank Line of Credit at December 31, 1997 and 1996 were as follows:

------------------------------------------------------------====----------------
(dollars in thousands)                                      1997           1996
------------------------------------------------------------====----------------
Outstanding balance at end of year                       $ 13,400         11,600
Average interest rate                                        6.13%          7.13
Maximum outstanding at any month end                     $ 23,300         15,100
Average amount outstanding during year                   $ 10,132          6,683
Average interest rate during year                            5.78%          5.50
--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Line of Credit and Term Advances

     The Company maintains a $26,600,000 overnight line of credit with the Federal Home Loan Bank of New York (FHLBNY). Advances are payable on demand and bear interest at the federal funds rate plus 1/8%. The Company has access to the FHLB's Term Advance Program and can borrow up to 25% of total assets at various terms and interest rates. Term advances mature $27,000,000 in 1998, $9,000,000 in 1999, and $477,000 in 2014 at interest rates ranging from 5.17% to 7.47%. Under the terms of a blanket collateral agreement with the Federal Home Loan Bank of New York (FHLBNY), these outstanding balances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans).

Employee Stock Ownership Plan (ESOP) Notes

     In 1988, the Company's ESOP Plan borrowed $1,147,000 from a third party lender (note 16) to acquire, in the open market, common stock of the Company. The note is payable in annual principal payments of $115,000 plus interest at 83% of the prime rate through 1998. In 1994, the Company's ESOP Plan borrowed $302,000 from a third party lender to acquire additional common stock of the Company. The note is payable in annual principal payments of $43,000 plus interest at the Federal Funds Rate plus 250 basis points through 2001. The notes are guaranteed by the Company and are secured by the unallocated shares of the Company's stock held by the ESOP and a $500,000 U.S. Treasury Note owned by Cayuga with an amortized cost of $501,000 (fair value of $498,000) at December 31, 1997. Payment of the notes is derived from the Company's contributions to the plan. Because the Company has committed to make future contributions to the ESOP sufficient to meet the debt service requirements of the promissory notes, the outstanding principal balance of the notes are included in borrowings, and shareholders' equity outstanding has been reduced by the same amount in the accompanying financial statements.

(8)  Income Taxes

     Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows:

------------------------------------------------------====----------------------
(dollars in thousands)                                1997       1996      1995
------------------------------------------------------====----------------------
Income before income taxes                          $ 2,994     2,447      2,704
Change in Shareholders' Equity, for unrealized
 gain(loss) on securities                               103       (76)       332
--------------------------------------------------------------------------------
                                                    $ 3,097     2,371      3,036
--------------------------------------------------------------------------------

     For the years ended December 31, 1997, 1996 and 1995, income tax expense (benefit) attributable to income before income taxes consisted of:

-------------------------------------------------====---------------------------
(dollars in thousands)                           1997         1996        1995
-------------------------------------------------====---------------------------
Current:
 State                                        $    389         578          647
 Federal                                         2,324       1,934        2,468
--------------------------------------------------------------------------------
                                                 2,713       2,512        3,115
--------------------------------------------------------------------------------
Deferred:
 State                                              59         (16)         (93)
 Federal                                           222         (49)        (318)
--------------------------------------------------------------------------------
                                                   281         (65)        (411)
--------------------------------------------------------------------------------
                                              $  2,994       2,447        2,704
--------------------------------------------------------------------------------

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

       Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. federal statutory income tax rate to pretax income as a result of the following:

-----------------------------------------------====-----------------------------
(dollars in thousands)                         1997          1996          1995
-----------------------------------------------====-----------------------------
Tax expense at statutory rate                $  2,683        2,117         2,331
State taxes, net of Federal benefit               296          371           366
Other                                              15          (41)            7
--------------------------------------------------------------------------------
Actual income tax expense                    $  2,994        2,447         2,704
--------------------------------------------------------------------------------

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 were as follows:

-----------------------------------------------------------====-----------------
(dollars in thousands)                                     1997           1996
-----------------------------------------------------------====-----------------
Deferred tax assets:
 Intangible assets                                       $   158             62
 Financial statement allowance for loan losses             1,264          1,354
 Postretirement benefits other than pension                  147            120
 Other                                                       232            180
--------------------------------------------------------------------------------
Total gross deferred tax assets                          $ 1,801          1,716
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Bond discount                                           $   116            112
 Other                                                        73             41
 Net unrealized gain on securities
  available for sale                                         142             39
 Undistributed earnings of Subsidiary                        340             --
 Tax loan loss reserve in excess of base
  year reserve                                               214            222
--------------------------------------------------------------------------------
Total gross deferred liabilities                         $   885            414
--------------------------------------------------------------------------------
Net deferred tax asset                                   $   916          1,302
--------------------------------------------------------------------------------

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

     Included in retained earnings at December 31, 1997 is approximately $2,038,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes would result in taxable income to the Company.

(9)  Shareholders' Equity

Series A Preferred Stock -- Dividends are cumulative from the date of issuance and are payable quarterly at prime plus 1%, not to exceed 12% or fall below 8% (9.50% at December 31, 1997). The preferred stock is redeemable at the Company's sole discretion for $100 per share. During 1997 and 1996, the Company redeemed 958 and 398 shares, respectively, of the Series A preferred stock.

Series B Preferred Stock -- In connection with the acquisition of Homestead, the Company issued 21,700 shares of floating-rate non-cumulative preferred stock. Dividends are payable quarterly at prime, not to exceed 10.5% or fall below 7.5% (8.50% at December 31, 1997). The preferred stock is redeemable at the Company's sole discretion at $100 per share. During 1997 and 1996, the Company redeemed 450 and 101 shares, respectively, of the Series B preferred stock.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary banks to pay dividends to the Parent Company. The payment of dividends by Cayuga and Homestead is subject to being in compliance with minimum regulatory capital requirements.

(10) Regulatory Capital Matters

     The Company's subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies which regulate them. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Cayuga and Homestead must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) and the Office of Thrift Supervision (OTS) categorized Cayuga and Homestead, respectively, as well capitalized, under the regulatory framework for prompt corrective actions. To be categorized well capitalized, Cayuga and Homestead must maintain the minimum ratios as set forth in the table. There were no conditions or events since that notification that management believes have changed the institution's category.

     The Company's actual capital amounts and ratios are presented in the following table:

                                                                       As of December 31, 1997:
------------------------------------------------------------------------------------------------------------------------
                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                               For Capital             Prompt Corrective
                                                      Actual                Adequacy Purposes          Action Provisions
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         Amount         Ratio       Amount         Ratio        Amount       Ratio
------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
------------------------------------------------------------------------------------------------------------------------
Consolidated                                $  38,520         11.75%      26,230        >|=8.0           N/A          --
Cayuga                                         31,720         11.90       21,317        >|=8.0        26,646     >|=10.0
Homestead                                       6,800         11.07        4,913        >|=8.0         6,141     >|=10.0

Tier 1 Capital (to Risk Weighted Assets):
------------------------------------------------------------------------------------------------------------------------
Consolidated                                $  35,235         10.75%      13,115        >|=4.0           N/A          --
Cayuga                                         28,671         10.76       10,658        >|=4.0        15,987      >|=6.0
Homestead                                       6,564         10.69        2,457        >|=4.0         3,685      >|=6.0

Tier 1 Capital (to Average Assets):
------------------------------------------------------------------------------------------------------------------------
Consolidated                                $  35,235          7.20%      26,933        >|=5.5           N/A          --
Cayuga                                         28,671          7.48       15,327        >|=4.0        19,158      >|=5.0
Homestead                                       6,564          6.16        4,261        >|=4.0         5,326      >|=5.0

Tangible Capital
------------------------------------------------------------------------------------------------------------------------
Consolidated                                      N/A            --          N/A            --           N/A          --
Cayuga                                            N/A            --          N/A            --           N/A          --
Homestead                                   $   6,564          6.16%       1,598        >|=1.5           N/A          --
------------------------------------------------------------------------------------------------------------------------

N/A- Not Applicable

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

----------------------------------------------------------------------------------------------------------------------------
                                                                           As of December 31, 1996:
----------------------------------------------------------------------------------------------------------------------------
                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                                 For Capital              Prompt Corrective
                                                         Actual               Adequacy Purposes           Action Provisions
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                            Amount         Ratio         Amount       Ratio          Amount     Ratio
----------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
----------------------------------------------------------------------------------------------------------------------------
Consolidated                                   $  34,365         11.23%        24,489          --             N/A         --
Cayuga                                            28,144         11.47         19,634      >|=8.0          24,542    >|=10.0
Homestead                                          6,221         10.25          4,855      >|=8.0           6,069    >|=10.0

Tier 1 Capital (to Risk Weighted Assets):
----------------------------------------------------------------------------------------------------------------------------
Consolidated                                   $  31,068         10.15%        12,245          --             N/A         --
Cayuga                                            25,075         10.22          9,817      >|=4.0          14,725     >|=6.0
Homestead                                          5,993          9.87          2,428      >|=4.0           3,641     >|=6.0

Tier 1 Capital (to Average Assets):
----------------------------------------------------------------------------------------------------------------------------
Consolidated                                   $  31,068          6.62%        18,765          --             N/A         --
Cayuga                                            25,075          6.94         14,453      >|=4.0          18,067     >|=5.0
Homestead                                          5,993          5.56          4,312      >|=4.0           5,390     >|=5.0

Tangible Capital
----------------------------------------------------------------------------------------------------------------------------
Consolidated                                         N/A            --            N/A          --             N/A         --
Cayuga                                               N/A            --            N/A          --             N/A         --
Homestead                                      $   5,993          5.56%         1,617      >|=1.5             N/A         --
----------------------------------------------------------------------------------------------------------------------------

N/A- Not Applicable

(11) Earnings Per Share

     Calculation of Basic Earnings Per Share (Basic EPS) and Diluted Earnings Per Share (Diluted EPS) were as follows:

----------------------------------------------------------------------------------------------
                                                           For Year Ended December 31, 1997
----------------------------------------------------------------------------------------------
                                                                        Average
(dollars in thousands)                                      Income      Shares         Amounts
----------------------------------------------------------------------------------------------
Basic EPS
Net income                                                $  4,897
Less: Preferred stock dividends                               (441)
----------------------------------------------------------------------------------------------
Income available to common shareholders                   $  4,456     2,355,285        1.89
Effect of Dilutive Securities
Stock Options                                                             65,101
----------------------------------------------------------------------------------------------
Diluted EPS
Income available to common shareholders
 plus assumed conversions                                 $  4,456     2,420,386        1.85
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                                           For Year Ended December 31, 1996
----------------------------------------------------------------------------------------------
                                                                        Average
(dollars in thousands)                                      Income      Shares         Amounts
----------------------------------------------------------------------------------------------
Basic EPS
Net income                                                $  3,779
Less: Preferred stock dividends                               (451)
----------------------------------------------------------------------------------------------
Income available to common shareholders                   $  3,328     2,324,847        1.43
Effect of Dilutive Securities
Stock Options                                                             28,627
----------------------------------------------------------------------------------------------
Diluted EPS
Income available to common shareholders
 plus assumed conversions                                 $  3,328     2,353,474        1.41
----------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

----------------------------------------------------------------------------------------------
                                                           For Year Ended December 31, 1995
----------------------------------------------------------------------------------------------
                                                                        Average
(dollars in thousands)                                      Income      Shares         Amounts
----------------------------------------------------------------------------------------------
Basic EPS
Net income                                                $  4,151
Less: Preferred stock dividends                               (469)
----------------------------------------------------------------------------------------------
Income available to common shareholders                   $  3,682     2,303,425        1.60
Effect of Dilutive Securities
Stock Options                                                             16,438
----------------------------------------------------------------------------------------------
Diluted EPS
Income available to common shareholders
 plus assumed conversions                                 $  3,682     2,319,863        1.59
----------------------------------------------------------------------------------------------

(12) Retirement Plans

     The Company's pension plans cover substantially all of its full-time employees who have been employed by the Company for more than one year.

     The Company has a non-contributory defined contribution retirement plan and a 401(k) plan. Contributions to the retirement plan are based on the participant's age and compensation, generally 2.5% of each covered employee's wages. Contributions to the 401(k) plan amount to 50% of participant contributions up to 6% of employee compensation. Expense for these plans for the years ended December 31, 1997, 1996 and 1995 was $246,000, $193,000, and
$261,000, respectively.

(13) Other Postretirement Benefit Plans

     The Company sponsors a defined contribution Postretirement Medical Spending Account Plan that provides funds for medical expenditures for retired full-time employees who meet minimum age and service requirements. In addition, the Company sponsors a life insurance benefit of $10,000 for retired full-time employees meeting minimum age and service requirements.

     The following table presents the plan's funded status reconciled with amounts recognized in the Company's Consolidated Balance Sheet at December 31, 1997, 1996 and 1995:

------------------------------------------------------------------------====------------------------------
(dollars in thousands)                                                  1997          1996         1995
------------------------------------------------------------------------====------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                             $ (741)         (673)        (711)
 Active plan participants                                               (134)         (139)        (119)
----------------------------------------------------------------------------------------------------------
                                                                        (875)         (812)        (830)
Plan assets at fair value                                                 --            --           --
----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in
 excess of plan assets                                                  (875)         (812)        (830)
Unrecognized transition obligation                                       647           690          734
Unrecognized net gain                                                   (112)         (149)        (106)
----------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost
 included in other liabilities                                        $ (340)         (271)        (202)
----------------------------------------------------------------------------------------------------------

     Net periodic postretirement benefit cost for 1997, 1996 and 1995 includes the following components:

------------------------------------------------------------------------====------------------------------
(dollars in thousands)                                                  1997          1996         1995
------------------------------------------------------------------------====------------------------------
Service cost                                                          $   13            16            8
Interest cost                                                             62            57           60
Amortization of transition obligation                                     41            40           37
----------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                              $  116           113          105
----------------------------------------------------------------------------------------------------------

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.5% in 1997, decreasing 0.5% in each year until attaining the ultimate level of 5.0% per year. A 1% increase in the trend rate for all future years does not have a material effect on the obligation. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1997 and 7.5% in 1996.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

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

     A total of 173,600 shares of common stock were reserved for issuance under the above plans at December 31, 1997. Options outstanding at December 31, 1997 were at prices ranging from $8.80 to $17.20 per share.

     The following is a summary of the changes in options outstanding:

-----------------------------------------------------====------------------------------------------------------------------
                                                     1997                        1996                       1995
-----------------------------------------------------====------------------------------------------------------------------
                                                       Weighted                      Weighted                    Weighted
                                                #    Average Price          #      Average Price       #      Average Price
---------------------------------------------------------------------------------------------------------------------------
Options outstanding, January 1              122,450        $12.62         96,000        10.76        42,800        7.51
Granted                                      26,900         17.20         39,900        15.35        57,700       12.68
Exercised                                    (8,606)        11.77         (9,850)        5.59        (3,000)       4.50
Expired                                      (6,800)        16.57         (3,600)       12.68        (1,500)       4.50
---------------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31            133,944         13.39        122,450        12.62        96,000       10.76
---------------------------------------------------------------------------------------------------------------------------
Options exercisable, December 31             73,944         11.23         86,150        11.35        96,000       10.76
---------------------------------------------------------------------------------------------------------------------------
Shares available for future grants          173,600            --        190,100           --            --          --
---------------------------------------------------------------------------------------------------------------------------

     The following summarizes outstanding and exercisable options at December 31, 1997:

-----------------------------------------------------------------------------------------------------------------------
                                                     Options Outstanding                       Options Exercisable
-----------------------------------------------------------------------------------------------------------------------
Range of                                             Weighted Average       Weighted                        Weighted
Exercise                                 Number          Remaining           Average         Number         Average
Prices                                 Outstanding   Contractual Life    Exercise Price    Exercisable   Exercise Price
-----------------------------------------------------------------------------------------------------------------------
$ 8.80 - 8.80                            27,500           6.6 years           $8.80          27,500          $ 8.80
$12.68 - 12.68                           46,444           7.6 years           12.68          46,444           12.68
$15.35 - 17.20                           60,000           5.7 years           16.04              --              --
-----------------------------------------------------------------------------------------------------------------------
                                        133,944                                              73,944
-----------------------------------------------------------------------------------------------------------------------

     The Company applies APB Opinion No. 25 in accounting for its stock option plans, and, accordingly no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements.

     Had compensation cost been determined based on the fair value at the grant dates for awards under the plans, consistent with the method of the Financial Accounting Standards Board's Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------====----------------------------
(dollars in thousands)                                 1997          1996         1995
-------------------------------------------------------====----------------------------
Net Income:
 As reported                                         $ 4,897        3,779         4,151
 Pro forma                                           $ 4,836        3,738         3,949
---------------------------------------------------------------------------------------
Basic Earnings per share:
 As reported                                         $  1.89         1.43          1.60
 Pro forma                                           $  1.85         1.41          1.51
---------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     The per share weighted average fair value of stock options granted during 1997, 1996 and 1995 of $5.43, $5.83 and $5.63, respectively, on the date of grant determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

-----------------------------------------------====----------------------------
                                               1997        1996          1995
-----------------------------------------------====----------------------------
Expected dividend yield                          1.6%         2.0           2.0
Risk free interest rate                          6.2%         6.6           6.4
Expected life                                 5 years     5 years       7 years
Volatility                                      27.5%        39.9          42.8
-------------------------------------------------------------------------------

(15) Leases

     The Company leases certain property and equipment under operating lease arrangements. Rent expense under these arrangements amounted to $75,000 in 1997, $117,000 in 1996 and $148,000 in 1995. Real estate taxes, insurance, maintenance and other operating expenses associated with leased property are generally paid by the Company.

(16) Employee Stock Ownership Plan

     The Company has a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. The number of shares allocable to Plan participants is determined by the Board of Directors. Allocations to individual participant accounts is based on participant compensation.

     In connection with establishing the ESOP, the ESOP borrowed $1,147,000 (see note 8) and utilized a Company contribution of $70,000 to acquire 188,260 shares of the Company's common stock. At December 31, 1997 and 1996, 171,286 and 154,294 of these shares have been allocated to employees with the remaining shares at December 31, 1997 held in trust. Interest incurred by the ESOP on debt applicable to such shares was $16,000, $24,000 and $34,000 in 1997, 1996 and 1995, respectively. The Company contributed and expensed $104,000, $105,000 and $109,000 during 1997, 1996 and 1995, respectively, with respect to such shares.

     The Company accounts for shares purchased subsequent to December 31, 1992 in accordance with Statement of Position 93-6. Accordingly, as shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. In 1994, the ESOP borrowed $302,000 and used the proceeds to purchase 34,188 shares of the Company's common stock. Interest incurred by the ESOP on debt applicable to such shares was $15,000, $21,000 and $26,000 in 1997, 1996 and 1995, respectively. ESOP compensation expense applicable to shares purchased subsequent to 1992 was $111,000, $74,000, and $58,000 in 1997, 1996 and 1995, respectively. At December 31, 1997, there were 14,652 of these ESOP shares allocated and 19,536 shares unreleased. The fair value at December 31, 1997 of unreleased ESOP shares purchased subsequent to 1992 was $503,000.

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

     Commitments to originate mortgages and other loans were approximately $10,994,000 and $7,722,000 at December 31, 1997 and 1996, respectively.
Commitments under unused lines of credit were approximately $44,008,000 and $42,743,000 at December 31, 1997 and 1996, respectively. The majority of these commitments were at variable rates of interest.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

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

(18) Loans to Directors and Officers

     A summary of the changes in outstanding loans to members of the board of directors and officers of the Company, or their interests, follows:

                                                      Year Ended December 31,
-----------------------------------------------------====-----------------------
(dollars in thousands)                               1997                  1996
-----------------------------------------------------====-----------------------
Balance of loans outstanding at
 beginning of year                                 $  5,216               5,638
New loans and increase in existing loans              1,089                 592
Loan principal repayments                            (1,971)             (1,014)
--------------------------------------------------------------------------------
Balance at end of year                             $  4,334               5,216
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

(19) Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents

     For these short term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

Securities

     Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans Receivable

     For variable-rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. Fair values for fixed-rate residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market, adjusted for differences in loan characteristics. The fair values for other loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality.

     Delinquent loans are valued using the methods noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than thirty days are reduced by an allocated amount of the general allowance for loan losses.

FHLB Stock

     The carrying value of this instrument, which is redeemable at par, approximates fair value.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

Borrowings

     The fair value of the term advances from the Federal Home Loan Bank is estimated using discount cash flow analysis based on the Company's current incremental borrowing rate for similar borrowing arrangements.

Commitments to Extend Credit

     The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counter party's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1997 and 1996.

     The estimated fair values of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

-----------------------------------------------------------====----------------------------------------
                                                           1997                          1996
-----------------------------------------------------------====----------------------------------------
                                                    Carrying      Fair            Carrying      Fair
(dollars in thousands)                               Amount      Value(1)          Amount      Value(1)
-------------------------------------------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents                        $  13,483      13,483            10,675      10,675
 Securities available for sale                       51,944      51,944            43,895      43,895
 Securities held to maturity                         51,676      52,182            54,392      54,618
 Loans Receivable:
  Adjustable rate residential                        77,698      81,067            47,597      47,556
  Fixed-rate residential                            137,557     142,565           140,590     143,086
  Commercial mortgages                               41,678      45,014            46,022      46,143
  Commercial loans                                   41,920      43,786            40,009      40,012
  Consumer loans and other                           74,416      76,712            74,245      74,066
  Allowance for loan losses                           3,285       3,285             3,389       3,389
 FHLB stock                                           3,629       3,629             2,279       2,279
-------------------------------------------------------------------------------------------------------
Financial Liabilities:
 Deposits:
  Demand accounts, savings and money
   market accounts                                $ 212,509     212,509           219,731     219,731
  Certificates of Deposit                           201,056     202,134           187,360     187,446
  Advance payments by borrowers for
   insurance and taxes                                3,446       3,446             3,131       3,131
 Borrowings                                          50,164      52,130            25,536      25,536
-------------------------------------------------------------------------------------------------------

(1) Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

(20) Parent Company Only Financial Statements

     The following presents the financial position of the parent company as of December 31, 1997 and 1996 and the results of its operations and cash flows for the years ended December 31, 1997, 1996 and 1995:

CONDENSED BALANCED SHEETS

--------------------------------------------------------------------------------
                                                           December 31,
------------------------------------------------------====----------------------
(dollars in thousands)                                1997                1996
------------------------------------------------------====----------------------
Assets
Cash and Due from Banks                             $   1,277                858
Other assets                                              117                190
Investment in subsidiaries                             37,843             33,983
--------------------------------------------------------------------------------
                                                    $  39,237             35,031
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Other liabilities                                   $      36                 14
Borrowings                                                172                215
Shareholders' Equity                                   39,029             34,802
--------------------------------------------------------------------------------
                                                    $  39,237             35,031
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
                                                       Year ended December 31,
----------------------------------------------------====------------------------
(dollars in thousands)                              1997       1996      1995
----------------------------------------------------====------------------------
Income from subsidiaries                          $   594       632         679
Dividends from subsidiaries                         1,250     1,200       1,250
Equity in undistributed income of subsidiaries      3,703     2,600       2,940
Operating expenses                                   (635)     (632)       (692)
Interest expense                                      (15)      (21)        (26)
--------------------------------------------------------------------------------
Net Income                                        $ 4,897     3,779       4,151
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
                                                       Year ended December 31,
----------------------------------------------------====------------------------
(dollars in thousands)                              1997       1996      1995
----------------------------------------------------====------------------------
Operating activities:
 Net income                                       $ 4,897      3,779       4,151
 Adjustments to reconcile net income to net
  cash provided(used) by operating activities:
  Equity in undistributed income of subsidiaries   (3,703)    (2,600)     (2,940)
  Amortization                                         --         --          14
  (Increase) decrease in other assets                  73        (48)        (91)
  Increase (decrease) in other liabilities
  and due to subsidiaries                              22       (162)         62
--------------------------------------------------------------------------------
Net cash provided by operating activities           1,289        969       1,196
--------------------------------------------------------------------------------
Financing activities:
 Net proceeds from issuance of common and
  preferred stock                                     366        338         134
 Director Stock Plan distributions                     15         16          16
 Employee Stock Ownership Plan distributions          221        185         169
 Cash dividends paid to shareholders               (1,289)    (1,198)     (1,158)
 Redemption of Preferred stock                       (140)       (50)        (73)
 Decrease in borrowings                               (43)       (86)        --
--------------------------------------------------------------------------------
Net cash used by financing activities                (870)      (795)       (914)
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents             419        174         282
Cash and cash equivalents at beginning of year        858        684         402
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year          $ 1,277        858         684
--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Quarterly Summarized Financial Information (Unaudited)

----------------------------------------------------------------====----------------------------------------------------------------
(dollars in thousands)                                          1997                                         1996
----------------------------------------------------------------====----------------------------------------------------------------
By Quarter                                      1        2        3        4      Year       1        2        3        4     Year
------------------------------------------------------------------------------------------------------------------------------------
Interest income                              $9,112    9,323    9,476    9,611   37,522    8,518    8,986    9,136    9,123   35,763
Interest expense                              4,046    4,218    4,406    4,547   17,217    4,075    4,111    4,066    4,100   16,352
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                           5,066    5,105    5,070    5,064   20,305    4,443    4,875    5,070    5,023   19,411
Provision for loan
 losses                                         373      372      373      402    1,520      296      446      227      365    1,334
------------------------------------------------------------------------------------------------------------------------------------
                                              4,693    4,733    4,697    4,662   18,785    4,147    4,429    4,843    4,658   18,077
Non-interest income                             724      849      845      809    3,227      587      691     (309)A    766    1,735
Non-interest expense                          3,429    3,491    3,594    3,607   14,121    3,102    3,232    4,051B   3,201   13,586
------------------------------------------------------------------------------------------------------------------------------------
Income before
 income taxes                                 1,988    2,091    1,948    1,864    7,891    1,632    1,888      483    2,223    6,226
Income taxes                                    759      793      724      718    2,994      640      737      193      877    2,447
------------------------------------------------------------------------------------------------------------------------------------
Net income                                   $1,229    1,298    1,224    1,146    4,897      992    1,151      290    1,346    3,779
Preferred stock
 dividend                                       108      111      111      111      441      118      111      111      111      451
------------------------------------------------------------------------------------------------------------------------------------
Net income
 attributable to
 common shares                               $1,121    1,187    1,113    1,035    4,456      874    1,040      179    1,235    3,328
------------------------------------------------------------------------------------------------------------------------------------
Net income per common share:
 Basic                                       $  .48      .50      .47      .44     1.89      .38      .45      .08      .52     1.43
 Diluted                                     $  .47      .49      .46      .43     1.85      .37      .44      .08      .52     1.41
------------------------------------------------------------------------------------------------------------------------------------

(A)  Includes $1.0 million loss on sale of commercial mortgage loans.

(B)  Includes $556,000 SAIF Assessment.

Common Stock Price and Dividend Information (Unaudited)

-----------------------------------------------====---------------------------------------------------------------------------------
1997                                           1997                                                       1996
-----------------------------------------------====---------------------------------------------------------------------------------
By Quarter                1           2          3           4          Year         1           2          3          4       Year
------------------------------------------------------------------------------------------------------------------------------------
Stock price
 High                   21 1/2      21 3/4     27 1/2      28 1/4      28 1/4      15 1/4      16 1/2     16 1/4       17       17
 Low                    16 1/4      20         20 1/2      24 1/4      16 1/4      13          14 1/2     14 3/4       16       13
------------------------------------------------------------------------------------------------------------------------------------
Dividends                  .08         .08        .10         .10         .36         .08         .08        .08      .08      .32
------------------------------------------------------------------------------------------------------------------------------------

     The common stock of the Company is presently traded on the Nasdaq Stock Market under the symbol "IROQ." The above table indicates the high and low closing prices as reported in the Nasdaq National Market listings for the Iroquois Bancorp, Inc. common stock, and dividend information for each quarter in the last two calendar years. The prices may represent inter-dealer transaction, without retail markups, markdowns, or commissions. The number of registered shareholders of Iroquois Bancorp, Inc. stock as of December 31, 1997, was 1,365.

                                         IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                           Directors and Officers/Corporate Data

Iroquois
Bancorp, Inc.

Directors:

Joseph P. Ganey
Chairman

Brian D. Baird
Attorney, Kavinoky & Cook

John Bisgrove, Jr.
President & Owner of
Sunrise Farms

Richard D. Callahan
President &
Chief Executive Officer

Peter J. Emerson
Director, Fred L. Emerson
Foundation, Inc.

Dr. Arthur A. Karpinski
Retired Periodontist

Henry D. Morehouse
Owner, Morehouse
Appliances

Edward D. Peterson
Retired Manager, Human
Resources, General Electric
Aerospace Operations Dept.;
Management Consultant

Lewis E. Springer, II
President, Creative
Electric, Inc;
Chairman, Andersen
Laboratories, Inc.

Officers:

Richard D. Callahan
President &
Chief Executive Officer

Marianne R. O'Connor
CPA, Treasurer &
Chief Financial Officer

Melissa A. Komanecky
Vice President-Human
Resources

Richard J. Notebaert, Jr.
Vice President
President & Chief Executive
Officer, The Homestead
Savings (FA)

Henry M. O'Reilly
Director of Internal Audit

W. Anthony Shay, Jr.
Vice President-Operations

Cayuga
Bank

Directors:

Joseph P. Ganey, Chairman
John Bisgrove, Jr.
Richard D. Callahan
Carol I. Contiguglia
Peter J. Emerson
Dr. Arthur A. Karpinski
Martha S. MacKay
Lawrence H. Poole, Ph.D.
Frederick N. Richardson
Lewis E. Springer, II
Donald E. Staples

Offices:

Main Office
115 Genesee Street
Auburn, NY  13021
(315) 252-9521

Grant Avenue Office
Auburn, NY  13021

Loop Road Office
Auburn, NY  13021

West Genesee Street Office
351 West Genesee Street
Auburn, NY  13021

Weedsport Office
9015 North Seneca Street
Weedsport, NY  13166

Moravia Office
31-33 Main Street
Moravia, NY  13118

Lacona Office
1897 Harwood Drive
Lacona, NY 13083

The Homestead
Savings (FA)

Directors:

Annette M. Dimon
David A. Engelbert
Richard R. Griffith
William E. Jakes
Henry D. Morehouse
Richard J. Notebaert, Jr.
Edward D. Peterson

Offices:

Main Office
283 Genesee Street
Utica, NY  13501
(315) 797-1350

South Utica Office
1930 Genesee Street
Utica, NY  13502

Rome Office
Freedom Mall
Rome, NY  13440

Waterville Office
129 Main Street
Waterville, NY  13480

Clinton Office
Homestead Plaza
Clinton, NY  13323

Old Forge-Loan Center
Green Sleeves Common
Professional Building
Old Forge, NY  13420

Corporate Data

Corporate Offices

Iroquois Bancorp, Inc.
115 Genesee Street
Auburn, New York 13021
(315) 252-9521

Annual Meeting

The annual meeting of Iroquois
Bancorp, Inc. will be held at
10:00 a.m., Thursday, April
30, 1998, at the Holiday Inn,
75 North Street, Auburn, New
York 13021.

Request for Financial
Information

Shareholders and others
seeking information about
Iroquois Bancorp, Inc.,
including copies of the annual
and quarterly reports, as well
as Form 10-K, as filed with
the Securities Exchange
Commission, are invited to
contact:

Marianne R. O'Connor
Chief Financial Officer
(315) 252-9521

Transfer Agent & Registrar:
American Stock Transfer &
Trust Co.
40 Wall Street
New York, NY  10005
(800) 937-5449

Counsel

Harris Beach & Wilcox, LLP
The Granite Building
130 East Main Street
Rochester, NY  14604

Independent Auditors

KPMG Peat Marwick LLP
113 South Salina Street
Syracuse, NY  13202

Market Makers
(as of year-end)

F. J. Morrissey & Co., Inc.
Sandler O'Neill & Partners

Automatic Dividend
Reinvestment Plan

A convenient, no-cost means
for Iroquois Bancorp, Inc.
shareholders to increase their
holdings is available through
the Automatic Dividend
Reinvestment Plan. This plan
is administered by American
Stock Transfer & Trust Co.
acting as your Agent.

Quarterly dividends and
optional additional cash
investments may be used to
purchase additional shares.

For further information
contact:

American Stock
Transfer & Trust Co.
40 Wall Street
New York, NY  10005
(800) 937-5449

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes

       Iroquois Bancorp, Inc. 115 Genesee Street, Auburn, New York 13021