Form 10-K, Exhibit 13
period 1998-12-31
IROQUOIS BANCORP INC
filed 1999-03-26
CIK 846753

                                                      [LOGO OF IROQUOIS BANCORP]

                    Meeting Challenges of a Changing Market




                   1998 Iroquois Bancorp, Inc. Annual Report

Contents

Financial Highlights
A Message to Our
Shareholders
1

Cayuga Bank
2

The Homestead
Savings (FA)
3

Selected Consolidated
Financial Data
4

Management's
Discussion and Analysis
5

Report of Management
24

Consolidated Financial
Statements
23

Report of Independent
Auditors
24

Quarterly Information
46

Directors and Officers
47

Corporate Data
47

We are certain the key to success continues to be achieving profitable revenue growth, improving credit quality, and striking a balance between operating efficiency and the delivery of exceptional personal service.

          [BAR CHART APPEARS HERE]           [BAR CHART APPEARS HERE]

FINANCIAL HIGHLIGHTS
-----------------------------------------------------------------------------
(dollars in thousands,
except share data)                               1998      1997       1996
-----------------------------------------------------------------------------
For the Year:
 Net interest income                       $   20,185    20,305     19,411
 Provision for loan losses                      1,470     1,520      1,334
 Non-interest income                            3,717     3,227      1,735
 Non-interest expense                          14,879    14,121     13,586

 Net income applicable to common shares         4,655     4,456      3,328

Per Common Share:
 Net income -- basic                       $     1.96      1.89       1.43
 Net income -- diluted                           1.92      1.85       1.41
 Cash dividends declared                          .40       .36        .32
 Book value at year end                         16.11     14.42      12.71
 Closing price                                  21.00     25.75      17.00

Ratios:
 Net interest margin                             4.01%     4.37       4.42
 Return on average assets                         .92      1.00        .82
 Return on average total equity                 12.82     13.54      11.51
 Return on average common equity                13.05     14.24      11.96
 Equity as a percent of average assets           7.14      7.39       7.12
 Dividend payout ratio                          20.41     19.05      22.38

At Year-End:
 Assets                                    $  547,420   509,778    472,908
 Loans, net                                   400,277   369,984    345,074
 Borrowings                                    61,591    50,164     25,536
 Deposits                                     443,239   417,011    410,222
 Shareholders' equity                          38,342    39,029     34,802

Number of:
 Common shares outstanding                  2,409,980 2,388,936  2,367,940
 Common shareholders of record                  1,302     1,365      1,206
 Employees (full time equivalent)                 195       200        191
 Banking offices (full service)                    11        11         12

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
A MESSAGE TO OUR SHAREHOLDERS


[PICTURE OF RICHARD D. CALLAHAN APPEARS HERE]

Throughout 1998 we aggressively pursued our focused strategy for community banking. This approach has permitted Iroquois to improve shareholder value in the face of a rapidly changing marketplace.

     Our mission of strengthening member banks' competitive niche, while simultaneously improving their operating efficiency, contributed to this year's results.

     We took several important steps in 1998 to improve the Company's performance and prepare for the Year 2000. These included:

     . Enhancing revenue growth by using technology combined with customer knowledge to provide high-quality personal service and customized products.

     . Improving efficiency by centralizing and standardizing deposit and loan operations, finance, human resources, and marketing services.

     . Introducing a proactive service culture by implementing standards and comprehensive training for our staff to assure the delivery of superior service. Our research confirms the importance of professional, caring employees who know their customers.

     . Strengthening underwriting criteria for commercial and retail loans through the introduction of new management and a more rigorous, disciplined process for tracking problem loans. Taking these steps will minimize future nonperforming assets.

     . Preparing our member banks to ensure a smooth transition for the Year 2000 date change by adopting the FFIEC Five Step Program and diligently working to complete the assessment, remediation, and testing of our technical systems. Management is satisfied with progress toward the objective of assuring our banking customers of no critical service interruptions.

The following financial highlights of 1998 demonstrate the value of these efforts.

     . Earnings available to common shareholders increased 4.5% to $4,655,000 and earnings per share reached new highs of $1.96 basic and $1.92 diluted.

     .  Book value per common share increased 11.7%, to $16.11.

     . Return on common equity was 13.1%, marking six consecutive years of double digit returns to our shareholders.

     . All $4.9 million of the Company's outstanding preferred stock was redeemed.

     As we move forward into the new millennium, we are prepared to address the growing challenges facing this industry: net interest margins continue to narrow; growth in fee income is more challenging; noninterest expense reductions are more difficult to find; and loan provisions may increase with the possibility of a more adverse credit climate.

     We are certain the key to success continues to be achieving profitable revenue growth, improving credit quality, and striking a balance between operating efficiency and the delivery of exceptional personal service. The business strategy we have in place supports our belief in community banking and its value to customers and communities.

     We thank our shareholders, customers, staff, and our communities for their ongoing support.

Very truly yours,

/s/ Richard D. Callahan

Richard D. Callahan
President and Chief Executive Officer

               IROQUOIS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
               REPORT OF CAYUGA BANK

"... dedicated to the vital roles we play as community banks in our local markets through involvement, economic development, and our assurance to provide superior personal service."


     Cayuga Bank reinforced our competitive position in 1998 by combining technology with greater understanding of our customers, making us more responsive to the financial service needs of our community.

     Our expanded database marketing program has allowed us to develop one-on-one relationships with a large number of established, multiservice customers, adding value through direct, personal contact.

     We continued to offer our customers tailored products and services. With the introduction of the VISA Check Card, we now provide the ultimate convenience of a debit card that can replace checks, cash, and credit cards. We also enhanced service delivery by launching 24-hour telephone banking. In addition, plans for initiating Cash Management Services will result in the flexibility and access our commercial customers need.

     Cayuga achieved a new record for mortgage loan production this year with closings totaling $62 million. A combination of low interest rates and an increase in the direct sales origination team resulted in a dramatic rise in our new construction home lending as well as mortgages on existing properties. In addition, we addressed our market's specific lending needs through the introduction of Biweekly Mortgages, the marketing of Land Loans and Summer Home Loans, and the continuation of our 24-hour mortgage approval program.

     We established processes to protect and improve the quality of our assets including the Quarterly Classified Asset Review system designed to formalize and rigorously manage all criticized and classified assets. Improvements made to our commercial underwriting process allow us to better meet our customers' needs.

     Cayuga Bank recognizes our responsibility to reinvest in the communities we serve. Renovations completed at our Main Office lead the way for the rejuvenation of downtown Auburn. By establishing the Auburn Housing Partnership with the City of Auburn and local businesses, we play a significant role in renovating low income areas of Auburn and providing financing for qualified families.

     We remain dedicated to the vital roles we play as community banks in our local markets through involvement, economic development, and our assurance to provide superior personal service.


  1998 HIGHLIGHTS FOR CAYUGA BANK
  --------------------------------------------------------------------------

Introduced Saturday Banking at the Lacona Office.

Installed a new phone system and voice mail at the Main Office.
Active member in the local United Way Campaign.

Major sponsor of the "Made In Auburn and Nearby" Tradeshow, providing the opportunity for over 70 local businesses to educate the community on the diversity of businesses that thrive in Cayuga County.

Pledged a 3-year contribution to the Cayuga/Seneca Community Action Agency's "Growing with the Community for a Better Future" campaign.
Continued support of capital campaigns at the Auburn YMCA-WEIU and The Cayuga Museum with significant 3-year contributions.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Report of The Homestead Savings (FA)

     Homestead Savings continued to answer the needs of our customers in 1998 through the introduction of relevant, creative products and enhanced service delivery.

     We recognize the importance of knowing our customers and adding value to these relationships through highly personal service. Instituting the database marketing program has facilitated proactive, personal contact with our best customers.

     Homestead's introduction of the Reverse Mortgage products, Home Keeper Fannie Mae and HECM FHA, addresses the lending needs of our senior customer base by using the equity they have established in their homes. By initiating the 125% Home Equity Loan Program, we are the only bank in our market offering a product that helps newer homeowners, without established equity, to borrow against their home's value. In addition, we established credit card services for our customers in 1998.

     We have also realigned our business products and services this year by introducing Small Business Checking, maintaining competitive pricing, and establishing night depository units at our Clinton and Main offices.

     We realized record mortgage and home equity loan volume in 1998. With closings in excess of $28 million, Homestead is one of the leading lenders in our market. In addition, our loan production office in Old Forge and our newly established office in Lake Placid has allowed us to create a niche in the higher yielding vacation home loan market. Deposits also increased this year by 7%, due primarily to our continued success with the high-yield Investors Money Market Account.

     Forging partnerships for economic development remains a top priority. We provided mortgage financing to low-income individuals as part of the Rural Housing Development Partnership. We also played active roles in the Downtown Utica Development Association, the Utica Industrial Development Corporation, and on the board of our regional economic development agency, the Mohawk Valley EDGE.

     The Homestead Savings continues our commitment to provide exceptional personal service and maintain our competitive position through efficient delivery of the financial products and services our customers need.

"... committed to provide exceptional personal service and maintain our competitive position through efficient delivery of the financial products and services our customers need."


& THE HOMESTEAD SAVINGS
-------------------------------------------------------------------------

1998 Recipient of the Business and Professional Women's (BPW) Outstanding Employer of the Year award.

Added a business development manager to cultivate new opportunities within our core market.

Instituted Saturday Banking at the Waterville Office.

Participated in: the United Way campaign, as a "Pacesetter" organization; the "Adopt A Family" program through Headstart; the American Heart Association's Run and Walk; and Special Olympics sponsorships.

Provided continued support for an inner city tutoring program with the Utica City School District.

Assisted in the 18th Annual "Spirit Of The Season" gift drive for the Mohawk Valley Psychiatric Center.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial Data

--------------------------------------------------------------------------------------
                                            At, or for the year ended, December 31,
--------------------------------------------------------------------------------------
(dollars in thousands, except
share data)                                1998      1997     1996     1995     1994
--------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                             $547,420   509,778  472,908  437,803  423,977
Securities                                108,487   103,620   98,287   84,105   81,991
Total loans, net                          400,277   369,984  345,074  325,707  316,432
Deposits                                  443,239   417,011  410,222  369,101  358,876
Borrowings                                 61,591    50,164   25,536   35,250   34,778
Shareholders' equity                       38,342    39,029   34,802   31,846   28,110
--------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income                          $ 39,404    37,522   35,763   33,713   30,639
Interest expense                           19,219    17,217   16,352   15,752   12,521
--------------------------------------------------------------------------------------
Net interest income                        20,185    20,305   19,411   17,961   18,118
Provision for loan losses                   1,470     1,520    1,334      917      830
Noninterest income                          3,717     3,227    1,735    2,461    1,556
Noninterest expense                        14,879    14,121   13,586   12,650   13,138
Income tax expense                          2,711     2,994    2,447    2,704    2,283
--------------------------------------------------------------------------------------
Net income                                  4,842     4,897    3,779    4,151    3,423
Dividends on preferred stock                  187       441      451      469      415
--------------------------------------------------------------------------------------
Net income applicable to
 common shares                           $  4,655     4,456    3,328    3,682    3,008
--------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net income per common share:
 Basic                                   $   1.96      1.89     1.43     1.60     1.32
 Diluted                                     1.92      1.85     1.41     1.59     1.31
Cash dividends declared                       .40       .36      .32      .30      .28
Book value                                  16.11     14.42    12.71    11.60    10.02
--------------------------------------------------------------------------------------
RATIOS
Yield on interest-earning assets             7.83%     8.08     8.15     8.18     7.73
Cost of interest-bearing liabilities         4.19      4.07     4.03     4.11     3.37
Interest rate spread                         3.64      4.01     4.12     4.07     4.36
Net interest margin                          4.01      4.37     4.42     4.36     4.57
Return on average assets                      .92      1.00      .82      .97      .83
Return on average total equity              12.82     13.54    11.51    14.05    12.80
Return on average common equity             13.05     14.24    11.96    15.04    13.91
Equity as a percent of average assets        7.14      7.39     7.12     6.89     6.49
Dividend payout ratio                       20.41     19.05    22.38    18.75    21.21
--------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

INTRODUCTION

     Iroquois Bancorp, Inc. ("Iroquois" or the "Company") is a New York corporation and the bank holding company of two financial institutions: Cayuga Bank ("Cayuga") of Auburn, New York, a New York state-chartered commercial bank and trust company, and The Homestead Savings (FA) ("Homestead") of Utica, New York, a federally chartered savings association. Iroquois, through its member banks, Cayuga and Homestead ("the Banks"), provides banking services to individuals and businesses in upstate New York, primarily in Cayuga, Oswego, Oneida and Madison counties and surrounding areas. The Banks, reflective of their market area, provide a range of financial services, including residential mortgage loans, consumer and commercial loans, credit cards, insurance brokerage, investment brokerage, trust services and safe deposit facilities.

     The following discussion and analysis reviews the Company's consolidated results of operations for the years 1996 through 1998 and its consolidated financial position at December 31, 1998 and 1997. This section should be reviewed in conjunction with the consolidated financial statements and accompanying notes and with other statistical information included elsewhere in this 1998 Annual Report.

     In addition to historical information, this discussion and analysis includes certain forward-looking statements based on current management expectations. These statements relate to, among other things, sources of loan and deposit growth, loan loss reserve adequacy, simulation changes in interest rates, and Year 2000 activities. The Company's actual results could differ materially from these management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state, and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

PERFORMANCE OVERVIEW

     Iroquois reported 1998 diluted earnings per common share of $1.92 compared with $1.85 per share in 1997. Net income available to common shareholders was $4,655,000 in 1998, an increase of 4.5%, compared with $4,456,000 in 1997.
Return on common shareholders' equity and return on assets were 13.1% and .92%, respectively, in 1998, compared with 14.2% and 1.0%, respectively, in 1997.

     Net interest income for 1998 totaled $20.2 million, compared with $20.3 million in 1997. Noninterest income, excluding net gains on sales of loans and securities, increased $366,000, or 11.7%, for 1998. The Company recorded $223,000 in gains on the sale of loans and securities for 1998, compared with $99,000 for 1997. Noninterest expense increased from $14.1 million in 1997 to $14.9 million in 1998.

     Total assets grew 7.4% in 1998 to end the year at $547.4 million. Net loans increased 8.2% to $400.3 million, compared to $370.0 million at December 31, 1997. Total deposits were $443.2 million at December 31, 1998, compared to $417.0 million at year end 1997, an increase of 6.3%. Total shareholders' equity at December 31, 1998 was $38.3 million, down 1.8% from year end 1997, reflecting net income for the year less dividend payments and the redemption in 1998 of all $4.9 million of the Company's outstanding preferred stock.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

RESULTS OF OPERATIONS
REVIEW OF 1998 COMPARED TO 1997

NET INTEREST INCOME

     Net interest income, the principal source of earnings for the Company, represents the difference between income from interest-earning assets, primarily loans and securities, and expense of interest-bearing liabilities, primarily deposits and borrowings. Net interest income is significantly affected by the mix and volume of interest-earning assets and liabilities, as well as related interest rates and cost of funds. While Iroquois has the ability to control the effect of some of these factors through its asset and liability management and planning strategies, external factors, such as competitive pressures, economic conditions, and U.S. monetary policy, can also influence changes in net interest income from one period to another.

     Two key ratios are used to measure relative profitability of net interest income. Net interest spread measures the difference between the yield on earning assets and the rate paid on interest-bearing liabilities. Net interest margin measures net interest income as a percentage of average total earning assets. Net interest margin, unlike net interest spread, takes into account the level of earning assets funded by interest-free sources such as noninterest-bearing demand deposits and equity capital.

     Net interest income totaled $20.2 million for 1998, a slight decrease compared to $20.3 million in net interest income for 1997. Net interest income was maintained through increased volumes despite declines in the Company's net interest spread and net interest margin. Declines in longer term market interest rates combined with changes in the mix of interest earning assets caused the yield on earning assets to decline from 8.08% for 1997 to 7.83% for 1998. In contrast, the cost of interest-bearing liabilities increased from 4.07% for 1997 to 4.19% for 1998, reflecting the flatter interest rate yield curve and a continued reliance on higher costing time deposits and borrowings as a funding source. The decline in yield and increase in cost of funds, resulted in a contraction of 37 basis points in net interest spread from 4.01% for 1997 to 3.64% for 1998. Net interest margin decreased a similar amount from 4.37% for 1997 to 4.01% for 1998.

     Average securities, which continue to represent approximately 21% of interest-earning assets, increased from $103.2 million for 1997 to $105.6 million for 1998. Securities yielded an average of 6.08% for 1998, compared to 6.40% for 1997.

     Average loans increased $32.7 million, or 9.2%, in 1998 and continue to represent approximately 77% of interest-earning assets. Within the loan portfolio, however, average mortgage loans increased 14.4% while other loans declined 1.8%. Mortgage loans, which yielded 7.94%, represented 54.9% of average interest-earning assets in 1998, compared to 1997 when average mortgage loans, which yielded 8.17%, represented 51.9% of earning assets. Interest income earned on mortgage loans increased $2.2 million primarily as a result of increased residential mortgage lending volumes. The lower yield on the mortgage portfolio, which contributed significantly to the overall decline in the yield on earning assets for 1998, reflects the continued decline in market interest rates for residential mortgages. Reflecting the average change in the prime rate from 1997 to 1998, the yield on other loans decreased from 9.44% in 1997 to 9.26% in 1998.

     Average interest-bearing liabilities increased 8.3% to $458.5 million in 1998 from $423.3 million in1997. Average savings deposits, which include savings, money market and interest checking accounts, remained flat at $193.5 million with an average cost of 2.5%. However, as a percentage of interest-bearing liabilities, savings deposits declined from 45.7% in 1997 to 42.2% in 1998. Average borrowings increased from $29.9 million, or 7.1% of average interest-bearing liabilities, in 1997 to $52.0 million, or 11.3%, in 1998. The average cost of borrowings remained at 5.9%, reflecting fairly constant short-term rates and an increase in the use of term advances. Average time deposits increased 6.5% from $200.0 million in 1997 to $213.0 million in 1998 and continued to represent approximately 47% of interest-bearing liabilities. The average cost of time deposits increased from 5.30% in 1997 to 5.36% in 1998, primarily reflecting the continued growth in public fund (municipal) time deposits, which carry a higher interest cost than retail time deposits.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

     Average noninterest bearing liabilities, consisting primarily of commercial and retail demand deposits, increased 8.7% from $29.9 million in 1997 to $32.5 million in 1998. Combined with the increase in average shareholders' equity, noninterest-bearing funding sources contributed 37 basis points to net interest margin in 1998, compared to 36 basis points in 1997.

     A summary of net interest income as well as average balances for interest-earning assets and interest-bearing liabilities for the years 1996 through 1998 is presented in Table 1. Table 2 provides the detail of changes in interest income, interest expense, and net interest income due to changes in volumes and rates. A discussion of interest rate sensitivity is included in the Market Risk and Interest Rate Risk Management section.

Table 1 -- NET INTEREST INCOME ANALYSIS

------------------------------------------------------------------------------------------------------------------------------------
                                                                   Year ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                            1998                         1997                        1996
------------------------------------------------------------------------------------------------------------------------------------
Average                                         Average             Average   Average           Average                     Average
(dollars in thousands)                          Balance   Interest    Rate    Balance  Interest   Rate    Balance  Interest  Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Mortgage loans1                                 $276,140    21,934     7.94%  241,355    19,713     8.17  232,907    19,378  8.32
Other loans1                                     113,035    10,467     9.26   115,135    10,866     9.44  109,286    10,225  9.36
Securities                                       105,606     6,421     6.08   103,218     6,606     6.40   91,924     5,838  6.35
Federal funds sold and
 other investments                                 8,577       582     6.79     4,883       337     6.90    4,933       322  6.53
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning
 assets                                          503,358    39,404     7.83   464,591    37,522     8.08  439,050    35,763  8.15
Noninterest-earning
 assets                                           25,424                       24,803                      22,185
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                    $528,782                      489,394                     461,235
------------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Savings deposits                                $193,483     4,735     2.45%  193,451     4,866     2.52  194,097     4,907  2.53
Time deposits                                    213,016    11,417     5.36   200,010    10,591     5.30  184,401     9,852  5.34
Borrowings                                        52,024     3,067     5.90    29,869     1,760     5.89   27,757     1,593  5.74
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities                                     458,523    19,219     4.19   423,330    17,217     4.07  406,255    16,352  4.03
Noninterest-bearing
 liabilities                                      32,479                       29,879                      22,130
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                491,002                      453,209                     428,385
Shareholders' Equity                              37,780                       36,185                      32,850
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
 Shareholders' Equity                           $528,782                      489,394                     461,235
------------------------------------------------------------------------------------------------------------------------------------
Net interest income and
 interest rate spread                                     $ 20,185     3.64%             20,305     4.01             19,411  4.12
Net interest margin
 on earning assets                                                     4.01                         4.37                     4.42
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                                         109.78                       109.75                   108.07
------------------------------------------------------------------------------------------------------------------------------------

(1)  Nonaccrual loans are included in the average asset totals presented above.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

[BAR CHART OF NONINTEREST INCOME APPEARS HERE]

Table 2 -- RATE/VOLUME ANALYSIS
--------------------------------------------------------------------------------------------------------
                                         Comparison of the                Comparison of the
                                            Years Ended                       Years Ended
                                    December 31, 1998 and 1997        December 31, 1997 and 1996
--------------------------------------------------------------------------------------------------------
                                        Increase (Decrease)               Increase (Decrease)
                                         Due to Change In:                 Due to Change In:
                                                           Total                             Total
                                 Average       Average   Increase  Average    Average      Increase
(dollars in thousands)           Balance        Rate    (Decrease) Balance      Rate      (Decrease)
--------------------------------------------------------------------------------------------------------
Loans                             $2,358       (536)      1,822     1,210       (234)        976
Securities                           (89)       (96)       (185)      722         46         768
Federal funds sold and
 other investments                   235         10         245        (3)        18          15
--------------------------------------------------------------------------------------------------------
Interest income                    2,504       (622)      1,882     1,929       (170)      1,759
--------------------------------------------------------------------------------------------------------
Savings deposits                      87       (218)       (131)     (292)       251         (41)
Time deposits                        684        142         826       846       (107)        739
Borrowings                         1,418       (111)      1,307       124         43         167
--------------------------------------------------------------------------------------------------------
Interest expense                   2,189       (187)      2,002       678        187         865
--------------------------------------------------------------------------------------------------------
Net interest income               $  315       (435)       (120)    1,251       (357)        894
--------------------------------------------------------------------------------------------------------

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

NONINTEREST INCOME

     Noninterest income, excluding net gains on sales of loans and securities, totaled $3.5 million for 1998, up 11.7%, compared to $3.1 million for 1997. Service charges, the Company's primary source of noninterest income, represent revenue from such sources as service charges on deposits and loans and processing fees relating to electronic banking and credit card services. Revenue from service charges for 1998 increased $399,000, or 15.7%, compared to 1997, primarily due to increased loan and deposit related service fees, ATM surcharges, and increased credit card processing income.

[BAR CHART OF OVERHEAD RATIO APPEARS HERE]

NONINTEREST EXPENSE

     Noninterest expense increased 5.4% from $14.1 million in 1997 to $14.9 million in 1998, primarily reflecting increases in computer and product service fees and salaries and benefits. The Company's overhead ratio, noninterest expense as a percentage of average assets, improved from 2.89% for 1997 to 2.81% for 1998.

     Salaries and benefits for 1998 increased $236,000, or 3.2%, compared to 1997, and was primarily attributable to overall merit increases. Salaries and benefits represented 50.8% of total noninterest expense for 1998, compared to 51.9% for 1997.

     Computer and product service fees increased 26.2%, from $1.3 million in 1997 to $1.7 million in 1998. Computer service fees increased $259,000 in 1998, reflecting a full year of services with Fiserv, Inc., the Company's primary data processing and item processing provider. Computer service fees include the cost of item processing services that were outsourced to Fiserv, Inc. in mid-1997 and that have provided savings to the Company through reduced internal staffing and equipment costs. Increases in 1998 for third party processing costs relating to the Company's credit card services also contributed to the overall increase in computer and product service fees.

     Occupancy and equipment expense declined $70,000, or 4.1%, in 1998, compared to 1997. This decline was a result of savings in property taxes, utilities and equipment costs, offset by increased depreciation expense relating to Cayuga's main office renovation completed in 1998.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis


     Promotion and marketing expense increased 29.5% from $356,000 in 1997 to $461,000 in 1998. The increase was principally attributable to promotional costs relating to retail loan and deposit products, as well as primary market research costs.

PROVISION FOR INCOME TAXES

     For 1998, the provision for income taxes was $2.7 million with an effective tax rate of 35.9%. The provision for income taxes for 1997 was $3.0 million with an effective tax rate of 37.9%. The decline in the Company's effective tax rate is primarily attributable to the increased investment in tax exempt municipal securities. A more comprehensive analysis of income tax expense is included in
Note 8 to the consolidated financial statements included in this Annual Report.

REVIEW OF 1997 COMPARED TO 1996

     Iroquois reported net income applicable to common shareholders of $4.5 million in 1997, or $1.85 per common share, compared to $3.3 million, or $1.41 per share, reported in 1996. Return on assets improved from .82% in 1996 to 1.00% in 1997. Return on average equity improved from 11.51% in 1996 to 13.54% in 1997, while the return on common shareholders' equity improved from 11.96% in 1996 to 14.24% in 1997. Growth in net income and earnings per share in 1997 reflected increases in net interest income and noninterest income compared to 1996, when earnings were unfavorably affected by a $1.1 million loss on the sale of certain classified commercial mortgage loans and a $556,000 assessment for the recapitalization of the Federal Deposit Insurance Corporation's Saving Association Insurance Fund (SAIF).

     Net interest income totaled $20.3 million for the year ended December 31, 1997, compared to $19.4 million for 1996. The $894,000, or 4.6%, increase was principally the result of a 5.8% increase in average interest-earning assets in 1997 and a 20.2% increase in noninterest bearing funding sources including demand deposits, other liabilities, and shareholders' equity. Net interest margin for 1997 decreased to 4.37% from 4.42% in 1996. The decrease in net interest margin was primarily attributable to the decrease in net interest spread from 4.12% in 1996 to 4.01% in 1997. The average yield on interest-earning assets declined 7 basis points in 1997, to 8.08%, while the average cost of interest-bearing liabilities increased 4 basis points, to 4.07%, for 1997.

     Noninterest income totaled $3.2 million for 1997, up 86.0% compared to $1.7 million for 1996. The increase of $1.5 million over the prior year was due primarily to the net loss of $1.0 million on the sale of loans and securities in 1996, compared to a net gain of $99,000 in 1997. In addition, revenue from service charges increased $336,000, or 15.2%, for 1997 compared to the prior year, principally due to an increase in the service fees earned by Cayuga through the Business Manager accounts receivable management program as well as increases in retail loan and deposit fees.

     The 1997 provision for loan losses increased $186,000, to $1.5 million, compared to $1.3 million in 1996. The increase in the provision reflects additions to the allowance for loan losses to maintain a sufficient coverage level given increases in net charge-offs and nonperforming loans.

     Noninterest expense totaled $14.1 million for 1997, compared to $13.6 million for 1996. Increases in 1997 for salaries and benefits, computer and product service fee expenses, and other expenses were offset by a $645,000 decrease in deposit insurance expense. The decrease in deposit insurance was attributable to the 1996 assessment that recapitalized SAIF and lowered premiums for federally insured savings and loans, such as Homestead. Noninterest expense, as a percentage of average assets, was 2.89% for 1997, compared to 2.95% for 1996.

     Salaries and benefits increased $631,000, to $7.3 million for 1997, compared to $6.7 million for 1996, due to increased staffing, general merit increases, and the full implementation of a Company-wide incentive compensation plan. Computer and product service fees increased $283,000, or 27.1%, due principally to expenses relating to the Company's data processing conversion in 1997, the outsourcing of the Company's item processing services,

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

and an increase in service fees relating to the Business Manager product. Other real estate expenses decreased $55,000 to $333,000 for 1997, compared to $388,000 for 1996. Other noninterest expenses increased $290,000 to $3.0 million for 1997, compared to $2.7 million for 1996. Other expenses included a $154,000 increase for a full year of amortization of the intangible asset recognized in the acquisition of branches and related deposits from OnBank & Trust Co. in May 1996. In addition, legal and consulting fees increased $148,000 due to Cayuga's costs in defending a civil suit along with consulting services incurred in 1997 for corporate and employee benefit plan analyses.

     For 1997, the provision for income taxes was $3.0 million for an effective tax rate of 37.9%. The provision for income taxes for 1996 was $2.4 million with an effective tax rate of 39.3%.

FINANCIAL CONDITION

LOANS

     Total loans at December 31, 1998 were $404.1 million, up $30.8 million or 8.3%, compared to $373.3 million in total loans at December 31, 1997. The increase in total loans came exclusively from the growth in residential mortgage loans. Table 3 provides a five-year summary of the loan portfolio.

     Loans, the largest component of the Company's earning assets, continue to represent approximately 73% of total assets. Mortgage loans represent the largest portion of the loan portfolio, increasing from 68.8% of total loans at year end 1997, to 72.8% of total loans at December 31, 1998. The mortgage portfolio consists of loans secured by first or second liens on residential or commercial properties located principally in upstate New York. Residential mortgage loans are underwritten and documented in accordance with secondary market standards. Commercial mortgage loans have generally been originated on properties in and around Cayuga's market area.

Table 3 -- SUMMARY OF THE LOAN PORTFOLIO
----------------------------------------------------------------------------
                                                  December 31,
----------------------------------------------------------------------------
(dollars in thousands)              1998     1997     1996     1995     1994
----------------------------------------------------------------------------
Mortgage loans
 Residential                    $254,755  215,255  188,187  171,883  169,518
 Commercial                       39,497   41,678   46,022   53,363   54,321
----------------------------------------------------------------------------
Total mortgage loans             294,252  256,933  234,209  225,246  223,839
----------------------------------------------------------------------------
Other loans
 Home equity lines of credit      26,473   27,110   25,486   24,200   24,589
 Consumer                         45,358   45,401   46,551   40,974   32,499
 Commercial                       37,573   41,920   40,009   35,904   35,118
 Education                           436    1,905    2,208    2,763    3,651
----------------------------------------------------------------------------
Total other loans                109,840  116,336  114,254  103,841   95,857
----------------------------------------------------------------------------
Total loans                      404,092  373,269  348,463  329,087  319,696
Allowance for loan losses          3,815    3,285    3,389    3,380    3,264
----------------------------------------------------------------------------
Loans, net                      $400,277  369,984  345,074  325,707  316,432
----------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

The following table shows maturities of certain loan classifications at December 31, 1998 and an analysis of the rate structure for such loans due in over one year.

SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------------------------------------
                                                                                  RATE STRUCTURE FOR LOANS
                                          MATURITY                                 MATURING OVER ONE YEAR
--------------------------------------------------------------------------------------------------------------
                              ONE       OVER ONE YEAR      OVER                PREDETERMINED      FLOATING OR
                            YEAR OR     THROUGH FIVE       FIVE                   INTEREST        ADJUSTABLE
(DOLLARS IN THOUSANDS)       LESS           YEARS         YEARS      TOTAL          RATE             RATE
--------------------------------------------------------------------------------------------------------------
Commercial Loans            $33,739         2,366         1,468     37,573         3,834              --
--------------------------------------------------------------------------------------------------------------

                             [GRAPH APPEARS HERE]

     Residential mortgage loans increased 18.5% from $215.3 million at December 31, 1997, to $254.8 million at December 31, 1998. Cayuga originated $62 million in residential mortgage loans, including $31 million originated through mortgage brokers for properties located in the greater Rochester and Syracuse markets, outside Cayuga's primary market area. Homestead generated $28 million in local mortgage loans during 1998, including loans originated through loan production offices located in Old Forge and Lake Placid, NY.

     Commercial mortgage loans, which represent 9.8% of total loans at December 31, 1998, declined $2.2 million, or 5.2%, from year end 1997 to year end 1998. Continued high rates of amortization and prepayment, stricter underwriting standards, along with slower demand and increased competition have caused the commercial mortgage portfolio to decline over the past five years.

     Consumer loans, which include auto loans, fixed-rate home equity and home improvement loans, overdraft protection, credit cards, and other personal installment loans, declined less than 1% at December 31, 1998, compared to year end 1997. Consumer loans represent 11.2% of total loans at year end 1998, compared to 12.2% at year end 1997. Competition from large credit card companies, auto leasing, and dealer financing programs have kept consumer loan balances relatively constant over the past three years.

     Home equity lines of credit, which provide customers with check writing privileges against an accessible line of credit secured by a lien on residential real estate, continue to be a very competitive product in the Banks' market areas. Outstanding balances against home equity lines of credit declined 2.3% from $27.1 million at December 31, 1997 to $26.5 million at year end 1998. With the decline in mortgage rates in 1998, many customers refinanced and consolidated their outstanding home equity lines into first mortgages. Home equity lines of credit represented 6.6% and 7.3% of total loans at December 31, 1998 and 1997, respectively.

     Educational loans, which consist of loans originated through federal and state sponsored student lending programs, declined $1.5 million in 1998 because of the Company's decision to sell all of its education loans that had reached a full disbursement status. Previously, education loans were held in portfolio and sold when the loan reached repayment status, which typically consisted of two to four annual disbursement cycles, depending on the student's graduation date.

     Commercial loans declined $4.3 million, or 10.3%, from $41.9 million at December 31, 1997 to $37.6 million at year end 1998. Declines were primarily a result of increases in corporate liquidity leading to lower borrowing demands. Commercial loans represented 9.3% of total loans at December 31, 1998, compared to 11.2% at December 31, 1997. Cayuga continues to be the only subsidiary to offer commercial lending, offering a variety of loan products to its business customers, including notes, lines of credit, installment loans, and an accounts receivable management program. Commercial lending is generally considered to involve a higher degree of risk than the Banks' other forms of lending. These loans tend to

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

have larger balances, and repayment is typically dependent on the successful operations and income stream of the borrower. Underlying collateral for these loans typically consists of business assets, which can be subject to market obsolescence. Such risks can be significantly affected by economic and competitive factors. To control this risk, the Company generally limits its lending to any one borrower, or group of related borrowers, to a maximum of 10% of its capital.

At December 31, 1998, Iroquois had no significant concentration of loans in any single industry, nor did the loan portfolio contain any loans to finance highly speculative transactions. Management expects new lending volume in 1999 to be generated primarily through residential mortgage and home equity loans along with targeted growth in commercial loans and mortgages.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents amounts available for future loan losses and is based on management's ongoing evaluation of the loan portfolio taking into consideration such factors as historical loan loss experience, the detailed review of specific loans identified under the Company's internal review processes, estimated losses on impaired loans, current economic conditions, and other pertinent factors. Management monitors the entire loan portfolio in an attempt to identify problem loans or risks in the portfolio in a timely manner and to maintain an appropriate allowance for loan losses.

     The primary responsibility and accountability for daily lending activities rests with the Banks. Loan personnel at each Bank have the authority to extend credit under board approved lending policies. Each Bank maintains a continuous and comprehensive loan review program developed in conjunction with the type, level, and risk of its particular loan portfolio. The loan review program is designed to evaluate credit quality, loan documentation, and the adequacy of the allowance for loan losses. Loan review procedures, including a grading system and independent loan review of large loan relationships, are utilized to ensure that potential problem loans are identified early in order to lessen any potentially negative impact on earnings.

     At December 31, 1998, the allowance for loan losses was $3.8 million, compared to $3.3 million at year end 1997, an increase of 16.1%. The provision for loan losses remained flat at approximately $1.5 million for both 1998 and 1997. This provision expense represents additions to the allowance for loan losses to maintain sufficient coverage levels given portfolio composition and levels of net charge-offs and nonperforming loans.

     Net charge-offs for 1998 declined $684,000, or 42.1%, compared to 1997. The decline was attributable to the inclusion in 1997 of a $667,000 charge-off of one significant commercial mortgage loan. Excluding that particular loan, net charge-offs of commercial mortgages declined for 1998, compared to 1997, while net charge-offs of residential mortgages, consumer and commercial loans increased year over year. Consumer loan charge-offs exhibited the largest percentage increase from 1997 to 1998, primarily related to an increase in bankruptcy filings.

     The allowance for loan losses as a percent of total loans increased to .94% at December 31, 1998, compared to .88% at the prior year end. The allowance for loan losses continues to reflect the risk diversification of the loan portfolio. Residential mortgage loans, which generally carry a lower risk of loss or net charge-off, have increased as a percentage of total loans. Management believes that the allowance for loan losses at December 31, 1998 is adequate based on all currently available information.

     Table 4 summarizes changes in the allowance for loan losses for the years 1994 through 1998 and shows an allocation of the year end balances, along with related statistics for the allowance and net charge-offs. The allowance for loan losses has been allocated according to the amount considered to be necessary to provide for the possibility of losses within the various loan categories. The allocation is based primarily on actual net charge-off experience, adjusted for changes in the risk profile of each category, plus additional amounts based on potential losses identified through the loan review process. The anticipated effect of

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

economic conditions on both individual loans and loan categories is also considered in quantifying amounts allocated to each loan category. Because the allocation is based on management's judgement and estimates, it is not necessarily indicative of the charge-offs that may ultimately occur.

NONPERFORMING ASSETS

     Nonperforming assets include nonperforming loans and real estate acquired by foreclosure. Nonperforming loans include loans that have been placed in nonaccrual status and loans past due ninety days or more and still accruing interest. Table 5 provides a five year summary of nonperforming assets.

TABLE 4 -- ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------
                                                             Year ended December 31,
------------------------------------------------------------------------------------------------------
(dollars in thousands)                               1998      1997       1996    1995      1994
------------------------------------------------------------------------------------------------------
Balance at beginning of period                      $ 3,285    3,389      3,380   3,264      2,824

Provision for loan losses                             1,470    1,520      1,334     917        830

Charge-offs
 Residential mortgages                                 (204)    (216)      (247)   (225)      (103)
 Commercial mortgages                                  (163)  (1,065)      (634)   (205)        --
 Commercial loans                                      (183)    (140)      (180)   (157)       (92)
 Consumer loans                                        (511)    (387)      (345)   (353)      (318)
------------------------------------------------------------------------------------------------------
Total charge-offs                                    (1,061)  (1,808)    (1,406)   (940)      (513)

Recoveries
 Residential mortgages                                   --       57          2       7          7
 Commercial mortgages                                    --       25         --      --         --
 Commercial loans                                        46       22         11      33         35
 Consumer loans                                          75       80         68      99         81
------------------------------------------------------------------------------------------------------
Total recoveries                                        121      184         81     139        123
------------------------------------------------------------------------------------------------------
Net charge-offs                                        (940)  (1,624)    (1,325)   (801)      (390)
------------------------------------------------------------------------------------------------------
Balance at end of period                            $ 3,815    3,285      3,389   3,380      3,264
------------------------------------------------------------------------------------------------------
Ratio of charge-offs net of
 recoveries to loans outstanding                        .23%     .44        .38     .24        .13
Allowance for loan losses as a
 percent of:
 Total loans                                            .94      .88        .97    1.03       1.02
 Nonperforming loans                                  63.18    53.21      93.28   63.67      75.75
------------------------------------------------------------------------------------------------------
Allocation of Allowance for Loan Losses at December 31,
------------------------------------------------------------------------------------------------------
                             1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------
                                % OF            % OF            % OF            % OF            % OF
                               LOANS           LOANS           LOANS           LOANS           LOANS
                              TO TOTAL        TO TOTAL        TO TOTAL        TO TOTAL        TO TOTAL
                          AMT  LOANS      AMT  LOANS      AMT  LOANS      AMT  LOANS      AMT  LOANS
------------------------------------------------------------------------------------------------------
Residential mortgages  $  533   63.04%    585    57.67    471    54.00    402    52.23    201    53.02
Commercial mortgages    1,484    9.77   1,246    11.16  1,677    13.21  1,452    16.22  1,201    16.99
Commercial loans        1,159    9.30     826    11.23    617    11.48    807    10.91  1,297    10.99
Consumer loans            639   17.89     628    19.94    624    21.31    719    20.64    565    19.00
------------------------------------------------------------------------------------------------------
Total                  $3,815  100.00%  3,285   100.00  3,389   100.00  3,380   100.00  3,264   100.00
------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

TABLE 5 -- SUMMARY OF NONPERFORMING ASSETS
--------------------------------------------------------------------------------
                                                  December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                  1998    1997   1996   1995   1994
--------------------------------------------------------------------------------
Loans in nonaccrual                   $5,255   5,902  3,288  4,299  3,383
Loans past due 90 days or
 more and still accruing                 783     272    345  1,010    813
--------------------------------------------------------------------------------
Total nonperforming loans              6,038   6,174  3,633  5,309  4,196
Other real estate                        665     565    618    427    193
--------------------------------------------------------------------------------
Total nonperforming assets            $6,703   6,739  4,251  5,736  4,389
--------------------------------------------------------------------------------
Percent of:
 Total loans and real estate
  acquired by foreclosure               1.66%   1.80   1.22   1.74   1.37
 Total assets                           1.22    1.32    .90   1.31   1.04

Nonperforming loans as a
 percent of total loans                 1.49    1.65   1.04   1.61   1.31
--------------------------------------------------------------------------------

     Nonperforming assets totaled $6.7 million at December 31, 1998, down slightly compared to year end 1997. As a percent of total assets, nonperforming assets declined from 1.3% at December 31, 1997 to 1.2% at year end 1998.

     At December 31, 1998, nonperforming loans, which declined $136,000, or 2.2%, from the prior year end, consisted of $4.8 million in mortgages, $529,000 in commercial loans, and $704,000 in consumer loans. Residential mortgage loans represented $2.5 million, or 41.0%, of total nonperforming loans at year end 1998, compared to $3.0 million, or 48.4%, at December 31, 1997. The decline in nonperforming residential mortgage loans primarily reflects increased collection efforts directed toward this portfolio in 1998. Commercial mortgages represented $2.3 million, or 38.6%, of nonperforming loans at December 31, 1998, an amount and level comparable to year end 1997. All nonperforming commercial mortgage loans at December 31, 1998 were either in the process of foreclosure or operating under an agreed upon workout plan. Similar to year end 1997, one loan continued to represent approximately 50% of the nonperforming commercial mortgage balance at December 31, 1998. Adherence to the established repayment plan has significantly reduced the delinquent status of this loan at year end 1998 compared to year end 1997. Management believes there to be adequate collateral supporting the loan and that continuation of the current repayment plan would return this loan to a performing status in 1999.

     Management believes that, through its loan review program, it has taken a conservative approach in evaluating nonperforming loans and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan loss. Nonperforming and past due loans are monitored on a continual basis in order to guard against further deterioration in their condition. Management has identified, through normal internal credit review procedures, $4.0 million in "potential problem loans" at December 31, 1998. These problem loans are defined as loans not included as nonperforming loans above, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. There were no loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been identified as impaired or nonperforming or that cause management to have serious doubts as to the ability of the borrower to comply with the loan repayment terms. In addition, there were no material commitments at December 31, 1998 to lend additional funds to borrowers whose loans were classified as nonperforming.

     Iroquois will continue to focus on improving asset quality through proactive management of problem assets, early detection of potential problem assets, consistent and adequate collection procedures, and timely charge-offs.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

SECURITIES

     At December 31, 1998, the securities portfolio totaled $108.5 million, consisting of $61.4 million of securities available for sale and $47.1 million of securities held to maturity. This compares with a total portfolio of $103.6 million, comprised of $51.9 million of securities available for sale and $51.7 million of securities held to maturity, at December 31, 1997. At December 31, 1998, securities represented 19.8% of total assets, compared to 20.3% at year end 1997. The composition of the two securities portfolios by type of security is presented in Table 6. Certain information pertaining to the composition, yields, and maturities of the two portfolios is presented in Table 7.

     Securities available for sale, which are carried at fair value, increased 18.3% in 1998, and represented 56.6% of the total securities portfolio, compared to 50.1% at December 31, 1997. The portfolio consists primarily of US Government and agencies obligations. Holdings of state and municipal obligations increased in 1998, to 11.5% of the portfolio, to provide diversity and tax-advantaged yield to the portfolio. Securities held to maturity, which are carried at amortized cost, declined to 43.4% of the total portfolio at December 31, 1998, compared to 49.9% at December 31, 1997. The held to maturity portfolio consists primarily of corporate bonds and mortgage-backed securities.

     The Company's investment strategy is for its Banks to maintain securities portfolios that provide a source of liquidity through maturities and selling opportunities, contribute to overall profitability, support pledging requirements, and provide a balance to interest rate and credit risk in other categories of the balance sheet. The Company does not engage in securities trading or derivatives activities in carrying out its investment strategies.

Table 6 -- SECURITIES
---------------------------------------------------------------------------------------------------
                                                           December 31,
---------------------------------------------------------------------------------------------------
(dollars in thousands)                      1998                 1997                1996
---------------------------------------------------------------------------------------------------
                                   AMORTIZED     FAIR    AMORTIZED    FAIR   AMORTIZED     FAIR
                                     COST       VALUE      COST      VALUE     COST        VALUE
---------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  agencies obligations            $ 40,172     40,734     42,187    42,537    33,654      33,784
 State and municipal
  obligations                        6,959      7,090        231       232        --          --
 Corporate                           3,362      3,471      1,507     1,517       500         501
 Other                               3,000      2,957      3,000     2,983     3,000       2,976
 Mortgage-backed securities          7,120      7,179      4,664     4,675     6,648       6,634
---------------------------------------------------------------------------------------------------
                                    60,613     61,431     51,589    51,944    43,802      43,895
---------------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
  agencies obligations                  --         --         25        25        60          60
 State and municipal
  obligations                        5,818      5,903      3,729     3,795     1,489       1,519
 Corporate                          25,893     26,190     27,717    27,887    27,638      27,723
 Mortgage-backed securities         15,345     15,624     20,205    20,475    25,205      25,316
---------------------------------------------------------------------------------------------------
                                    47,056     47,717     51,676    52,182    54,392      54,618
---------------------------------------------------------------------------------------------------
Total                             $107,669    109,148    103,265    04,126    98,194      98,513
---------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

[Bar Chart]

Table 7 -- MATURITY SCHEDULE OF SECURITIES
---------------------------------------------------------------------------------------------------
                                                                 at December 31, 1998
----------------------------------------------------------------------------------------------------------------
                                                                        MATURING
                                             WITHIN          AFTER ONE BUT     AFTER FIVE BUT      AFTER
                                            ONE YEAR       WITHIN FIVE YEARS  WITHIN TEN YEARS   TEN YEARS
(dollars in thousands)                  AMOUNT   YIELD      AMOUNT   YIELD     AMOUNT  YIELD   AMOUNT YIELD
--------------------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  agencies obligations                  $ 7,025   6.22%     29,313     5.97       --     --    3,834   6.05
 State and municipal
  obligations                                --     --          --       --    5,993   4.32      966   4.41
 Corporate                                   --     --       1,954     6.44      965   6.41      443   6.59
 Other                                    3,000   5.55          --       --       --     --       --     --
 Mortgage-backed securities                  --     --          --       --       --     --    7,120   5.90
--------------------------------------------------------------------------------------------------------------
                                         10,025   6.02      31,267     6.00    6,958   4.61   12,363   5.86
--------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 State and municipal
  obligations                             2,858   4.19       1,036     4.80    1,559   4.67      365   4.77
 Corporate                                8,013   6.36      17,880     6.26       --     --       --     --
 Mortgage-backed securities                 925   7.39       2,584     6.41    3,298   6.98    8,538   6.79
--------------------------------------------------------------------------------------------------------------
                                         11,796   5.92      21,500     6.21    4,857   6.24    8,903   6.71
--------------------------------------------------------------------------------------------------------------
Total                                   $21,821   5.97%     52,767     6.09   11,815   5.28   21,266   6.22
--------------------------------------------------------------------------------------------------------------

DEPOSITS AND OTHER SOURCES OF FUNDS

     Customer deposits, consisting of interest-bearing time deposits, savings, money market and NOW accounts, and noninterest bearing checking accounts represent the primary source of asset funding for the Banks. Other sources of funds include overnight borrowings from other financial institutions and short-term borrowings or term advances under agreements with the Federal Home Loan Bank (FHLB). Table 8 provides a three year summary of deposits.

     Total deposits increased $26.2 million, or 6.3%, from $417.0 million at December 31, 1997, to $443.2 million at December 31, 1998. During 1998, total deposits averaged $434.7 million and represented 88.5% of total liabilities, compared with $419.9 million and 92.7%, respectively, in 1997. Continued growth in public fund (municipal) deposits held at Cayuga contributed $12.1 million in additional deposits at year end 1998 compared to 1997. The net growth of $14.1 million in personal and commercial deposits at December 31, 1998, compared to December 31, 1997, came primarily from increases in checking, money market, and time deposits. Savings deposits, reflecting a five year downward trend, decreased $2.9 million in 1998 and declined from 26.0% of total deposits at December 31, 1997, to 23.9% at year end 1998. Time deposits of $100,000 or greater, derived entirely from within the Banks' local market areas, increased $15.4 million in 1998, with 75% representing municipal time deposits. Table 9 presents a maturity schedule of time deposits of $100,000 and over.

     Total borrowings at December 31, 1998 were $61.6 million, or 12.1% of total liabilities, compared to $50.2 million, or 10.7%, at December 31, 1997. Borrowings averaged 10.6% and 6.6% of total liabilities during 1998 and 1997, respectively. During 1998, the Company continued to extend the maturity of its borrowings as part of its interest rate risk management program. A maturity schedule of outstanding borrowings can be found in Note 7 of the accompanying consolidated financial statements.

     Iroquois believes that deposit growth will continue to be adversely affected by investment alternatives pursued by customers in response to perceived opportunities for strong returns in the mutual fund and equity markets. The Banks will continue to focus on building upon existing relationships with their customers through targeted marketing and personal

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Table 8 -- DEPOSITS
-------------------------------------------------------------------------------------
                                                          December 31,
-------------------------------------------------------------------------------------
(dollars in thousands)                          1998        1997       1996
-------------------------------------------------------------------------------------
Noninterest bearing deposits                $ 30,905       27,563     24,934
-------------------------------------------------------------------------------------
Interest-bearing deposits:
NOW accounts                                  41,454       38,781     35,805
Money market accounts                         46,066       41,033     37,255
Savings accounts                             105,717      108,578    124,868
Time deposits                                219,097      201,056    187,360
-------------------------------------------------------------------------------------
Total interest-bearing deposits              412,334      389,448    385,288
-------------------------------------------------------------------------------------
Total deposits                              $443,239      417,011    410,222
-------------------------------------------------------------------------------------


Table 9 -- MATURITIES OF TIME DEPOSITS - $100,000 AND OVER
-------------------------------------------------------------------
(dollars in thousands)                 December 31, 1998
-------------------------------------------------------------------
MATURITY                                      AMOUNT
-------------------------------------------------------------------
Three months or less                        $ 36,590
Over three through six months                  6,834
Over six through twelve months                 7,891
Over twelve months                             5,070
-------------------------------------------------------------------
                                            $ 56,385
-------------------------------------------------------------------

sales efforts designed to attract additional accounts and deposits. In addition, enhanced cash management and commercial deposit products will be introduced at Cayuga in 1999, and Homestead will pursue plans to relocate two of its branches to take advantage of demographic changes in the Utica market. Management believes that both of these initiatives could enhance the Company's ability to increase deposits as a funding source of continued asset growth.

CAPITAL AND DIVIDENDS

     Total shareholders' equity at December 31, 1998 was $38.3 million, down $687,000, or 1.8%, from the balance at the end of 1997. The decrease was due primarily to the redemption in 1998 of the Company's outstanding preferred stock. Common shareholders' equity increased $4.2 million, or 12.2%, from $34.2 million at December 31, 1997, to $38.3 million, or 100% of total equity, at December 31, 1998. Equity per common share, referred to as book value, increased 11.7%, from $14.42 at year end 1997 to $16.11 at year end 1998. Other factors contributing to the change in shareholders' equity during 1998 are shown in the Consolidated Statement of Shareholders' Equity and Comprehensive Income presented on page 28.

     Capital adequacy in the banking industry is evaluated primarily by the use of ratios which measure capital against total assets as well as against total assets that are weighted based on risk characteristics. At December 31, 1998, Iroquois and each of the Banks exceeded all regulatory required minimum capital ratios and met the definition of "well capitalized" as defined by applicable regulation. On a consolidated basis at December 31, 1998, Iroquois had a total capital to assets ratio of 7.00%, a tangible common equity to assets ratio of 6.67%, and a total capital to risk-weighted assets ratio of 11.7%. A more comprehensive analysis of regulatory capital requirements is included in Note 9 of the accompanying consolidated financial statements.

     Iroquois paid total cash dividends of $1.2 million in 1998, of which $187,000 was paid to preferred shareholders. Common shareholders received total dividends of $.40 per share,

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Management's Discussion and Analysis

representing a payout ratio to earnings per share of 20.4%, compared to 19.1% in 1997. Cash dividends have been paid on the Company's common stock for twelve consecutive years. The Company intends to continue the practice of regular payment of common stock dividends as long as its subsidiary Banks remain profitable and in compliance with regulatory capital requirements.

     The Company emphasizes the capital adequacy of its Banks as an important foundation for their individual growth plans, liquidity and projected capital needs, as well as for meeting regulatory requirements. Internally generated capital is the Company's primary strategy for capital growth for the Banks and for the Company. Iroquois serves as the vehicle for access to capital markets for its own needs, such as for the acquisition of new subsidiaries, and as a source of funds, if necessary, to strengthen the capital position of its subsidiaries.

     The Company strives to maintain optimal capital levels that are commensurate with the risk profiles of its subsidiary Banks. The Company regularly reviews its capital position and monitors adherence to regulatory requirements.

LIQUIDITY

     Liquidity represents the Company's ability to generate cash or otherwise obtain funds at reasonable rates to meet the demands of depositors, satisfy commitments to borrowers, and support key business initiatives. Proper liquidity management provides the necessary access to funds to satisfy cash flow requirements. Liquidity risk represents the possibility that the Company would be unable to generate cash or otherwise obtain funds at reasonable rates to meet its obligations.

     In the ordinary course of business, Iroquois cash flows are generated from net operating income, loan repayments, and the maturity or sale of other earning assets. Liquidity management at the Banks is based on maintaining a strong base of core customer deposits, an adequate level of short-term and available for sale securities, and the availability of dependable borrowing sources.

     Funding is available to each Bank through their membership in the Federal Home Loan Bank of New York ("FHLB"). Through the FHLB, the Banks can borrow up to 25% of total assets at various terms and interest rates. At December 31, 1998, securities maturing in one year or less, excluding estimated payments from amortizing securities, totaled $21.8 million, or 20.1% of the total securities portfolio. Securities available for sale at December 31, 1998 totaled $61.4 million, or 11.2% of total assets.

     The consolidated statements of cash flows included in the consolidated financial statements contained in this Annual Report identify Iroquois' cash flows from operating, investing, and financing activities. During 1998 operating activities generated cash flows of $8.1 million, while financing activities provided $31.6 million. Investing activities, primarily net investments in loans and securities, used $37.3 million, resulting in a net increase in cash and cash equivalents of $2.5 million in 1998.

     While many factors, such as economic and competitive factors, customer demand for loans and deposits, bank reputation and market share, affect the Company's overall ability to effectively manage its liquidity, management believes the Company has sufficient liquidity to meet its current obligations and is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have, a material effect on the Company's liquidity, capital resources, or operations.

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

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Management's Discussion and Analysis



TABLE 10 -- NET PORTFOLIO VALUE ANALYSIS
--------------------------------------------------------------------------------
(dollars in thousands)             At December 31, 1998
--------------------------------------------------------------------------------
     CHANGE IN INTEREST RATE           ESTIMATED            CHANGE IN NPV
          (BASIS POINTS)                  NPV             AMOUNT       %
--------------------------------------------------------------------------------
             +200                       $45,271           $(12,663)   (21.9)%
             +100                        51,650             (6,304)   (10.9)
                0                        57,954                 --       --
             -100                        63,642              5,688      9.8
             -200                        67,784              9,830     17.0
--------------------------------------------------------------------------------

Interest rate risk is measured and managed for each Bank and monitored from a holding company perspective. The goal of interest rate risk analysis is to minimize the potential loss in net interest income and net portfolio value that could arise from changes in interest rates. Iroquois asset/liability management strategies emphasize balancing the mix and repricing characteristics of its loans, securities, deposits, and borrowings to ensure that exposure to interest rate risk is limited within acceptable levels. Iroquois determines sensitivity of earnings and capital to changes in interest rates by utilizing various tools.

     A simulation model is the primary tool used to assess the impact of changes in interest rates on net interest income. Key assumptions used in the model include prepayment speeds on loans and mortgage-backed securities, loan volumes and pricing, customer preferences and sensitivity to changing rates, and management's projected financial plans. These assumptions are compared to actual results and revised as necessary. The Company's guidelines provide that net interest income should not decrease by more than 5% when simulated against a twelve-month rising or declining rate scenario reflecting a gradual change in rates of up to 200 basis points. At December 31, 1998, based on simulation model results, the Company was within these guidelines. Actual results may differ from simulated results due to the inherent uncertainty of the assumptions, including the timing, magnitude and frequency of rate changes, customer buying patterns, economic conditions, and management strategies.

     The Company uses a net portfolio value ("NPV") analysis as another means of measuring and monitoring its interest rate risk. NPV represents the difference between the present value of the Company's liabilities and the present value of the expected cash flows from its assets. Table 10 sets forth, at December 31, 1998, an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the interest rate yield curve. The NPV analysis incorporates assumptions regarding the projected prepayment speeds on loans and mortgage-backed securities and estimated cash flows on deposits without a stated maturity date. The assumptions are primarily based on the Company's historical prepayment and/or runoff speeds of assets and liabilities when interest rates increase or decrease by 200 basis points or greater. The Company's guidelines provide that a Bank's NPV should not decrease more than 25% as a result of a sudden rate change of plus or minus 200 basis points.

     Another tool used to measure interest rate sensitivity is the cumulative gap analysis which is presented in Table 11. The cumulative gap represents the net position of assets and liabilities subject to repricing in specified time periods. Deposit accounts without specified maturity dates are modeled based on historical run-off characteristics of these products in periods of rising rates. At December 31, 1998, the one year cumulative gap position was $19.9 million liability sensitive, or 3.6% of total assets, compared to a virtually neutral one year position at year end 1997. While the one year gap position remains within Company established risk guidelines, the Company has become slightly more liability sensitive, principally due to the decrease in adjustable rate lending given the current interest rate environment.

     Because the cumulative gap analysis is merely a snapshot at a particular date and does not fully reflect that certain assets and liabilities may have similar repricing periods but may in fact reprice at different times within that period and at differing rate levels, management uses the interest rate sensitivity gap only as a general indicator of the potential effects of interest rate changes on net interest income. Management believes that the gap analysis is a useful

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Management's Discussion and Analysis

TABLE 11 -- INTEREST RATE SENSITIVITY TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                At December 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                           0 - 3        4 - 12          1 - 5        Over 5
(DOLLARS IN THOUSANDS)                     MONTHS       MONTHS          YEARS        YEARS         TOTAL
---------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
Mortgage loans:
 Residential                            $    23,061     54,703       112,135         64,856         254,755
 Commercial                                  10,156      8,339        19,532          1,470          39,497
Consumer and commercial loans                59,077     12,878        28,623          9,262         109,840
Securities                                    7,570     19,005        49,734          9,654          85,963
Mortgage-backed securities                    2,398      9,804         7,227          3,095          22,524
---------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets         $   102,262    104,729       217,251         88,337         512,579
---------------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
Deposits:
 Savings and NOW accounts                     9,100     17,719        53,489         66,863         147,171
 Money market accounts                        2,189      6,564        16,583         20,730          46,066
 Time deposits                               68,060    105,157        45,824             56         219,097
Borrowings                                    3,129     15,000        43,000            462          61,591
---------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities    $    82,478    144,440       158,896         88,111         473,925
---------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap           $    19,784    (39,711)       58,355            226          38,654
Cumulative interest rate
 sensitive gap                          $    19,784    (19,927)       38,428         38,654
---------------------------------------------------------------------------------------------------------------------------
Cumulative gap to total assets:
 at December 31, 1998                           3.6%      (3.6)          7.0            7.0
 at December 31, 1997                           4.2%         0          12.2            8.0
---------------------------------------------------------------------------------------------------------------------------

tool only when used in conjunction with its simulation model, NPV analysis, and other tools for analyzing and managing interest rate risk.

     The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

IMPACT OF INFLATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent, as the price of goods and services.

YEAR 2000

     The Company's Year 2000 (or "Y2K") activities are continuing on schedule under the framework of the FFIEC's Five Step program. Senior management and the Company's Board of Directors are actively involved in managing efforts in support of these activities, monitoring the Company's progress, and evaluating risks of the process to the Company's strategic plan. The primary software applications which support the Banks' checking, savings, and loan products have already been updated and tested for Year 2000 compliance. Y2K-compliant versions of these front-end software products are currently in use at the Banks.

STEP 1 AWARENESS PHASE

     The Company's Y2K Committee has been following a comprehensive reporting and communication plan designed to increase awareness of the issues surrounding the century

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Management's Discussion and Analysis

date change and report on the Company's progress in preparing for the Year 2000. The communication plan includes ongoing progress reports to Senior Management, the Company's Board of Directors, and Audit Committee. In addition, the Company is presently taking steps to build awareness and increase the understanding of its employees as well as its banking customers on the Company's readiness for the Year 2000.

STEP 2 ASSESSMENT PHASE

     The Company has completed an inventory and assessment of its software, hardware, and other systems applications (e.g. communications systems; environmental systems; credit card; and ATM processing systems). As part of the assessment phase, critical applications were identified. Critical applications are those believed by the Company to be key to the accuracy of recording customer banking transactions, to have a risk involving the safety of individuals, or to affect the Company's revenues and/or liquidity.

     During the assessment phase, the Company also identified and prioritized for further evaluation and testing, as appropriate, its exposure to third party risks of noncompliance. Electronic data exchange service bureaus and business customers with relationships in excess of $150,000 were identified. As part of this assessment, the Company is collecting and analyzing information from third parties regarding their Year 2000 readiness.

STEP 3 RENOVATION PHASE

     The renovation phase includes the installation of all necessary software upgrades, the removal of non-compliant applications, the development of application-specific contingency plans as necessary, and the testing of currently compliant systems. The Company estimates that it has completed approximately 80% of the renovation phase. Close monitoring of the progress of its third party vendors, in particular, Fiserv Inc., the Company's data services and item processing provider, is ongoing. Fiserv has advised the Company that it anticipates its systems will be completely upgraded to Year 2000 compliance, tested, and implemented no later than June 30, 1999.

     As of December 31, 1998, the Company had completed the identification of systems requiring upgrades, had installed Y2K compliant versions as received, and continues close monitoring of vendor progress to ensure timely delivery of upgrades. A general contingency plan has been outlined. System-specific contingency plans will be implemented for critical systems which fail their Y2K test within 30 days of test, but no later than June 30, 1999. To date, the Company has no reason to believe that its critical applications will not be Year 2000 compliant in all material respects.

STEP 4 VALIDATION PHASE

     During the validation phase, critical data flows both internally and with third parties will be tested with both the sender and receiver simulating Year 2000 conditions. Testing is presently underway, both internally and with third parties, including Fiserv, Inc. The validation phase is expected to be completed by June 30, 1999.

STEP 5 IMPLEMENTATION PHASE

     The implementation phase will primarily occur during 1999. This phase will focus on monitoring the progress of service providers and vendors as they install fully renovated and tested Y2K compliant systems into the normal daily operating environment. In addition, the Company has begun the process of developing business resumption contingency plans for each of its key business processes, and plans to complete and test them in 1999.

COSTS

     The Company presently expects to meet its Year 2000 compliance commitment using existing resources and without incurring significant incremental expenses. The Company has provided for the additional costs of the Year 2000 project, primarily additional hardware, software, and service fees, in its operational budget for information technology.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
Management's Discussion and Analysis

RISK FACTORS

     Significant Year 2000 failures in the Company's systems or in the systems of third parties (or third parties upon whom they depend) would have a material adverse effect on the Company's financial condition and results of operation. Although the Company believes that it has taken adequate measures to assure its systems will be Year 2000 compliant, the Company does not have control of external systems and conditions with which its systems interact, or by which its systems are affected. In the event of external conditions relating to Year 2000, it is possible that the Company could experience (i) a material increase in the Company's credit losses due to Year 2000 problems for the Company's borrowers and obligors and (ii) liquidity stress caused by disruption in financial markets. The magnitude of such potential credit losses or disruption cannot be determined at this time.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, the Company adopted the remaining provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which relates to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, did not have a material impact on the Company.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities and requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value of the derivative instrument, depends on the intended use of the derivative and the type of risk being hedged. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of a company's fiscal year, January 1, 2000 for Iroquois. Iroquois does not invest in derivative instruments, therefore, the provisions of SFAS No. 133 are not expected to have any effect on either the financial disclosures or the financial condition of the Company. SFAS No. 133 also permits certain reclassifications of securities among the trading, available for sale and held to maturity classifications. The Company has no current intention to reclassify any securities pursuant to SFAS No. 133.

--------------------------------------------------------------------------------
                                               Consolidated Financial Statements

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

     Management establishes and monitors the Company's system of internal accounting controls in meeting its responsibility for reliable financial statements. This system is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded.

     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the Company's management, internal auditors and independent auditors, KPMG LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent and results of audit efforts. The internal auditors and independent auditors have unlimited access to the Audit Committee to discuss all such matters.


/s/ Richard D. Callahan                             /s/ Marianne R. O'Connor

Richard D. Callahan                                     Marianne R. O'Connor
President and                                           Treasurer and
 Chief Executive Officer                                 Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

     THE BOARD OF DIRECTORS AND SHAREHOLDERS IROQUOIS BANCORP, INC.:

     We have audited the accompanying consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


KPMG LLP

Syracuse, New York
January 22, 1999

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Balance Sheets

------------------------------------------------------------------------------------------
                                                                       December 31,
------------------------------------------------------------------------------------------
(dollars in thousands,
except share data)                                                    1998          1997
------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $  9,571        12,778
Federal funds sold and
     interest-bearing deposits with
     other financial institutions                                    6,393           705
Securities available for sale, at fair value                        61,431        51,944
Securities held to maturity (fair value of
     $47,717 in 1998 and $52,182 in 1997)                           47,056        51,676
Loans                                                              404,092       373,269
     Less allowance for loan losses                                  3,815         3,285
------------------------------------------------------------------------------------------
     Loans, net                                                    400,277       369,984
Premises and equipment, net                                          8,070         8,170
Federal Home Loan Bank Stock, at cost                                4,079         3,629
Accrued interest receivable                                          3,822         3,855
Other assets                                                         6,721         7,037
------------------------------------------------------------------------------------------
Total Assets                                                      $547,420       509,778
------------------------------------------------------------------------------------------

LIABILITIES
Savings and time deposits                                         $412,334       389,448
Demand deposits                                                     30,905        27,563
Borrowings                                                          61,591        50,164
Accrued expenses and other liabilities                               4,248         3,574
------------------------------------------------------------------------------------------
Total Liabilities                                                 $509,078       470,749
------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred Stock, $1.00 par value, 3,000,000 shares authorized:
     Series A-issued and outstanding:
     1998-none; 1997-29,999                                             --            30
     Series B-issued and outstanding:
     1998-none; 1997-18,632                                             --            19
Common Stock, $1.00 par value; 6,000,000
     shares authorized; 2,409,980 and 2,388,936
     shares issued and outstanding in 1998 and
     1997, respectively                                              2,410         2,389
Additional paid-in capital                                           9,303        13,793
Retained earnings                                                   26,557        22,868
Accumulated other comprehensive income                                 490           213
Unallocated shares of Stock Ownership Plan                            (418)         (283)
------------------------------------------------------------------------------------------
Total Shareholders' Equity                                        $ 38,342        39,029
------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                        $547,420       509,778
------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Income

--------------------------------------------------------------------------------------------
                                                               Year ended December 31,
--------------------------------------------------------------------------------------------
(dollars in thousands,
except share data)                                             1998        1997        1996
--------------------------------------------------------------------------------------------
Interest Income:
Loans                                                       $32,401      30,579      29,603
Securities                                                    6,421       6,606       5,838
Other                                                           582         337         322
--------------------------------------------------------------------------------------------
                                                             39,404      37,522      35,763
--------------------------------------------------------------------------------------------
Interest Expense:
Deposits                                                     16,152      15,457      14,759
Borrowings                                                    3,067       1,760       1,593
--------------------------------------------------------------------------------------------
                                                             19,219      17,217      16,352
--------------------------------------------------------------------------------------------
Net Interest Income                                          20,185      20,305      19,411

Provision for loan losses                                     1,470       1,520       1,334
--------------------------------------------------------------------------------------------
Net Interest Income after Provision
     for Loan Losses                                         18,715      18,785      18,077
--------------------------------------------------------------------------------------------
Non-Interest Income:
Service charges                                               2,940       2,541       2,205
Net gain(loss) on sales of
     securities and loans                                       223          99      (1,021)
Other                                                           554         587         551
--------------------------------------------------------------------------------------------
Total Non-Interest Income                                     3,717       3,227       1,735
--------------------------------------------------------------------------------------------
Non-Interest Expense:
Salaries and employee benefits                                7,564       7,328       6,697
Occupancy and equipment                                       1,655       1,725       1,671
Computer and product service fees                             1,676       1,328       1,045
Promotion and marketing                                         461         356         379
Other real estate expenses                                      345         333         388
Deposit insurance                                                91          97         742
Other                                                         3,087       2,954       2,664
--------------------------------------------------------------------------------------------
Total Non-Interest Expenses                                  14,879      14,121      13,586
--------------------------------------------------------------------------------------------
Income Before Income Taxes                                    7,553       7,891       6,226
Income taxes                                                  2,711       2,994       2,447
--------------------------------------------------------------------------------------------
Net Income                                                    4,842       4,897       3,779
--------------------------------------------------------------------------------------------

Preferred stock dividend                                        187         441         451
--------------------------------------------------------------------------------------------
Net income applicable to common shares                      $ 4,655       4,456       3,328
--------------------------------------------------------------------------------------------

Net income per common share:
     Basic                                                  $  1.96        1.89        1.43
     Diluted                                                   1.92        1.85        1.41
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows

-----------------------------------------------------------------------------------------------
                                                                  Year ended December 31,
-----------------------------------------------------------------------------------------------
(dollars in thousands)                                           1998       1997      1996
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                     $  4,842     4,897     3,779
Adjustments to reconcile net income to net
     cash provided by operating activities:
Depreciation and amortization expense,
     provision for loan losses,
     deferred taxes and other                                     2,353     2,195     2,225
Net (gain)loss on sales of
     securities and loans                                          (223)      (99)    1,021
Increase in accrued interest
     receivable and other assets                                    (40)     (394)     (135)
Increase in accrued expenses
     and other liabilities                                        1,201       716       620
-----------------------------------------------------------------------------------------------
Net cash provided by operating activities                         8,133     7,315     7,510
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds from sales of securities
     available for sale                                          11,668    10,637    10,038
Proceeds from maturities and redemptions of
     securities available for sale                                9,977     6,121     7,439
Proceeds from maturities and redemptions of
     securities held to maturity                                 15,925    12,732    11,704
Purchases of securities available for sale                      (30,437)  (23,669)  (23,240)
Purchases of securities held to maturity                        (11,459)  (10,896)  (20,470)
Loans made to customers net of principal
     payments received                                          (34,892)  (27,636)  (18,610)
Loans of acquired branches                                           --        --   (10,270)
Proceeds from sales of loans                                      4,090     2,835     8,461
Capital expenditures                                               (571)   (1,250)   (1,090)
Purchase of FHLB stock                                             (450)   (1,350)      (85)
Premium paid for deposits                                            --        --    (3,138)
Other - net                                                      (1,138)   (2,385)     (462)
-----------------------------------------------------------------------------------------------
Net cash used by investing activities                           (37,287)  (34,861)  (39,723)
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase(decrease) in savings
     accounts and demand deposits                                 8,187    (6,907)   (2,120)
Net increase(decrease) in time deposits                          18,041    13,696    (3,410)
Deposits of acquired branches                                        --        --    46,652
Net increase(decrease) in borrowings                             11,427    24,628    (9,714)
Proceeds from issuance of common stock                              285       366       338
Dividends paid                                                   (1,153)   (1,289)   (1,198)
Redemption of preferred stock                                    (4,863)     (140)      (50)
Stock purchased for ESOP                                           (289)       --        --
-----------------------------------------------------------------------------------------------
Net cash provided by financing activities                        31,635    30,354    30,498
-----------------------------------------------------------------------------------------------
Net increase(decrease) in cash and
     cash equivalents                                             2,481     2,808    (1,715)
Cash and cash equivalents at beginning of year                   13,483    10,675    12,390
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                       $ 15,964    13,483    10,675
-----------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
     Interest                                                  $ 19,036    17,071    16,280
     Income taxes                                                 2,145     2,082     2,134
Supplemental schedule of noncash
     investing activities:
Loans to facilitate the sale of other real estate                   405       422       530
Additions to other real estate                                    1,013       842     1,675
-----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity and Comprehensive Income

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Unallocated
                                                                                               Accumulated    Shares of
                                                                        Additional                Other         Stock
(dollars in thousands,                          Preferred      Common    Paid-In    Retained  Comprehensive   Ownership
except share data)                                Stock         Stock    Capital    Earnings      Income        Plans     Total
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995                      $ 50         2,339     13,230     16,679         170        (622)     31,846
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income                                           --            --         --      3,779          --          --       3,779
Change in net unrealized gain on
 securities available for sale, net of taxes         --            --         --         --        (114)         --        (114)
                                                                                                                         -------
Total Comprehensive Income                                                                                                3,665
                                                                                                                         -------
Allocation of Common stock
 under Stock Ownership Plans                         --            --         31         --          --         170         201
Preferred Stock Redemption
 (499 shares)                                        --            --        (50)        --          --          --         (50)
Stock Options Exercised                              --            10         45         --          --          --          55
Stock Issued - Dividend
 Reinvestment Plan                                   --            19        264         --          --          --         283
Cash dividends declared:
 Common stock                                        --            --         --       (747)         --          --        (747)
 Preferred stock                                     --            --         --       (451)         --          --        (451)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                      $ 50         2,368     13,520     19,260          56        (452)     34,802
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income                                           --            --         --      4,897          --          --       4,897
Change in net unrealized gain
 on securities available for sale,
 net of taxes                                        --            --         --         --         157          --         157
                                                                                                                         -------
Total Comprehensive Income                                                                                                5,054
                                                                                                                         -------
Allocation of Common stock
 under Stock Ownership Plans                         --            --         67         --          --         169         236
Preferred Stock Redemption
 (1,408 shares)                                      (1)           --       (139)        --          --          --        (140)
Stock Options Exercised                              --             9         93         --          --          --         102
Stock Issued - Dividend
 Reinvestment Plan                                   --            12        252         --          --          --         264
Cash dividends declared:
 Common stock                                        --            --         --       (848)         --          --        (848)
 Preferred stock                                     --            --         --       (441)         --          --        (441)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                      $ 49         2,389     13,793     22,868         213        (283)     39,029
---------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income                                           --            --         --      4,842          --          --       4,842
Change in net unrealized gain
 on securities available for sale,
 net of taxes                                        --            --         --         --         277          --         277
                                                                                                                         -------
Total Comprehensive Income                                                                                                5,119
                                                                                                                         -------
Allocation of Common stock
 under Stock Ownership Plan                          --            --         60         --          --         154         214
Preferred Stock Redemption
 (48,631 shares)                                    (49)           --     (4,814)        --          --          --      (4,863)
Stock Options Exercised                              --            21        264         --          --          --         285
Stock purchased for ESOP                             --            --         --         --                    (289)       (289)
Cash dividends declared:
 Common stock                                        --            --         --       (966)         --          --        (966)
 Preferred stock                                     --            --         --       (187)         --          --        (187)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998                      $ --         2,410      9,303     26,557         490        (418)     38,342
---------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP. INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

(1)  Business

     Iroquois Bancorp, Inc. ("Iroquois"), a corporation organized under the laws of New York, commenced operations in 1990. Iroquois, through its principal banking subsidiaries, provides financial services primarily to individuals and small- to medium- sized businesses in a six county area of upstate New York. Iroquois and its subsidiary financial institutions are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies. Effective January 1, 1997 Iroquois became a bank holding company in connection with the change in charter of its largest subsidiary, Cayuga Bank, to a state-chartered commercial bank. Previously, Iroquois was a thrift holding company and that subsidiary a state-chartered savings bank operating under the name Cayuga Savings Bank.

(2)  Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Iroquois and its wholly-owned subsidiaries, Cayuga Bank and subsidiaries ("Cayuga") and The Homestead Savings(FA) and subsidiary ("Homestead") collectively referred to herein as the "Company." All significant intercompany accounts and transactions are eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

SECURITIES -- The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a component of accumulated other comprehensive income in shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

LOANS -- Loans are carried at current unpaid principal balance less applicable unearned discounts and net deferred costs. The Company has the ability and intent to hold its loans to maturity except for education loans which are sold to a third party from time to time upon reaching fully funded status. Also, the Company originates some residential fixed rate mortgages with terms exceeding 20 years with the intent to sell. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held for sale and carried at the lower of net cost or fair value on an aggregate basis. The Company typically retains the servicing rights to mortgages sold.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. Accrual of interest on loans, including impaired loans, is generally discontinued when loan payments are 90 days or more past due or when, by judgment of management, collectibility becomes uncertain. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest income. Subsequent recognition of income occurs only to the extent payment is received. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

     Loan origination fees and certain direct loan costs are deferred and amortized generally over the contractual life of the related loans as an adjustment of yield using the interest method. Amortization of loan fees is discontinued when a loan is placed on nonaccrual status.

ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by the charge-off of loans, net of recoveries. Loans are charged off (including impaired loans) once the probability of loss has been determined giving consideration to the customer's financial condition, underlying collateral, and guarantees.

     The allowance for loan losses is based on management's evaluation of the loan portfolio considering such factors as historical loan loss experience, review of specific loans, estimated losses on impaired loans, current economic conditions, and such other factors as management considers appropriate to estimate losses inherent in the portfolio.

     The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All commercial mortgage loans and commercial loans in a nonaccrual status are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit, and education loans are evaluated collectively since they are homogeneous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

     The allowance is maintained at a level believed by management to be sufficient to absorb probable future losses related to loans outstanding as of the balance sheet date. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors and requires material estimates including the amounts and timing of expected future cash flows on impaired loans. While management uses available information to estimate loan losses, future additions to the allowance may be necessary based on changes in estimates, assumptions or economic conditions. In addition, various regulatory agencies, as part of their examination process, review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance at the time of their examination.

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

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

INTANGIBLE ASSET -- Intangible asset represents the premium paid in connection with the May 1996 acquisition of three branches from an unrelated bank. The premium of $3,138,000, less accumulated amortization of $1,193,000, is being amortized over the expected useful life of seven years on a straight-line basis. The amortization period is monitored to determine if events and circumstances require the estimated useful life to be reduced. Periodically, the Company reviews the intangible asset for events or changes in circumstances that may indicate the carrying amount of the asset is impaired.

TRUST DEPARTMENT -- Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method based on the fair value of assets administered.

RETIREMENT PLANS -- The Company sponsors various defined contribution retirement plans under which the Company accrues contributions due under the terms of these plans.

POSTRETIREMENT BENEFITS -- The Company provides health care and life insurance benefits to retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits. The Company is amortizing the discounted present value of the accumulated post-retirement benefit obligation at January 1, 1993 over a 20 year transition period.

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the accounting for these plans.

STOCK-BASED COMPENSATION -- The Company continues to apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock-based compensation plans and discloses in the footnotes to the financial statements pro forma net income and earnings per share information as if the fair value based method had been adopted.

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

COMPREHENSIVE INCOME -- On January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. At the Company, comprehensive income represents net income and the net change in unrealized gains or losses on securities available for sale, net of taxes, and is presented in the Consolidated Statements of Shareholders' Equity and Comprehensive Income. Prior year consolidated financial statements have been reclassified to conform to the requirements of SFAS No. 130.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     The following summarizes the components of other comprehensive income for the years ended December 31, 1998, 1997 and 1996:

--------------------------------------------------------------------------------
                                             Years ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                       1998     1997    1996
--------------------------------------------------------------------------------
Other comprehensive income, before tax:
 Net unrealized holding gain on securities    $ 665    353   (168)
 Reclassification adjustment for gains
    included in net income                     (202)   (93)   (22)
--------------------------------------------------------------------------------
Other comprehensive income, before tax          463    260   (190)
Income tax expense related to items of
    other comprehensive income                  186    103    (76)
--------------------------------------------------------------------------------
Other comprehensive income, net of tax        $ 277    157   (114)
--------------------------------------------------------------------------------

SEGMENT REPORTING -- During 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report financial and other information about key revenue-producing segments of the Company for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided. Adoption of SFAS No. 131 did not result in significant changes in the Company's reporting.

     The Company's operations are solely in the financial service industry and include the provision of traditional commercial banking services. The Company operates solely in the geographical regions of Cayuga, Oswego, Oneida and Madison Counties and surrounding areas in New York State. The Company has identified separate operating segments, however, these segments did not meet the quantitative thresholds for separate disclosure.

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

EARNINGS PER SHARE -- Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options. Unallocated shares held by the Company's Employee Stock Ownership Plan ("ESOP") are not included in the weighted average number of shares outstanding.

(3)  Securities

     The amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 1998 and 1997 were as follows:

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

-----------------------------------------------------------------------------------
                                               1998               1997
-----------------------------------------------------------------------------------
                                         Amortized    Fair    Amortized      Fair
(dollars in thousands)                     Cost       Value     Cost         Value
-----------------------------------------------------------------------------------
Securities available for sale:
U.S. Government & agencies obligations    $40,172     40,734     42,187     42,537
States and municipal obligations            6,959      7,090        231        232
Corporate bonds                             3,362      3,471      1,507      1,517
Mortgage-backed securities                  7,120      7,179      4,664      4,675
Other                                       3,000      2,957      3,000      2,983
----------------------------------------------------------------------------------
                                          $60,613     61,431     51,589     51,944
----------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government & agencies obligations    $    --         --         25         25
States and municipal obligations            5,818      5,903      3,729      3,795
Corporate bonds                            25,893     26,190     27,717     27,887
Mortgage-backed securities                 15,345     15,624     20,205     20,475
----------------------------------------------------------------------------------
                                          $47,056     47,717     51,676     52,182
----------------------------------------------------------------------------------

     Securities with an amortized cost of $48,447,000 (fair value of $49,505,000) at December 31, 1998 were pledged to secure public deposits, borrowings, and for other purposes. Gross unrealized gains and gross unrealized losses on the securities portfolio at December 31, 1998 and 1997 were as follows:

-----------------------------------------------------------------------------------------
                                                  1998                       1997
-----------------------------------------------------------------------------------------
                                          Unrealized  Unrealized   Unrealized  Unrealized
 (dollars in thousands)                     Gains       Losses       Gains      Losses
-----------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government & agencies obligations         $ 624          62         421       71
States and municipal obligations                 134           3           1       --
Corporate bonds                                  111           2          10       --
Mortgage-backed securities                        68           9          12        1
Other                                             --          43          --       17
-----------------------------------------------------------------------------------------
                                               $ 937         119         444       89
-----------------------------------------------------------------------------------------
Securities held to maturity:
States and municipal obligations               $  85          --          66       --
Corporate bonds                                  298           1         172        2
Mortgage-backed securities                       327          48         348       78
-----------------------------------------------------------------------------------------
                                               $ 710          49         586       80
-----------------------------------------------------------------------------------------

Maturities of debt securities classified as available for sale and held to maturity at December 31, 1998 were as follows:

------------------------------------------------------------------------------
                                             Amortized           Fair
(dollars in thousands)                        Cost               Value
------------------------------------------------------------------------------
Securities available for sale:
Maturing within one year                     $10,025             10,022
Maturing after one but within five years      31,267             31,876
Maturing after five but within ten years       6,958              7,081
Maturing after ten years.                      5,243              5,273
------------------------------------------------------------------------------
                                              53,493             54,252
Mortgage-backed securities                     7,120              7,179
------------------------------------------------------------------------------
                                             $60,613             61,431
------------------------------------------------------------------------------
Securities held to maturity:
Maturing within one year                     $10,871             10,926
Maturing after one but within five years      18,916             19,193
Maturing after five but within ten years       1,559              1,609
Maturing after ten years                         365                365
------------------------------------------------------------------------------
                                              31,711             32,093
Mortgage-backed securities                    15,345             15,624
------------------------------------------------------------------------------
                                             $47,056             47,717
------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Proceeds from sales of available for sale securities were $11,668,000 in 1998, $10,637,000 in 1997, and $10,038,000 in 1996. The gross realized gains and gross realized losses on those sales were $202,000 and $0 in 1998, $105,000 and $12,000 in 1997, and $33,000 and $11,000 in 1996, respectively.

(4)  LOANS

     Loans at December 31, 1998 and 1997 were as follows:

--------------------------------------------------------------------------------
(dollars in thousands)                        1998       1997
--------------------------------------------------------------------------------
Loans secured by first
 mortgages on real estate:
 Residential (1-4 Family):
  Conventional                              $252,319   212,680
  VA insured                                     929     1,201
  FHA insured                                    858     1,089
 Commercial                                   39,496    41,678
--------------------------------------------------------------------------------
                                             293,602   256,648
--------------------------------------------------------------------------------
Other loans:
  Consumer loans                              44,826    44,881
  Home equity lines of credit                 26,221    26,877
  Education loans                                436     1,905
  Commercial business loans                   37,573    41,920
--------------------------------------------------------------------------------
                                             109,056   115,583
--------------------------------------------------------------------------------
Total Loans                                  402,658   372,231
Unearned discount and net deferred costs       1,434     1,038
Allowance for loan losses                     (3,815)   (3,285)
--------------------------------------------------------------------------------
                                            $400,277   369,984
--------------------------------------------------------------------------------

     The Company serviced mortgage loans for others aggregating approximately $12,300,000, and $11,246,000 at December 31, 1998 and 1997, respectively. During
1996, the Company sold $4,666,000 in commercial mortgages to a third party and realized a loss of $1,050,000.

     Transactions in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 were as follows:

--------------------------------------------------------------------------------
                                      Years ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)              1998          1997       1996
--------------------------------------------------------------------------------
Balance at January 1                $ 3,285       3,389      3,380
Provision for loan losses             1,470       1,520      1,334
Charge-offs                          (1,061)     (1,808)    (1,406)
Recoveries                              121         184         81
--------------------------------------------------------------------------------
Balance at December 31              $ 3,815       3,285      3,389
--------------------------------------------------------------------------------

     Impaired loans were $2,951,000 and $2,632,000 at December 31, 1998 and 1997, respectively. At December 31, 1998, impaired loans included $1,175,000 of loans for which the related allowance for loan losses was $554,000. At December 31, 1997, impaired loans included $202,000 of loans for which the related allowance for loan losses was $125,000. The average recorded investment in impaired loans was $3,063,000, $2,256,000, and $2,416,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The effect on interest income for impaired loans was not material to the accompanying consolidated financial statements for the years ended December 31, 1998, 1997, and 1996.

     Loans on nonaccrual status amounted to $5,255,000 at December 31, 1998, and $5,902,000 at December 31, 1997, including the impaired loans described above. The effect of nonaccrual loans on interest income for the years ended December 31, 1998, 1997, and 1996 is not material to the accompanying consolidated financial statements. Other real estate owned amounted to $665,000 at December 31, 1998 and $565,000 at December 31, 1997, and is included in other assets in the accompanying consolidated balance sheets.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     A summary of the changes in outstanding loans to members of the board of directors and officers of the Company, or their interests, follows:

--------------------------------------------------------------------------------
(dollars in thousands)                                 1998       1997
--------------------------------------------------------------------------------
Balance of loans outstanding at beginning of year    $ 4,334      5,216
New loans and increase in existing loans                 551      1,089
Loan principal repayments                             (3,132)    (1,971)
--------------------------------------------------------------------------------
Balance at end of year:                              $ 1,753      4,334
--------------------------------------------------------------------------------

     These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

(5)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1998 and 1997 follows:

--------------------------------------------------------------------------------------------------------
                                       December 31, 1998                     December 31, 1997
--------------------------------------------------------------------------------------------------------
                                          Accumulated                          Accumulated
                                          Depreciation                         Depreciation
(dollars in thousands)        Cost       & Amortization        Net     Cost   & Amortization      Net
--------------------------------------------------------------------------------------------------------
Land                           $ 1,008         --            1,008      1,008       --           1,008
Bank premises                    8,308      2,593            5,715      8,108     2,350          5,758
Furniture, fixtures
 & equipment                     5,301      3,954            1,347      4,930     3,526          1,404
--------------------------------------------------------------------------------------------------------
Total                          $14,617      6,547            8,070     14,046     5,876          8,170
--------------------------------------------------------------------------------------------------------

     Depreciation and amortization expense amounted to $671,000, $673,000, and $598,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

(6)  Savings and Time Deposits

A summary of savings and time deposits at December 31, 1998 and 1997 follows:

--------------------------------------------------------------------------------------------------------
                                                                                1998           1997
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                          Amount         Amount
--------------------------------------------------------------------------------------------------------
Savings accounts                                                                $105,717       108,578
Time deposits                                                                    219,097       201,056
Money market accounts                                                             46,066        41,033
Interest checking                                                                 41,454        38,781
--------------------------------------------------------------------------------------------------------
                                                                                $ 412,334      389,448
--------------------------------------------------------------------------------------------------------

     Contractual maturities of time deposits at December 31, 1998 were as follows:

--------------------------------------------------------------------------------------------------------
                                                                                   1998
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                           Amount         %
--------------------------------------------------------------------------------------------------------
Under 12 months                                                                  $173,358     79.1
12 months to 24 months                                                             30,675     14.0
24 months to 36 months                                                              5,188      2.4
36 months to 48 months                                                              7,303      3.3
48 months to 60 months                                                              2,516      1.2
Thereafter                                                                             57       --
--------------------------------------------------------------------------------------------------------
                                                                                 $219,097    100.0%
--------------------------------------------------------------------------------------------------------

     Time deposits issued in amounts of $100,000 or more were approximately $56,000,000 and $41,000,000 at December 31, 1998 and 1997, respectively.
Interest expense by depositor account type for the years ended December 31, 1998, 1997, and 1996 was as follows:

--------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1998          1997        1996
--------------------------------------------------------------------------------------------------------
Savings accounts                                            $ 2,650       2,911       3,347
Time deposits                                                11,417      10,591       9,852
Money market accounts                                         1,653       1,446       1,166
Interest checking                                               432         509         394
--------------------------------------------------------------------------------------------------------
                                                            $16,152      15,457      14,759
--------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Interest expense on time deposits of $100,000 or more amounted to $2,749,000, $2,272,000, and $999,000, for the years ended December 31, 1998,
1997, and 1996, respectively.

(7)  BORROWINGS

     Borrowings consisted of the following at December 31, 1998 and 1997:

------------------------------------------------------------------------------------------
(dollars in thousands)                                      1998             1997
------------------------------------------------------------------------------------------
Federal Home Loan Bank Line of Credit                       $    --          13,400
Federal Home Loan Bank Term Advances                         61,462          36,477
Employee Stock Ownership Plan Notes                             129             287
------------------------------------------------------------------------------------------
                                                            $61,591          50,164
------------------------------------------------------------------------------------------

LINE OF CREDIT AND TERM ADVANCES

     The Company maintains a $29,300,000 overnight line of credit with the Federal Home Loan Bank of New York (FHLB). Advances are payable on demand and bear interest at the federal funds rate plus 1/8%. The Company has access to the FHLB's Term Advance Program and can borrow up to 25% of total assets at various terms and interest rates. Term advances mature $18,000,000 in 1999, $19,000,000 in 2000, $16,000,000 in 2001, $2,000,000 in 2002, $6,000,000 in 2003, and
$462,000 in 2014 at interest rates ranging from 4.91% to 7.47%. Under the terms of a blanket collateral agreement with the Federal Home Loan Bank of New York, these outstanding balances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans).

     Information related to the Federal Home Loan Bank Line of Credit for the years ended December 31, 1998 and 1997 follows:

------------------------------------------------------------------------------------------
(dollars in thousands)                                           1998          1997
------------------------------------------------------------------------------------------
Outstanding balance at end of year                              $    --       13,400
Average interest rate                                                --         6.13%
Maximum outstanding at any month end                            $21,600       23,300
Average amount outstanding during year                            6,786       10,132
Average interest rate during year                                  5.71%        5.78%
------------------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) NOTES

     The ESOP Notes consist of borrowings by the Company's ESOP from a third party lender. Proceeds of the Notes were used to acquire common stock of the Company. These Notes are guaranteed by the Company and are secured by unallocated shares of the Company's stock held by the ESOP. Payment of these Notes is derived from the Company's contributions to the plan. (Note 15)

     At December 31, 1998, the ESOP Notes consist of one loan payable in annual principal payments of $43,000 plus interest at the Federal funds rate plus 250 basis points through 2001. During 1998, an ESOP note with an outstanding balance of $115,000 at December 31, 1997 matured and was paid in full.

(8)  INCOME TAXES

     Total income taxes for the years ended December 31, 1998, 1997, and 1996 were allocated as follows:

----------------------------------------------------------------------------------
(dollars in thousands)                             1998          1997    1996
----------------------------------------------------------------------------------
Income before income taxes,                       $2,711         2,994  2,447
Change in Shareholders' Equity, for unrealized
 gain(loss) on securities                            186           103    (76)
----------------------------------------------------------------------------------
                                                  $2,897         3,097  2,371
----------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     For the years ended December 31, 1998, 1997, and 1996, income tax expense (benefit) attributable to income before income taxes consisted of:

---------------------------------------------------------------------------------
(dollars in thousands)             1998      1997      1996
---------------------------------------------------------------------------------
Current:
 State                             $  256      389      578
 Federal                            2,804    2,324    1,934
---------------------------------------------------------------------------------
                                    3,060    2,713    2,512
---------------------------------------------------------------------------------
Deferred:
 State                                 78       59      (16)
 Federal                             (427)     222      (49)
                                     (349)     281      (65)
---------------------------------------------------------------------------------
                                   $2,711    2,994    2,447
---------------------------------------------------------------------------------

     Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. federal statutory income tax rate to pretax income as a result of the following:

---------------------------------------------------------------------------------
(dollars in thousands)                  1998      1997     1996
---------------------------------------------------------------------------------
Tax expense at statutory rate          $2,568     2,683    2,117
State taxes, net of Federal benefit       220       296      371
Other                                     (77)       15      (41)
---------------------------------------------------------------------------------
Actual income tax expense              $2,711     2,994    2,447
---------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are:

---------------------------------------------------------------------------------
(dollars in thousands)                               1998      1997
---------------------------------------------------------------------------------
Deferred tax assets:
 Intangible assets                                   $  254      158
 Financial statement allowance for loan losses        1,524    1,264
 Postretirement benefits other than pension             177      147
 Other                                                  224      232
---------------------------------------------------------------------------------
Total gross deferred tax assets                      $2,179    1,801
---------------------------------------------------------------------------------
Deferred tax liabilities:
 Bond discount                                       $   87      116
 Other                                                   41       73
 Net unrealized gain on securities
  available for sale                                    328      142
 Undistributed earnings of subsidiary                   355      340
 Tax loan loss reserve in excess of base
  year reserve                                          289      214
---------------------------------------------------------------------------------
Total gross deferred liabilities                      1,100      885
---------------------------------------------------------------------------------
Net deferred tax asset                               $1,079      916
---------------------------------------------------------------------------------

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

     Included in retained earnings at December 31, 1998 is approximately $2,038,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes would result in taxable income to the Company. However, it is not contemplated that the reserves will be used in a manner that will create tax liabilities.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


9)   Regulatory Capital Matters

     The Company and its subsidiary financial institutions are subject to various regulatory capital requirements administered by the federal banking agencies which regulate them. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Iroquois, Cayuga, and Homestead must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require that each of the entities maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that Iroquois, Cayuga, and Homestead meet all capital adequacy requirements to which each is subject.

     The most recent notifications from the Federal Reserve Bank of New York
(FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS) categorized Iroquois, Cayuga, and Homestead, respectively, as well capitalized under regulatory guidelines. To be categorized as well capitalized, Iroquois, Cayuga, and Homestead must maintain the minimum ratios as set forth in the table. There were no conditions or events since that notification that management believes have changed the category of the institutions.

     The Company's actual capital amounts and ratios as of December 31, 1998, and 1997 are presented in the following table:

-------------------------------------------------------------------------------------------------------------------------------
                                                                            As of December 31, 1998:
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                                   For Capital           Regulatory
                                                              Actual            Adequacy Purposes        Provisions
(dollars in thousands)                                 Amount        Ratio       Amount     Ratio     Amount     Ratio
-------------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $40,212       11.65%      27,609      *8.0     34,511     *10.0
Cayuga                                                  32,120       11.59       22,077      *8.0     27,596     *10.0
Homestead                                                7,278       11.12        5,237      *8.0      6,546     *10.0

Tier 1 Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $36,397       10.55%      13,804      *4.0     20,708      *6.0
Cayuga                                                  28,526       10.34       11,039      *4.0     16,558      *6.0
Homestead                                                7,057       10.78        2,618      *4.0      3,928      *6.0

Tier 1 Capital (to Average Assets):
-------------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $36,397        6.70%      21,730      *4.0        N/A        --
Cayuga                                                  28,526        6.82       16,729      *4.0     20,911      *5.0
Homestead                                                7,057        6.36        4,438      *4.0      5,547      *5.0

Tangible Capital (to Average Assets):
-------------------------------------------------------------------------------------------------------------------------------
Consolidated                                               N/A          --          N/A        --        N/A        --
Cayuga                                                     N/A          --          N/A        --        N/A        --
Homestead                                              $ 7,057        6.36%       1,664      *1.5        N/A        --
-------------------------------------------------------------------------------------------------------------------------------

N/A- Not Applicable

* GREATER THAN OR EQUAL TO

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------------------------------------------------
                                                                         As of December 31, 1997:
--------------------------------------------------------------------------------------------------------------------------
                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                                   For Capital         Regulatory
                                                              Actual            Adequacy Purposes      Provisions
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 Amount        Ratio      Amount      Ratio    Amount    Ratio
--------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
--------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $39,697       12.14%     26,164      *8.0        N/A       --
Cayuga                                                  31,720       11.90      21,317      *8.0     26,646    *10.0
Homestead                                                6,800       11.07       4,913      *8.0      6,141    *10.0

Tier 1 Capital (to Risk Weighted Assets):
--------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $36,412       11.13%     13,082      *4.0        N/A       --
Cayuga                                                  28,671       10.76      10,658      *4.0     15,987     *6.0
Homestead                                                6,564       10.69       2,457      *4.0      3,685     *6.0

Tier 1 Capital (to Average Assets):
--------------------------------------------------------------------------------------------------------------------------
Consolidated                                           $36,412        7.29%     27,480      *4.0        N/A       --
Cayuga                                                  28,671        7.48      15,327      *4.0     19,158     *5.0
Homestead                                                6,564        6.16       4,261      *4.0      5,326     *5.0

Tangible Capital (to Average Assets):
--------------------------------------------------------------------------------------------------------------------------
Consolidated                                               N/A          --         N/A        --        N/A       --
Cayuga                                                     N/A          --         N/A        --        N/A       --
Homestead                                              $ 6,564        6.16%      1,598      *1.5        N/A       --
--------------------------------------------------------------------------------------------------------------------------

N/A- Not Applicable

* GREATER THAN OR EQUAL TO

(10)  Shareholders' Equity

Preferred Stock, Series A -- In April 1998, the Company completed the redemption of its Series A Floating Rate Cumulative Preferred Stock, which resulted in the redemption during 1998 of 29,999 shares at a cost of $2,999,900. The Company paid dividends per share on its Series A Preferred Stock of $2.38, $9.44, and $9.38 for the years ended December 31, 1998, 1997, and 1996, respectively.

Preferred Stock, Series B -- In October 1998, the Company completed the redemption of its Series B Floating Rate Cumulative Preferred Stock, which resulted in the redemption during 1998 of 18,632 shares at a cost of $1,863,200. The Company paid dividends per share on its Series B Preferred Stock of $6.38, $8.44, and $8.38 for the years ended December 31, 1998, 1997, and 1996, respectively.

     The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary banks to pay dividends to the Company. The payment of dividends by the Banks is subject to being in compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to either Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years.

     The Company paid dividends per share on its common stock of $ .40, $ .36, and $ .32 for the years ended December 31, 1998, 1997, and 1996, respectively.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

(11) Earnings per Share

     Basic and diluted earnings per share for the years ended December 31, 1998, 1997, and 1996 were computed as follows:

----------------------------------------------------------------------------------------------------------
                                                                 For Years Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands, except share data)                      1998          1997           1996
----------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Earnings available for common shares:
Earnings from operations                                    $    4,842         4,897          3,779
Cash dividends on preferred stock                                  187           441            451
----------------------------------------------------------------------------------------------------------
Net earnings available for common shareholders              $    4,655         4,456          3,328
----------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                   2,378,049     2,355,285      2,324,847
----------------------------------------------------------------------------------------------------------
Basic earnings per share                                    $     1.96          1.89           1.43
----------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
Net earnings available for common shares and
 common stock equivalent shares deemed to
 have a dilutive effect                                     $    4,655         4,456          3,328
----------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                   2,378,049     2,355,285      2,324,847
Effect of dilutive securities:
Stock options                                                   42,754        65,101         28,627
----------------------------------------------------------------------------------------------------------
Total                                                        2,420,803     2,420,386      2,353,474
----------------------------------------------------------------------------------------------------------
Diluted earnings per share                                  $     1.92          1.85           1.41
----------------------------------------------------------------------------------------------------------

(12) Retirement Plans

     The Company's retirement plans cover substantially all of its full-time employees who have been employed by the Company for more than one year. The Company has a noncontributory defined contribution retirement plan and a 401(k) plan. Contributions to the retirement plan are based on the participant's age and compensation, generally 2.5% of each covered employee's wages. Contributions to the 401(k) plan amount to 50% of participant contributions up to 6% of employee compensation. Expense for these plans for the years ended December 31, 1998, 1997, and 1996 was $301,000, $246,000, and $193,000, respectively.

(13) Other Postretirement Benefit Plans

     The Company sponsors a defined contribution Postretirement Medical Spending Account Plan that provides funds for medical expenditures for retired full time employees who meet minimum age and service requirements. In addition, the Company sponsors a life insurance benefit of $10,000 for retired full time employees meeting minimum age and service requirements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1998, 1997, and 1996:

-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1998                           1997
-------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, at beginning of year                       $   875                          812
Service cost                                                        13                           13
Interest cost                                                       66                           62
Participant contributions                                           14                           11
Actuarial loss                                                     131                           35
Benefits paid                                                      (59)                         (58)
-------------------------------------------------------------------------------------------------------------
Benefit obligation, at end of year                             $ 1,040                          875
-------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of assets, at beginning of year                     $    --                           --
Employer contributions                                              45                           47
Participant contributions                                           14                           11
Benefits paid                                                      (59)                         (58)
-------------------------------------------------------------------------------------------------------------
Fair value of assets, at end of year                           $    --                           --
-------------------------------------------------------------------------------------------------------------
FUNDED STATUS
Benefit obligation                                             $(1,040)                        (875)
Unrecognized transition obligation                                 604                          647
Unrecognized net actuarial (gain)/loss                              19                         (112)
-------------------------------------------------------------------------------------------------------------
Accrued benefit cost                                           $  (417)                        (340)
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1998            1997           1996
-------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC COST
Service cost                                                   $    13            13             16
Interest cost                                                       66            62             57
Amortization of unrecognized
 transition obligation                                              43            41             40
-------------------------------------------------------------------------------------------------------------
Net periodic cost                                              $   122           116            113
-------------------------------------------------------------------------------------------------------------

     For measurement purposes, a nine percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to five percent for 2007 and remain at that level thereafter.

     The postretirement benefit obligation was determined using a discount rate of 6.5% for 1998 and 7.5% for 1997. A one-percentage-point increase or decrease in assumed health care cost trend rates does not have a material effect on the obligation.

(14) Stock Option Plan

     Under the 1988 Plan which terminated in 1998, 55,600 shares of authorized but unissued common stock has been reserved for the granting of options to key employees. Options were granted at the market price of shares at the date of grant, adjusted when applicable for the effect of changes in capitalization. Vesting of options is determined by the Company's Stock Option Committee at the time of grant and expire not later than ten years after the date of grant. All options available under the Plan were granted prior to its expiration in 1998.

     The terms, conditions and provisions of the 1996 Plan are substantially the same as those of the 1988 Plan. Under the 1996 Plan, 230,000 shares of authorized but unissued common stock were reserved for future issuance. At December 31, 1998, there were 149,700 options available for grant under this Plan.

     Options outstanding at December 31, 1998 were at prices ranging from $8.80 to $25.65 per share.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements


The following is a summary of the changes in options outstanding:

------------------------------------------------------------------------------------------------------------------------------------
                                                    1998                          1997                      1996
------------------------------------------------------------------------------------------------------------------------------------
                                                          Weighted                       Weighted                 Weighted
                                              #         Average Price        #         Average Price      #      Average Price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding, January 1             133,944         $13.39          122,450         12.62        96,000       10.76
Granted                                     23,200          25.65           26,900         17.20        39,900       15.35
Exercised                                  (21,044)         11.32           (8,606)        11.77        (9,850)       5.59
Expired                                     (2,900)         21.86           (6,800)        16.57        (3,600)      12.68
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding, December 31           133,200          15.67          133,944         13.39       122,450       12.62
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable, December 31            90,500          12.92           73,944         11.23        86,150       11.35
------------------------------------------------------------------------------------------------------------------------------------
Shares available for future grants         149,700             --          173,600            --       190,100          --
------------------------------------------------------------------------------------------------------------------------------------

     The following summarizes outstanding and exercisable options at December 31, 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                                         Options Outstanding                    Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                          Weighted Average   Weighted                        Weighted
Range of                               Number                 Remaining       Average          Number         Average
Exercise Prices                      Outstanding         Contractual Life  Exercise Price   Exercisable    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$ 8.80 - 12.68                         56,700                5.5 years        $  11.48         56,700         $  11.48
$15.35 - 17.20                         54,900                4.4 years        $  16.06         33,800         $  15.35
$25.65 - 25.65                         21,600                6.1 years        $  25.65             --               --
------------------------------------------------------------------------------------------------------------------------------------
                                      133,200                                                  90,500
------------------------------------------------------------------------------------------------------------------------------------

     Had compensation cost been determined based on the fair value at the grant dates for awards under the plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except share data)                                1998      1997       1996
------------------------------------------------------------------------------------------------------------------------------------
Net Income:
 As reported                                                            $4,842     4,897      3,779
 Pro forma                                                               4,768     4,836      3,738
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
 As reported                                                              1.92      1.85       1.41
 Pro forma                                                                1.89      1.82       1.40
------------------------------------------------------------------------------------------------------------------------------------

     The per share weighted average fair value of stock options granted during 1998, 1997, and 1996 of $7.45, $5.43, and $5.83 on the date of grant was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

------------------------------------------------------------------------------------------------------------------------------------
                                                                           1998           1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Expected dividend yield                                                    1.6%              1.6              2.0
Risk free interest rate                                                    5.4%              6.2              6.6
Expected life                                                           5 years          5 years          5 years
Volatility                                                                26.7%             27.5             39.9
------------------------------------------------------------------------------------------------------------------------------------


(15)  EMPLOYEE STOCK OWNERSHIP PLAN

      The Company has a noncontributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. The number of shares allocable to Plan participants is determined by the Board of Directors. Allocations to individual participant accounts is based on participant compensation.

      In connection with establishing the ESOP, the ESOP borrowed $1,147,000 in 1988 and utilized a Company contribution of $70,000 to acquire 188,260 shares of the Company's common stock. At December 31, 1998 all of these shares have been allocated. Interest incurred by the ESOP on debt applicable to such shares was $4,000, $16,000, and $24,000 in 1998, 1997, and 1996, respectively. The Company contributed and expensed $115,000, $104,000, and $105,000 during 1998, 1997, and
1996, respectively, with respect to such shares.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     The Company accounts for shares purchased subsequent to December 31, 1992 in accordance with Statement of Position 93-6. Accordingly, as shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. In 1994, the ESOP borrowed $302,000 and used the proceeds to purchase 34,188 shares of the Company's common stock. Interest incurred by the ESOP on debt applicable to such shares was $14,000, $15,000, and $21,000 in 1998, 1997, and 1996, respectively. In 1998, the ESOP borrowed $289,000 from the Company to purchase an additional 15,000 shares of the Company's common stock.

     ESOP compensation expense applicable to shares purchased subsequent to 1992 was $103,000, $111,000, and $74,000 in 1998, 1997, and 1996, respectively.
Through December 31, 1998, a total of 19,536 of the 49,188 shares purchased after 1992 had been released to participants. The fair value at December 31, 1998 of unreleased ESOP shares purchased subsequent to 1992 was $623,000.

(16) COMMITMENTS AND CONTINGENCIES

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as standby letters of credit and commitments to extend credit that are not reflected in the consolidated financial statements. Financial instruments with off-balance sheet risk involve elements of credit risk, interest rate risk, liquidity risk, and market risk. Management does not anticipate any significant losses as a result of these transactions.

     Commitments to originate mortgages and other loans were approximately $12,592,000 and $10,994,000 at December 31, 1998 and 1997, respectively.
Commitments under unused lines of credit were approximately $42,326,000 and $44,008,000 at December 31, 1998 and 1997, respectively. The majority of these commitments carry a variable rate of interest.

     Primarily all of the Company's loans are to borrowers in the New York counties of Cayuga and Oneida and their surrounding areas. The ability and willingness of borrowers to repay their loans is dependent on the overall economic health of the Company's market area, current real estate values, and the general economy. A majority of the Company's loans are secured by real estate collateral.

     The Company leases certain property and equipment under operating lease arrangements. Rent expense under these arrangements amounted to $32,000 in 1998, $75,000 in 1997, and $117,000 in 1996. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased property are generally paid by the Company.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management based on review with counsel, the proceedings should not have a material effect on the financial condition, liquidity or results of operations of the Company.

(17) FAIR VALUES OF FINANCIAL INSTRUMENTS
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS
     For these short-term instruments that generally mature in ninety days or less, the carrying value approximates fair value.

SECURITIES
     Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

LOANS
     For variable-rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. Fair values for fixed-rate residential mortgage loans are based on quoted market prices of similar loans sold in the secondary market, adjusted for differences in loan characteristics. The fair values for other loans are estimated through discounted cash flow analysis using interest rates currently being offered for loans with similar terms and credit quality.

FHLB STOCK
     The carrying value of this instrument, which is redeemable at par, approximates fair value.

DEPOSITS
     The fair values disclosed for demand deposits, savings accounts, and money market accounts are, by definition, equal to the amounts payable on demand at the reporting date (i.e. their carrying values). The fair value of fixed maturity deposits is estimated using a discounted cash flow approach that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities.

     These estimated fair values do not include the value of core deposit relationships which comprise a significant portion of the Company's deposit base. Management believes that the Company's core deposit relationships provide a relatively stable low-cost funding source which has a substantial intangible value separate from the deposit balances.

BORROWINGS
     The fair value of the term advances from the Federal Home Loan Bank is estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar borrowing arrangements.

COMMITMENTS TO EXTEND CREDIT
     The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counterparty's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31, 1998 and 1997.

     The estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 were as follows (dollars in thousands):

-----------------------------------------------------------------------------------
                                           1998                  1997
-----------------------------------------------------------------------------------
                                   Carrying    Fair       Carrying   Fair
(dollars in thousands)              Amount    Value/1/      Amount   Value/1/
-----------------------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents.       $ 15,964    15,964       13,483    13,483
 Securities                        108,487   109,148      103,620   104,126
 Loans, net                        400,277   419,829      369,984   385,859
 FHLB stock                          4,079     4,079        3,629     3,629
-----------------------------------------------------------------------------------
Financial Liabilities:
 Deposits:
  Demand accounts, savings, and
   money market accounts          $224,142   224,142      215,955   215,955
  Time Deposits                    219,097   220,175      201,056   202,134
 Borrowings                         61,591    62,235       50,164    52,130
-----------------------------------------------------------------------------------

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


(18) Parent Company Only Financial Statements

     The following presents the financial position of the parent company as of December 31, 1998 and 1997 and the results of its operations and cash flows for the years ended December 31, 1998, 1997, and 1996:

CONDENSED BALANCE SHEETS
-------------------------------------------------------------------------------------------------
                                                                   December 31,
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                    1998                      1997
-------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                 $   563                     1,277
Other assets                                                311                       117
Investment in subsidiaries                               38,018                    37,843
-------------------------------------------------------------------------------------------------
                                                        $38,892                    39,237
-------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Other liabilities                                       $   132                        36
Borrowings                                                  418                       172
Shareholders' equity                                     38,342                    39,029
-------------------------------------------------------------------------------------------------
                                                        $38,892                    39,237
-------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------
                                                               Year ended December 31,
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                     1998        1997          1996
-------------------------------------------------------------------------------------------------
Dividends from subsidiaries                             $ 5,044       1,250         1,200
Other income from subsidiaries                              706         594           632
-------------------------------------------------------------------------------------------------
Total income                                              5,750       1,844         1,832
Operating expenses                                          810         635           632
Interest expense                                             18          15            21
-------------------------------------------------------------------------------------------------
Total expenses                                              828         650           653
-------------------------------------------------------------------------------------------------
Income before income taxes and equity in
 undistributed income of subsidiaries                     4,922       1,194         1,179
Income tax benefit                                           23          --            --
Equity in undistributed income of subsidiaries             (103)      3,703         2,600
-------------------------------------------------------------------------------------------------
Net Income                                              $ 4,842       4,897         3,779
-------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------
                                                               Year ended December 31,
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                     1998        1997          1996
-------------------------------------------------------------------------------------------------
Operating activities:
 Net Income                                             $ 4,842       4,897         3,779
 Adjustments to reconcile net income to net cash
  provided(used) by operating activities:
 Equity in undistributed income of subsidiaries             103      (3,703)       (2,600)
 (Increase)decrease in other assets                        (194)         73           (48)
 Increase(decrease) in other liabilities
  and due to  subsidiaries                                   96          22          (162)
-------------------------------------------------------------------------------------------------
Net cash provided by operating activities                 4,847       1,289           969
-------------------------------------------------------------------------------------------------
Financing activities:
 Proceeds from issuance of common stock                     285         366           338
 Stock plan distributions                                   213         236           211
 Cash dividends paid to shareholders                     (1,153)     (1,289)       (1,198)
 Redemption of preferred stock                           (4,863)       (140)          (50)
 Stock purchase for ESOP                                   (289)         --            --
 Increase (decrease) in borrowings                          246         (43)          (86)
-------------------------------------------------------------------------------------------------
Net cash used by financing activities                    (5,561)       (870)         (795)
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       (714)        419           174
Cash and cash equivalents at beginning of year            1,277         858           684
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $   563       1,277           858
-------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Quarterly Summarized Financial Information (Unaudited)

---------------------------------------------------------------------------------------------------------
(dollars in thousands, except share data)    1998                                 1997
---------------------------------------------------------------------------------------------------------
By Quarter                       1        2      3       4   Year       1      2      3      4   Year
---------------------------------------------------------------------------------------------------------
Interest income             $9,647    9,785  9,945  10,027  39,404  9,112  9,323  9,476  9,611  37,522
Interest expense             4,591    4,795  4,915   4,918  19,219  4,046  4,218  4,406  4,547  17,217
---------------------------------------------------------------------------------------------------------
Net interest income          5,056    4,990  5,030   5,109  20,185  5,066  5,105  5,070  5,064  20,305
Provision for
 loan losses                   360      360    387     363   1,470    373    372    373    402   1,520
---------------------------------------------------------------------------------------------------------
                             4,696    4,630  4,643   4,746  18,715  4,693  4,733  4,697  4,662  18,785
Noninterest income             815      929    969   1,004   3,717    724    849    845    809   3,227
Noninterest expense          3,596    3,626  3,676   3,981  14,879  3,429  3,491  3,594  3,607  14,121
---------------------------------------------------------------------------------------------------------
Income before
 income taxes                1,915    1,933  1,936   1,769   7,553  1,988  2,091  1,948  1,864   7,891
Income taxes                   697      697    705     612   2,711    759    793    724    718   2,994
---------------------------------------------------------------------------------------------------------
Net income                   1,218    1,236  1,231   1,157   4,842  1,229  1,298  1,224  1,146   4,897
Preferred stock
 dividend                      111       38     38      --     187    108    111    111    111     441
---------------------------------------------------------------------------------------------------------
Net income
 attributable to
 common shares              $1,107    1,198  1,193   1,157   4,655  1,121  1,187  1,113  1,035   4,456
---------------------------------------------------------------------------------------------------------
Net income per
 common share:
Basic                       $  .47      .50    .50     .49    1.96    .48    .50    .47    .44    1.89
Diluted                        .45      .49    .49     .48    1.92    .47    .49    .46    .43    1.85
---------------------------------------------------------------------------------------------------------

Summation of the quarterly net income per common share does not necessarily equal the annual amount due to the averaging effect of the number of shares throughout the year.


Common Stock Price and Dividend Information (Unaudited)

----------------------------------------------------------------------------------------------------------------------
                                       1998                                              1997
By Quarter         1          2          3         4        Year       1        2         3         4       Year
Stock price
 High             27         26 1/2     25        21        27        21 1/2   21 3/4    27 1/2    28 1/4    28 1/4
 Low              24 1/4     24         19 1/2    17 3/4    17 3/4    16 1/4   20        20 1/2    24 1/4    16 1/4
-----------------------------------------------------------------------------------------------------------------------
Dividends        .10        .10        .10       .10       .40       .08      .08       .10       .10       .36

     The common stock of the Company is presently traded on the Nasdaq Stock Market under the symbol "IROQ." The above table indicates the high and low closing prices as reported in the Nasdaq National Market listings for the Iroquois Bancorp, Inc. common stock, and dividend information for each quarter in the last two calendar years. The prices may represent interdealer transaction, without retail markups, markdowns, or commissions. The number of registered shareholders of Iroquois Bancorp, Inc. stock as of December 31, 1998, was 1,302.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Directors and Officers/Corporate Data

IROQUOIS                                                      CAYUGA                             THE HOMESTEAD
BANCORP, INC.                                                 BANK                               SAVINGS (FA)
DIRECTORS:                   OFFICERS:                        DIRECTORS:                         DIRECTORS:

JOSEPH P. GANEY              RICHARD D. CALLAHAN              JOSEPH P. GANEY, CHAIRMAN          ANNETTE M. DIMON
Chairman                     President &                      JOHN BISGROVE, JR.                 DAVID A. ENGELBERT
                             Chief Executive Officer          RICHARD D. CALLAHAN                RICHARD R. GRIFFITH
BRIAN D. BAIRD                                                CAROL I. CONTIGUGLIA               PATRICK J. HART
Attorney, Kavinoky & Cook    MARIANNE R. O'CONNOR             PETER J. EMERSON                   WILLIAM E. JAKES
                             CPA, Treasurer &                 DR. ARTHUR A. KARPINSKI            HENRY D. MOREHOUSE
JOHN BISGROVE, JR.           Chief Financial Officer          MARTHA S. MACKAY                   RICHARD J. NOTEBAERT, JR.
President & Owner of                                          LAWRENCE H. POOLE, PH.D.           EDWARD D. PETERSON
Sunrise Farms                RICHARD J. NOTEBAERT, JR.        FREDERICK N. RICHARDSON
                             Vice President                   LEWIS E. SPRINGER, II              OFFICES:
RICHARD D. CALLAHAN          President & Chief Executive      DONALD E. STAPLES
President &                  Officer, The Homestead                                              MAIN OFFICE
Chief Executive Officer      Savings (FA)                     OFFICES:                           283 Genesee Street
                                                                                                 Utica, NY  13501
PETER J. EMERSON             HENRY M. O'REILLY                MAIN OFFICE                        (315) 797-1350
Director, Fred L. Emerson    Director of Internal Audit       115 Genesee Street
Foundation, Inc.                                              Auburn, NY  13021                  SOUTH UTICA OFFICE
                             W. ANTHONY SHAY, JR.             (315) 252-9521                     1930 Genesee Street
DR. ARTHUR A. KARPINSKI      Vice President-Operations                                           Utica, NY  13502
Retired Periodontist                                          GRANT AVENUE OFFICE
                                                              Auburn, NY  13021                  ROME OFFICE
HENRY D. MOREHOUSE                                                                               Freedom Mall
Owner, Morehouse                                              LOOP ROAD OFFICE                   Rome, NY  13440
Appliances                                                    Auburn, NY  13021
                                                                                                 WATERVILLE OFFICE
EDWARD D. PETERSON                                            WEST GENESEE STREET OFFICE         129 Main Street
Retired Manager, Human                                        355 Genesee Street                 Waterville, NY  13480
Resources, General Electric                                   Auburn, NY  13021
Aerospace Operations Dept.;                                                                      CLINTON OFFICE
Management Consultant                                         WEEDSPORT OFFICE                   Homestead Plaza
                                                              9015 North Seneca Street           Clinton, NY  13323
LEWIS E. SPRINGER, II                                         Weedsport, NY  13166
Executive,                                                                                       OLD FORGE-LOAN CENTER
Creative Electric, Inc.                                       MORAVIA OFFICE                     Green Sleeves Common
Andersen Laboratories, Inc.                                   31-33 Main Street                  Professional Building
and Sawgrass Electronics                                      Moravia, NY  13118                 Old Forge, NY  13420
Group, Inc.
                                                              LACONA OFFICE                      LAKE PLACID - LOAN CENTER
                                                              1897 Harwood Drive                 Crestview Plaza
                                                              Lacona, NY  13083                  Saranac Ave
                                                                                                 Lake Placid, NY  12946

CORPORATE DATA

CORPORATE OFFICES            REQUEST FOR FINANCIAL            COUNSEL                            AUTOMATIC DIVIDEND
                             INFORMATION                                                         REINVESTMENT PLAN
Iroquois Bancorp, Inc.                                        Harris Beach & Wilcox, LLP
115 Genesee Street           Shareholders and others          The Granite Building               A convenient, no-cost means
Auburn, New York 13021       seeking information about        130 East Main Street               for Iroquois Bancorp, Inc.
(315) 252-9521               Iroquois Bancorp, Inc.,          Rochester, NY  14604               shareholders to increase
                             including copies of the                                             their holdings is available
ANNUAL MEETING               annual and quarterly reports,    INDEPENDENT AUDITORS               through the Automatic Dividend
                             as well as Form 10-K, as                                            Reinvestment Plan. This plan is
The annual meeting of        filed with the Securities        KPMG LLP                           administered by American Stock
Iroquois Bancorp, Inc. will  Exchange Commission, are         113 South Salina Street            Transfer & Trust Co. acting as
be held at 10:00 a.m.,       invited to contact:              Syracuse, NY  13202                your Agent.
Thursday, April 29, 1999,
at the Holiday Inn,          Marianne R. O'Connor             MARKET MAKERS                      Quarterly dividends and optional
75 North Street, Auburn,     Chief Financial Officer          (as of year-end)                   additional cash investments may
New York 13021.              (315) 252-9521                                                      be used to purchase additional
                                                              F. J. Morrissey & Co., Inc.        shares.
                             Transfer Agent & Registrar:      Sandler O'Neill & Partners
                             American Stock Transfer &                                           For further information contact:
                             Trust Co.                                                           American Stock
                             40 Wall Street                                                      Transfer & Trust Co.
                             New York, NY  10005                                                 40 Wall Street
                             (800) 937-5449                                                      New York, NY  10005
                                                                                                 (800) 987-5449

     IROQUOIS BANCORP, INC. AND SUBSIDIARIES
     ---------------------------------------------------------------------------
     Notes

       Iroquois Bancorp, Inc. 115 Genesee Street, Auburn, New York 13021