Form 10-K405, Exhibit 13
period 1999-12-31
IROQUOIS BANCORP INC
filed 2000-03-13
CIK 846753

                                                      [LOGO OF IROQUOIS BANCORP]

                                                     Setting a Course for Growth







                   1999 IROQUOIS BANCORP, INC. ANNUAL REPORT

Contents

Financial Highlights

A Message to Our
Shareholders
1

The Iroquois
Franchise and
Philosophy
4

Selected Consolidated
Financial Data
6

Management's
Discussion and
Analysis 7

Consolidated
Financial
Statements
25

Report of
Management
26

Report of Independent
Auditors
26

Quarterly Information
47

Directors and Officers
48

Corporate Data
48

Iroquois Bancorp, Inc., a community banking company in upstate New York, is committed to enhancing shareholder value by focusing on profitably serving the financial needs and long-term banking relationships of individuals, families and businesses in the communities we serve.


--------------------------------------------------------------------------------

Iroquois Bancorp is a $595 million bank holding company for two financial institutions located in upstate New York: Cayuga Bank and The Homestead Savings
(FA). Through its two banks, Iroquois provides financial services to consumers and businesses in ten central New York State communities, primarily located in Cayuga, Oswego, and Oneida counties. The Banks provide a broad range of financial products and services, including deposit accounts, residential mortgage loans, consumer and commercial loans, insurance brokerage, investment brokerage, trust services and safe deposit facilities.

Iroquois is headquartered in Auburn, New York, the largest city and business center of Cayuga County. The Company's 202 employees serve over 39,000 customers through 14 offices located throughout its market areas.

================================================================================
ASSETS
--------------------------------------------------------------------------------
($ in millions)


         95              96              97              98              99
        -----           -----           -----           -----           -----
        437.8           472.9           509.8           547.4           595.1


================================================================================
EARNINGS PER SHARE
--------------------------------------------------------------------------------
($)


         95              96              97              98              99
        -----           -----           -----           -----           -----
        1.59            1.41            1.85            1.92            1.96



--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
(dollars in thousands,
except share data)                             1999         1998          1997
--------------------------------------------------------------------------------
For the Year:
 Net interest income                        $ 20,124       20,185        20,305
 Provision for loan losses                     1,509        1,470         1,520
 Noninterest income                            3,649        3,717         3,227
 Noninterest expense                          15,321       14,879        14,121
 Net income                                    4,701        4,842         4,897
 Net income applicable to common shares        4,701        4,655         4,456

Per Common Share:
 Net income - basic                         $   1.97         1.96          1.89
 Net income - diluted                           1.96         1.92          1.85
 Cash dividends declared                         .44          .40           .36
 Book value at year end                        17.00        16.11         14.42
 Closing market price                          14.75        21.00         25.75

Ratios:
 Net interest margin                            3.71%        4.01          4.37
 Return on average assets                        .81          .92          1.00
 Return on average total equity                12.07        12.82         13.54
 Return on average common equity               12.07        13.05         14.24
 Equity as a percent of average assets          6.72         7.14          7.39
 Dividend payout ratio                         22.34        20.41         19.05

At Year End:
 Assets                                     $595,126      547,420       509,778
 Loans,net                                   432,860      400,277       369,984
 Borrowings                                   92,487       61,591        50,164
 Deposits                                    461,115      443,239       417,011
 Shareholders'equity                          38,885       38,342        39,029

Number of:
 Common shares outstanding                 2,306,880    2,409,980     2,388,936
 Common shareholders of record                 1,240        1,302         1,365
 Employees (full time equivalent)                186          195           200
 Banking offices (full service)                   11           11            11

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
A Message To Our Shareholders



IN 1999, WE MADE EXCELLENT PROGRESS IN IROQUOIS BANCORP'S TRANSITION FROM A TRADITIONAL THRIFT TO A FULL SERVICE COMMUNITY BANK, PRODUCING RECORD EARNINGS AND SETTING A SOUND COURSE FOR NEW GROWTH.

Highlights of Iroquois Bancorp's 1999 financial performance include:

 .   Diluted earnings per share increased 2.1% to a record $1.96 in 1999, while net income attributable to common shareholders increased to a record $4,701,000.

 .   Growth in noninterest income, excluding gains on sales of securities, continued resulting in a 3.3% increase to a record $3.6 million, largely due to growth from deposit fees and new trust business.

 .   Return on equity was 12.07%, marking our seventh consecutive year of double-digit returns on shareholders'equity.

 .   Book value per common share increased by 5.5% to $17.00.

 .   Iroquois Bancorp's assets grew 8.7% in 1999 to $595 million. Loans grew 8.1%
    to $433 million and deposits increased by 4.0% to $461 million.

 .   Quarterly cash dividend increased by 20% in the third quarter to $.12 per common share, representing an annualized yield of 3.2% based on the closing price of Iroquois common shares on December 31, 1999.

 .   In the fourth quarter, we completed a 5% share repurchase program. The associated reduction in outstanding shares should enhance future earnings per share and return on equity.

Behind Iroquois Bancorp's solid financial performance in 1999 were a number of business highlights, many of which also further advanced our transition to a full service community banking organization.

 .   We relocated our South Utica Homestead Savings branch office to a new facility in New Hartford with higher visibility and much greater customer sales and service potential. We also relocated the Rome Homestead Office to temporary quarters on Black River Boulevard, awaiting the completion of a new state of the art office nearby.

 .   We continued to improve asset quality with significant reductions in nonperforming loans and delinquency levels that are at their lowest levels in years.

 .   We successfully introduced several new home equity loan products which contributed to robust loan growth in 1999.

 .   We increased trust accounts by $20 million, or 44%, enhancing the base of our trust business which remains a key focus of growth for Iroquois.

 .   We increased average municipal deposits by 29%, further increasing our base of large, local deposits and our ability to fund local loan growth with local deposits.

 .   We enhanced our commercial banking product line with the introduction of competitive cash management and commercial sweep accounts.

Richard D.Callahan
Vice Chairman, President and Chief Executive Officer

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
A Message To Our Shareholders



 .   We successfully prepared Iroquois systems for the Y2K transition, and as a result the event passed without significant impact on either our business or our customers.

 .   We strengthened Iroquois' management team with some key appointments in
    1999:

    . Bob Bantle, Senior Vice President of Human Resources, Marketing, and Strategic Planning joined Iroquois in May, bringing 25 years of human resources, retail banking, marketing, and planning experience. Bob adds significant value to our stepped-up marketing and growth initiatives.

    . Larry Vertucci joined Iroquois in June as Senior Vice President and Chief Credit Officer at Cayuga Bank. Larry comes to us with an impressive commercial banking background, having extensive experience in all key areas of Iroquois' business strategy. His responsibilities include commercial and personal relationship management and business development. He will also oversee the Trust & Investment Services Division.

SETTING A COURSE FOR GROWTH

Our growth strategy focuses on community banking and is grounded in fully understanding our customers and markets. While the financial services marketplace has and will continue to change, customers within our markets still place a high value on personal service, locally based management and our active presence and involvement in the communities we serve. In the smaller communities, where our business is primarily concentrated,our status as a community oriented bank continues to provide us with a significant competitive advantage over the large regional banks, even those with a longtime presence.

We have maintained this advantage by keeping pace with both our markets and our competitors. Our product and service offerings have been successful in meeting the changing and increasing needs of most customers in our markets. Going forward, the thrust of our growth strategy will be to increase the profitability of our franchise by strengthening customer relationships, with three major components setting our course for growth:

Mining and Expanding the Iroquois Franchise

Revenue growth to come from increasing the market presence and reach of the Iroquois franchise through several initiatives. Our tactical strategy for mining and expanding our franchise includes:

 .   Continued expansion of competitive product and service offerings.

 .   Internal growth through increased marketing and business development in existing and contiguous markets.

 .   Deposit growth from checking, commercial, and municipal deposits that contribute to lower funding costs while providing opportunities for expanded banking relationships.

 .   Loan growth from shorter term home equity and other consumer and commercial loans that enhance margins and reduce interest rate sensitivity.

 .   Continued growth of our Trust & Investment Services Division, which contributes to higher noninterest income and capitalizes on increasing market and customer demand.

 .   Increased use of database technology and referral programs to strengthen current customer relationships and gain new customers.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                                   A Message To Our Shareholders



 .   A stronger commitment to superior customer service by extending local authority to branch managers, upgrading our branch network and adhering to service quality standards that far exceed competitive standards.

Increasing Productivity

Enhanced control of operating expenses and improved efficiency ratios to be achieved through appropriate investments in technology, the identification and adoption of best practices, and efficient,centralized back office operations. Our tactical strategy for increasing productivity includes:

 .   Keeping technology current with the market to further reduce costs while providing improved customer support service and more front line staff time to advise and serve customers.

 .   Using information gained from 1999 benchmarking studies to identify "best practices" and potential opportunities for expense reduction and productivity improvements in 2000.

 .   Continuing to enhance the efficiency of centralized back office operations.

Managing Capital

Iroquois' returns and profitability to be increased by employing capital prudently to grow our business and enhance shareholder value. Our tactical strategy for managing capital includes:

 .   Exploring acquisition or partnering opportunities that will extend our products and services and market share and meet our criteria for profitability and strategic fit.

 .   Evaluating opportunities for internal growth and consideration of further investments to support de novo growth of our branch network and related financial services business.

 .   Considering additional share repurchases and dividend increases to enhance shareholder returns.

Iroquois Bancorp begins the year 2000 as a financially solid, consistently profitable financial institution with a strong competitive position in our markets. In setting our course for growth as a community banking franchise, we are positioning Iroquois to be a more profitable and competitive, full-service financial institution while keeping the strength and focus on consumers provided by our heritage as a community oriented institution.

Enhancing shareholder value remains the primary focus for Iroquois management and the Board of Directors. We believe that the fundamentals and prospects of Iroquois are solid,and that the real value of our business is not fully reflected in the recent market valuation. However, both banking and small capitalization stocks have been out of market favor for the last two years,and it is difficult to predict when market sentiment will turn. In the meantime, we will continue to do our best to deliver solid results, maintain financial strength, and effectively execute our growth strategy, while more actively communicating our story to the investment community.

The continued support and confidence of all our constituencies - shareholders, customers, staff, and the communities we serve - is valued and appreciated.



/s/ Richard D. Callahan

Richard D. Callahan
Vice Chairman, President
and Chief Executive Officer

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
The Iroquois Franchise and Philosophy



----------------------------------
The Iroquois Franchise

10 Central New York communities

Largest bank based in
Cayuga County

30,639 households

14 offices

$461 million in deposits

47.11% deposit market share
Cayuga County

3.44% deposit market share
Oneida County

Largest mortgage lender in
Cayuga County

5th largest mortgage lender in
Oneida County

$433 million loan portfolio
----------------------------------



CAYUGA BANK AND THE HOMESTEAD SAVINGS ARE BOTH COMMUNITY BANKING INSTITUTIONS WITH A STRONG CUSTOMER SERVICE FOCUS, PROVIDING HIGH-TOUCH SERVICE DELIVERY THAT SECURES THEIR COMPETITIVE DIFFERENTIATION IN THEIR RESPECTIVE MARKETS.


The primary markets served by both Iroquois banks are towns and small cities in central New York with populations ranging from 1,500 to 60,000. Our markets are typically stable and lower growth communities where residents continue to place a high value on loyalty and personal service. In a very real sense, the market demographics of our communities contribute significantly to our ability to compete and build our franchise.

Our competition with a physical market presence, "bricks and mortar" financial institutions, consists primarily of larger regional or super-regional commercial banks and some smaller savings institutions. Our largest deposit market share is in Cayuga County, our headquarters and primary market, where Cayuga Bank holds a share of 47.11%. Our next closest competitor in this market is Fleet Bank, a super-regional commercial bank, having a 15.59% share. Homestead Savings has a 3.44% deposit market share in its major market, Oneida County, reflecting its size and location in a larger market with a greater number of competing financial institutions. The combined deposit base provides Iroquois a stable source of funding with 53% in time deposits and the balance in nontime accounts: savings 21%, money market 10%, and checking 16%. Our deposit growth focus going forward continues to be on NOW and noninterest bearing checking accounts, which provide the greatest opportunity to expand customer relationships with other products and services, and municipal accounts - a lower cost alternative to borrowings.

To remain competitive with larger "bricks and mortar" competitors and national providers of financial services, Iroquois has continued to invest in technology and the development of new and improved products. In the last year, we continued our transition to a full service community bank by further broadening our commercial banking services, adding a cash management product and commercial sweep accounts.Our municipal deposit program at Cayuga Bank continues to be a major growth focus, increasing 29% in 1999 and providing greater access to funding while contributing to lower overall funding costs. Investment and trust services also remain a focus for growing noninterest income and increasing the number and depth of customer relationships. In 1999,Cayuga Bank increased trust assets under management by 44%. Our strong market presence and key staff appointments of William Kunda as Senior Investment Officer and Tom Ferguson as Senior Trust Officer favorably position us for further growth of this business. The introduction of third party provider M.Griffith Investment Services at Homestead in 1999 allows us to conveniently provide greater product options and investment advice for our customers in this market.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                           The Iroquois Franchise and Philosophy



Loan growth was an important highlight of the last year for both Cayuga and Homestead Savings. Both remain leading residential mortgage lenders in their respective markets. Year over year, the Iroquois loan portfolio increased by 8% to a record $433 million while loan quality ended 1999 at its strongest level in several years. Helping drive strong loan growth was an enhanced home equity product line offering a fixed-rate loan and higher loan-to-value options. Maintaining this year's robust loan growth and loan quality will guide our lending activity going forward.

The composition of our loan portfolio remains very conservative with residential mortgages the largest category at 66%. Home equity lines of credit make up 6% of our loan portfolio at year end, consumer loans represent 11%, and almost equal shares in commercial mortgage and commercial loans make up the balance. This portfolio mix keeps the conservative character of the portfolio intact while enhancing its profitability through a prudent blend of higher yielding, shorter term loan categories.

To further expand the Iroquois franchise, we are also actively reaching outside our immediate markets to contiguous ones, advertising in the Rochester and Syracuse markets and pursuing business development in western Onondaga County and Oswego County.

As community banks, both Cayuga and Homestead recognize our responsibility to reinvest in the communities we serve. By taking a leadership role in the Auburn Housing Partnership with the City of Auburn and local businesses, Cayuga Bank plays a significant role in renovating low-income areas of Auburn and providing financing for qualified families. Homestead Savings provides mortgage financing to low-income individuals as part of the Rural Housing Development Partnership. Homestead also takes an active role in the Downtown Utica Development Association, the Utica Industrial Development Corporation, and the board of the regional economic development agency, the Mohawk Valley EDGE.

Transitioning to a full service community bank continues to be our long term strategy to expand our franchise and achieve higher profitability and growth. Our broader base of products and services with a community oriented approach enables Iroquois to compete more effectively for more customers in both current and new markets. As we continue to evolve as a truly full service financial institution with a strong commitment to the community banking concept,Iroquois is confident in our ability to serve the interests of our shareholders, customers and communities.

--------------------------------------------
1999 Highlights

CAYUGA BANK

Initiated a $1 million loan program
for low-to-moderate income housing
with the assistance of the Federal
Home Loan Bank

Continued leadership role in Auburn
Housing Partnership for community
rejuvenation

Conducted Y2K Customer Awareness
Program through literature
distribution and "town meetings"

Established Trust & Investment
Services Division.Trust assets
under management increased 44%

THE HOMESTEAD SAVINGS

Relocated South Utica office to
a new facility in New Hartford
with much greater customer sales
and service opportunities

Relocated Rome branch office to
temporary quarters awaiting
completion of new state of the
art office

Produced 7.5% deposit growth and
4% increase in total loans

Introduced M.Griffith Investment Services
--------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Selected Consolidated Financial Data




--------------------------------------------------------------------------------
                                         At, or for the year ended, December 31,
--------------------------------------------------------------------------------
(dollars in thousands,except
share data)                              1999    1998    1997    1996    1995
--------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                          $ 595,126 547,420 509,778 472,908 437,803
Securities                              116,959 108,487 103,620  98,287  84,105
Loans,net                               432,860 400,277 369,984 345,074 325,707
Deposits                                461,115 443,239 417,011 410,222 369,101
Borrowings                               92,487  61,591  50,164  25,536  35,250
Shareholders' equity                     38,885  38,342  39,029  34,802  31,846
--------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income $                     $  40,817  39,404  37,522  35,763  33,713
Interest expense                         20,693  19,219  17,217  16,352  15,752
--------------------------------------------------------------------------------
Net interest income                      20,124  20,185  20,305  19,411  17,961
Provision for loan losses                 1,509   1,470   1,520   1,334     917
Noninterest income                        3,649   3,717   3,227   1,735   2,461
Noninterest expense                      15,321  14,879  14,121  13,586  12,650
Income taxes                              2,242   2,711   2,994   2,447   2,704
--------------------------------------------------------------------------------
Net income                                4,701   4,842   4,897   3,779   4,151
Preferred stock dividend                    --      187     441     451     469
--------------------------------------------------------------------------------
Net income applicable to
  common shares                       $   4,701   4,655   4,456   3,328   3,682
--------------------------------------------------------------------------------
PER COMMON SHARE DATA
Earnings per share:
  Basic                               $    1.97    1.96    1.89    1.43    1.60
  Diluted                                  1.96    1.92    1.85    1.41    1.59
Cash dividends declared                     .44     .40     .36     .32     .30
Book value                                17.00   16.11   14.42   12.71   11.60
--------------------------------------------------------------------------------
RATIOS
Yield on interest earning assets           7.48%   7.83    8.08    8.15    8.18
Cost of interest bearing liabilities       4.10    4.19    4.07    4.03    4.11
Interest rate spread                       3.38    3.64    4.01    4.12    4.07
Net interest margin                        3.71    4.01    4.37    4.42    4.36
Return on average assets                    .81     .92    1.00     .82     .97
Return on average total equity            12.07   12.82   13.54   11.51   14.05
Return on average common equity           12.07   13.05   14.24   11.96   15.04
Equity as a percent of average assets      6.72    7.14    7.39    7.12    6.89
Dividend payout ratio                     22.34   20.41   19.05   22.38   18.75
--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis



INTRODUCTION

Iroquois Bancorp, Inc. ("Iroquois" or the "Company") is a New York corporation and the bank holding company of two financial institutions: Cayuga Bank ("Cayuga") of Auburn, New York, a New York state-chartered commercial bank and trust company, and The Homestead Savings (FA) ("Homestead") of Utica, New York, a federally chartered savings association. Iroquois, through its two banking institutions and their respective subsidiaries ("the Banks"), provides banking services to individuals and businesses in upstate New York, primarily in Cayuga, Oswego, and Oneida counties and surrounding areas. The Banks, catering to the needs of their market areas, provide a range of financial services, including residential mortgage loans, consumer and commercial loans, credit cards, checking, savings and time deposits, insurance brokerage, investment brokerage, trust services, and safe deposit facilities.

The following discussion and analysis reviews the Company's consolidated results of operations for the years 1997 through 1999 and its consolidated financial position at December 31, 1999 and 1998. This section should be reviewed in conjunction with the consolidated financial statements and accompanying notes and with other statistical information included elsewhere in this 1999 Annual Report.

In addition to historical information, this discussion and analysis includes certain forward-looking statements based on current management expectations. These statements relate to, among other things, sources of loan and deposit growth, loan loss reserve adequacy, and simulation results based on changes in interest rates. The Company's actual results could differ materially from these management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to: general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state, and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, and competition; changes in accounting principles, policies or guidelines; and other economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

PERFORMANCE OVERVIEW

Iroquois reported 1999 diluted earnings per common share of $1.96, compared with $1.92 per share in 1998. Net income totaled $4,701,000 in 1999, compared with $4,842,000 in 1998 while net income applicable to common shares was $4,701,000 in 1999, compared with $4,655,000 in 1998. Return on common shareholders'equity and return on assets were 12.07% and .81%, respectively, in 1999, compared with 13.05% and .92%, respectively, in 1998.

Net interest income for 1999 totaled $20.1 million, compared with $20.2 million in 1998. Noninterest income, excluding net gains on sales of securities and loans, increased $116,000, or 3.3%, for 1999. The Company recorded $39,000 in gains on the sale of securities and loans for 1999, compared with $223,000 for 1998. Noninterest expense increased 3.0% from $14.9 million in 1998 to $15.3 million in 1999.

Total assets grew 8.7% in 1999 to end the year at $595.1 million. Net loans increased 8.1%, to $432.9 million, compared to $400.3 million at December
31, 1998. Total deposits were $461.1 million at December 31, 1999, compared to $443.2 million at year end 1998, an increase of 4.0%. Total shareholders' equity at December 31, 1999 was $38.9 million, up 1.4% from year end 1998.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis



================================================================================
Net Interest Margin
--------------------------------------------------------------------------------
(Percentages)

         95              96              97              98              99
        -----           -----           -----           -----           -----
        4.36            4.42            4.37            4.01            3.71


RESULTS OF OPERATIONS
Review of 1999 Compared to 1998

NET INTEREST INCOME

Net interest income, the principal source of revenue for the Company, represents the difference between income from interest earning assets, primarily loans and securities, and the expense of interest bearing liabilities, primarily deposits and borrowings. Net interest income is significantly affected by the mix and volume of interest earning assets and liabilities, as well as related interest rates and cost of funds. While Iroquois has the ability to control the effect of some of these factors through its asset and liability management and planning strategies, external factors, such as competitive pressures, economic conditions, and U.S. monetary policy, can also influence changes in net interest income from one period to another.

Net interest income was $20.1 million for 1999, compared to $20.2 million for 1998. Expressed as a percentage of average interest earning assets, net interest margin on a tax equivalent basis declined to 3.71% in 1999, compared to 4.01% in 1998. Net interest spread, which excludes the impact of net noninterest bearing funds, was 3.38% in 1999, compared to 3.64% in 1998. The downward trend in net interest margin is attributable primarily to changes in market interest rates combined with a change in the Company's asset and liability mix.

Average market interest rates were lower in 1999 compared to 1998. However, both short and long term rates began to increase midyear 1999, reversing a two year flat to downward trend in interest rates. The prime rate increased 75 basis points from June to December of 1999 in conjunction with three rate hikes by the Federal Reserve. The ten year U.S. Treasury bond yield, a key indicator for residential mortgage rates, increased by more than 100 basis points over the last eight months of 1999. This increase in interest rates in 1999 more immediately affected the Company's cost of funds, increasing the rate paid on renewing time deposits and borrowings, and reducing net interest margin.

Changes in the Company's balance sheet have also contributed to the trend of lower net interest margin. As a percentage of total assets, residential mortgages and securities with relatively lower yields than consumer and commercial loans have increased over the past four years, while on the liability or funding side of the balance sheet, higher cost borrowings and municipal deposits have increased as a percentage of the overall funding for asset growth. The shift in overall balance sheet mix reflects among various factors, the local economic growth trends, the national decline in personal savings, and management's focus on improving asset quality and leveraging its expertise in residential mortgage production.

Average securities, which continue to represent approximately 21% of interest earning assets, increased from $105.6 million in 1998 to $118.9 million in 1999. The tax equivalent yield on securities improved from 6.08% to 6.10% from 1998 to 1999 and reflects an increase in holdings of higher yielding securities in the portfolio, particularly tax exempt municipal obligations, corporate bonds, and mortgage backed securities.

Average loans increased $32.2 million, or 8.3%, in 1999 and continued to represent approximately 77% of average interest earning assets. Average mortgage loans increased 13.4% in 1999 while other loans declined 4.1%. Mortgage loans, which yielded 7.57%, represented 57.0% of average interest earning assets in 1999,compared to 1998 when average mortgage loans, which yielded 7.94%, represented 54.9% of earning assets. Other loans, primarily consumer and commercial business loans, yielded 8.82% in 1999 and represented 19.7% of average interest earning assets, compared to 1998 when other loans yielded 9.26% and represented 22.4% of earning assets.

Interest income earned on mortgage loans increased $1.8 million in 1999 as a result of the continued growth in residential mortgage lending volumes. The lower yield on mortgages reflects the growth in the portfolio particularly during the first six months of 1999 at generally lower rates compared to 1998. The decline in

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis


the yield on other loans primarily reflects a lower average prime rate in 1999 compared to 1998, as well as a decline in the balance of higher yielding commercial business loans.

Average noninterest earning assets increased $4.4 million, or 17.3%, in 1999. The increase is primarily attributable to the purchase of $5.0 million in corporate owned life insurance, earnings from which are reflected in noninterest income.

Average interest bearing liabilities increased 10.0%, to $504.2 million in 1999 from $458.5 million in 1998. Average savings deposits, which include savings, money market, and interest bearing checking accounts, declined just under 1%, while the average cost of savings deposits declined from 2.45% in 1998 to 2.28% in 1999. As a percentage of interest bearing liabilities, savings deposits continued to decline, representing 38.1% in 1999 compared to 42.2% in 1998. Average time deposits increased 8.9% from $213.0 million in 1998 to $231.9 million in 1999 and represented approximately 46.0% of interest bearing liabilities, compared to 46.5% in 1998. The average cost of time deposits decreased from 5.36% in 1998 to 5.10% in 1999,



Table 1 -- NET INTEREST INCOME ANALYSIS
--------------------------------------------------------------------------------------------------------------------
                                                                Year ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                             1999                         1998                      1997
--------------------------------------------------------------------------------------------------------------------
                                 Average            Average Average              Average  Average          Average
(dollars in thousands)           Balance   Interest   Rate  Balance     Interest  Rate    Balance   Interes  Rate
--------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Mortgage loans(1)              $ 313,009    23,694   7.57%   276,140     21,934    7.94   241,355   19,713   8.17

Other loans(1)                   108,412     9,565   8.82    113,035      10,467   9.26   115,135   10,866   9.44
Securities(2)                    118,854     7,261   6.10    105,606       6,421   6.08   103,218    6,606   6.40
Federal funds sold and
 other investments                 9,064       574   6.33      8,577         582   6.79     4,883      337   6.90
--------------------------------------------------------------------------------------------------------------------
Total interest earning
 assets                          549,339    41,094   7.48    503,358      39,404   7.83   464,591   37,522   8.08
Noninterest earning
 assets                           29,818                      25,424                       24,803
--------------------------------------------------------------------------------------------------------------------
Total Assets                   $ 579,157                     528,782                      489,394
--------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
Savings deposits               $ 192,060     4,379   2.28%    193,483      4,735   2.45   193,451    4,866   2.52
Time deposits                    231,896    11,825   5.10     213,016     11,417   5.36   200,010   10,591   5.30
Borrowings                        80,258     4,489   5.59      52,024      3,067   5.90    29,869    1,760   5.89
--------------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities                     504,214    20,693   4.10     458,523     19,219   4.19   423,330   17,217   4.07
Noninterest bearing
 liabilities                      36,001                       32,479                      29,879
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                540,215                      491,002                     453,209
 Shareholders' Equity             38,942                       37,780                      36,185
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and
 Shareholders' Equity          $ 579,157                      528,782                     489,394
--------------------------------------------------------------------------------------------------------------------
Net interest income and
 interest rate spread                       20,401   3.38%                20,185   3.64             20,305   4.01
Net interest margin
 on earning assets                                   3.71                          4.01                      4.37
Ratio of interest earning
 assets to interest bearing
 liabilities                      108.95                       109.78                      109.75
--------------------------------------------------------------------------------------------------------------------


(1) Nonaccrual loans are included in the average asset totals presented above.
(2) Interest income includes the tax effects oftaxable-equivalent adjustments to increase tax exempt interest income to a taxable equivalent basis.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

================================================================================
Noninterest Income*
--------------------------------------------------------------------------------
($ in thousands)


         95              96              97              98              99
        -----           -----           -----           -----           -----
        2,461           2,756           3,128           3,494           3,610





Table 2 -- RATE/VOLUME ANALYSIS
-----------------------------------------------------------------------------------------------
                                 Comparison of the               Comparison of the
                                    Years Ended                    Years Ended
                             December 31,1999 and 1998      December 31,1998 and 1997
-----------------------------------------------------------------------------------------------
                                 Increase (Decrease)             Increase (Decrease)
                                 Due to Change In:               Due to Change In:
                                                  Total                             Total
                            Average     Average  Increase     Average    Average   Increase
(dollars in thousands)      Balance      Rate   (Decrease)    Balance     Rate    (Decrease)
-----------------------------------------------------------------------------------------------
Mortgage loans             $ 2,716       (956)     1,760      2,611       (390)     2,221
Other loans                   (419)      (483)      (902)      (253)      (146)      (399)
Securities                     809         31        840        (89)       (96)      (185)
Federal funds sold and
  other  investments            46        (54)        (8)       235         10        245
-----------------------------------------------------------------------------------------------
Interest income              3,152     (1,462)      1,69      2,504       (622)     1,882
-----------------------------------------------------------------------------------------------
Savings deposits               (35)      (321)      (356)        87       (218)      (131)
Time deposits                  903       (495)       408        684        142        826
Borrowings                   1,570       (148)     1,422      1,418       (111)     1,307
-----------------------------------------------------------------------------------------------
Interest expense             2,438       (964)     1,474      2,189       (187)     2,002
-----------------------------------------------------------------------------------------------
Net interest income        $   714       (498)       216        315       (435)      (120)
-----------------------------------------------------------------------------------------------

primarily reflecting the decline in average rates year over year. Average borrowings increased from $52.0 million, or 11.3%, of average interest bearing liabilities in 1998 to $80.3 million, or 15.9% in 1999. The average cost of borrowings declined from 5.90% in 1998 to 5.59% in 1999, again reflecting the decline in average interest rates year over year.

Average noninterest bearing liabilities, consisting primarily of commercial and retail demand deposits, increased 10.8% from $32.5 million in 1998 to $36.0 million in 1999. Average noninterest bearing liabilities have grown at a compound annual rate of 21% over the past five years, and their continued growth remains of strategic importance in controlling the Company's cost of funds.

A summary of net interest income, as well as average balances for interest earning assets and interest bearing liabilities for the years 1997 through 1999, is presented in Table 1. Table 2 provides the detail of changes in interest income, interest expense, and net interest income due to changes in volumes and rates. A discussion of interest rate sensitivity is included in the "Market Risk and Interest Rate Risk" section.

PROVISION FOR LOAN LOSSES

The provision for loan losses for 1999 was $1,509,000, compared to $1,470,000 for 1998. Further discussion related to the provision for loan losses is included in the section entitled "Allowance for Loan Losses."

NONINTEREST INCOME

Noninterest income totaled $3.6 million for 1999 compared to $3.7 million for 1998. Excluding net gains on the sale of securities and loans, noninterest income increased $116,000, or 3.3%. Service charges, representing revenue from such sources as service charges on deposits and loans, and processing fees relating to electronic banking and credit card services, remain the single largest component of noninterest income. Revenue from service charges for 1999 declined 5.4% primarily due to a decline in loan related service fees partially offset by growth in revenue from deposit and credit card fees. The largest decline in loan related service fees was attributable to fees from the Company's accounts receivable management program which decreased $163,000 as a result of an overall decline in the number and balance of accounts being serviced through the program.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

Net gains on the sale of securities and loans were $39,000 in 1999, compared to $223,000 in 1998. The decline of $184,000 reflects a reduced level of securities sales during 1999 compared to 1998.

Other noninterest income increased $274,000, or 49.5%, in 1999 and primarily reflected income of $233,000 from the Company's investment during the year in corporate-owned life insurance, as well as an increase of $78,000 in trust related service fees. Total trust assets increased 44.3% in 1999 and totaled $64.9 million as of year end.

NONINTEREST EXPENSE

Noninterest expense for 1999 totaled $15.3 million, compared to $14.9 million in 1998. Expressed as a percentage of average assets, the Company's overhead ratio continued its five year downward trend, improving from 2.81% in 1998 to 2.64% in 1999.

Salaries and benefits, the largest single noninterest expense, increased just 1.4% in 1999 and reflects improved productivity relative to asset growth and the consolidation of back office support areas. Salaries and benefits represented 50.1% of total noninterest expense for 1999, compared to 50.8% for 1998.

Occupancy and equipment expense increased $90,000, or 5.4%, in 1999 compared to 1998. The increase primarily reflects the additional costs incurred in the 1999 relocation of two Homestead branch offices.

Other noninterest expense increased $377,000, or 11.9%, in 1999 compared to 1998. The majority of the increase related to higher professional and consulting fees and loan workout-related expenses.

PROVISION FOR INCOME TAXES

For 1999, the provision for income taxes was $2.2 million, at an effective tax rate of 32.3%. The provision for income taxes for 1998 was $2.7 million, at an effective tax rate of 35.9%. The decline in the Company's effective tax rate is primarily attributable to a continued increase in tax exempt income combined with special New York State tax credits in 1999 relating to economic development initiatives. A more comprehensive analysis of income tax expense is included in
Note 8 to the consolidated financial statements included in this Annual Report.

REVIEW OF 1998 COMPARED TO 1997

Iroquois reported 1998 diluted earnings per common share of $1.92 compared with $1.85 per share in 1997. Net income applicable to common shares was $4,655,000 in 1998, an increase of 4.5%, compared with $4,456,000 in 1997. Return on common shareholders' equity and return on assets were 13.05% and .92%, respectively, in 1998, compared with 14.24% and 1.00%, respectively, in 1997. The redemption of the Company's outstanding issues of floating rate preferred stock during 1998 and the resulting decrease in preferred dividend payments contributed to the 1998 increase in net income applicable to the common shareholder.

Net interest income totaled $20.2 million for 1998, a slight decrease compared to $20.3 million in net interest income for 1997. Net interest income was maintained through increased volumes despite declines in the Company's net interest spread and net interest margin. Declines in long term market interest rates combined with changes in the mix of interest earning assets caused the yield on earning assets to decline from 8.08% for 1997 to 7.83% for 1998. In contrast, the cost of interest bearing liabilities increased from 4.07% for 1997 to 4.19% for 1998, reflecting the flatter interest rate yield curve and a continued reliance on higher costing time deposits and borrowings as a funding source. The decline in yield and increase in cost of funds resulted in a contraction of 37 basis points in net interest spread, from 4.01% for 1997 to 3.64% for 1998. Net interest margin decreased a similar amount, from 4.37% for 1997 to 4.01% for 1998.

Noninterest income, excluding net gains on sales of securities and loans, totaled $3.5 million for 1998, up 11.7% compared to $3.1 million for 1997. Revenue from service charges for 1998 increased $399,000, or 15.7%, compared to

================================================================================
Overhead Ratio
--------------------------------------------------------------------------------
(Percentages)

         95              96              97              98              99
        -----           -----           -----           -----           -----
        2.95             2.95           2.89            2.81            2.64

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

1997, primarily due to increased loan and deposit related service fees, ATM surcharges, and increased credit card processing income.

The provision for loan losses remained flat at approximately $1.5 million for both 1998 and 1997, representing additions to the allowance for loan losses to maintain sufficient coverage levels given portfolio composition and levels of net charge-offs and nonperforming loans.

Noninterest expense increased 5.4%,from $14.1 million in 1997 to $14.9 million in 1998, primarily reflecting increases in computer and product service fees and salaries and benefits. The Company's overhead ratio, noninterest expense as a percentage of average assets, improved from 2.89% for 1997 to 2.81% for 1998.

Salaries and benefits for 1998 increased $236,000, or 3.2%,compared to 1997, primarily a result of merit increases for employees. Computer and product service fees increased 26.2%, from $1.3 million in 1997 to $1.7 million in 1998. Computer service fees increased $259,000 in 1998, reflecting a full year of services with Fiserv, Inc., the Company's primary data processing and item processing provider. Increases in 1998 for third party processing costs relating to the Company's credit card services also contributed to the increase in computer and product service fees. Occupancy and equipment expense declined $70,000, or 4.1%, in 1998 compared to 1997 as a result of savings in property taxes, utilities, and equipment costs, offset by increased depreciation expense relating to Cayuga's main office renovation completed in 1998. Promotion and marketing expense increased 29.5%, from $356,000 in 1997 to $461,000 in 1998,due principally to promotional costs relating to retail loan and deposit products,and primary market research costs.

For 1998, the provision for income taxes was $2.7 million, at an effective tax rate of 35.9%. The provision for income taxes for 1997 was $3.0 million at an effective tax rate of 37.9%. The decline in the effective tax rate was primarily attributable to an increased investment in tax exempt municipal securities.

FINANCIAL CONDITION
LOANS

Total loans, which continue to represent approximately 73% of total assets, were $436.1 million at December 31, 1999, up $32.0 million, or 7.9%, compared to $404.1 million in total loans at December 31, 1998. The increase in total loans came principally from growth in residential mortgage loans. Table 3 provides a five year summary of the loan portfolio.

Mortgage loans represent the largest portion of the loan portfolio, increasing from 72.8% of



Table 3 -- SUMMARY OF THE LOAN PORTFOLIO
--------------------------------------------------------------------------------------
                                                       December 31,
--------------------------------------------------------------------------------------
(dollars in thousands)                1999      1998      1997     1996      1995
--------------------------------------------------------------------------------------
Mortgage loans
      Residential                  $289,476   254,755   215,255   188,187   171,883
      Commercial                     36,929    39,497    41,678    46,022    53,363
--------------------------------------------------------------------------------------
Total mortgage loans                326,405   294,252   256,933   234,209   225,246
--------------------------------------------------------------------------------------
Other loans
      Home equity lines of credit    25,562    26,473    27,110    25,486    24,200
      Consumer                       48,247    45,358    45,401    46,551    40,974
      Commercial                     35,605    37,573    41,920    40,009    35,904
      Education                         310       436     1,905     2,208     2,763
--------------------------------------------------------------------------------------
Total other loans                   109,724   109,840   116,336   114,254   103,841
--------------------------------------------------------------------------------------
Total loans                         436,129   404,092   373,269   348,463   329,087
Allowance for loan losses             3,269     3,815     3,285     3,389     3,380
--------------------------------------------------------------------------------------
Loans, net                         $432,860   400,277   369,984   345,074   325,707
--------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis







SELECTED LOAN MATURITY AND INTEREST RATE SENSITIVITY
                                                                             Rate Structure for Loans
                                     Maturity                                 Maturing Over One Year
------------------------------------------------------------------------------------------------------------
                             One  Over One Year        Over                Predetermined    Floating or
                          Year or  Through Five        Five                 Interest        Adjustable
------------------------------------------------------------------------------------------------------------
(dollars in thousands)       Less     Years            Years      Total       Rate            Rate
------------------------------------------------------------------------------------------------------------
Commercial Loans         $   29,541   4,114            1,950      35,605     4,997           1,067
------------------------------------------------------------------------------------------------------------


total loans at year end 1998 to 74.8% of total loans at December 31, 1999. The mortgage portfolio consists of loans secured by first and second liens on residential and commercial properties located principally in upstate New York. Residential mortgage loans are underwritten and documented in accordance with secondary market standards. Commercial mortgage loans have generally been originated on properties in and around Cayuga's market area.

Residential mortgage loans increased 13.6%, from $254.8 million at December 31, 1998 to $289.5 million at December 31, 1999. Residential mortgage originations continue to be generated through local in-house staff, loan production offices in Old Forge and Lake Placid, NY, and a mortgage broker network extending from Rochester to Syracuse. Residential mortgages accounted for 66.3% of total loans and 48.6% of total assets at December 31, 1999, compared to 63.0% and 46.5%,respectively, at year end 1998.

Commercial mortgage loans declined $2.6 million, or 6.5%, in 1999 to end the year at $36.9 million. Commercial mortgages represented 8.5% of total loans at December 31, 1999, compared to 9.8% at December 31, 1998. The downward trend in the commercial mortgage loan portfolio over the past six years has been due to high rates of amortization and prepayment, an increase in net portfolio charge-offs, and stricter underwriting standards during an extended period of slower demand and increased competition for this type of lending.

Consumer loans, consisting of auto loans, fixed-rate home equity and home improvement loans, overdraft protection, credit cards, and other personal installment loans, continue to represent approximately 11% of total loans. The consumer loan portfolio increased $2.9 million, or 6.4%, from year end 1998 to 1999. The increase was primarily attributable to a $3.7 million increase in fixed rate home equity and home improvement installment loans. Fixed rate home equity loans, which have terms from 5 years to 15 years, represented $29.3 million, or 60.6%, of total consumer loans at December 31, 1999, compared to 56.4% at year end 1998. Lower interest rates during the first half of 1999, combined with the continued favorable tax treatment of home equity loans, contributed to the growth in this product.

Home equity lines of credit provide customers immediately accessible funds through check writing privileges against a line of credit secured by a lien on residential real estate. The home equity line of credit products offered by the Banks carry variable rates of interest, tied to prime, and reprice generally within periods of one month to five years. Outstanding balances against home equity lines of credit declined 3.4% from $26.5 million at December 31,1998 to $25.6 million at year end 1999. The decline is attributed to the lower rate environment prevalent in the first half of 1999 when many customers chose to refinance their equity lines of credit into fixed rate mortgages or installment loans. Home equity lines of credit represented 5.9% and 6.6% of total loans at December 31, 1999 and 1998, respectively.

Commercial loans declined $2.0 million, or 5.2%,from $37.6 million at December 31,1998 to $35.6 million at year end 1999. The decline was primarily a result of decreased customer demand and increased competition for new commercial credits. Commercial loans represented 8.2% of total loans at December 31,

================================================================================
Loans, Net
--------------------------------------------------------------------------------
($ in millions)


                        95      96      97      98      99
                       -----   -----   -----   -----   -----
                       325.7   345.1   370.0   400.3   432.9

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis



1999,compared to 9.3% at December 31,1998. Cayuga is currently the only subsidiary to offer commercial lending, offering a variety of loan products to its business customers, including notes, lines of credit, installment loans, and an accounts receivable management program. Commercial lending is generally considered to involve a higher degree of risk than the Banks' other forms of lending. These loans tend to have larger balances, and repayment is dependent on the successful operations and income stream of the borrower. Underlying collateral for these loans typically consists of business assets, which can be subject to market obsolescence. Such risks can be significantly affected by economic and competitive factors. To control this risk,the Company generally limits its lending to any one borrower or group of related borrowers to a maximum of 10% of its capital.

At December 31,1999,Iroquois had no significant concentration of loans in any single industry, nor did the loan portfolio contain any loans to finance highly speculative transactions. For 2000, loan growth is anticipated in the residential mortgage and home equity loan portfolios through promotion of the Banks'wide variety of home financing products into their expanded market areas. It is anticipated that with the recent upward trend in interest rates the Banks will see a slowdown in prepayments and an increase in variable rate lending. Growth is also anticipated for 2000 in the commercial mortgage and commercial loan portfolios through assertive new business efforts across Cayuga's branch network and surrounding communities.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents amounts available for probable loan losses and is based on management's ongoing evaluation of the loan portfolio taking into consideration such factors as historical loan loss experience, the detailed review of specific loans identified under the Company's internal review processes, estimated losses on impaired loans, current economic conditions, and other pertinent factors. Management monitors the entire loan portfolio in an attempt to identify problem loans or risks in the portfolio in a timely manner and to maintain an appropriate allowance for loan losses. The primary responsibility and accountability for daily lending activities rests with the Banks. Loan personnel at each Bank have the authority to extend credit under board approved lending policies. Each Bank maintains a continuous and comprehensive loan review program developed in conjunction with the type,level,and risk of its particular loan portfolio. The loan review program is designed to evaluate credit quality, loan documentation, and the adequacy of the allowance for loan losses. Loan review procedures, including a grading system and independent review of large loan relationships, are utilized to ensure that potential problem loans are identified early in order to lessen any potentially negative impact on earnings.

At December 31, 1999, the allowance for loan losses was $3.3 million, compared to $3.8 million at year end 1998. The 1999 provision for loan losses was comparable to 1998,at approximately $1.5 million. This provision represents additions to the allowance for loan losses to maintain sufficient coverage levels given portfolio size and composition, and levels of net charge-offs and nonperforming loans.

Net charge-offs in 1999 were $2.1 million,com-pared to $940,000 in 1998. Net charge-offs increased year over year in each of the major loan categories and were tied to management's initiative to reduce the Company's level of non-performing loans. The net charge-offs combined with aggressive collection and workout efforts to improve delinquency levels resulted in a significant decline in nonperforming loans in 1999. Based on the lower level of nonperforming and delinquent loans at December 31,1999, management anticipates a reduction in net charge-offs for 2000 compared to 1999.

The allowance for loan losses as a percentage of nonperforming loans increased to 111.9% at December 31,1999,compared to 63.2% at year end 1998. As a percentage of total loans, the allowance declined from .94% at December 31, 1998, to .75% at December 31, 1999. The allowance for loan losses continues to reflect the risk diversification of the loan portfolio. In particular,residential mortgage loans,which generally carry a lower risk of loss or net charge-off

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis


compared to consumer and commercial loan products, have increased as a percentage of total loans. Management believes that the allowance for loan losses at December 31, 1999 is adequate to absorb probable losses related to outstanding loans.

Table 4 summarizes changes in the allowance for loan losses for the years 1995 through 1999 and shows an allocation of the year end balances, with related statistics for the allowance and net charge-offs. The allowance for loan losses has been allocated according to the amounts considered to be necessary to provide for the probable losses within the various loan categories. The allocation considers actual net charge-off experience, adjusted for changes in the risk profile of each category, plus additional amounts based on losses identified through the loan review process. The anticipated effect of economic conditions on both individual loans and loan categories is also considered in quantifying amounts allocated to each loan category. Because the allocation is based on management's judgment and estimates, it is not necessarily indicative of the actual charge-offs that




Table 4 -- ALLOWANCE FOR LOAN LOSSES
------------------------------------------------------------------------------------------
                                                        Year ended December 31,
------------------------------------------------------------------------------------------
(dollars in thousands)                    1999       1998      1997      1996      1995
------------------------------------------------------------------------------------------
Balance at beginning of period  $        3,815      3,285     3,389     3,380     3,264

Provision for loan losses                1,509      1,470     1,520     1,334       917

Charge-offs
      Residential mortgages               (652)      (204)     (216)     (247)     (225)
      Commercial mortgages                (669)      (163)   (1,065)     (634)     (205)
      Commercial loans                    (429)      (183)     (140)     (180)     (157)
      Consumer loans                      (549)      (511)     (387)     (345)     (353)
------------------------------------------------------------------------------------------
Total charge-offs                       (2,299)    (1,061)   (1,808)   (1,406)     (940)

Recoveries
      Residential mortgages                 65         --        57         2         7
      Commercial mortgages                  30         --        25        --        --
      Commercial loans                      64         46        22        11        33
      Consumer loans                        85         75        80        68        99
------------------------------------------------------------------------------------------
Total recoveries                           244        121       184        81       139
------------------------------------------------------------------------------------------
Net charge-offs                         (2,055)      (940)   (1,624)   (1,325)     (801)
------------------------------------------------------------------------------------------
Balance at end of period               $ 3,269      3,815     3,285     3,389     3,380
------------------------------------------------------------------------------------------
Ratio of charge-offs net of
      recoveries to loans outstanding      .47%       .23       .44       .38       .24
Allowance for loan losses as a
      percent of:
      Total loans                          .75        .94       .88       .97      1.03
      Nonperforming loans               111.93      63.18     53.21     93.28     63.67
------------------------------------------------------------------------------------------


Allocation of Allowance for Loan Losses at December 31,


-------------------------------------------------------------------------------------------------------------------
                              1999                1998              1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
                                   % of                % of              % of             % of              % of
                                   Loans              Loans             Loans            Loans              Loans
                                  to Total          to Total          to Total          to Total          to Total
                          Amt      Loans     Amt      Loans    Amt      Loans    Amt      Loans    Amt      Loans
-------------------------------------------------------------------------------------------------------------------
Residential mortgages  $  919      66.37%    533      63.04    585      57.67    471      54.00    402      52.23
Commercial mortgages      652       8.47   1,484       9.77  1,246      11.16  1,677      13.21  1,452      16.22
Commercial loans          977       8.16   1,159       9.30    826      11.23    617      11.48    807      10.91
Consumer loans            721      17.00     639      17.89    628      19.94    624      21.31    719      20.64
-------------------------------------------------------------------------------------------------------------------
Total                  $3,269     100.00%  3,815     100.00  3,285     100.00  3,389     100.00  3,380     100.00
-------------------------------------------------------------------------------------------------------------------


IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

================================================================================
Nonperforming Loans
--------------------------------------------------------------------------------
($ in thousands)

               95        96        97        98        99
              -----     -----     -----     -----     -----
              5,309     3,663     6,174     6,038     2,920



Table 5 -- SUMMARY OF NONPERFORMING ASSETS
-----------------------------------------------------------------------------------------------------------
                                                                     December 31,
-----------------------------------------------------------------------------------------------------------
(dollars in thousands)             1999             1998            1997            1996            1995
-----------------------------------------------------------------------------------------------------------
Loans in nonaccrual               $2,759            5,255           5,902           3,288           4,299
Loans past due 90 days or
 more and still accruing             161              783             272             345           1,010
-----------------------------------------------------------------------------------------------------------
Total nonperforming loans          2,920            6,038           6,174           3,633           5,309
-----------------------------------------------------------------------------------------------------------
Other real estate                    433              665             565             618             427
-----------------------------------------------------------------------------------------------------------
Total nonperforming assets        $3,353            6,703           6,739           4,251           5,736
-----------------------------------------------------------------------------------------------------------
Percent of:
Total loans and real estate
 acquired by foreclosure             .77%            1.66            1.80            1.22            1.74
Total assets                         .56             1.22            1.32             .90            1.31

Nonperforming loans as a
 percent of total loans              .67             1.49            1.65            1.04            1.61
-----------------------------------------------------------------------------------------------------------

may ultimately occur. The allocation of the allowance for loan losses at December 31,1999, compared to year end 1998, reflects a decrease in the amount allocated to the commercial mortgage and commercial loan portfolios consistent with the decline in the nonperforming and classified loans in those portfolios.

NONPERFORMING ASSETS

Nonperforming assets include nonperforming loans and real estate acquired by foreclosure. Nonperforming loans include loans that have been placed in nonaccrual status and loans past due ninety days or more and still accruing interest. Table 5 provides a five year summary of nonperforming assets.

Nonperforming assets declined 50.0%, from $6.7 million at December 31, 1998 to $3.4 million at year end 1999. As a percentage of total assets, nonperforming assets declined from 1.22% at December 31, 1998 to .56% at year end 1999.

Nonperforming loans totaled $2.9 million at December 31, 1999 and consisted of $1.8 million, or 60.0%, in residential mortgages, $302,000, or 10.3%, in commercial mortgage and business loans, and $866,000, or 29.7%, in consumer debt. Compared to year end 1998, nonperforming residential mortgages declined $723,000, or 29.2%, and consumer loans increased $162,000, or 23.0%. Commercial mortgages and business loans declined $2.6 million, or 89.4%, of which $1.1 million represented the payoff of a loan carried as nonperforming since 1997.

Management believes that, through its loan review program, it has taken a conservative approach to evaluating nonperforming loans and the loan portfolio in general, both in acknowledging the general condition of the portfolio and in establishing the allowance for loan losses. Nonperforming and past due loans are monitored on a continual basis in order to guard against further deterioration in their condition. Management has identified through normal internal credit review procedures $2.3 million in potential problem loans at December 31, 1999. These potential problem loans are defined as loans not included as nonperforming loans, but about which management has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with loan repayments. These loans, which have been classified for internal purposes, are monitored regularly in connection with the Company's loan review process. There were no additional loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been identified as impaired or nonperforming or that cause management to have serious doubts as to the ability of the borrower to comply with the loan repayment terms. In addition, there were no material commitments at December 31, 1999 to lend additional funds to borrowers whose loans were classified as nonperforming.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Iroquois will continue to focus on maintaining asset quality through effective underwriting guidelines, consistent and adequate collection procedures, early detection of potential problem assets, and timely charge-offs.

SECURITIES

At December 31, 1999, the securities portfolio totaled $117.0 million, consisting of $65.8 million of securities available for sale and $51.2 million of securities held to maturity. This compares with a total portfolio of $108.5 million, comprised of $61.4 million of securities available for sale and $47.1 million of securities held to maturity, at December 31, 1998. At December 31, 1999, securities represented 19.7% of total assets, a percentage similar to year end 1998. The composition of the two securities portfolios by type of security is presented in Table 6. Certain information pertaining to the composition, yields, and maturities of the two portfolios is presented in Table 7.

Securities available for sale, which are carried at fair value, increased 7.1% in 1999, and represented 56.3% of the total securities portfolio, compared to 56.6% at December 31, 1998. The portfolio consists primarily of U.S. Government and agencies obligations and adjustable rate mortgage-backed securities. Holdings of state and municipal obligations which represented approximately 12% of the portfolio at December 31, 1999 and 1998 are intended to provide diversity and tax-advantaged yield to the portfolio. At December 31, 1999, the fair value of securities available for sale was $1.3 million below amortized cost, compared to year end 1998 when the fair value of the portfolio exceeded its amortized cost by $818,000. This decline reflects the change in security values caused principally by the rise in interest rates from year end 1998 to 1999. Management does not consider the decline in the fair value of these securities to be an impairment or other than a temporary loss situation.

Securities held to maturity, which are carried at amortized cost, continue to represent approximately 44% of the total portfolio. The held to maturity portfolio consists primarily of corporate bonds and fixed rate mortgage-backed securities. At December 31, 1999, securities held to maturity had a fair value of $50.5 million, or $673,000 below their amortized cost.


Table 6 -- SECURITIES
----------------------------------------------------------------------------------------------------------
                                                                      December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                             1999                  1998                 1997
----------------------------------------------------------------------------------------------------------
                                          Amortized    Fair     Amortized    Fair     Amortized   Fair
                                            Cost       Value       Cost      Value      Cost      Value
----------------------------------------------------------------------------------------------------------
Securities available  for sale:
      U.S. Government &
        agencies obligations             $ 40,138     39,413     40,172     40,734     42,187     42,537
      State and municipal
        obligations                         8,129      7,801      6,959      7,090        231        232
      Corporate                             4,816      4,840      3,362      3,471      1,507      1,517
      Other                                 5,493      5,405      3,000      2,957      3,000      2,983
      Mortgage-backed securities            8,542      8,351      7,120      7,179      4,664      4,675
----------------------------------------------------------------------------------------------------------
                                           67,118     65,810     60,613     61,431     51,589     51,944
----------------------------------------------------------------------------------------------------------
Securities held to maturity:
      U.S. Government &
        agencies obligations                1,026      1,013         --         --         25         25
      State and municipal
        obligations                         5,980      5,986      5,818      5,903      3,729      3,795
      Corporate                            23,795     23,436     25,893     26,190     27,717     27,887
      Mortgage-backed securities           20,348     20,041     15,345     15,624     20,205     20,475
----------------------------------------------------------------------------------------------------------
                                           51,149     50,476     47,056     47,717     51,676     52,182
----------------------------------------------------------------------------------------------------------
Total                                    $118,267    116,286    107,669    109,148    103,265    104,126
----------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis


================================================================================
Deposits
--------------------------------------------------------------------------------
($ in millions)


               95        96        97        98        99
              -----     -----     -----     -----     -----
              369.1     410.2     417.0     443.2     461.1


Table 7 -- MATURITY SCHEDULE OF SECURITIES
----------------------------------------------------------------------------------------------------------------------------------
                                                                   at      December        31,1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                Maturing
                                         Within                   After One But           After Five But              After
                                        One Year                Within  Five Years       Within  Ten Years           Ten Years
(dollars in thousands)            Amount        Yield         Amount          Yield       Amount   Yield          Amount    Yield
----------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
 U.S. Government &
  agencies obligations           $ 9,984         6.21         25,272           5.74        920      5.35          3,962      5.98
 State and municipal
  obligations                         --           --            258           6.57      6,811      6.49          1,060      6.70
 Corporate                            --           --          2,004           6.39         --        --          2,812      7.17
 Other                             5,493         5.30             --             --         --        --             --        --
 Mortgage-backed securities           --           --             --             --        647      6.13          7,895      6.06
----------------------------------------------------------------------------------------------------------------------------------
                                  15,477         5.88         27,534           5.79      8,378      6.34         15,729      6.28
----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 U.S. Government &
  agencies obligations                --           --          1,026           5.96         --        --             --        --
 State and municipal
  obligations                      2,465         6.32          1,606           7.02      1,577      7.13            332      7.06
 Corporate                         6,999         6.43         16,796           6.16         --        --             --        --
 Mortgage-backed securities          660         6.21          1,367           6.67      4,537      6.72         13,784      6.15
----------------------------------------------------------------------------------------------------------------------------------
                                  10,124         6.39         20,795           6.25      6,114      6.82         14,116      6.17
----------------------------------------------------------------------------------------------------------------------------------
Total                            $25,601         6.08         48,329           5.99     14,492      6.54         29,845      6.23
----------------------------------------------------------------------------------------------------------------------------------

Note: Yields on state and municipal obligations are reflected on a taxable-equivalent basis.

The objective of the Company's investment strategy is to maintain securities portfolios at each Bank that provide a source of liquidity through maturities and selling opportunities, contribute to overall profitability, support pledging requirements, and provide a balance to interest rate and credit risk in other categories of the balance sheet. The Company does not engage in securities trading or derivatives activities in carrying out its investment strategies.

DEPOSITS AND OTHER SOURCES OF FUNDS

Customer deposits, consisting of interest bearing time deposits, savings, money market, NOW accounts, and noninterest bearing checking accounts, represent the primary source of asset funding for the Banks. Other sources of funds include securities sold under agreements to repurchase and short term borrowings or term advances under agreements with the Federal Home Loan Bank (FHLB). Table 8 provides a three year summary of deposits.

Total deposits increased $17.9 million, or 4.0%, from $443.2 million at December 31, 1998 to $461.1 million at December 31, 1999. During 1999, total deposits averaged $455.9 million and represented 84.4% of total liabilities, compared with $434.7 million and 88.5%, respectively, in 1998. Municipal deposits held at Cayuga represented $56.2 million, or 12.2%,of total deposits at December 31,1999, an increase of $17.0 million compared to year end 1998. While the average balance of nonpublic (i.e. personal and business) deposits grew year over year by $10.4 million, balances at December 31, 1999 compared to year end 1998 increased just $900,000, to $404.9 million.

Savings deposits, which continued a downward trend, decreased $8.8 million in 1999 and declined from 23.9% of total deposits at December 31, 1998 to 21.0% at year end 1999. The decrease in savings deposits is primarily attributable to customers transferring balances to higher yielding alternative investments. The average balance of checking deposits, including interest bearing NOW accounts and noninterest demand deposits, grew $5.1 million in 1999 from 1998, while year end balances declined $742,000, or 1.0%. Management believes that

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis


Table 8 -- DEPOSITS
--------------------------------------------------------------------------------
                                            December 31,
--------------------------------------------------------------------------------
(dollars in thousands)              1999        1998       1997
--------------------------------------------------------------------------------
Noninterest bearing deposits      $ 30,345     30,905     27,563
--------------------------------------------------------------------------------
Interest bearing deposits:

      NOW accounts                  41,272     41,454     38,781

      Money market accounts         45,896     46,066     41,033

      Savings accounts              96,921    105,717    108,578

      Time deposits                246,681    219,097    201,056
--------------------------------------------------------------------------------
Total interest bearing deposits    430,770    412,334    389,448
--------------------------------------------------------------------------------
Total deposits                    $461,115    443,239    417,011
--------------------------------------------------------------------------------




Table 9-- MATURITIES OF TIME DEPOSITS - $100,000 AND OVER
--------------------------------------------------------------------------------
(dollars in thousands)       December 31, 1999
--------------------------------------------------------------------------------
Maturity                          Amount
--------------------------------------------------------------------------------
Three months or less             $55,702
Over three through six months      7,124
Over six through twelve months     5,901
Over twelve months                 8,504
--------------------------------------------------------------------------------
                                 $77,231
--------------------------------------------------------------------------------

the decline in year end checking balances is more reflective of differences in the timing of year end cash flows of its customers and that the increase in average balances better reflects the growth trend in these deposit categories. With the general rise in interest rates that occurred in 1999, time deposits increased $27.6 million, or 12.6%, from year end 1998 to 1999. Growth in municipal time deposits contributed $16.6 million and growth in retail time deposits contributed the remaining $11.0 million. Time deposits of $100,000 or greater, derived entirely from within the Banks' local market areas, increased $20.8 million in 1999 to $77.2 million. Approximately 62%, or $48.1 million of the balance, represented municipal time deposits. Table 9 presents a maturity schedule of time deposits of $100,000 and over.

Total borrowings at December 31, 1999 were $92.5 million, or 16.6% of total liabilities, compared to $61.6 million, or 12.1%, at December 31, 1998. Borrowings averaged 14.9% and 10.6% of total liabilities during 1999 and 1998, respectively. Advances under overnight lines of credit with the FHLB totaled $4.3 million at year end 1999, compared to no outstanding balance at December 31, 1998. Term advances from the FHLB made up $85.4 million, or 92.4%, of total borrowings at year end 1999, compared to $61.5 million, or 99.8%, at year end 1998. The Company continued to extend the maturity of these borrowings as part of its interest rate risk management program. Maturities of outstanding term advances can be found in Note 7 of the accompanying consolidated financial statements. Borrowings at year end 1999 also included $2.7 million of securities sold under agreements to repurchase in connection with Cayuga's business sweep product introduced to its commercial checking customers during 1999. Customers purchase interests in government securities owned by the Bank, which are repurchased by the Bank the following day. The customer benefits by being able to invest excess checking balances in interest bearing investments and the Bank benefits by offering a competitive product and retaining access to a relationship-based funding source.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Management's Discussion and Analysis

Iroquois believes that deposit growth will continue to be adversely affected by investment alternatives pursued by customers in response to perceived opportunities for strong returns in the mutual fund and equity markets. The Banks will continue to focus on building upon existing relationships with their customers through targeted marketing and personal sales efforts designed to attract additional accounts and deposits. With increased emphasis on growth in checking deposits planned for 2000, along with deposit growth opportunities offered by branch relocations at Homestead and online banking for commercial and municipal customers, management believes that deposit growth will continue to be an important source of funding for the Company's asset growth. Management also recognizes that effective use of available borrowing opportunities will continue to be a growing source of funding for both Banks given the relatively static deposit growth in its upstate New York market area.

CAPITAL AND DIVIDENDS

Total shareholders' equity at December 31,1999 was $38.9 million, up $543,000, or 1.4% from year end 1998. A decline in equity of $1.3 million due to changes in the after tax net unrealized gains and losses on available for sale securities and the repurchase of $2.2 million, or 120,000 shares, of the Company's common stock during 1999 substantially offset the net growth in retained earnings and contributed to the small year over year growth in shareholders' equity. Equity per common share, or book value, increased 5.5%,from $16.11 at year end 1998 to $17.00 at year end 1999.

The Company emphasizes the capital adequacy of its Banks as an important foundation for their individual growth plans, liquidity, and projected capital needs, as well as for meeting regulatory requirements. Internally generated capital is the Company's primary strategy for capital growth. Iroquois serves as the vehicle for access to capital markets for its own needs, such as for the acquisition of new subsidiaries, and as a source of funds, if necessary, to strengthen the capital position of its subsidiaries.

The Company strives to maintain optimal capital levels that are commensurate with the risk profiles of its subsidiary Banks. The Company regularly reviews its capital position and monitors adherence to regulatory requirements.

Capital adequacy in the banking industry is evaluated primarily by the use of ratios that measure capital against total assets and against assets that are weighted based on risk characteristics. At December 31, 1999, Iroquois and each of the Banks exceeded all regulatory minimum capital requirements and met the definition of "well capitalized" as defined by applicable regulation. On a consolidated basis at December 31, 1999, Iroquois had a total equity to assets ratio of 6.53%, a tangible common equity to assets ratio of 6.26% and a total capital to risk-weighted assets ratio of 11.5%. A more comprehensive analysis of regulatory capital requirements is included in Note 9 of the accompanying consolidated financial statements.

Iroquois paid total cash dividends of $1.1 million in 1999. Common shareholders received total dividends of $.44 per share, representing a payout ratio to earnings per share of 22.3%, compared to 20.4% in 1998. Cash dividends have been paid on the Company's common stock for thirteen consecutive years. The Company intends to continue the practice of regular payment of common stock dividends as long as its subsidiary Banks remain profitable and in compliance with regulatory capital requirements.

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

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

In the ordinary course of business, Iroquois cash flows are generated from net operating income, amortization and prepayment from loans and investments, and the maturity or sale of other earning assets. Liquidity management at the Banks is based on maintaining a strong base of core customer deposits, an adequate level of short term and available for sale securities, and the availability of dependable borrowing sources. The Company's liquidity position is enhanced by the Banks' access to wholesale funding sources including repurchase agreements, negotiable certificates of deposit, and borrowings from the Federal Home Loan Bank of New York ("FHLB"). Through the FHLB, the Banks can generally borrow up to 25% of total assets at various terms and interest rates.

Core deposits, defined as total deposits excluding time deposits of $100,000 or greater, remain the Company's key funding source, representing 83.3% of total deposits, and 69.0% of total liabilities at December 31,1999. Short term non-core liabilities, defined as time deposits of $100,000 or more, repurchase agreements, and other borrowings maturing in one year or less, totaled $108.1 million at December 31, 1999, compared to $69.4 million at December 31, 1998. Approximately $10 million of the short term non-core liabilities at December 31, 1999 served as funding for the Company's increase in cash and short term securities in preparation for potential Year 2000 liquidity demands.

Securities maturing in one year or less, excluding estimated payments from amortizing securities, totaled $25.6 million at December 31, 1999, or 21.8% of the total securities portfolio. Securities available for sale at December 31, 1998 totaled $65.9 million, or 11.1% of total assets.

The consolidated statements of cash flows included in the consolidated financial statements contained in this Annual Report identify Iroquois' cash flows from operating, investing, and financing activities. During 1999,operating activities generated cash flows of $8.3 million, while financing activities provided $45.8 million. Investing activities, primarily net investments in loans and securities, used $54.0 million, resulting in a small increase in cash and cash equivalents of $46,000 in 1999.

While many factors, such as economic and competitive influences, customer demand for loans and deposits, bank reputation and market share, affect the Company's ability to effectively manage its liquidity, management believes the Company has sufficient liquidity to meet its current obligations and is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material adverse effect on the Company's liquidity, capital resources, or operations.

MARKET RISK AND INTEREST RATE RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's primary market risk exposure relates to its sensitivity to interest rate changes. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities.

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

Table 10 -- NET PORTFOLIO VALUE ANALYSIS
--------------------------------------------------------------------------------
(dollars in thousands)         At December 31, 1999
--------------------------------------------------------------------------------
Change in interest rate   Estimated    Change in NPV
    (basis points)           NPV     Amount        %
--------------------------------------------------------------------------------
       +200               $46,056   (12,554)    (21.4)%
       +100                52,457    (6,153)    (10.5)
          0                58,610        --        --
       -100                63,200     4,590       7.8
       -200                66,770     8,160      13.9
--------------------------------------------------------------------------------

and mortgage-backed securities, loan volumes and pricing, customer preferences and sensitivity to changing rates, and management's projected financial plans. These assumptions are compared to actual results and revised as necessary. The Company's guidelines provide that net interest income should not decrease by more than 5% when simulated against a twelve month rising or declining rate scenario reflecting a gradual change in rates of up to 200 basis points. At December 31, 1999, based on simulation model results, the Company was within these guidelines. Actual results may differ from simulated results due to the inherent uncertainty of the assumptions, including the timing, magnitude and frequency of rate changes, customer buying patterns, economic conditions, and management strategies.

The Company uses a net portfolio value ("NPV") analysis as another means of measuring and monitoring its interest rate risk. NPV represents the difference between the present value of the Company's liabilities and the present value of the expected cash flows from its assets. Table 10 sets forth, at December 31, 1999, an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the interest rate yield curve. The NPV analysis incorporates assumptions regarding the projected prepayment speeds on loans and mortgage-backed securities and estimated cash flows on deposits without a stated maturity date. The assumptions are primarily based on the Company's historical prepayment and/or runoff speeds of assets and liabilities when interest rates increase or decrease by 200 basis points or greater. The Company's guidelines provide that a Bank's NPV should not decrease more than 25% as a result of a sudden rate change of plus or minus 200 basis points.

Another tool used to measure interest rate sensitivity is the cumulative gap analysis which is presented in Table 11. The cumulative gap represents the net position of assets and liabilities subject to repricing in specified time periods. Deposit accounts without specified maturity dates are modeled based on historical run-off characteristics of these products in periods of rising rates. At December 31, 1999, the one year cumulative gap position was $53.1 million liability sensitive, or 8.9% of total assets, compared to a net liability sensitive position of $19.9 million, or 3.6% of assets, at December 31, 1998. While the one year gap position remains within the Company's established risk guideline of 10%, the Company reflects a more liability sensitive position, principally due to an increase in longer term assets as well as an increase at year end 1999 of borrowings due within the one year time frame. In preparation for potential Y2K liquidity needs, the Company added approximately $10 million in FHLB advances, maturing primarily in the first quarter of 2000, to fund an increase in cash on hand and in short term liquidity over the last quarter of 1999. During the first three months of 2000, cash on hand will be returned and borrowing positions will be reduced or extended to improve the Company's net liability sensitive position.

Because the cumulative gap analysis is only a snapshot at a particular date and does not fully reflect that certain assets and liabilities may have similar repricing periods but may in fact reprice at different times within that period and at differing rate levels, management uses the interest rate sensitivity gap only as a general indicator of the potential effects of interest rate changes on net interest income. Management believes that the gap analysis is a useful tool only when used in conjunction with its simulation model, NPV

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis

Table 11 -- INTEREST RATE  SENSITIVITY  TABLE
--------------------------------------------------------------------------------------------------
                                                         At December 31,1999
--------------------------------------------------------------------------------------------------
                                          0 - 3          4 - 12      1 - 5       Over 5
(dollars in thousands)                    Months         Months      Years       Years      Total
--------------------------------------------------------------------------------------------------
Interest-sensitive assets:
Mortgage loans:
      Residential                      $  21,902        48,357      129,108      90,109     289,476
      Commercial                           9,579         6,261       19,247       1,842      36,929
Consumer and commercial loans             54,235        12,058       33,136      10,295     109,724
Securities                                18,234        13,816       46,288       9,922      88,260
Mortgage-backed securities                 1,960        12,265        9,867       4,607      28,699
Other assets                                  --         5,207           --          --       5,207
--------------------------------------------------------------------------------------------------
Total interest-sensitive assets        $ 105,910        97,964      237,646     116,775     558,295
--------------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
Deposits:
      Savings and NOW accounts             5,485        16,271       49,795      66,642     138,193
      Money market accounts                2,180         6,540       16,523      20,653      45,896
      Time deposits                       97,035        87,465       62,014         167     246,681
Borrowings                                21,542        20,500       49,000       1,445      92,487
--------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities   $ 126,242       130,776      177,332      88,907     523,257
--------------------------------------------------------------------------------------------------
Interest rate sensitivity gap          $ (20,332)      (32,812)      60,314      27,868      35,038
Cumulative interest rate
      sensitive gap                    $ (20,332)      (53,144)       7,170      35,038
--------------------------------------------------------------------------------------------------
Cumulative gap to total assets:
      at December 31,1999                   (3.4)%        (8.9)         1.2         5.9
      at December 31,1998                    3.6%        (3.6)         7.0         7.0
--------------------------------------------------------------------------------------------------

analysis and other tools for analyzing and managing interest rate risk.

The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Although such activities are permissible with approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

IMPACT OF INFLATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

YEAR 2000

Throughout 1999, the Company's Year 2000 ("Y2K") Committee, with the support of Senior Management and the Company's Board of Directors, continued its activities relating to preparation for the century date change. Beginning in 1997, and continuing through 1998 and 1999, the Committee conducted its activities under the five step framework recommended by the Federal Financial Institutions Examination Council ("FFIEC"). The five phases of the project included: awareness, assessment, renovation, validation, and implementation. The goal of the project was to minimize the potential for significant operational problems and significant impact on the Company's financial condition, results of operations or cash flow. The project particularly focused on problems that could be caused by date-sensitive software used by the Company, its

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                            Management's Discussion and Analysis


vendors or its customers. In addition, the project included the formulation of a business resumption contingency plan to assure business continuation in the event of Year 2000 systems failures.

The century date change passed uneventfully with all of the Company's operating systems functioning normally and with no disruption in service to our customers. The Y2K Committee will continue to monitor and review system performance throughout 2000, primarily in reference to critical dates that have been identified by the FFIEC.

The Company met its Y2K compliance commitment without incurring significant incremental expenses. Iroquois and its Banks did, however, expend considerable staff and management time on Y2K activities, allowing less time to be spent in other areas, such as new product development and technology enhancements. Management anticipates that the resources previously devoted to Y2K can now be redeployed to focus on new opportunities and initiatives.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133,"Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. During the second quarter of 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 by one year from fiscal years beginning after June 15, 1999, to fiscal years beginning after June 15,2000. Management is currently evaluating the impact, if any, of this Statement on the Company's Consolidated Financial Statements.

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

The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the Company's management, internal auditors, and independent auditors, KPMG LLP, to review matters relating to the quality of financial reporting, internal accounting control, and the nature, extent, and results of audit efforts. The internal auditors and independent auditors have unlimited access to the Audit Committee to discuss all such matters.

/s/ Richard D. Callahan                      /s/ Marianne R. O'Connor

Richard D. Callahan                          Marianne R. O'Connor
Vice Chairman,                               Treasurer and
President and Chief Executive Officer        Chief Financial Officer



INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Iroquois Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iroquois Bancorp, Inc. and subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Syracuse, New York
January 21, 2000

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Balance Sheets


--------------------------------------------------------------------------------------------
                                                                      December 31,
--------------------------------------------------------------------------------------------
(dollars in thousands,
except share data)                                                 1999         1998
--------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                        $  13,410        9,571
Federal funds sold and
  Interest bearing deposits with
  other financial institutions                                     2,600        6,393
Securities available for sale, at fair value                      65,810       61,431
Securities held to maturity (fair value of
  $50,476 in 1999 and $47,717 in 1998)                            51,149       47,056
Loans                                                            436,129      404,092
  Less allowance for loan losses                                   3,269        3,815
--------------------------------------------------------------------------------------------
Loans, net                                                       432,860      400,277
Premises and equipment, net                                        9,180        8,070
Federal Home Loan Bank Stock, at cost                              5,438        4,079
Accrued interest receivable                                        3,757        3,822
Other assets                                                      10,922        6,721
--------------------------------------------------------------------------------------------
Total Assets                                                   $ 595,126      547,420
--------------------------------------------------------------------------------------------

LIABILITIES
Savings and time deposits                                      $ 430,770      412,334
Demand deposits                                                   30,345       30,905
Borrowings                                                        92,487       61,591
Accrued expenses and other liabilities                             2,639        4,248
--------------------------------------------------------------------------------------------
Total Liabilities                                              $ 556,241      509,078
--------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred Stock, $1.00 par value, 3,000,000 shares authorized;
  none issued and outstanding                                         --           --
Common Stock, $1.00 par value; 6,000,000 shares authorized;
  2,426,880 and 2,409,980 shares issued in 1999
  and 1998, respectively                                           2,427        2,410
Additional paid-in capital                                         9,620        9,303
Retained earnings                                                 30,208       26,557
Accumulated other comprehensive income (loss)                       (849)         490
Treasury stock at cost,120,000 shares in 1999                     (2,242)          --
Unallocated shares of Employee Stock Ownership Plan (ESOP)          (279)        (418)
--------------------------------------------------------------------------------------------
Total Shareholders' Equity                                     $  38,885       38,342
--------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                     $ 595,126      547,420
--------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Income

--------------------------------------------------------------------------------
                                               Year ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands,
except share data)                            1999      1998      1997
--------------------------------------------------------------------------------
Interest income:
Loans                                       $33,259    32,401    30,579
Securities                                    6,984     6,421     6,606
Other                                           574       582       337
--------------------------------------------------------------------------------
                                             40,817    39,404    37,522
--------------------------------------------------------------------------------
Interest expense:
Deposits                                     16,204    16,152    15,457
Borrowings                                    4,489     3,067     1,760
--------------------------------------------------------------------------------
                                             20,693    19,219    17,217
--------------------------------------------------------------------------------
Net interest income                          20,124    20,185    20,305

Provision for loan losses                     1,509     1,470     1,520
--------------------------------------------------------------------------------
Net interest income after provision
      for loan losses                        18,615    18,715    18,785
--------------------------------------------------------------------------------
Noninterest income:
Service charges                               2,782     2,940     2,541
Net gain on sales of securities and loans        39       223        99
Other                                           828       554       587
--------------------------------------------------------------------------------
Total noninterest income                      3,649     3,717     3,227
--------------------------------------------------------------------------------
Noninterest expense:
Salaries and employee benefits                7,671     7,564     7,328
Occupancy and equipment                       1,745     1,655     1,725
Computer and product service fees             1,613     1,676     1,328
Promotion and marketing                         459       461       356
Other real estate expenses                      278       345       333
Other                                         3,555     3,178     3,051
--------------------------------------------------------------------------------
Total noninterest expense                    15,321    14,879    14,121
--------------------------------------------------------------------------------
Income before income taxes                    6,943     7,553     7,891
Income taxes                                  2,242     2,711     2,994
--------------------------------------------------------------------------------
Net income                                    4,701     4,842     4,897
--------------------------------------------------------------------------------

Preferred stock dividend                         --       187       441
--------------------------------------------------------------------------------
Net income applicable to common shares      $ 4,701     4,655     4,456
--------------------------------------------------------------------------------

Earnings per share:
      Basic                                 $  1.97      1.96      1.89
      Diluted                                  1.96      1.92      1.85
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows


---------------------------------------------------------------------------------------------------------------------
                                                                                     Year ended December 31,
---------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                            1999        1998        1997
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                     $  4,701       4,842       4,897
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                         1,509       1,470       1,520
Depreciation and amortization                                                     1,305         883       1,155
Net gain on sales of securities and loans                                           (39)       (223)        (99)
ESOP shares released for allocation                                                 187         213         237
(Increase) decrease in other assets                                               2,197         685      (1,482)
Increase (decrease) in other liabilities                                         (1,609)        674       1,226
---------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         8,251       8,544       7,454
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Proceeds from maturities of available for sale securities                        10,188       9,977       6,121
Proceeds from sales of available for sale securities                              5,235      11,668      10,637
Proceeds from maturities of held to maturity securities                          16,053      15,925      12,732
Purchases of available for sale securities                                      (27,814)    (30,437)    (23,669)
Purchases of held to maturity securities                                        (14,435)    (11,459)    (10,896)
Proceeds from sales of loans                                                      2,766       4,090       2,835
Loans made to customers net of principal
 payments received                                                              (37,746)    (36,441)    (29,680)
Purchases of bank premises and equipment                                         (1,859)       (571)     (1,730)
Purchase of corporate owned life insurance                                       (5,000)         --          --
Purchase of FHLB stock                                                           (1,359)       (450)     (1,350)
---------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                           (53,971)    (37,698)    (35,000)
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in demand deposits,
 money market accounts, and savings accounts                                     (9,708)      8,187      (6,907)
Net increase in time deposits                                                    27,584      18,041      13,696
Proceeds of long term borrowings                                                 46,000      51,505      35,000
Repayment of long term borrowings                                               (22,017)    (26,520)    (12,014)
Net increase (decrease) in other borrowings                                       6,913     (13,558)      1,642
Cash dividends                                                                   (1,050)     (1,153)     (1,289)
Purchase of treasury stock                                                       (2,242)         --          --
Net proceeds from exercise of stock options,
 and related tax benefit                                                            286         285         366
Redemption of preferred stock                                                        --      (4,863)       (140)
Stock purchased for ESOP                                                             --        (289)         --
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                        45,766      31,635      30,354
---------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                            46       2,481       2,808
Cash and cash equivalents at beginning of year                                   15,964      13,483      10,675
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 16,010      15,964      13,483
---------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
      Interest                                                                 $ 20,428      19,036      17,071
      Income taxes                                                                4,079       2,145       2,082
Supplemental schedule of noncash investing activities:
      Additions to other real estate                                                896         608         420
      Transfer of available for sale securities to
       held to maturity securities                                                5,744          --          --
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity and Comprehensive Income


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Unallocated
                                                                                       Accumulated          Shares of
                                                               Additional                 Other               Stock
(dollars in thousands,                    Preferred   Common   Paid-In    Retained   Comprehensive Treasury Ownership
except share data)                         Stock       Stock   Capital    Earnings   Income (Loss)  Stock    Plans         Total

-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996             $    50      2,368    13,520     19,260         56         --       (452)        34,802
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
Net income                                     --         --        --      4,897         --         --         --          4,897
Change in net unrealized gain on
      securities, net of taxes                 --         --        --         --        157         --         --            157
Total comprehensive income                                                                                                  5,054
                                                                                                                           ------
Allocation of common stock
      under stock ownership plans              --         --        67         --         --         --        169            236
Preferred stock redemption
      (1,408 shares)                           (1)        --      (139)        --         --         --         --           (140)
Stock options exercised                        --          9        93         --         --         --         --            102
Stock issued-dividend
      reinvestment plan                        --         12       252         --         --         --         --            264
Cash dividends declared:
      Common stock                             --         --        --       (848)        --         --         --           (848)
      Preferred stock                          --         --        --       (441)        --         --         --           (441)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997             $    49      2,389    13,793     22,868        213         --       (283)        39,029
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
Net income                                     --         --        --      4,842         --         --         --          4,842
Change in net unrealized gain (loss)
      on securities available for sale,
      net of taxes                             --         --        --         --        277         --         --            277
Total comprehensive income                                                                                                  5,119
                                                                                                                           ------
Allocation of common stock
      under stock ownership plans              --         --        60         --         --         --        154            214
Preferred stock redemption
      (48,631 shares)                         (49)        --    (4,814)        --         --         --         --         (4,863)
Stock options exercised                        --         21       264         --         --         --         --            285
Stock purchased for ESOP                       --         --        --         --         --         --       (289)          (289)
Cash dividends declared:
      Common stock                             --         --        --       (966)        --         --         --           (966)
      Preferred stock                          --         --        --       (187)        --         --         --           (187)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998                $ --      2,410     9,303     26,557        490         --       (418)        38,342
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
Net income                                     --         --        --      4,701         --         --         --          4,701
Change in net unrealized gain (loss)
      on securities available for sale,
      net of taxes                             --         --        --         --     (1,339)        --         --         (1,339)
Total comprehensive income                                                                                                  3,362
                                                                                                                           ------
Treasury stock purchased
      (120,000 shares)                         --         --        --         --         --     (2,242)        --             --
Allocation of common stock
      under stock ownership plan               --         --        48         --         --         --        139            187
Stock options exercised                        --         17       269         --         --         --         --            286
Cash dividends declared                        --         --        --     (1,050)        --         --         --         (1,050)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999                $ --      2,427     9,620     30,208       (849)    (2,242)      (279)        38,885
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated  financial statements.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

(1) Business

     Iroquois Bancorp, Inc. ("Iroquois"), a corporation organized under the laws of New York, commenced operations in 1990. Iroquois, through its two banking institutions and their respective subsidiaries, provides financial services primarily to individuals and small to medium-sized businesses in a three county area of upstate New York. Iroquois and its subsidiary financial institutions are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

(2) Summary of Significant Accounting Policies

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

Principles of Consolidation -- The consolidated financial statements include the accounts of Iroquois and its wholly-owned subsidiaries, Cayuga Bank and subsidiaries ("Cayuga") and The Homestead Savings (FA) and subsidiary ("Homestead"), collectively referred to herein as the "Company. "All significant intercompany accounts and transactions are eliminated in consolidation.

Securities -- The Company classifies its investment securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

     Held to maturity securities are recorded at amortized cost. Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) in shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

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

Loans -- Loans are carried at current unpaid principal balance less applicable unearned discounts and net deferred origination costs. The Company has the ability and intent to hold its loans to maturity, except for education loans, which are sold to a third party from time to time upon reaching fully funded status. Also, the Company originates some residential fixed-rate mortgages with terms exceeding 20 years with the intent to sell. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held for sale and carried at the lower of net cost or fair value on an aggregate basis. The Company typically retains the servicing rights to mortgages sold.

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

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Loan origination fees and certain direct loan origination costs are deferred and amortized generally over the contractual life of the related loans as an adjustment of yield using the interest method. Amortization of loan fees is discontinued when a loan is placed on nonaccrual status.

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

     The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. Impairment losses are included as a component of the allowance for loan losses. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All commercial mortgage loans and commercial loans greater than $100,000 in a nonaccrual status are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit, and education loans are evaluated collectively since they are homogeneous and generally carry smaller individual balances. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

     The allowance for loan losses is maintained at a level believed by management to be sufficient to absorb probable losses related to loans outstanding as of the balance sheet date. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors and requires material estimates including the amounts and timing of expected future cash flows on impaired loans. While management uses available information to estimate loan losses, future additions to the allowance may be necessary based on changes in estimates, assumptions, or economic conditions. In addition, various regulatory agencies, as part of their examination process, review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance at the time of their examination.

Premises and Equipment -- Land is carried at cost; buildings, furniture, and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (15 to 50 years for buildings and 3 to 10 years for furniture, fixtures, and equipment). Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or the estimated useful life of the improvements.

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

Intangible Asset -- Other assets include an intangible asset representing the premium paid in connection with the May 1996 acquisition of three branches from an unrelated bank. The premium of $3,138,000 is being amortized over the expected useful life of seven years on a straight-line basis. Accumulated amortization was $1,642,000 and $1,193,000 at December 31, 1999 and 1998,
respectively. The amortization period is monitored to determine if events and circumstances require the estimated useful life to be reduced. Periodically, the Company reviews the intangible asset for events or changes in circumstances that may indicate the carrying amount of the asset is impaired.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

Other Postretirement Benefits -- The Company provides health care and life insurance benefits to retired employees. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits. The Company is amortizing the discounted present value of the accumulated postretirement benefit obligation at January 1, 1993 over a 20 year transition period.

Stock-Based Compensation -- The Company continues to apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No.25,"Accounting for Stock Issued to Employees" ("APB 25"),in accounting for its stock-based compensation plans. Disclosures in the footnotes to the financial statements provide pro forma net income and earnings per share information as if the Company had adopted the fair value based method of Statement of Financial Accounting Standards ("SFAS") No. 123.

Income Taxes -- The Company and its subsidiaries file a consolidated tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled and tax carryforwards are expected to be utilized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income -- Comprehensive income represents net income and the net change in unrealized gains or losses on securities available for sale, net of taxes, and is presented in the Consolidated Statements of Shareholders' Equity and Comprehensive Income.

     The following summarizes the components of other comprehensive income for the years ended December 31, 1999, 1998, and 1997:

--------------------------------------------------------------------------------
                                                  Years ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                           1999        1998       1997
--------------------------------------------------------------------------------
Other comprehensive income, before tax:
 Net unrealized holding gain (loss) on
  securities arising during the period          $(2,195)       665        353
 Reclassification adjustment for net
  realized gains included in net income             (30)      (202)       (93)
--------------------------------------------------------------------------------
Other comprehensive income (loss), before tax    (2,225)       463        260
Related income tax expense (benefit)               (886)       186        103
--------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax   $(1,339)       277        157
--------------------------------------------------------------------------------

Cash and Cash Equivalents -- For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand and in banks, interest bearing deposits with other financial institutions, and Federal funds sold.

Financial Instruments With Off-Balance Sheet Risk -- The Company does not engage in the use of derivative financial instruments and currently the Company's only financial instruments with off-balance sheet risk consist of commitments to originate loans and commitments under unused lines of credit.

Earnings per Share -- Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share also includes the maximum dilutive effect of stock issuable upon conversion of stock options, using the treasury stock

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

method. Unallocated shares held by the Company's Employee Stock Ownership Plan ("ESOP") are not included in the weighted average number of common shares outstanding.

Segment Reporting -- During 1998,the Company adopted SFAS No.131 "Disclosures About Segments of an Enterprise and Related Information. "This statement requires the Company to report financial and other information about key revenue-producing segments of the Company for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments include profit and loss, certain revenue and expense items, and total assets. A reconciliation of segment financial information to amounts reported in the financial statements is also provided.

     The Company's operations are solely in the financial services industry and include the provision of traditional commercial banking services. The Company operates solely in the geographical regions of Cayuga, Oswego, and Oneida counties and surrounding areas in New York State. The Company has identified separate operating segments, in addition to traditional commercial banking, however, these segments did not meet the quantitative thresholds for separate disclosure.

(3) Securities

     The amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 1999 and 1998 were as follows:



-------------------------------------------------------------------------------------------
                                                          1999                 1998
-------------------------------------------------------------------------------------------
                                                 Amortized    Fair   Amortized    Fair
(dollars in thousands)                              Cost     Value      Cost     Value
-------------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government & agencies obligations             $40,138    39,413    40,172    40,734
State and municipal obligations                      8,129     7,801     6,959     7,090
Corporate bonds                                      4,816     4,840     3,362     3,471
Mortgage-backed securities                           8,542     8,351     7,120     7,179
Other                                                5,493     5,405     3,000     2,957
-------------------------------------------------------------------------------------------
                                                   $67,118    65,810    60,613    61,431
-------------------------------------------------------------------------------------------
Securities held to maturity:
U.S. Government & agencies obligations             $ 1,026     1,013        --        --
State and municipal obligations                      5,980     5,986     5,818     5,903
Corporate bonds                                     23,795    23,436    25,893    26,190
Mortgage-backed securities                          20,348    20,041    15,345    15,624
-------------------------------------------------------------------------------------------
                                                   $51,149    50,476    47,056    47,717
-------------------------------------------------------------------------------------------

     Securities with an amortized cost of $73,992,000 (fair value of $72,456,000) at December 31, 1999 were pledged to secure public deposits, borrowings, and for other purposes. Gross unrealized gains and gross unrealized losses on the securities portfolio at December 31, 1999 and 1998 were as follows:


------------------------------------------------------------------------------------------------------------------------
                                                                         1999                       1998
------------------------------------------------------------------------------------------------------------------------
                                                               Unrealized     Unrealized    Unrealize    Unrealized
(dollars in thousands)                                           Gains          Losses        Gains         Losses
------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
U.S. Government & agencies obligations                          $   62           787           624            62
State and municipal obligations                                      2           330           134             3
Corporate bonds                                                     68            44           111             2
Mortgage-backed securities                                           4           195            68             9
Other                                                               --            88            --            43
------------------------------------------------------------------------------------------------------------------------
                                                                $  136         1,444           937           119
------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
U.S.Government & agencies obligations                           $   --            13            --            --
State and municipal obligations                                     13             7            85            --
Corporate bonds                                                      5           364           298             1
Mortgage-backed securities                                          68           375           327            48
------------------------------------------------------------------------------------------------------------------------
                                                                $   86           759           710            49
------------------------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

     Maturities of debt securities classified as available for sale and held to maturity at December 31, 1999 were as follows:




--------------------------------------------------------------------------------
                                                         Amortized     Fair
(dollars in thousands)                                     Cost        Value
--------------------------------------------------------------------------------
Securities available for sale:
Maturing within one year                               $  15,477       15,354
Maturing after one but within five years                  27,534       26,825
Maturing after five but within ten years                   7,731        7,465
Maturing after ten years                                   7,834        7,815
--------------------------------------------------------------------------------
                                                          58,576       57,459
Mortgage-backed securities                                 8,542        8,351
--------------------------------------------------------------------------------
                                                       $  67,118       65,810
--------------------------------------------------------------------------------
Securities held to maturity:
Maturing within one year                               $   9,464        9,458
Maturing after one but within five years                  19,428       19,069
Maturing after five but within ten years                   1,577        1,576
Maturing after ten years                                     332          332
--------------------------------------------------------------------------------
                                                          30,801       30,435
Mortgage-backed securities                                20,348       20,041
--------------------------------------------------------------------------------
                                                       $  51,149       50,476
--------------------------------------------------------------------------------

     Proceeds from sales of available for sale securities were $5,235,000 in 1999, $11,668,000 in 1998, and $10,637,000 in 1997. The gross realized gains and gross realized losses on those sales were $35,000 and $5,000 in 1999,$202,000 and $0 in 1998, and $105,000 and $12,000 in 1997, respectively.

(4)  Loans

     Loans at December 31, 1999 and 1998 were as follows:

--------------------------------------------------------------------------------
(dollars in thousands)                                    1999         1998
--------------------------------------------------------------------------------
Loans secured by first mortgages on real estate:
 Residential (1-4 Family):
  Conventional                                         $ 287,090      252,319
  VA insured                                                 687          929
  FHA insured                                                668          858
 Commercial                                               36,929       39,496
--------------------------------------------------------------------------------
                                                         325,374      293,602
--------------------------------------------------------------------------------
Other loans:
 Consumer loans                                           47,686       44,826
 Home equity lines of credit                              25,305       26,221
 Education loans                                             310          436
 Commercial business loans                                35,601       37,573
--------------------------------------------------------------------------------
                                                         108,902      109,056
--------------------------------------------------------------------------------
Total loans                                              434,276      402,658
Net deferred origination costs and unearned discount       1,853        1,434
Allowance for loan losses                                 (3,269)      (3,815)
--------------------------------------------------------------------------------
                                                       $ 432,860      400,277
--------------------------------------------------------------------------------


     The Company serviced mortgage loans for others aggregating approximately $12,304,000, and $12,300,000 at December 31, 1999 and 1998, respectively.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

     Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998, and 1997 were as follows:

--------------------------------------------------------------------------------
(dollars in thousands)        1999       1998        1997
--------------------------------------------------------------------------------
Balance at January 1        $ 3,815      3,285      3,389
Provision for loan losses     1,509      1,470      1,520
Charge-offs                  (2,299)    (1,061)    (1,808)
Recoveries                      244        121        184
--------------------------------------------------------------------------------
Balance at December 31      $ 3,269      3,815      3,285
--------------------------------------------------------------------------------

     Impaired loans were $412,000 and $2,951,000 at December 31, 1999 and
1998, respectively.At December 31, 1999, the related allowance for these impaired loan losses was $198,000. At December 31, 1998, impaired loans included $1,175,000 of loans for which the related allowance for loan losses was $554,000. The average recorded investment in impaired loans was $1,997,000, $3,063,000, and $2,256,000 for the years ended December 31, 1999, 1998, and
1997, respectively. The effect on interest income for impaired loans was not material to the accompanying consolidated financial statements for the years ended December 31, 1999, 1998, and 1997.

     Loans on nonaccrual status amounted to $2,759,000 at December 31, 1999, and $5,255,000 at December 31, 1998, including the impaired loans described above. The effect of nonaccrual loans on interest income for the years ended December 31, 1999, 1998, and 1997 is not material to the accompanying consolidated financial statements. Other real estate owned amounted to $433,000 at December 31, 1999 and $665,000 at December 31, 1998, and is included in other assets in the accompanying consolidated balance sheets.

     A summary of the changes in outstanding loans to members of the board of directors and officers of the Company, or their interests, follows:

--------------------------------------------------------------------------------
                                          Years ended December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                       1999       1998
--------------------------------------------------------------------------------
Balance at beginning of year               $ 1,753      4,334
New loans and increase in existing loans       557        551
Loan principal repayments                     (521)    (3,132)
--------------------------------------------------------------------------------
Balance at end of year                     $ 1,789      1,753
--------------------------------------------------------------------------------


     These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

(5)  Premises and Equipment

     A summary of premises and equipment at December 31, 1999 and 1998 follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                        December 31,1999                              December 31,1998
----------------------------------------------------------------------------------------------------------------------------------
                                                          Accumulated                                    Accumulated
                                                         Depreciation                                   Depreciation
(dollars in thousands)                    Cost         & Amortization        Net             Cost      & Amortization        Net
----------------------------------------------------------------------------------------------------------------------------------
Land                                      $ 1,324              --           1,324           1,008              --           1,008
Bank premises                               9,284           2,848           6,436           8,308           2,593           5,715
Furniture, fixtures & equipment             5,829           4,409           1,420           5,301           3,954           1,347
----------------------------------------------------------------------------------------------------------------------------------
Total                                     $16,437           7,257           9,180          14,617           6,547           8,070
----------------------------------------------------------------------------------------------------------------------------------

     Depreciation and amortization expense amounted to $750,000, $671,000, and $673,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

(6)  Savings and Time Deposits
     A summary of savings and time deposits at December 31, 1999 and 1998 follows:

--------------------------------------------------------------------------------
                               1999       1998
--------------------------------------------------------------------------------
(dollars in thousands)        Amount     Amount
--------------------------------------------------------------------------------
Savings accounts            $ 96,921    105,717
Time deposits                246,681    219,097
Money market accounts         45,896     46,066
Interest bearing checking     41,272     41,454
--------------------------------------------------------------------------------
                            $430,770    412,334
--------------------------------------------------------------------------------

     Contractual maturities of time deposits at December 31, 1999 were as follows:

--------------------------------------------------------------------------------
                            1999
--------------------------------------------------------------------------------
(dollars in thousands)     Amount        %
--------------------------------------------------------------------------------
Under 12 months         $ 184,487      74.8
12 months to 24 months     45,922      18.6
24 months to 36 months      7,560       3.1
36 months to 48 months      3,742       1.5
48 months to 60 months      4,804       1.9
Thereafter                    166        .1
--------------------------------------------------------------------------------
                         $246,681     100.0
--------------------------------------------------------------------------------

     Time deposits issued in amounts of $100,000 or more were approximately $77,000,000 and $56,000,000 at December 31, 1999 and 1998, respectively.
Interest expense by depositor account type for the years ended December 31, 1999, 1998, and 1997 was as follows:

--------------------------------------------------------------------------------
(dollars in thousands)        1999      1998      1997
--------------------------------------------------------------------------------
Savings accounts            $ 2,367     2,650     2,911
Time deposits                11,825    11,417    10,591
Money market accounts         1,604     1,653     1,446
Interest bearing checking       408       432       509
--------------------------------------------------------------------------------
                            $16,204    16,152    15,457
--------------------------------------------------------------------------------

     Interest expense on time deposits of $100,000 or more amounted to $3,401,000, $2,749,000, and $2,272,000, for the years ended December
31,1999, 1998, and 1997, respectively.

(7)  Borrowings
     Borrowings consisted of the following at December 31, 1999 and 1998:

--------------------------------------------------------------------------------
(dollars in thousands)                          1999      1998
--------------------------------------------------------------------------------
Federal Home Loan Bank Line of Credit         $ 4,300        --
Federal Home Loan Bank Term Advances           85,445    61,462
Employee Stock Ownership Plan Note                 86       129
Securities sold under repurchase agreements     2,656        --
--------------------------------------------------------------------------------
                                              $92,487    61,591
--------------------------------------------------------------------------------

     The Company maintains a $27,300,000 overnight line of credit with the Federal Home Loan Bank of New York (FHLB). Advances are payable on demand and bear interest at the federal funds rate plus 1/8%.The Company also has access to the FHLB's Term Advance Program and can borrow up to 25% of total assets at various terms and interest rates. Term advances at December 31, 1999 mature as follows: $35,000,000 in 2000, $25,000,000 in 2001, $15,000,000 in
2002, $8,000,000 in 2003, $1,000,000 in 2004, $1,000,000 in 2006, and $445,000
in 2014 at interest rates ranging from 4.91% to 7.47% (weighted average rate of 5.78%).Under the terms of a blanket collateral agreement with the Federal Home Loan Bank of New York, these outstanding balances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans).

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Information related to the Federal Home Loan Bank Line of Credit for the years ended December 31, 1999 and 1998 follows:

--------------------------------------------------------------------------------
(dollars in thousands)                     1999       1998
--------------------------------------------------------------------------------
Outstanding balance at end of year       $ 4,300         --
Interest rate at end of year                4.60%        --
Maximum outstanding at any month end     $27,000     21,600
Average amount outstanding during year     8,103      6,786
Average interest rate during year           5.32%      5.71%
--------------------------------------------------------------------------------

     The ESOP Note consists of a borrowing by the Company's ESOP from a third party lender. Proceeds of the Note were used to acquire common stock of the Company. This Note is guaranteed by the Company and is secured by unallocated shares of the Company's stock held by the ESOP. Payment of this Note is derived from the Company's contributions to the plan (see note 15). At December 31, 1999, the ESOP Note is payable in annual principal payments of $43,000, in 2000 and 2001, plus interest at the Federal funds rate plus 250 basis points through 2001.

     Securities sold under repurchase agreements represent the purchase of interests in government securities by commercial checking customers which are repurchased by the Company on the following business day. At December 31, 1999, the Company had pledged $5,200,000 in U.S. Treasury securities as collateral for these repurchase agreements.

(8)  Income Taxes
     Total income tax expense (benefit) for the years ended December 31, 1999, 1998, and 1997 was allocated as follows:


--------------------------------------------------------------------------------
(dollars in thousands)                         1999       1998      1997
--------------------------------------------------------------------------------
Income before income taxes                   $ 2,242      2,711     2,994
Change in shareholders' equity, for
      unrealized gain (loss) on securities      (886)       186       103
--------------------------------------------------------------------------------
                                             $ 1,356      2,897     3,097
--------------------------------------------------------------------------------

       For the years ended December 31, 1999, 1998, and 1997, income tax expense (benefit) attributable to income before income taxes consists of:

--------------------------------------------------------------------------------
(dollars in thousands)      1999       1998       1997
--------------------------------------------------------------------------------
Current:
      State              $   209        256        389
      Federal              2,149      2,804      2,324
--------------------------------------------------------------------------------
                           2,358      3,060      2,713
--------------------------------------------------------------------------------
Deferred:
      State                  (62)        78         59
      Federal                (54)      (427)       222
--------------------------------------------------------------------------------
                            (116)      (349)       281
--------------------------------------------------------------------------------
                         $ 2,242      2,711      2,994
--------------------------------------------------------------------------------

       Income tax expense attributable to income before income taxes differed from the amounts computed by applying the U.S. federal statutory income tax rate of 34% to pretax income as a result of the following:

--------------------------------------------------------------------------------
(dollars in thousands)                  1999       1998       1997
--------------------------------------------------------------------------------
Tax expense at statutory rate         $ 2,361      2,568      2,683
State taxes, net of Federal benefit        97        220        296
Tax exempt income                        (233)      (109)        --
Other                                      17         32         15
--------------------------------------------------------------------------------
Actual income tax expense             $ 2,242      2,711      2,994
--------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31,1999 and 1998 were as follows:



--------------------------------------------------------------------------------------------------
(dollars in thousands)                                            1999                      1998
--------------------------------------------------------------------------------------------------
Deferred tax assets:
      Intangible assets                                   $         341                      254
      Financial statement allowance for loan losses               1,273                    1,524
      Postretirement benefits other than pension                    199                      177
      Net unrealized loss on securities                             558                      --
      Other                                                         259                      224
--------------------------------------------------------------------------------------------------
Total gross deferred tax assets                                   2,630                    2,179
--------------------------------------------------------------------------------------------------
Deferred tax liabilities:
      Bond discount                                                  85                       87
      Undistributed earnings of Subsidiary                          194                      355
      Tax loan loss reserve in excess of base year reserve          232                      289
      Net unrealized gain on securities                              --                      328
      Other                                                          38                       41
--------------------------------------------------------------------------------------------------
Total gross deferred liabilities                                    549                    1,100
--------------------------------------------------------------------------------------------------
Net deferred tax asset                                    $       2,081                    1,079
--------------------------------------------------------------------------------------------------

     Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within a loss carry back period. A valuation allowance is recognized when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

     In accordance with SFAS No.109,the Company has not recognized deferred tax liabilities with respect to the Banks' Federal and state base-year reserves of approximately $2,038,000 at December 3,1999,since the Company does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws, as amended, events that would result in taxation of these reserves include redemptions of the Banks' stock or certain excess distributions to the holding company. The unrecognized deferred tax liability at December 31,1999 with respect to the base-year reserve was approximately $815,000.

(9) Regulatory Capital Matters

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

     Quantitative measures established by regulation to ensure capital adequacy require that each of the entities maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital to average assets, and total and Tier 1 capital to risk-weighted assets (all as defined in the applicable regulations). Management believes, as of December 31, 1999, that Iroquois, Cayuga, and Homestead, met all capital adequacy requirements to which each is subject.

     The most recent notifications from the Federal Reserve Bank of New York
(FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS) categorized Iroquois, Cayuga, and Homestead, respectively, as well capitalized under regulatory guidelines. To be categorized as well capitalized, Iroquois (consolidated),

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

Cayuga, and Homestead must maintain the minimum ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the capital category of the institutions.

     Actual capital amounts and ratios as of December 31, 1999 and 1998, are presented in the following table:



-------------------------------------------------------------------------------------------------------
                                                                     As of December 31,1999:
-------------------------------------------------------------------------------------------------------
                                                                           For Capital
                                                        Actual          Adequacy Purposes
-------------------------------------------------------------------------------------------------------
(dollars in thousands)                            Amount       Ratio   Amount       Ratio
-------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------
Consolidated                                     $41,454      11.49%   28,853   greater or equal to 8.0
Cayuga                                            33,350      11.69    22,826   greater or equal to 8.0
Homestead                                          7,467      10.62     5,622   greater or equal to 8.0

Tier 1 Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------------------------
Consolidated                                     $38,185      10.59%   14,426   greater or equal to 4.0
Cayuga                                            30,311      10.62    11,413   greater or equal to 4.0
Homestead                                          7,298      10.38     2,811   greater or equal to 4.0

Tier 1 Capital (to Average Assets):
-------------------------------------------------------------------------------------------------------
Consolidated                                     $38,185       6.35%   24,058   greater or equal to 4.0
Cayuga                                            30,311       6.62    18,304   greater or equal to 4.0
Homestead                                          7,298       5.98     4,883   greater or equal to 4.0

Tangible Capital (to Adjusted Average Assets):
-------------------------------------------------------------------------------------------------------
Consolidated                                     $38,185       6.37%      N/A                        --
Cayuga                                            30,311       6.65       N/A                        --
Homestead                                          7,298       5.98     1,831   greater or equal to 1.5
-------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
                                                        To Be Well
                                                        Capitalized
----------------------------------------------------------------------------------------
(dollars in thousands)                             Amount            Ratio
----------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
----------------------------------------------------------------------------------------
Consolidated                                       36,066   greater or equal to 10.0
Cayuga                                             28,532   greater or equal to 10.0
Homestead                                           7,028   greater or equal to 10.0

Tier 1 Capital (to Risk Weighted Assets):
----------------------------------------------------------------------------------------
Consolidated                                       21,640   greater or equal to 6.0
Cayuga                                             17,119   greater or equal to 6.0
Homestead                                           4,217   greater or equal to 6.0

Tier 1 Capital (to Average Assets):
----------------------------------------------------------------------------------------
Consolidated                                          N/A                         --
Cayuga                                             22,880   greater or equal to 5.0
Homestead                                           6,103   greater or equal to 5.0

Tangible Capital (to Adjusted Average Assets):
----------------------------------------------------------------------------------------
Consolidated                                          N/A                         --
Cayuga                                                N/A                         --
Homestead                                             N/A                         --
----------------------------------------------------------------------------------------

N/A - Not Applicable


--------------------------------------------------------------------------------------------------------
                                                                    As of December 31,1998:
--------------------------------------------------------------------------------------------------------
                                                                          For Capital
                                                         Actual         Adequacy Purposes
--------------------------------------------------------------------------------------------------------
(dollars in thousands)                            Amount       Ratio    Amount       Ratio
--------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
--------------------------------------------------------------------------------------------------------
Consolidated                                     $40,212      11.65%    27,609   greater or equal to 8.0
Cayuga                                            32,120      11.59     22,077   greater or equal to 8.0
Homestead                                          7,278      11.12      5,237   greater or equal to 8.0

Tier 1 Capital (to Risk Weighted Assets):
--------------------------------------------------------------------------------------------------------
Consolidated                                     $36,397      10.55%    13,804   greater or equal to 4.0
Cayuga                                            28,526      10.34     11,039   greater or equal to 4.0
Homestead                                          7,057      10.78      2,618   greater or equal to 4.0

--------------------------------------------------------------------------------------------------------
Tier 1 Capital (to Average Assets):
Consolidated                                     $36,397       6.70%    21,730   greater or equal to 4.0
Cayuga                                            28,526       6.82     16,729   greater or equal to 4.0
Homestead                                          7,057       6.36      4,438   greater or equal to 4.0

--------------------------------------------------------------------------------------------------------
Tangible Capital (to Adjusted Average Assets):
Consolidated                                     $36,397       6.72%       N/A                        --
Cayuga                                            28,526       6.85        N/A                        --
Homestead                                          7,057       6.36      1,664   greater or equal to 1.5
--------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                                      To Be Well
                                                      Capitalized
-------------------------------------------------------------------------------------
(dollars in thousands)                             Amount      Ratio
-------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------
Consolidated                                       34,511   greater or equal to 10.0
Cayuga                                             27,596   greater or equal to 10.0
Homestead                                           6,546   greater or equal to 10.0

Tier 1 Capital (to Risk Weighted Assets):
-------------------------------------------------------------------------------------
Consolidated                                       20,708   greater or equal to 6.0
Cayuga                                             16,558   greater or equal to 6.0
Homestead                                           3,928   greater or equal to 6.0

Tier 1 Capital (to Average Assets):
-------------------------------------------------------------------------------------
Consolidated                                          N/A                         --
Cayuga                                             20,911   greater or equal to 5.0
Homestead                                           5,547   greater or equal to 5.0

Tangible Capital (to Adjusted Average Assets):
-------------------------------------------------------------------------------------
Consolidated                                          N/A                         --
Cayuga                                                N/A                         --
Homestead                                             N/A                         --
-------------------------------------------------------------------------------------
N/A - Not Applicable

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

(10) Shareholders' Equity

     In April 1998, the Company completed the redemption of its Series A Floating Rate Cumulative Preferred Stock, which resulted in the redemption during 1998 of 29,999 shares at a cost of $2,999,900. The Company paid dividends per share on its Series A Preferred Stock of $2.38 and $9.44 for the years ended December 31,1998 and 1997, respectively.

     In October 1998, the Company completed the redemption of its Series B Floating Rate Cumulative Preferred Stock, which resulted in the redemption during 1998 of 18,632 shares at a cost of $1,863,200. The Company paid dividends per share on its Series B Preferred of $6.38 and $8.44 for the years ended December 31, 1998 and 1997, respectively.

     The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary banks to pay dividends to the Company. The payment of dividends by the Banks is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to either Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years.

     The Company paid dividends per share on its common stock of $.44, $.40, and $.36 for the years ended December 31, 1999, 1998, and 1997,respectively.

(11) Earnings per Share

     Basic and diluted earnings per share for the years ended December 31, 1999, 1998, and 1997 were computed as follows:


----------------------------------------------------------------------------------------------------------
                                                                        For Years Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands, except share data)                              1999         1998         1997
----------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
----------------------------------------------------------------------------------------------------------
Net income applicable to common shares:
      Net income                                                   $    4,701        4,842        4,897
      Cash dividends on preferred stock                                    --          187          441
----------------------------------------------------------------------------------------------------------
Net income applicable to common shares                             $    4,701        4,655        4,456
----------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding                          2,382,690    2,378,049    2,355,285
----------------------------------------------------------------------------------------------------------
Basic earnings per share                                           $     1.97         1.96         1.89
----------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
----------------------------------------------------------------------------------------------------------
Net income applicable to common shares                             $    4,701        4,655        4,456
----------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding                          2,382,690    2,378,049    2,355,285
      Effect of dilutive securities:
      Stock options                                                    22,182       42,754       65,101
----------------------------------------------------------------------------------------------------------
Total                                                               2,404,872    2,420,803    2,420,386
----------------------------------------------------------------------------------------------------------

Diluted earnings per share                                         $     1.96         1.92         1.85
----------------------------------------------------------------------------------------------------------


     The additional potentially dilutive securities calculation excludes an average of 44,000 and 22,000 options for the years ended December 31, 1999 and 1998, respectively, because the exercise price of the options was greater than the average market price.

(12) Retirement Plans

     The Company's retirement plans cover substantially all of its full-time employees who have been employed by the Company for more than one year. The Company has a noncontributory defined contribution retirement plan and a 401(k) plan. Contributions to the retirement plan are based on the participant's age and compensation, generally 2.5% of each covered employee's wages. Contributions to the 401(k) plan amount to 50% of participant contributions up to 6% of employee compensation. Expense for these plans for the years ended December
31, 1999, 1998, and 1997 was $264,000, $301,000, and $246,000,respectively.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

     The following table presents (1) changes in the plan's accumulated benefit obligation and plan assets, and (2) the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1999 and 1998:

--------------------------------------------------------------------------------
(dollars in thousands)                                  1999              1998
--------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
--------------------------------------------------------------------------------
Benefit obligation at beginning of year            $   1,040               875
Service cost                                              17                13
Interest cost                                             63                66
Participant contributions                                 15                14
Actuarial loss                                          (158)              131
Benefits paid                                            (58)              (59)
--------------------------------------------------------------------------------
Benefit obligation at end of year                  $     919             1,040
--------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
--------------------------------------------------------------------------------
Fair value of assets at beginning of year          $      --                --
Employer contributions                                    43                45
Participant contributions                                 15                14
Benefits paid                                            (58)              (59)
--------------------------------------------------------------------------------
Fair value of assets at end of year                $      --                --
--------------------------------------------------------------------------------

FUNDED STATUS
--------------------------------------------------------------------------------
Benefit obligation at end of year                  $    (919)           (1,040)
Unrecognized transition obligation                       561               604
Unrecognized net actuarial (gain)/loss                  (139)               19
--------------------------------------------------------------------------------
Accrued benefit cost                               $    (497)             (417)
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------
(dollars in thousands)                                  1999       1998        1997
-------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC COST
-------------------------------------------------------------------------------------
Service cost                                         $    17         13         13
Interest cost                                             63         66         62
Amortization of unrecognized transition obligation        43         43         41
-------------------------------------------------------------------------------------
Net periodic cost                                    $   123        122        116
-------------------------------------------------------------------------------------

     The postretirement benefit obligation was determined using a discount rate of 7.5% for 1999 and 6.5% for 1998.

     For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.5% for 2009 and remain at that level thereafter. A one-percentage-point increase or decrease in assumed health care cost trend rates does not have a material effect on the benefit obligation.

(14) Stock Option Plan

     Under the 1988 Plan which terminated in 1998, 55,600 shares of authorized but unissued common stock had been reserved for the granting of options to key employees. All options available under the 1988 Plan were granted prior to its expiration in 1998. Options were granted at the market price of shares at the date of grant, adjusted when applicable for the effect of changes in capitalization. Vesting of options was determined by the Company's Stock Option Committee at the time of grant and expire not later than ten years after the date of grant.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

     The terms, conditions, and provisions of the 1996 Plan are substantially the same as those of the 1988 Plan. Under the 1996 Plan, 230,000 shares of authorized but unissued common stock have been reserved for option grants. At December 31, 1999, there were 126,100 options available for grant under this Plan.

The following is a summary of the changes in options outstanding:


-----------------------------------------------------------------------------------------------------------
                                            1999                      1998                  1997
-----------------------------------------------------------------------------------------------------------
                                          Weighted                  Weighted                Weighted
                                      #  Average Price         #  Average Price         #  Average Price
-----------------------------------------------------------------------------------------------------------
Options outstanding, January 1       133,200   $  15.60     133,944         13.39     122,450      12.62
Granted                               24,900      21.90      23,200         25.65      26,900      17.20
Exercised                            (16,900)     14.00     (21,044)        11.32      (8,606)     11.77
Expired                               (1,300)     25.65      (2,900)        21.86      (6,800)     16.57
-----------------------------------------------------------------------------------------------------------
Options outstanding, December 31     139,900      16.88     133,200         15.67     133,944      13.39
-----------------------------------------------------------------------------------------------------------
Options exercisable, December 31      94,700      13.69      90,500         12.92      73,944      11.23
-----------------------------------------------------------------------------------------------------------
Shares available for future grants   126,100         --     149,700            --     173,600      --
-----------------------------------------------------------------------------------------------------------

       The following summarizes outstanding and exercisable options at December
31, 1999:


------------------------------------------------------------------------------------------------------------
    Options Outstanding                   Options Exercisable
------------------------------------------------------------------------------------------------------------
                  Weighted Average   Weighted          Weighted
Range of  Number  Remaining          Average Number    Average
Exercise Prices   Outstanding        Contractual Life  Exercise Price   Exercisable    Exercise Price
------------------------------------------------------------------------------------------------------------
$ 8.80 - 12.68                           47,400         5.2 years       $11.24       47,400       $11.24
$15.35 - 21.90                           72,200         4.5 years       $18.12       47,300       $16.13
$25.65 - 25.65                           20,300         5.1 years       $25.65           --           --
------------------------------------------------------------------------------------------------------------
                                        139,900         4.8 years       $16.88       94,700       $13.69
------------------------------------------------------------------------------------------------------------

       Had compensation cost been determined based on the fair value of the options at the grant dates for awards made under the plans in 1995 and later years, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


------------------------------------------------------------------------------------------------------------
(dollars in thousands, except share data)                          1999         1998         1997
------------------------------------------------------------------------------------------------------------
Net income:
      As reported                                         $       4,701       4,842         4,897
      Pro forma                                                   4,618       4,768         4,836
------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
      As reported                                                  1.96        1.92          1.85
      Pro forma                                                    1.92        1.89          1.82
------------------------------------------------------------------------------------------------------------

     The per share weighted average fair value of stock options granted during 1999, 1998, and 1997 of $5.31, $7.45, and $5.43 on the date of grant was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:


------------------------------------------------------------------------------------------------------------
                                                                  1999         1998         1997
------------------------------------------------------------------------------------------------------------
Expected dividend yield                                           2.5%           1.6          1.6
Risk free interest rate                                           4.7%           5.4          6.2
Expected option life                                          5 years        5 years      5 years
Volatility                                                       24.0%          26.7         27.5
------------------------------------------------------------------------------------------------------------

(15) Employee Stock Ownership Plan

     The Company has a noncontributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. The number of shares allocable to Plan participants is determined by the Board of Directors. Allocations to individual participant accounts are based on participant compensation.

     In connection with establishing the ESOP, the ESOP borrowed $1,147,000 in 1988 and utilized a Company contribution of $70,000 to acquire 188,260 shares of the Company's common stock. At December 31, 1998, all of these

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

shares had been allocated. Interest incurred by the ESOP on debt applicable to such shares was $4,000 and $16,000 in 1998 and 1997,respectively.

     In 1994, the ESOP borrowed $302,000 from a third party lender and used the proceeds to purchase 34,188 shares of the Company's common stock. Interest incurred by the ESOP on this debt was $10,000, $14,000, and $15,000 in 1999, 1998, and 1997, respectively. In 1998, the ESOP borrowed $289,000 from the Company to purchase an additional 15,000 shares of the Company's common stock. Through December 31, 1999, a total of 29,420 of the 49,188 shares had been released to participants. The fair value at December 31, 1999 of unreleased ESOP shares was $292,000.

     ESOP compensation expense was $177,000, $218,000, and $215,000 in 1999, 1998, and 1997, respectively.

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

     Commitments to originate mortgages and other loans were approximately $9,438,000 and $12,592,000 at December 31,1999 and 1998,respectively.
Commitments under unused lines of credit were approximately $45,796,000 and $42,326,000 at December 31, 1999 and 1998, respectively. The majority of these commitments carry a variable rate of interest.

     The Company's loans are primarily to borrowers in the New York counties of Cayuga and Oneida and their surrounding areas. The ability and willingness of borrowers to repay their loans is dependent on the overall economic health of the Company's market area, current real estate values, and the general economy. A majority of the Company's loans are secured by real estate collateral.

     The Company leases certain property and equipment under operating lease arrangements. Rent expense under these arrangements amounted to $49,000 in 1999, $32,000 in 1998,and $75,000 in 1997.Real estate taxes, insurance, maintenance, and other operating expenses associated with leased property are generally paid by the Company.

     In the normal course of business, there are various outstanding legal proceedings. In the opinion of management based on review with counsel, the aggregate amount involved in such proceedings is not material to the financial condition, liquidity, or results of operations of the Company.

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

Borrowings

     The fair value of the term advances from the Federal Home Loan Bank is estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rate for similar term advances.

Commitments to Extend Credit

     The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements, the counterparty's credit standing and discounted cash flow analysis. The fair value of these commitments to extend credit approximates the recorded amounts of the related fees and is not material at December 31,1999 and 1998.

     The estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 were as follows:


------------------------------------------------------------------------------------------------------------
                                                                1999                         1998
------------------------------------------------------------------------------------------------------------
                                                        Carrying     Fair             Carrying     Fair
(dollars in thousands)                                   Amount      Value(1)          Amount      Value(1)
------------------------------------------------------------------------------------------------------------
Financial Assets:
Cash and cash equivalents                         $       16,010     16,010             15,964     15,964
Securities                                               116,959    116,286            108,487    109,148
Loans, net                                               432,860    429,738            400,277    419,829
FHLB stock                                                 5,438      5,438              4,079      4,079
------------------------------------------------------------------------------------------------------------
Financial Liabilities:
Deposits:
      Demand accounts, savings and
      money market accounts                              214,434    214,434            224,142    224,142
      Time deposits                                      246,681    245,957            219,097    220,175
Borrowings                                                92,487     91,484             61,591     62,235
------------------------------------------------------------------------------------------------------------

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


(18) Parent Company Only Financial Statements

     The following presents the financial position of the parent company as of December 31,1999 and 1998 and the results of its operations and cash flows for the years ended December 31, 1999, 1998, and 1997:




CONDENSED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                             1999       1998
----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                         $    899        563
Other assets                                                                                          89        311
Investment in subsidiaries                                                                        38,309     38,018
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                $ 39,297     38,892
----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Borrowings                                                                                      $    279        418
Other liabilities                                                                                    133        132
Shareholders' equity                                                                              38,885     38,342
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                $ 39,297     38,892
----------------------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Years ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                              1999       1998       1997
----------------------------------------------------------------------------------------------------------------------------------
Dividends from subsidiaries                                                                     $  3,290      5,044      1,250
Other income from subsidiaries                                                                       610        706        594
Interest income                                                                                       25         --         --
----------------------------------------------------------------------------------------------------------------------------------
Total income                                                                                       3,925      5,750      1,844
----------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                                                                   968        810        635
Interest expense                                                                                      32         18         15
----------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                                     1,000        828        650
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in
      undistributed income of subsidiaries                                                         2,925      4,922      1,194
Income tax benefit                                                                                   146         23         --
Equity in undistributed income of subsidiaries                                                     1,630       (103)     3,703
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                      $  4,701      4,842      4,897
----------------------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Years ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                              1999       1998       1997
----------------------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                                                      $  4,701      4,842      4,897
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries                                                    (1,630)       103     (3,703)
ESOP shares released for allocation                                                                  187        213        237
(Increase) decrease in other assets                                                                  222       (194)        72
Increase (decrease) in other liabilities                                                               1         96         22
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                          3,481      5,060      1,525
----------------------------------------------------------------------------------------------------------------------------------
Financing activities:
Net proceeds from exercise of stock options, and
        related tax benefit                                                                          286        285        366
Cash dividends                                                                                    (1,050)    (1,153)    (1,289)
Purchase of treasury stock                                                                        (2,242)        --         --
Redemption of preferred stock                                                                         --     (4,863)      (140)
Stock purchased for ESOP                                                                              --       (289)        --
Increase (decrease) in borrowings                                                                   (139)       246        (43)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                                             (3,145)    (5,774)    (1,106)
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                                 336       (714)       419
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                                       563      1,277        858
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                        $    899        563      1,277
----------------------------------------------------------------------------------------------------------------------------------

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Quarterly Summarized Financial Information (Unaudited)




(dollars in thousands,
except share data)                    1999                                    1998
----------------------------------------------------------------------------------------------------
By Quarter              1       2       3       4     Year     1       2       3       4       Year
----------------------------------------------------------------------------------------------------
Interest income      $9,826  10,088  10,334  10,569  40,817  $9,647   9,785   9,945  10,027  39,404
Interest expense      4,796   5,021   5,273   5,603  20,693   4,591   4,795   4,915   4,918  19,219
----------------------------------------------------------------------------------------------------
Net interest income   5,030   5,067   5,061   4,966  20,124   5,056   4,990   5,030   5,109  20,185
Provision for
 loan losses            358     366     376     409   1,509     360     360     387     363   1,470
----------------------------------------------------------------------------------------------------
                      4,672   4,701   4,685   4,557  18,615   4,696   4,630   4,643   4,746  18,715
Noninterest income      787     933     975     954   3,649     815     929     969   1,004   3,717
Noninterest expense   3,751   3,731   3,913   3,926  15,321   3,596   3,626   3,676   3,981  14,879
----------------------------------------------------------------------------------------------------
Income before
 income taxes         1,708   1,903   1,747   1,585   6,943   1,915   1,933   1,936   1,769   7,553
Income taxes            598     655     559     430   2,242     697     697     705     612   2,711
----------------------------------------------------------------------------------------------------
Net income            1,110   1,248   1,188   1,155   4,701   1,218   1,236   1,231   1,157   4,842
Preferred stock
 dividend                --      --      --      --      --     111      38      38      --     187
----------------------------------------------------------------------------------------------------
Net income
 applicable to
 common shares       $1,110   1,248   1,188   1,155   4,701  $1,107   1,198   1,193   1,157   4,655
----------------------------------------------------------------------------------------------------
Earnings per share:
 Basic               $  .46     .52     .50     .49    1.97  $  .47     .50     .50     .49    1.96
 Diluted                .46     .52     .49     .49    1.96     .45     .49     .49     .48    1.92
----------------------------------------------------------------------------------------------------

Summation of the quarterly net income per common share does not necessarily equal the annual amount due to the averaging effect ofthe number of shares throughout the year.

--------------------------------------------------------------------------------
Common Stock Price and Dividend Information (Unaudited)

                                1999                                    1998
-------------------------------------------------------------------------------------------------------------
By Quarter       1        2        3        4       Year      1        2        3        4       Year
-------------------------------------------------------------------------------------------------------------
Stock price
 High           22 1/2   20 3/4   19       19 1/4   22 1/2   27       26 1/2   25       21       27
 Low            20 7/8   17 3/4   17 1/4   14 1/2   14 1/2   24 1/4   24       19 1/2   17 3/4   17 3/4
-------------------------------------------------------------------------------------------------------------
Dividends        .10      .10      .12      .12      .44      .10      .10      .10      .10      .40
-------------------------------------------------------------------------------------------------------------

     The common stock of the Company is presently traded on the Nasdaq Stock Market under the symbol "IROQ." The above table indicates the high and low closing prices as reported in the Nasdaq National Market listings for the Iroquois Bancorp, Inc. common stock, and dividend information for each quarter in the last two calendar years. The prices may represent inter-dealer transaction, without retail markups, markdowns, or commissions. The number of registered shareholders of Iroquois Bancorp, Inc. stock as of December 31,1999,was 1,240.

IROQUOIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
Directors and Officers/Corporate Data

Iroquois
Bancorp, Inc.

Directors:                                   Officers:

Joseph P.Ganey                               Richard D. Callahan
Chairman                                     Vice Chairman, President &
                                             Chief Executive Officer
Richard D. Callahan
Vice Chairman, President &                   Robert B. Bantle
Chief Executive Officer                      Senior Vice President

Brian D. Baird                               Marianne R. O'Connor
Attorney, Kavinoky & Cook                    CPA, Treasurer &
                                             Chief Financial Officer
John Bisgrove, Jr.
President & Owner of                         Henry M. O'Reilly
Sunrise Farms                                Director of Internal Audit

Peter J. Emerson                             W. Anthony Shay, Jr.
Director, Fred L. Emerson                    Vice President
Foundation, Inc.

Dr. Arthur A. Karpinski
Retired Periodontist

Henry D. Morehouse
Owner, Morehouse
Appliances

Edward D. Peterson
Retired Manager, Human
Resources, General Electric
Aerospace Operations Dept.;
Management Consultant

Lewis E. Springer, II
Retired President,
Creative Electric


Cayuga                                         The Homestead
Bank                                           Savings (FA)

Directors:                                   Directors:

Joseph P. Ganey, Chairman                    Annette M. Dimon
Richard D. Callahan, Vice Chairman           David A. Engelbert
John Bisgrove, Jr.                           Richard R. Griffith
Carol I. Contiguglia                         Patrick J. Hart
Peter J. Emerson                             William E. Jakes
Dr .Arthur A. Karpinski                      Henry D. Morehouse
Martha S. MacKay                             Richard J. Notebaert,Jr.
Lawrence H. Poole, Ph.D.                     Edward D. Peterson
Frederick N. Richardson
Lewis E. Springer, II                        Offices:
Donald E. Staples                            Main Office
                                             283 Genesee Street
Offices:                                     Utica, NY 13501
Main Office                                  (315) 797-1350
115 Genesee Street
Auburn, NY 13021                             New Hartford Office
(315) 252-9521                               41 Kellogg Road
                                             New Hartford, NY 13413
Loop Road Office
Auburn, NY 13021                             Rome Office
                                             Black River Boulevard
Grant Avenue Office                          Rome, NY 13440
268 Grant Avenue
Auburn, NY 13021                             Waterville Office
                                             129 Main Street
West Genesee Street Office                   Waterville, NY 13480
355 Genesee Street
Auburn, NY 13021                             Clinton Office
                                             Homestead Plaza
Weedsport Office                             Clinton, NY 13323
9015 North Seneca Street
Weedsport, NY 13166                          Old Forge-Loan Center
                                             Green Sleeves Common
Moravia Office                               Professional Building
142 Main Street                              Old Forge, NY 13420
Moravia, NY 13118
                                             Lake Placid - Loan Center
Lacona Office                                Crestview Plaza
1897 Harwood Drive                           Saranac Ave
Lacona, NY 13083                             Lake Placid, NY 12946

--------------------------------------------------------------------------------
Corporate Data

Corporate Offices

Iroquois Bancorp,Inc.
115 Genesee Street
Auburn,New York 13021
(315) 252-9521

Annual Meeting

The annual meeting of Iroquois Bancorp,Inc.will be held at 10:00 a.m., Thursday, April 27,2000, at the Holiday Inn, 75 North Street,Auburn, New York 13021.

Request for Financial Information

Shareholders and others seeking information about Iroquois Bancorp, Inc., including copies of the annual and quarterly reports, as well as Form 10-K, as filed with the Securities Exchange Commission,are invited to contact:

Marianne R.O'Connor
Chief Financial Officer
(315) 252-9521

Transfer Agent & Registrar:
American Stock Transfer &
Trust Co.
40 Wall Street
New York,NY 10005
(800) 937-5449

Counsel
Harris Beach & Wilcox, LLP
The Granite Building
130 East Main Street
Rochester,NY 14604

Independent Auditors
KPMG LLP
113 South Salina Street
Syracuse,NY 13202

Market Makers
(as of year-end)
F.J.Morrissey & Co.,Inc.
Sandler O'Neill & Partners
Knight Securities L.P.
Ryan Beck & Co.Inc.
Spear,Leeds & Kellogg

Automatic Dividend
Reinvestment Plan

A convenient,no-cost means for Iroquois Bancorp,Inc. shareholders to increase their holdings is available through the Automatic Dividend Reinvestment Plan.This plan is administered by American Stock Transfer & Trust Co.acting as your Agent.

Quarterly dividends and optional additional cash investments may be used to purchase additional shares.

For further information
contact:
American Stock
Transfer & Trust Co.
40 Wall Street
New York,NY 10005
(800) 937-5449

Iroquois Bancorp, Inc. 115 Genesee Street, Auburn, New York 13021

Iroquois Bancorp, Inc. 1999 Annual Report